As filed with the Securities and Exchange Commission on October 30, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

___________________

Shift Technologies, Inc.

(Exact name of registrant as specified in its charter)

___________________

Delaware	5500	82-5325852
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

2525 16th Street, Suite 316
San Francisco, California 94103-4234
(650) 246-9966
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

__________________

Amanda Bradley
Shift Technologies, Inc.
2525 16th Street, Suite 310
San Francisco, California 94103-4234
(855) 575-6739
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________

with copies to:

Martin C. Glass
Jeffrey R. Shuman
Jenner & Block LLP
919 Third Avenue
New York, NY 10022-3908
(212) 891-1672

__________________

Approximate date of commencement of proposed sale to the public: From time to time following the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee(2)
Primary Offering:
Class A common stock, par value $0.0001 per share	7,745,000	(3)	$9.05	(5)	$70,092,250	(5)	$7,648
Secondary Offering:
Class A common stock, par value $0.0001 per share	24,988,338	(4)	$9.05	(5)	$226,144,459	(5)	$24,673
Private placement warrants to purchase Class A common stock	212,500	(6)	—		—		—	(7)
Totals					$296,236,709		$32,321

____________

(1)      In the event of a stock split, stock dividend or other similar transaction involving the registrant’s common stock, in order to prevent dilution, the number of shares of Class A common stock registered hereby shall be automatically increased to cover the additional shares of Class A common stock in accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

(2)      Estimated in accordance with Rule 457(a) of the Securities Act solely for the purposes of calculating the registration fee based upon a bona fide estimate of the maximum offering price.

(3)      Consists of (i) 212,500 shares of Class A common stock issuable upon the exercise of the private placement warrants and (ii) 7,532,500 shares of Class A common stock issuable upon the exercise of public warrants.

(4)      Consists of (i) 5,663,338 shares of Class A common stock registered for sale by IAC Sponsor (as defined below) and the Other IAC Initial Stockholders (as defined below), (ii) 425,000 shares of Class A common stock registered for sale by IAC Sponsor and Cantor (as defined below), and (iii) 18,900,000 shares of Class A common stock registered for sale by the PIPE Investors (as defined below).

(5)      In accordance with Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.05, which is the average of the high and low prices of the Class A common stock on October 30, 2020 on The Nasdaq Capital Market.

(6)      Represents the resale of 212,500 warrants to purchase shares of Class A common stock that were issued in a private placement and which represent warrants to acquire shares of Class A common stock.

(7)      In accordance with Rule 457(i) of the Securities Act, the entire registration fee for the private placement warrants is allocated to the shares of common stock underlying the private placement warrants, and no separate fee is payable for the private placement warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and is subject to change. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 30, 2020

PRELIMINARY PROSPECTUS

Up to 24,988,338 Shares of Class A Common Stock

Up to 7,745,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the issuance by us of (i) up to 212,500 shares of our Class A common stock, par value $0.0001 per share (“Class A common stock”) issuable upon the exercise of the private placement warrants originally issued to Insurance Acquisition Sponsor, LLC, a Delaware limited liability company, Dioptra Advisors, LLC, a Delaware limited liability company (together, “IAC Sponsor”) and Cantor Fitzgerald & Co., a New York general partnership (“Cantor”) pursuant to a private placement by IAC, and (ii) up to 7,532,500 shares of our Class A common stock issuable upon the exercise of public warrants originally issued by IAC (as defined below). We will receive the proceeds from any exercise of any warrants for cash.

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders named herein of (i) 5,663,338 shares of Class A common stock originally issued to IAC Sponsor and certain of the initial directors of IAC (collectively, the “Other IAC Initial Stockholders”) as Class B common stock in connection with the initial public offering of IAC and converted to Class A common stock upon the consummation of the Merger, (ii) 425,000 shares of Class A common stock originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, (iii) 212,500 private placement warrants originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, and (iv) 18,900,000 shares of Class A common stock purchased by certain investors in a PIPE transaction (collectively, the “PIPE Investors,”). Holders of the foregoing securities shall be collectively referred to as “Selling Securityholders.”. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares in the section entitled “Plan of Distribution.”

Our Class A common stock is traded on The Nasdaq Capital Market under the symbol “SFT.” The warrants are traded on The Nasdaq Capital Market under the symbol “SFTTW.” On October 30, 2020, the last reported sale price of our Class A common stock was $8.90 per share and the last reported sale price of the warrants was $2.14 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 30, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings.

You should rely only on the information contained in this prospectus or contained in any prospectus supplement or free writing prospectus filed with the SEC. If any statement in one of these documents is inconsistent with a statement in another document having a later date, for example a subsequently filed document in this prospectus, the statement in the document having the later date modifies or supersedes the earlier statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any different or additional information other than that contained in this prospectus and the accompanying prospectus. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. If anyone provides you with additional, different, or inconsistent information, you should not rely on it.

Offers to sell, and solicitations of offers to buy, our common stock and warrants are being made only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock or warrants. Our business, financial condition, operating results, and prospects may have changed since such date. This prospectus does not constitute an offer, or an invitation on our behalf, to subscribe for and purchase any of the securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

ii

INTRODUCTORY NOTE

On October 13, 2020 (the “Closing Date”), the registrant consummated the previously announced transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 29, 2020, by and among the registrant (formerly known as Insurance Acquisition Corp.), IAC Merger Sub, Inc.., a wholly-owned subsidiary of the registrant (“Merger Sub”), and Shift Technologies, Inc. (“Shift”). The Merger Agreement provided for the acquisition of Shift by the registrant pursuant to the merger of Shift with and into Merger Sub, with Shift continuing as the surviving entity (the “Merger”).

In connection with the closing of the Merger (the “Closing”), the registrant changed its name from Insurance Acquisition Corp. to Shift Technologies, Inc. Unless the context otherwise requires, “we,” “us,” “our,” and the “Company” refer to the combined company following the Merger, together with its subsidiaries, “IAC” refers to the registrant prior to the closing of the Merger and “Shift” refers to Shift Technologies, Inc., together with its subsidiaries, prior to the Merger.

SUMMARY

This summary highlights certain information about us, this offering and the information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” and the financial statements and other information included elsewhere in this prospectus, before making an investment decision. See also the section entitled “Where You Can Find More Information.”

Overview

The Company is a leading end-to-end auto ecommerce platform (based on volume) transforming the used car industry with a technology-driven, hassle-free customer experience. The Company’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. The Company provides comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. Each of these steps is powered by the Company’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s five centralized inspection, reconditioning & storage centers, called Hubs.

Risk Factors

There are a number of risks related to our business and our securities that you should consider before making an investment decision. You should carefully consider all the information presented in the section entitled “Risk Factors” beginning on page 6 of this prospectus and the other information contained in this prospectus.

Background

IAC was formed in March 2018 as a special purpose acquisition company for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, with one or more businesses or assets (the “initial business combination”). Shift was launched in 2014 and is an auto ecommerce platform that enables customers to buy, sell and test drive cars and purchase ancillary products and services. On October 13, 2020, IAC acquired Shift pursuant to the Merger and changed its name to Shift Technologies, Inc. in connection with the Merger. Prior to the Merger, IAC’s common stock, units and warrants traded on The Nasdaq Capital Market under the symbols “INSU,” “INSUU” and “INSUW,” respectively. Pursuant to the Merger, the Company continued the listing of its common stock and warrants on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively, effective October 15, 2020.

Presentation of Financial and Operating Data

The Merger is accounted for as a reverse recapitalization in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, IAC, who was the legal acquirer in the Merger, is treated as the “acquired” company for financial reporting purposes and Shift is treated as the accounting acquirer. This determination was primarily based on Shift having a majority of the voting power of the Company, Shift’s senior management comprising substantially all of the senior management of the Company, the relative size of Shift compared to IAC, and Shift’s operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of IAC. The net assets of IAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Shift.

Emerging Growth Company

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Corporate Information

The mailing address of the Company’s principal executive office is 2525 16th Street, Suite 316, San Francisco, CA 94103 and the telephone number is (855) 575-6739. Our website address is www.shift.com. The information found on the website is not part of, and is not incorporated into, this prospectus.

THE OFFERING

Issuer	Shift Technologies, Inc. (f/k/a Insurance Acquisition Corp.)
Shares of Class A Common Stock Offered by Us

7,745,000 shares of Class A common stock which consists of (i) 212,500 shares of Class A common stock issuable upon the exercise of the private placement warrants and (ii) 7,532,500 shares of Class A common stock issuable upon the exercise of public warrants originally issued by IAC.

Shares of Class A Common Stock Offered by the Selling Securityholders

24,988,338 shares of our Class A common stock which consists of (i) 5,663,338 shares of Class A common stock originally issued to IAC Sponsor and the Other IAC Initial Stockholders as Class B common stock in connection with the initial public offering of IAC and converted to Class A common stock upon the consummation of the Merger, (ii) 425,000 shares of Class A common stock originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, and (iii) 18,900,000 shares of Class A common stock purchased by the PIPE Investors.

Warrants Offered by the Selling Securityholders	212,500 private placement warrants originally issued by IAC.
Shares of Class A Common Stock Outstanding Prior to Exercise of All Warrants	82,106,969 shares (as of October 30, 2020).
Shares of Class A Common Stock Outstanding Assuming Exercise of All Warrants	89,851,969 shares (based on total shares outstanding as of October 30, 2020).
Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.
Use of Proceeds

We will receive up to an aggregate of approximately $89.1 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for general corporate purposes. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders. See “Use of Proceeds.”

Dividend Policy	We do not expect to pay any dividends on our Class A common stock for the foreseeable future. See “Market Information for our Securities and Dividend Policy.”
Symbols for Trading on The Nasdaq Capital Market	Our common stock is quoted under the symbol “SFT.” Our warrants are quoted under the symbol “SFTTW.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth selected historical financial information derived from our unaudited financial statements as of and for the three and six months ended June 30, 2020 and 2019 and our audited financial statements as of and for the years ended December 31, 2019, 2018 and 2017. The following information is only a summary and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and information discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The historical results included below and elsewhere in this prospectus are not indicative of our future performance.

Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue
Ecommerce revenue – net	$135,277	$122,889	$88,870
Other revenue	3,150	2,617	1,931
Wholesale vehicle revenue	27,808	6,306	3,737
Total revenue	166,235	131,812	94,538
Cost of sales	167,997	126,423	89,999
Gross profit	(1,762)	5,389	4,539
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570
Depreciation and amortization	3,221	2,530	1,567
Total operating expenses	75,081	47,227	30,137
Loss from operations	(76,843)	(41,838)	(25,598)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469

	Three Months Ended, June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Ecommerce revenue – net	$27,468	$35,949	$49,384	$75,731
Other revenue	1,215	964	1,897	1,673
Wholesale vehicle revenue	3,758	5,547	11,112	15,623
Total revenue	32,441	42,460	62,393	93,027
Cost of sales	28,868	42,841	55,478	93,223
Gross profit	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	14,633	15,566	28,079	38,032
Depreciation and amortization	1,096	729	2,077	1,296
Total operating expenses	15,729	16,295	30,156	39,328
Loss from operations	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest and other income (expense)	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113

Consolidated Balance Sheet Data
(in thousands)

	June 30, 2020	December 31,
		2019	2018
Cash and cash equivalents	$23,087	$42,976	$71,395
Vehicle Inventory	$15,610	$18,198	$43,072
Total assets	$60,523	$82,769	$138,719
Flooring line of credit	$6,682	$16,245	$27,385
Total current liabilities	$19,897	$24,166	$38,645
Total liabilities	$47,477	$39,435	$47,527
Convertible preferred stock	$223,631	$223,631	$213,461
Total stockholders’ deficit	$(210,585)	$(180,297)	$(122,269)

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained in this prospectus.

Risks Relating to Our Business

General business and economic conditions, and risks related to the larger automotive ecosystem, including consumer demand, could adversely affect the market for used cars, which could reduce our sales and profitability.

The market for used cars in the United States is affected by general business and economic conditions. The United States economy often experiences periods of instability, and this volatility may result in reduced demand for our vehicles and value-added products, reduced spending on vehicles, the inability of customers to obtain credit to finance purchases of vehicles, and decreased consumer confidence to make discretionary purchases. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected.

Purchases of used vehicles are typically discretionary for consumers and have been, and may continue to be, affected by negative trends in the economy and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of consumer credit, reductions in consumer confidence and fears of recession, stock market volatility, increased regulation and increased unemployment. Increased environmental regulation has made, and may in the future make, the used vehicles that we sell more expensive and less desirable for consumers.

In the event of a sustained revenue decline suffered by participants in the automotive markets, our competitors may attempt to increase their sales by reducing prices or increasing marketing expenditures, car manufacturers may increase incentives to stimulate new car sales, and rental car companies may seek to reduce the sizes of their rental car fleets by selling vehicles, each of which may depress used car values. Additionally, increases in unemployment rates may increase the number of loan and lease defaults, leading to repossessions, which are typically then re-sold by lenders in the wholesale market, which also may depress used car values. Adverse impacts on used car values would materially and adversely affect our business, financial condition and results of operations.

In addition, changing trends in consumer tastes, negative business and economic conditions and market volatility may make it difficult for us to accurately forecast vehicle demand trends, which could cause us to increase our inventory carrying costs and could materially and adversely affect our business, financial condition and results of operations.

We participate in a highly competitive industry, and pressure from existing and new companies may adversely affect our business and results of operations.

As described in greater detail in “Description of Business,” our business is involved in the purchase and sale of used vehicles. Companies that provide listings, information, and lead generation, as well as car-buying and car-selling services designed to help potential customers and to enable dealers to reach these customers, produce significant competition to our business. Some of these companies include:

•        traditional used vehicle dealerships, including those which may increase investment in their technology and infrastructure in order to compete directly with our digital business model;

•        large, national car dealers, such as CarMax and AutoNation, which are expanding into online sales, including “omni-channel” offerings;

•        used car dealers or marketplaces that currently have existing ecommerce businesses or online platforms, such as Carvana and Vroom;

•        the peer-to-peer market, utilizing sites such as Facebook, Craigslist.com, eBay Motors and Nextdoor.com; and

•        sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.

Internet and online automotive sites, such as Google, Amazon, AutoTrader.com, Edmunds.com, KBB.com, Autobytel.com, TrueCar.com, CarGurus, and Cars.com, could change their models to directly compete with us. In addition, automobile manufacturers such as General Motors, Ford, and Volkswagen could change their sales models to better compete with our model through technology and infrastructure investments. While such enterprises may change their business models and endeavor to compete with us, the purchase and sale of used vehicles through ecommerce presents unique challenges.

Our competitors also compete in the online market through companies that provide listings, information, lead generation and car buying services designed to reach customers and enable dealers to reach these customers and providers of offline, membership-based car buying services such as the Costco Auto Program. We also expect that new competitors will continue to enter the traditional and ecommerce automotive retail industry with competing brands, business models and products and services, which could have an adverse effect on our revenue, business and financial results. For example, traditional car dealers could transition their selling efforts to the internet, allowing them to sell vehicles across state lines and compete directly with our online offering and no-negotiating pricing model.

Our current and potential competitors may have significantly greater financial, technical, marketing and other resources than we have, and the ability to devote greater resources to the development, promotion and support of their businesses, platforms, and related products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than we have. As a result, these competitors may be able to respond more quickly to consumer needs with new technologies and to undertake more extensive marketing or promotional campaigns. If we are unable to compete with these companies, the demand for our used vehicles and value-added products could substantially decline.

In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We may not be able to compete successfully against current or future competitors, and competitive pressures may harm our business, financial condition and results of operations. Furthermore, if our competitors develop business models, products or services with similar or superior functionality to our platform, it may adversely affect our business. Additionally, our competitors could use their political influence and increase lobbying efforts to encourage new regulations or interpretations of existing regulations that would prevent us from operating in certain markets.

We have a history of losses and we may not achieve or maintain profitability in the future.

We have not been profitable since our inception in 2014 and had an accumulated deficit of approximately $246.6 million as of June 30, 2020. We incurred net losses of $80.5 million and $31.3 million for the year ended December 31, 2019 and the six months ended June 30, 2020, respectively, as compared to $44.9 million and $41.0 million for the year ended December 31, 2018 and the six months ended June 30, 2019, respectively.

We expect to make significant marketing and capital investments to grow and innovate our business, and each initiative may not result in increased revenue or growth on a timely basis or at all. Such initiatives include increasing spending on marketing, both in our existing geographic markets and in new geographic markets, creating new logistics partnerships with dealers and vendors, investing in the expansion of our geographic footprint across the United States, including into new states where capital investment does not assure regulatory approval, attracting new customers, and further developing the technology used in our mobile application and organizational infrastructure. We may also continue to incur significant losses as we grow and innovate our business, if we are unable to grow without significantly increasing our expenses, to penetrate new and existing markets, and to attract new customers, among other challenges.

Our ability to become profitable in the future may also be impacted by outside forces, such as slowing demand for used cars, weakness in the automotive retail industry generally, deteriorating macroeconomic conditions impacting the United States and global economy, and increasing competition from new and existing services for the purchase and sale of used cars. We may also encounter unforeseen expenses, difficulties, complications, and delays that could adversely impact our ability to generate revenue and become profitable.

Our recent, rapid growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.

Our revenue grew from $131.8 million for the year ended December 31, 2018 to $166.2 million for the year ended December 31, 2019. We expect that our rate of growth may decline in the future, even if our revenue continues to increase. If we do not successfully achieve the following, our business may grow at a slower pace or not at all:

•        increase the number of unique visitors to our website, the number of qualified visitors to our website (i.e. those who have the intent and ability to transact), and the number of customers transacting on or through our platform;

•        further enhance the quality of our vehicle offerings and value-added products, and introduce high quality new offerings and features on our platform; or

•        acquire sufficient high-quality inventory at an attractive cost to meet the increasing demand for our vehicles.

If our business continues to grow at a rapid pace, significant demands will be placed on our management and our operational and financial resources. For example, we have hired and expect to continue to hire additional staff and third-party vendors to support our increasing amount of customers, partners, and data, which in turn increases the complexity of our organizational structure. We will need to improve our operational, financial, and management controls, as well as our reporting systems and procedures, to ensure our business is not materially adversely affected as a result. We will also require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas without undermining our corporate culture. If we cannot manage our growth effectively to maintain the quality of our platform, customer experience, and vehicles bought and sold, our business, financial condition, and results of operations could be materially and adversely affected.

Additionally, our business is relatively new and has operated at a substantial scale for only a limited period of time. Given this limited history, it is difficult to predict whether we will be able to maintain or grow our business. Our historical revenue growth should not be considered indicative of our future performance. We have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly changing industries, including difficulties in our ability to achieve market acceptance of our platform and attract customers, as well as increasing competition and increasing expenses as we continue to grow our business. We also expect that our business will evolve in ways that may be difficult to predict. For example, over time our marketing and capital investments that are intended to drive new customer traffic to our website and mobile application may be less productive than expected. In the event of this or any other adverse developments, our continued success will depend on our ability to successfully adjust our strategy to meet changing market dynamics. If we are unable to do so, our business, financial condition, and results of operations could be materially and adversely affected.

We face significant challenges in establishing our software as a platform to be used by automotive dealers.

Our business plan relies in part upon the establishment of our ecommerce solutions as a platform to be used by existing automobile dealers, most of whom are not familiar with and have not used our software platform, and also do not recognize our brand and corporate identity. Acceptance of our software platform by automotive dealers will depend on many factors, including consumer acceptance of our software, price, reliability, performance, and service accessibility and effectiveness. In addition, while none of our primary ecommerce competitors currently offers a similar software platform to automobile dealers, there is no assurance that competitors will not do so in the future. While we anticipate implementing this solution by the third quarter of 2021, we can offer no assurance that we will be successful in doing so.

We face a variety of risks associated with the operation of our inspection and reconditioning hubs.

We operate our inspection and reconditioning centers in Los Angeles, Sacramento, San Diego and San Francisco, California and Portland, Oregon. If we are unable to operate our inspection and reconditioning hubs efficiently, we could experience delivery delays, a decrease in the quality of our reconditioning services, delays in listing our inventory, additional expenses and loss of potential and existing customers and related revenues, which may materially and adversely affect our business, financial condition and results of operations.

Moreover, our future growth depends in part on scaling and expanding our inspection and reconditioning operations. Our business model relies on centralized inspection and reconditioning hubs, each of which has a 60 mile average radius of service. We anticipate that in order to expand our geographic footprint, we will need to open additional inspection and reconditioning hubs. If for any reason we are unable to expand our reconditioning operations as planned, this could limit our ability to expand our geographic footprint.

Additionally, we are required to obtain approvals, permits and licenses from state regulators and local municipalities to operate our hubs. We may face delays in obtaining the requisite approvals, permits, financing and licenses to operate our hubs or we may not be able to obtain them at all. If we encounter delays in obtaining or cannot obtain the requisite approvals, permits, financing and licenses to operate our hubs in desirable locations, our business, financial condition and results of operations may be materially and adversely affected.

Our business, financial condition and results of operations have been and will continue to be adversely affected by the recent COVID-19 outbreak.

In late 2019, a novel strain of coronavirus, now referred to as COVID-19, was identified in China. The virus has spread globally, resulting in governmental authorities implementing protective measures, such as travel restrictions, quarantines, shelter in place orders, and shutdowns, in order to contain its spread and reduce its impact. This pandemic has significantly disrupted economies around the world, including the United States, and will likely continue to cause significant disruptions. While we believe our business is well positioned to take advantage of protective measures such as shelter-in-places orders and shutdowns, we saw a significant decrease in sales in March 2020 and could see additional decreases if additional restrictions are implemented. In addition, shutdowns that impact the ability of consumers to purchase vehicles, such as shutdowns of state Departments of Motor Vehicles, could result in decreases in sales.

The COVID-19 outbreak has also significantly increased economic and demand uncertainty. For example, increases in unemployment and reductions in disposable income are likely to result in reduced consumer spending, including purchases of new and used cars. Additionally, disruption and volatility in the global capital markets can increase the cost of capital and adversely impact access to capital. It is also possible that the COVID-19 outbreak could result in additional changes that impact the market for vehicles generally. For example, to the extent COVID-19 results in more people working remotely on a long-term basis or moving out of densely-populated urban areas, vehicle usage may decline, which could adversely impact the demand for vehicles.

The extent to which the COVID-19 outbreak ultimately impacts our business, financial condition and results of operations will depend on future developments, which are highly uncertain and unpredictable, including new information which may emerge concerning the severity and duration of the COVID-19 outbreak and the effectiveness of actions taken to contain the COVID-19 outbreak or treat its impact, among others. Additionally, the COVID-19 outbreak may have the effect of heightening many of the other risks described in “Risk Factors,” including risks relating to general economic conditions.

We rely on third-party carriers to transport our vehicle inventory throughout the United States. Thus, we are subject to business risks and costs associated with such carriers and with the transportation industry, many of which are out of our control.

We rely on third-party carriers to transport vehicles from auctions or individual sellers to hubs, and then from our hubs to our customers. As a result, we are exposed to risks associated with the transportation industry such as weather, traffic patterns, local and federal regulations, vehicular crashes, gasoline prices and lack of reliability of many independent carriers. Our third-party carriers’ failure to successfully manage our logistics and fulfilment process could cause a disruption in our inventory supply chain and decrease our inventory sales velocity, which may materially and adversely affect our business, financial condition and results of operations. In addition, third-party carriers who deliver vehicles to our customers could adversely affect the customer experience if they do not perform to our standards of professionalism and courtesy, which could adversely impact our business (including our reputation), financial condition and results of operations.

The current geographic concentration where we provide reconditioning services and store inventory creates an exposure to local and regional downturns or severe weather or catastrophic occurrences that may materially and adversely affect our business, financial condition, and results of operations.

We currently conduct our business through our inspection and reconditioning hubs in California and Oregon. Any unforeseen events or circumstances that negatively affect these areas, particularly our facilities in California, a state that has experienced significant natural disasters in the past including earthquakes and wildfires, could materially and adversely affect our revenues and results of operations. Changes in demographics and population or severe weather conditions and other catastrophic occurrences in areas in which we operate or from which we obtain inventory may materially and adversely affect our results of operations. Such conditions may result in physical damage to our properties, loss of inventory, and delays in the delivery of vehicles to our customers. In addition, our geographic concentration means that changes in policy at the state level, including regulatory changes and government shutdowns in response to pandemics and other crises, may have more significant impact on our business.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

Our information technology may be subject to cyber-attacks, viruses, malicious software, break-ins, theft, computer hacking, phishing, employee error or malfeasance or other security breaches. Hackers and data thieves are becoming increasingly sophisticated and large-scale and complex automated attacks are becoming more prevalent. Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise sensitive personal, proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Our systems and the data stored on those systems also may be vulnerable to security incidents or security attacks, acts of vandalism or theft, coordinated attacks by activist entities, misplaced or lost data, human errors, or other similar events that could negatively affect our systems and the data stored on or transmitted by those systems, including the data of our customers or business partners. Further, third parties that provide services to us, such as hosted solution providers, also could be a source of security risks in the event of a failure of their own security systems and infrastructure. Our technology infrastructure may be subject to increased risk of slowdown or interruption as a result of integration with third-party services, including cloud services, and/or failures by such third parties, which may be out of our control.

The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service and loss of existing or potential suppliers or players. As threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. Although we have insurance coverage for losses associated with cyber-attacks, as with all insurance policies, there are coverage exclusions and limitations, and our coverage may not be sufficient to cover all possible claims, and we may still suffer losses that could have a material adverse effect on our business (including reputational damage). We could also be negatively impacted by existing and proposed U.S. laws and regulations, and government policies and practices related to cybersecurity, data privacy, data localization and data protection. In the event that we or our service providers are unable to prevent, detect, and remediate the foregoing security threats and vulnerabilities in a timely manner, our operations could be disrupted or we could incur financial, legal or reputational losses arising from misappropriation, misuse, leakage, falsification or intentional or accidental release or loss of information maintained in our information systems and networks, including personal information of our employees and our customers. In addition, outside parties may attempt to fraudulently induce our employees or employees of our vendors to disclose sensitive information in order to gain access to our data. The number and complexity of these threats continue to increase over time. Although we develop and maintain systems and controls designed to prevent these events from occurring, and we have a process to identify and mitigate threats, the development and maintenance of these systems, controls, and processes require ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Despite our efforts, the possibility of these events occurring cannot be eliminated entirely.

We may be subject to adverse impacts from the existence of copycat websites that attempt to defraud our potential customers.

We have in the past, and may in the future, experience disruption in our business and adverse impacts to our brand from the posting by third parties of copycat websites that attempt to imitate the branding and functionality of our website and defraud our consumers. If we become aware of such activities, we intend to employ technological or legal measures in an attempt to halt these operations. However, we may be unable to detect all such activities or operations in a timely manner and, even if we do detect such activities or operations, our attempts and implementing technological measures and seeking legal recourse from appropriate governmental authorities may be insufficient to halt these operations. In some cases, particularly in the case of entities operating outside of the United States, our available remedies may not be adequate to protect us or our consumers against the impact of the operation of such websites. Regardless of whether we can successfully enforce our rights against the operators of these websites, any measures that we may take could require us to expend significant financial or other resources, which could harm our business, results of operations, and financial condition. In addition, to the extent that such activity creates confusion among consumers, our brand and business could be materially harmed.

Failure to adequately protect our intellectual property, technology and confidential information could harm our business, financial condition and results of operations.

The protection of intellectual property, technology and confidential information is crucial to the success of our business. We rely on a combination of patent, trademark, trade secret and copyright law, as well as contractual restrictions, to protect our intellectual property (including our brand, technology and confidential information). While it is our policy to protect and defend our rights to our intellectual property, we cannot predict whether steps taken by us to protect our intellectual property will be adequate to prevent infringement, misappropriation, dilution or other violations of our intellectual property rights. We also cannot guarantee that others will not independently develop technology that has the same or similar functionality as our technology. Unauthorized parties may also attempt to copy or obtain and use our technology to develop competing solutions, and policing unauthorized use of our technology and intellectual property rights may be difficult and may not be effective. Furthermore, we have and may face claims of infringement of third-party intellectual property that could interfere with our ability to market, promote and sell our vehicles and related services. Any litigation to enforce our intellectual property rights or defend ourselves against claims of infringement of third-party intellectual property rights could be costly, divert attention of management and may not ultimately be resolved in our favor. Moreover, if we are unable to successfully defend against claims that we have infringed the intellectual property rights of others, we may be prevented from using certain intellectual property and may be liable for damages, which in turn could materially adversely affect our business, financial condition or results of operations.

As part of our efforts to protect our intellectual property, technology and confidential information, we require certain of our employees and consultants to enter into confidentiality and assignment of inventions agreements, and we also require certain third parties to enter into nondisclosure agreements. These agreements may not effectively grant all necessary rights to any inventions that may have been developed by our employees and consultants. In addition, these agreements may not effectively prevent unauthorized use or disclosure of our confidential information, intellectual property or technology and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, intellectual property or technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our website features, software and functionality or obtain and use information that we consider proprietary. Changes in the law or adverse court rulings may also negatively affect our ability to prevent others from using our technology.

We are currently the registrant of the shift.com internet domain name and various other related domain names. The regulation of domain names in the United States is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may not be able to acquire or maintain domain names that are important for our business.

In addition, the Shift® trademark is important to our business. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with consumers. If we fail to adequately protect or enforce our rights under this trademark, we may lose the ability to use it, or to prevent others from using it, which could adversely harm our reputation and our business, financial condition and results of operations. While we are actively seeking registration of the Shift trademark in the U.S., it is possible that others may assert senior rights to similar trademarks and seek to prevent our use and registration of our trademark in certain jurisdictions. In addition, registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. If third parties succeed in registering or developing common law rights in our trademarks or trade names, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks or trade names to develop brand recognition of our technologies, products or services. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively. Further, it is possible that our trademark “Shift” may be deemed to be generic and therefore ineligible for registration. If any of these event were to occur, our pending trademark application for Shift® may not result in such mark being registered, which could adversely affect our branding, or require us to adopt new branding, which would cause us to incur increased marketing, infrastructure and capital expense, and all of which could adversely affect our business, financial performance and results of operations. In addition, even if we are able to protect our trademarks, scammers may attempt to mimic our website in order to defraud potential customers.

While software is protected under copyright law, we have chosen not to register any copyrights in our software. We also rely on trade secret law to protect our proprietary software. In order to bring a copyright infringement lawsuit in the United States, the copyright would need to be registered. Accordingly, the remedies and damages available to us for unauthorized use of our software may be limited. Our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property. Furthermore, our trade secrets, know-how and other proprietary materials may be revealed to the public or our competitors or independently developed by our competitors and no longer provide protection for the related intellectual property.

We are, and may in the future be, subject to legal proceedings in the ordinary course of our business. If the outcomes of these proceedings are unfavorable to us, it could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to various litigation matters from time to time, which could materially and adversely affect our business, financial condition and results of operations. Legal claims could be asserted against us by governmental entities in civil or criminal investigations and proceedings, by other entities or by individuals, either individually or through class actions. These claims could be asserted under a variety of laws, including but not limited to consumer protection laws, consumer finance laws, labor and employment laws, intellectual property laws, privacy laws, securities laws, employee benefit laws, tax laws, and tort laws. These actions could expose us to adverse publicity and to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including but not limited to suspension or revocation of licenses to conduct business.

We rely on third-party service providers to provide financing, as well as value-added products, to our customers, and we cannot control the quality or fulfillment of these products.

We rely on third-party lenders to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party service providers, including vehicle service contracts, guaranteed asset protection (“GAP”) waiver protection and wheel and tire coverage. Because we utilize third-party service providers, we cannot control all of the factors that might affect the quality and fulfillment of these services and products, including (i) lack of day-to-day control over the activities of third-party service providers, (ii) that such service providers may not fulfill their obligations to us or our customers or may otherwise fail to meet expectations, which in the case of vehicle service contracts, could require us to refund amounts paid or underwrite the risk ourselves, and (iii) that such service providers may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us for reasons outside of our control. Such providers also are subject to state and federal regulations and any failure by such third-party service providers to comply with applicable legal requirements could cause us financial or reputational harm.

Our revenues and results of operations are partially dependent on the actions of these third parties. If one or more of these third-party service providers cease to provide these services or products to our customers, tighten their credit standards or otherwise provide services to fewer customers or are no longer able to provide them on competitive terms, it could have a material adverse effect on our business, revenues and results of operations. If we were unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, it could also have a material adverse effect on our business, revenues and results of operations. In addition, disagreements with such third-party service providers could require or result in costly and time-consuming litigation or arbitration.

Moreover, we receive fees from these third-party service providers in connection with finance, service and vehicle protection products purchased by our customers. A portion of the fees we receive on such products is subject to chargebacks in the event of early termination, default or prepayment of the contracts by end-customers, which could adversely affect our business, revenues and results of operations.

Certain of our third-party service providers are highly regulated financial institutions, and the federal and state laws related to financial services could have a direct or indirect materially adverse effect on our business.

We have entered into agreements with various third-party financial institutions related to the financing by those institutions of our customers’ vehicle purchases as well as the provision of various value-added products. Our financial institution counterparties are subject to extensive federal and state laws and regulations related to the provision of financial services, and their ability to provide financing and other products and services could be materially limited or eliminated at any time as a result of financial regulatory or supervisory issues as well as changes in federal or state laws, regulations, or guidance related to the provision of financial services. In the event of such disruptions, our business could be materially adversely affected if we are unable in a commercially reasonable manner to identify and enter into replacement arrangements with other institutions on substantially similar terms as those that exist with our current providers. Moreover, we are subject to contractual obligations requiring that we comply with, or help to facilitate compliance by our financial institution counterparties with, a broad range of regulatory requirements and obligations, including without limitation those related to customer data, data security, privacy, anti-money laundering, and the detection and prevention of financial crimes. The federal and state regulators responsible for implementing and enforcing these laws and regulations routinely examine our financial institution counterparties with respect to their compliance with such laws and regulations, including the extent to which these institutions’ third-party relationships may present compliance risks. Despite our best efforts to comply with all applicable regulatory and contractual obligations, it is possible that there could be some perceived or actual deficiency in our ability to adequately satisfy financial regulatory requirements or to serve as a contractual counterparty to a regulated financial institution. Any such perceived or actual deficiency or risk to a regulated financial institution could result in a disruption of our relationship with that institution as well as with other lenders and other financial services counterparties, which could have a materially adverse impact on our business.

If the quality of our customer experience, our reputation, or our brand were negatively affected, our business, sales, and results of operations could be materially adversely affected.

Our business model is based on our ability to enable consumers to buy and sell used vehicles through our ecommerce platform in a seamless, transparent and hassle-free transaction. If we fail to sustain a high level of integrity and our reputation suffers as a result, customers, partners, and vendors may lose trust in our business, and our revenues and results of operations could be materially adversely affected. Even if, despite our best efforts, there is a perceived deterioration in quality of our value proposition, our revenues and results of operations could decline. Additionally, to the extent our historic rapid growth continues in the future, it may become challenging to maintain the quality of our customer experience.

We operate a consumer-facing business and are likely to receive complaints or negative publicity about our business. For example, we may receive complaints about our business practices, marketing and advertising campaigns, vehicle quality, compliance with applicable laws and regulations, data privacy and security or other aspects of our business, especially on blogs and social media websites. Such complaints, irrespective of their validity, could diminish customer confidence in our vehicles, products, and services and adversely affect our reputation. If we fail to correct or mitigate misinformation or negative information about any aspect of our business in a timely manner, our business, financial condition, and results of operations could be materially adversely effected.

Our business is sensitive to changes in the prices of new and used vehicles.

If the retail prices for new or used vehicles significantly change, our business, financial condition, and results of operations could be materially adversely affected. For example, if the prices of new vehicles decline relative to the prices of used vehicles, our customers may become more likely to purchase a new vehicle rather than a used vehicle, which could reduce our vehicle sales and lower our revenue.

A potential contributing factor to the narrowing of the price gap between new and used vehicles is manufacturers providing incentives for the purchase of new vehicles, such as favorable financing terms. Additionally, used vehicle prices may decline if the number of new vehicle lease returns increases in the future. An influx of vehicle stock from rental car company bankruptcies could also cause a broader disruption in the used vehicle market and drive down used vehicle prices. While lower used vehicle prices reduce our cost of acquiring new inventory, lower prices could lead to reductions in the value of inventory we currently hold, which could have a negative impact on gross profit. Moreover, any significant changes in retail prices due to scarcity or competition for used vehicles could impact our ability to source desirable inventory for our customers, which could have a material adverse effect on our results of operations and could result in fewer used-car sales and lower revenue. Furthermore, any significant increases in wholesale prices for used vehicles could have a negative impact on our results of operations by reducing wholesale margins.

Our business and inventory are dependent on our ability to correctly appraise and price vehicles we buy and sell.

When purchasing a vehicle from us, our customers sometimes trade in their current vehicle and apply the trade-in value towards their purchase. We also acquire vehicles from consumers independent of any purchase of a vehicle from us. We appraise and price vehicles we buy and sell based on a field evaluation of the vehicle using data science and proprietary algorithms based on a number of factors, including mechanical soundness, consumer desirability and demand, vehicle history, market prices and relative value as prospective inventory. If we are unable to correctly appraise and price both the vehicles we buy and the vehicles we sell, we may be unable to acquire or sell inventory at attractive prices or to manage inventory effectively, and accordingly our revenue, gross margins and results of operations would be affected, which could have a material adverse effect on our business, financial condition and results of operations. In particular, when a customer trades in their current vehicle and applies the trade-in value towards their purchase, our ability to effectively appraise the vehicle based on a field evaluation is important, as we believe that unwinding a transaction due to the discovery of a defect in the vehicle would negatively affect the customer’s experience.

Our business is dependent upon access to desirable vehicle inventory. Obstacles to acquiring attractive inventory, whether because of supply, competition or other factors, may have a material adverse effect on our business, financial condition, and results of operations.

In 2019, we obtained 81% of the vehicles we sell in our retail segment from customers and partners. If we are unable to purchase a sufficient number of vehicles directly from consumer-sellers and our partners, we will need to find alternative sources of vehicles and we may not be able to purchase vehicles of the same quality and at the same price as the vehicles we currently purchase. A reduction in the availability of or access to sources of inventory for any reason could have a material adverse effect on our business, financial condition and results of operations.

Our business is dependent upon our ability to expeditiously sell inventory. Failure to expeditiously sell our inventory could have a material adverse effect on our business, financial condition, and results of operations.

We regularly project demand for used vehicles purchased by customers on our platform and purchase inventory in accordance with those projections. If we fail to accurately project demand, we could experience an over-supply of used vehicle inventory that may create a downward pressure on our used vehicle sales prices and margins. As well, an over-supply of used vehicle inventory would be expected to increase the average number of days required to sell a unit of inventory.

Used vehicle inventory comprises the largest component of our total assets other than cash, and used vehicle inventories generally depreciate rapidly. An increase in the average number of days required to sell a unit of inventory could materially adversely impact our ability to liquidate inventory at prices that allow us to recover costs and generate profit. Additionally, an increase in the rate at which customers return vehicles, which in turn increases our used vehicle inventory, could have the same effect.

Our ability to expand value-added product offerings and introduce additional products and services may be limited, which could have a material adverse effect on our business, financial condition, and results of operations.

Currently, our third-party value-added products consist of finance and vehicle protection products, which includes third-party financing of customers’ vehicle purchases, as well as other value-added products, such as vehicle service contracts, GAP waiver protection and wheel and tire coverage. If we introduce new value-added products or expand existing offerings on our platform, such as insurance and/or insurance referral services, music services or vehicle diagnostic and tracking services and maintenance, we may incur losses or otherwise fail to enter these markets successfully. Entry into new markets may require us to compete with new companies, cater to new customer expectations, and comply with new complex regulations and licensing requirements, each of which will be unfamiliar. Accordingly, we could need to invest significant resources in market research, legal counsel, and our organizational infrastructure, and a return on such investments may not be achieved for several years, if at all. Additionally, failure to comply with applicable regulations or to obtain required licenses could result in penalties or fines. Further, we may fail in demonstrating the value of any new value-added product to customers, which would compromise our ability to successfully create new revenue streams or receive returns in excess of investments. Any of these risks, if realized, could materially and adversely affect our business, financial condition, and results of operations.

Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information, could harm our reputation and could adversely affect our business, financial condition and results of operations.

We collect, store, process, and use personal information and other customer data, and we rely in part on third parties that are not directly under our control to manage certain of these operations. For example, we rely on encryption, storage and processing technology developed by third parties to securely transmit, operate on and store such information. Due to the volume and sensitivity of the personal information and data we and these third parties manage and expect to manage in the future, as well as the nature of our customer base, the security features of our information systems are critical. We expend significant resources to protect against security breaches and may need to expend more resources in the event we need to address problems caused by potential breaches. Any failure or perceived failure to maintain the security of personal and other data that is provided to us by customers and vendors could harm our reputation and brand and expose us to a risk of loss or litigation and possible liability, any of which could adversely affect our business, financial condition and results of operations. Additionally, concerns about our practices with regard to the collection, use or disclosure of personal information or other privacy-related matters, even if unfounded, could harm our business, financial condition and results of operations. We have in the past experienced security vulnerabilities, though such vulnerabilities have not had a material impact on our operations. While we have implemented security procedures, intrusion prevention systems, access control and emergency recovery processes to mitigate such risks like these with respect to information systems that are under our control, they are not fail-safe and may be subject to breaches. Further, we cannot ensure that third parties upon whom we rely for various services will maintain sufficient vigilance and controls over their systems. Our inability to use or access those information systems at critical points in time, or unauthorized releases of personal or confidential information, could unfavorably impact the timely and efficient operation of our business, including our results of operations, and our reputation, as well as our relationships with our customers, employees or other individuals whose information may have been affected by such cybersecurity incidents.

We have in the past experienced security vulnerabilities, though such vulnerabilities have not had a material impact on our operations. While we have implemented security procedures and virus protection software, intrusion prevention systems, access control and emergency recovery processes to mitigate risks like these with respect to information systems that are under our control, they are not fail-safe and may be subject to breaches. Further, we cannot ensure that third parties upon whom we rely for various services will maintain sufficient vigilance and controls over their systems. Our inability to use or access those information systems at critical points in time, or unauthorized releases of personal or confidential information, could unfavorably impact the timely and efficient operation of our business, including our results of operations, and our reputation, as well as our relationships with our customers, employees or other individuals whose information may have been affected by such cybersecurity incidents.

There are numerous federal, state and local laws regarding privacy and the collection, processing, storing, sharing, disclosing, using and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, inconsistent between jurisdictions or conflicting with other rules. We are also subject to specific contractual requirements contained in third-party agreements governing our use and protection of personal information and other data. We generally seek to comply with industry standards and are subject to the terms of our privacy policies and the privacy- and security-related obligations to third parties. We strive to comply with applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Additionally, new regulations could be enacted with which we are not familiar. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to customers or other third parties, or our privacy-related legal obligations or any compromise of security that results in the unauthorized release or transfer of sensitive information, which may include personally identifiable information or other customer data, may result in governmental enforcement actions, litigation or public statements against us by consumer advocacy groups or others and could cause customers, vendors and receivable-purchasers to lose trust in us, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, if vendors, developers or other third parties that we work with violate applicable laws or our policies, such violations may also put customers’ or vendors’ information at risk and could in turn harm our business, financial condition and results of operations.

We expect that new industry standards, laws and regulations will continue to be proposed and implemented regarding privacy, data protection and information security in many jurisdictions, including the California Consumer Privacy Act (the “CCPA”), which went into effect on January 1, 2020. We cannot yet determine the impact of the CCPA or other such future laws, regulations and standards may have on our business. Complying with these evolving obligations is costly. For instance, expanding definitions and interpretations of what constitutes “personal data” (or the equivalent) within the United States may increase our compliance costs and potential legal liability.

A significant data breach or any failure, or perceived failure, by us to comply with any federal, state or local privacy or consumer protection-related laws, regulations or other principles or orders to which we may be subject or other legal obligations relating to privacy or consumer protection could adversely affect our reputation, brand and business, and may result in claims, investigations, proceedings or actions against us by governmental entities or others or other penalties or liabilities or require us to change our operations and/or cease using certain data sets. Depending on the nature of the information compromised, we may also have obligations to notify users, law enforcement or payment companies about the incident and may need to provide some form of remedy, such as refunds, for the individuals affected by the incident.

We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations. In addition, some of these laws establish either a private right of action or permit private individuals and entities to enforce the same in the name of the relevant government entity.

Our business is and will continue to be subject to a wide range of federal, state, and local laws and regulations, some of which are novel and without relevant precedent. Such laws and regulations include, but are not limited to:

•        state and local licensing requirements;

•        state and local titling and registration requirements;

•        state laws regulating the sale of motor vehicles and related products and services;

•        federal and state laws regulating vehicle financing;

•        federal and state consumer protection laws; and

•        federal and state data privacy laws.

The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the U.S. Federal Trade Commission (the “FTC”), the U.S. Department of

Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. We are also subject to a variety of federal laws that may require us to incur costs in order to be in compliance with such laws, including Americans with Disabilities Act of 1990, or the ADA. Additionally, we are subject to regulation and audit by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies and are subject to a variety of state laws, including California’s Lemon Law. We are also subject to audit by such state regulatory authorities.

Our marketing and disclosure regarding the sale and servicing of vehicles is regulated by federal, state and local agencies, including the FTC and state attorneys general. Some of these authorities either establish a private right of action or permit a private individual or entity to enforce on behalf of a state entity (“private attorney general”). We have in the past experienced claims under these laws, and we may experience additional claims in the future.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them, and we may face regulatory action if regulators believe that we are not in compliance with such obligations. We are licensed as a dealer in California, Oregon and Washington and all of our vehicle transactions are conducted under our California, Oregon and Washington licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however regulators could seek to enforce those laws against us. In addition, if we determine or are instructed by state regulators that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.

Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All vehicle sale transactions and applicable retail installment financings are conducted under our California, Oregon and Washington dealer licenses. As we seek to expand our operations and presence into other states, we may be required to obtain additional finance or other licenses, and we may not be able to obtain such licenses within the timeframe we expect or at all.

Any failure to renew or maintain any of the foregoing licenses would materially and adversely affect our business, financial condition and results of operations. Many aspects of our business are subject to regulatory regimes at the state and local level, and we may not have all licenses required to conduct business in every jurisdiction in which we operate. Despite our belief that we are not subject to certain licensing requirements of those state and local jurisdictions, regulators may seek to impose punitive fines for operating without a license or demand we seek a license in those state and local jurisdictions, any of which may inhibit our ability to do business in those state and local jurisdictions, increase our operating expenses and adversely affect our business, financial condition and results of operations.

In addition to these laws and regulations that apply specifically to the purchase and sale of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, credit and financing, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality.

We are also subject to laws and regulations affecting public companies, including securities laws and exchange listing rules. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, financial condition and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

The foregoing description of laws and regulations to which we are or may be subject is not exhaustive, and the regulatory framework governing our operations is subject to evolving interpretations and continuous change.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, financial condition and results of operations may be materially and adversely affected.

We expect to make significant capital investments to grow and innovate our business, and our response to business challenges and unforeseen circumstances may also require significant capital. To fund these expenditures, we may need to conduct equity or debt financings to secure additional liquidity. There is a risk that we may not be able to secure such additional liquidity in a timely manner, on terms which are acceptable to us, or at all. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock.

Our flooring line of credit facility is currently guaranteed by Lithia Motors, Inc. (“Lithia” or “Lithia Motors”) and Lithia could seek to cease guaranteeing that facility. The terms of any future debt financing may be on less favorable economic terms or include restrictive covenants which could limit our ability to secure additional liquidity and pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing and may impact the ability or willingness of our lenders or guarantors to fulfill their obligations under their agreements with us. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, we may be forced to obtain financing on undesirable terms or our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and our business, financial condition and results of operations could be materially and adversely affected.

If we fail to comply with the Telephone Consumer Protection Act, we may face significant damages, which could harm our business, financial condition, and results of operations.

We utilize telephone calls and text messages as a means of responding to and marketing to customers interested in purchasing, trading in and/or selling vehicles and value-added products. We generate leads from our website and online advertising by prompting potential customers to provide their phone numbers so that we can contact them in response to their interest in selling a vehicle, purchasing a vehicle, trading in a vehicle or obtaining financing terms. We must ensure that our SMS texting practices comply with regulations and agency guidance under the Telephone Consumer Protection Act (the “TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes and text messages. While we strive to adhere to strict policies and procedures that comply with the TCPA, the Federal Communications Commission, as the agency that implements and enforces the TCPA, may disagree with our interpretation of the TCPA and subject us to penalties and other consequences for noncompliance. Determination by a court or regulatory agency that our SMS texting practices violate the TCPA could subject us to civil penalties and could require us to change some portions of our business.

Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations.

Our business model relies extensively on the internet and ecommerce, and accordingly we are subject to laws and regulations which specifically govern the internet and ecommerce. The evolution of existing laws and regulations, and the passage of new laws and regulations, could limit how we can use the internet and ecommerce and in turn could materially adversely affect our business, financial condition, and results of operations. These laws and regulations may affect a number of aspects of our business, including taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the internet as the vast majority of these laws were adopted prior to the advent of the internet and do not contemplate or address the unique issues raised by the internet or ecommerce. Similarly, existing laws governing state regulation of automotive dealers largely predate the advent of the internet and it is not clear how these laws apply to ecommerce automotive retailers. It is possible that general business regulations and laws, or those specifically governing the internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one market segment to another and may conflict with other rules or our practices. For example, federal, state and local regulation regarding privacy, data protection and information security has become more significant, and proposed or newly implemented regulations such as the CCPA may increase our costs of compliance. We cannot be sure that our practices have complied, comply or will comply fully with all such laws and regulations. The enactment of new laws and regulations or the interpretation of existing laws and regulations in an unfavorable way may affect the operation of our business, directly or indirectly, which could result in substantial regulatory compliance costs, civil or criminal penalties, including fines, adverse publicity, decreased revenues and increased expenses.

We actively use anonymous online data for targeting ads online and if ad networks are compelled by regulatory bodies to limit use of this data, it could materially affect our ability to do effective performance modeling. Any failure, or perceived failure, by us to comply with any of these laws or regulations could result in damage to our reputation, a loss in business and proceedings or actions against us by governmental entities or others. Any such proceeding or action could hurt our reputation, force us to spend significant amounts in defense of these proceedings, distract our management, increase our costs of doing business, decrease the use of our sites by customers and suppliers and result in the imposition of monetary liability. We also may be contractually liable to indemnify and hold harmless third parties from the costs or consequences of non-compliance with any such laws or regulations. Adverse legal or regulatory developments could substantially harm our business, our ability to attract new customers may be adversely affected, and we may not be able to maintain or grow our revenue and expand our business as anticipated.

We are subject to risks related to online payment methods.

We accept payments, including payments on deposits and on recurring payments that are due to us, through a variety of methods, including credit card and debit card through a third party processor. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements or fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes, we also may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, our business, financial condition and results of operations could be materially adversely affected.

We occasionally receive orders placed with fraudulent credit card data, including stolen credit card numbers, or from clients who have closed bank accounts or have insufficient funds in open bank accounts to satisfy payment obligations. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card or other fraud, our liability for these transactions could harm our business, financial condition and results of operations.

If we do not adequately address our customers’ desire to utilize mobile device technology, our results of operations could be harmed and our growth could be negatively affected.

Shift.com is a mobile-friendly website that consumers can access and utilize from their mobile devices. In addition, we have designed and launched mobile apps (iOS) to enhance customers’ mobile experience. As customers rely more on mobile technology for buying and selling products and services, the future success of our business will be significantly driven by our ability to provide an effective and customer-friendly mobile application for buying and selling used vehicles. In the year ended December 31, 2018, approximately 52% of unique visitors to our website were attributable to mobile devices and in the year ended December 31, 2019, this figure grew to approximately 61%. The shift to mobile technology by our users may harm our business in the following ways:

•        customers visiting our website from a mobile device may not accept mobile technology as a viable long-term platform to buy or sell a vehicle. This may occur for a number of reasons, including our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity;

•        we may be unable to provide sufficient website functionality to mobile device users, which may cause customers using mobile devices to believe that our competitors offer superior products and features;

•        problems may arise in developing applications for alternative devices and platforms and the need to devote significant resources to the creation, support and maintenance of such applications; or

•        regulations related to consumer finance disclosures, including the Truth in Lending Act and the Fair Credit Reporting Act, may be interpreted, in the context of mobile devices, in a manner which could expose us to legal liability in the event we are found to have violated applicable laws.

If customers do not respond positively to using our mobile application, our business, financial condition, and results of operations could be harmed.

Our future growth and profitability relies heavily on the effectiveness and efficiency of our marketing and branding efforts, and these efforts may not be successful.

We rely heavily on marketing and advertising to attract new customers, connect with existing customers, and further build our brand and reputation. A significant amount of our operating expenses are and will continue to be attributed to marketing and advertising, but there is no assurance that we will achieve a significant, or even positive, return on our investment on such expenditures, or that such expenditures will be otherwise effective. As a result, our future growth and profitability will depend in part on:

•        the effectiveness of our performance-based digital marketing efforts;

•        the effectiveness and efficiency of our online advertising and search marketing programs in generating consumer awareness of, and sales on, our platform;

•        our ability to prevent confusion among customers that can result from search engines that allow competitors to use or bid on our trademarks to direct customers to competitors’ websites;

•        our ability to prevent internet publication of false or misleading information regarding our platform or our competitors’ offerings; and

•        the effectiveness of our direct-to-consumer advertising to reduce our dependency on third-party aggregation websites.

We currently advertise primarily through a blend of direct-advertising channels and are expanding our brand advertising channels in the future with the goal of increasing the strength, recognition and trust in the Shift brand and driving more unique visitors to our platform. Our marketing strategy includes performance marketing through digital platforms, including both auto-centric lead generation platforms and broader consumer-facing platforms. We also strategically use targeted television and radio campaigns and other local advertising in key markets. As such, a significant component of our marketing spend involves the use of various marketing techniques, including programmatic ad-buying, interest targeting, retargeting and email nurturing. Future growth and profitability will depend in part on the cost and efficiency of our promotional advertising and marketing programs and related expenditures, including our ability to create greater awareness of our platform and brand name, to appropriately plan for future expenditures, and to drive the promotion of our platform.

Because we rely on our partner Lithia Motors for a number of support services, if our relationship with Lithia changes, our business could be adversely affected.

We have an extensive partnership with Lithia Motors, one of the largest automobile retailers in the United States, pursuant to which we receive a number of benefits, including favorable pricing under finance and insurance (“F&I”) agreements, various data services and the opportunity to lease the space in which we maintain our Portland, Oregon facility. In addition, Lithia currently serves as a guarantor under our flooring line of credit facility. If we are unable to maintain our relationship with Lithia, Lithia may seek to terminate this guarantee and its commercial relationship with us, and we may not be able be able to obtain replacements for the services Lithia offers us on the same terms. In addition, if Lithia’s financial performance were to suffer for any reason, we may no longer be able to obtain these services from Lithia, or Lithia may seek to cease providing the guarantee under the flooring line of credit.

We rely on internet search engines, vehicle listing sites and social networking sites to help drive traffic to our website, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our traffic would decline and our business, financial condition and results of operations could be materially and adversely affected.

We depend in part on internet search engines, such as Google, Bing and Yahoo!, vehicle listing sites, and social networking sites such as Facebook and Instagram, to drive traffic to our website. Our ability to maintain and increase the number of visitors directed to our platform is not entirely within our control. Our competitors may increase their search engine marketing efforts and outbid us for placement on various vehicle listing sites or for search terms on various search engines, resulting in their websites receiving a higher search result page ranking than ours. Additionally, internet search engines could revise their methodologies in a way that would adversely affect our search result rankings. If internet search engines modify their search algorithms in ways that are detrimental to us, if vehicle listing sites refuse to display any or all of our inventory in certain geographic locations, or if our competitors’ efforts are more successful than ours, overall growth in our customer base could slow or our customer base could decline. Internet search engine providers could provide automotive dealer and pricing information directly in search results, align with our competitors or choose to develop competing services. Our platform has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future. We could reach a point of inventory saturation at third-party aggregation websites whereby we will exceed the maximum allowable inventory that will require us to spend greater than market rates to list our inventory. Any reduction in the number of users directed to our platform through internet search engines, vehicle listings sites or social networking sites could harm our business, financial condition and results of operations.

Our business relies on email and other messaging services, and any restrictions on the sending of emails or messages or an inability to timely deliver such communications could materially and adversely affect our business, financial condition and results of operations.

Our business is dependent in part upon email and other messaging services for promoting our platform and vehicles available for purchase. Promotions offered through email and other messages sent by us are an important part of our marketing strategy. We provide emails to customers and other visitors informing them of the convenience and value of using our platform, as well as updates on new inventory and price updates on listed inventory, and we believe these emails, coupled with our general marketing efforts, are an important part of our customer experience and help generate revenue. If we are unable to successfully deliver emails or other messages to our subscribers, or if subscribers decline to open our emails or other messages, our revenues could be materially and adversely affected. Any changes in how webmail applications organize and prioritize email may reduce the number of subscribers opening our emails. For example, Google’s Gmail service has a feature that organizes incoming emails into categories (such as primary, social and promotions). Such categorization or similar inbox organizational features may result in our emails being delivered in a less prominent location in a subscriber’s inbox or viewed as “spam” by our subscribers and may reduce the likelihood of that subscriber opening our emails.

In addition, actions by third parties to block, impose restrictions on or charge for the delivery of emails or other messages could also adversely impact our business. From time to time, internet service providers or other third parties may block bulk email transmissions or otherwise experience technical difficulties that result in our inability to successfully deliver email or other messages to third parties. Changes in the laws or regulations that limit our ability to send such communications or impose additional requirements upon us in connection with sending such communications could also materially and adversely affect our business, financial condition and results of operations. Our use of email and other messaging services to send communications about our sites or other matters may also result in legal claims against us, which may cause us to incur increased expenses, and if successful might result in fines and orders with costly reporting and compliance obligations or might limit or prohibit our ability to send emails or other messages. We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or our customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially and adversely affect our business, financial condition and results of operations.

Seasonal and other fluctuations in our quarterly results of operations are likely and may not fully reflect the underlying performance of our business.

We expect our quarterly results of operations, including our revenue, cash flow, and net profit or loss, to vary significantly in the future based in part on, among other things, seasonal and cyclical patterns in vehicle sales in the United States. Vehicle sales generally exhibit seasonality, with sales increasing in the first quarter and continuing through the end of the summer, before exhibiting a steep drop in the fall. This seasonality historically corresponds with the timing of income tax refunds, which can provide a primary source of funds for customers’ payments on used vehicle purchases. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year.

Additionally, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. In total, our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year, and period-to-period comparisons of our results of operations may not be meaningful.

Changes in the auto industry may threaten our business model if we are unable to adapt.

The market for used vehicles may be impacted by the significant, and likely accelerating, changes to the broader automotive industry, which may render our existing or future business model or our ability to sell vehicles, products, and services less competitive, unmarketable, or obsolete. In particular, ride-hailing and ride-sharing services are becoming increasingly popular as a means of transportation and may decrease consumer demand for the used vehicles we sell, particularly as urbanization increases. The availability of ride-hailing and ride-sharing services may also encourage urban consumers to rely on public transportation, bicycles and other alternatives to car ownership. More long-term technology is currently being developed to produce automated, driverless vehicles that could reduce the demand for, or replace, traditional vehicles, including the used vehicles that we acquire and sell. Furthermore, new technologies such as autonomous driving software have the potential to change the dynamics of vehicle ownership in the future. If we are unable to or otherwise fail to successfully adapt to such industry changes, our business, financial condition and results of operations could be materially and adversely affected.

Prospective purchasers of vehicles may choose not to shop online, which would prevent us from growing our business.

Our success will depend, in part, on our ability to attract additional customers who have historically purchased vehicles through traditional dealers. The online market for vehicles is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If this market does not gain widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract additional consumers to our platform and convert them into purchasing customers. Specific factors that could prevent consumers from purchasing vehicles through our ecommerce platform include:

•        concerns about buying vehicles without face-to-face interaction with sales personnel and the ability to physically test-drive and examine vehicles;

•        preference for a more personal experience when purchasing vehicles;

•        insufficient level of desirable inventory;

•        pricing that does not meet consumer expectations;

•        delayed deliveries;

•        inconvenience with returning or exchanging vehicles purchased online;

•        concerns about the security of online transactions and the privacy of personal information; and

•        usability, functionality and features of our platform.

If the online market for vehicles does not continue to develop and grow, our business will not grow and our business, financial condition and results of operations could be materially and adversely affected.

Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls.

Adverse conditions affecting one or more automotive manufacturers could have a material adverse effect on our business, financial condition and results of operations and could impact our supply of used vehicles. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. In the instance of an open recall, we may have to temporarily remove vehicles from inventory and may be unable to liquidate such inventory in a timely manner or at all. Because we do not have manufacturer authorization to complete recall-related repairs, some vehicles we sell may have unrepaired safety recalls. Such recalls, and our lack of authorization to make recall-related repairs or potential unavailability of parts needed to make such repairs, could (i) adversely affect used vehicle sales or valuations, (ii) cause us to temporarily remove vehicles from inventory, (iii) cause us to sell any affected vehicles at a loss, (iv) force us to incur increased costs and (v) expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition and results of operations.

Our business is subject to the risk of natural disasters, adverse weather events and other catastrophic events, and to interruption by manmade problems such as terrorism.

Our business is vulnerable to damage or interruption from earthquakes, fires, floods, power losses, telecommunications failures, terrorist attacks, acts of war, global pandemics, human errors and similar events. The third-party systems and operations on which we rely are subject to similar risks. For example, a significant natural disaster, such as an earthquake, fire or flood, could have an adverse effect on our business, financial condition and operating results, and our insurance coverage may be insufficient to compensate us for losses that may occur. Acts of terrorism could also cause disruptions in our businesses, consumer demand or the economy as a whole. We may not have sufficient protection or recovery plans in some circumstances, such as if a natural disaster affects locations that store a significant amount of our inventory vehicles. As we rely heavily on our computer and communications systems and the internet to conduct our business and provide high-quality customer service, any disruptions in the same could negatively affect our ability to run our business, which could have an adverse effect on our business, financial condition, and operating results.

We could be negatively affected if losses for which we do not have third-party insurance coverage increase or our insurance coverages prove to be inadequate.

We maintain third party insurance coverage, subject to limits, for risks that we face in the operation of our business that we believe is reasonable and customary for businesses of our size and type. Nevertheless, we may incur losses that we are unable to insure against or with respect to matters for which we have determined that obtaining insurance is not economical. Claims filed against us in excess of insurance limits, or for which we are otherwise self-insured, or the inability of our insurance carriers to pay otherwise insured claims, could have an adverse effect on our financial condition. These risks include the risk of theft or destruction of the vehicles we own, which account for a substantial percentages of our net assets. In addition, insurance we maintain may not continue to be available on terms acceptable to us and such coverage may not be adequate to cover the types of liabilities actually incurred. A significant loss, if not covered by available insurance coverage, could materially and adversely affect our business, financial condition and results of operations.

We may acquire other companies or technologies, which could divert our management’s attention, result in additional dilution to our stockholders and otherwise disrupt our operations and harm our results of operations.

Our success will depend, in part, on our ability to grow our business in response to the demands of consumers and other constituents within the automotive industry, as well as competitive pressures. Although we have no plans to do so currently, in some circumstances, we may determine to grow our business through the acquisition of complementary businesses and technologies rather than through internal development. The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions. The risks we face in connection with acquisitions include:

•        diversion of management time and focus from operating our business to addressing acquisition integration challenges;

•        coordination of technology, research and development and sales and marketing functions;

•        transition of the acquired company’s users to our platform;

•        retention of employees from the acquired company;

•        cultural challenges associated with integrating employees from the acquired company into our organization;

•        integration of the acquired company’s accounting, management information, human resources and other administrative systems;

•        the need to implement or improve controls, policies and procedures at a business that, prior to the acquisition, may have lacked effective controls, policies and procedures;

•        potential write-offs of intangibles or other assets acquired in such transactions that may have an adverse effect our results of operations;

•        liability for activities of the acquired company before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and

•        litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former stockholders or other third parties.

Our failure to address these risks or other problems encountered in connection with our past or future acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities and otherwise harm our business. Future acquisitions also could result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities or amortization expenses, any of which could harm our financial condition. Also, the anticipated benefits of any acquisitions may not materialize. Any of these risks, if realized, could materially and adversely affect our business, financial condition and results of operations.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe our success has depended, and continues to depend, on the efforts and talents of our executives and employees. Our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. Qualified individuals are in high demand, and we may incur significant costs to attract and retain them. In addition, the loss of any of our key employees or senior management, including either of our Co-Chief Executive Officers, George Arison and Toby Russell, could materially and adversely affect our ability to execute our business plan and strategy, and we may not be able to find adequate replacements on a timely basis, or at all. Our executive officers and other employees are at-will employees, which means they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We may not be able to retain the services of any members of our senior management or other key employees. In response to COVID-19, we implemented a number of measures, including office closures, social distancing measures and the institution of work-from-home policies, designed to protect the health and safety of our workforce and proactively reduce operating costs. In addition, approximately 10% of our workforce was placed on furlough and the salaries of our non-furloughed employees were temporarily reduced by up to 25%. While all furloughs and salary reductions (other than with respect to Messrs. Arison and Russell) have since ended, we may take such measures again in the future if we face another reduction in operations due to COVID-19 or otherwise. As a result of such measures, it is possible that we may lose a portion of our workforce. If we do not succeed in attracting well-qualified employees or retaining and motivating existing employees, our business, financial condition and results of operations could be materially and adversely affected.

Increases in labor costs, including wages, could adversely affect our business, financial condition and results of operations.

The labor costs associated with our operations, including our inspection and reconditioning hubs, are subject to many external factors, including unemployment levels, prevailing wage rates, minimum wage laws, potential collective bargaining arrangements, health insurance costs and other insurance costs and changes in employment and labor legislation or other workplace regulation. From time to time, legislative proposals are made to increase the federal minimum wage in the United States, as well as the minimum wage in a number of individual states and municipalities, and to reform entitlement programs, such as health insurance and paid leave programs. As minimum wage rates increase or related laws and regulations change, our labor costs may increase. Any increase in the cost of our labor could have an adverse effect on our business, financial condition and results of operations or if we fail to pay such higher wages we could suffer increased employee turnover. Increases in labor costs could force us to increase prices, which could adversely impact our sales. If competitive pressures or other factors prevent us from offsetting increased labor costs by increases in prices, our profitability may decline and could have a material adverse effect on our business, financial condition and results of operations.

Our failure to comply with various applicable federal and state employment and labor laws and regulations could have a material, adverse impact on our business, financial condition and results of operations.

Various federal and state employment and labor laws and regulations govern our relationships with our employees. These laws and regulations relate to matters such as employment discrimination, wage and hour laws, requirements to provide meal and rest periods or other benefits, family leave mandates, requirements regarding working conditions and accommodations to certain employees, citizenship or work authorization and related requirements, insurance and workers’ compensation rules, healthcare laws, scheduling notification requirements and anti-discrimination and anti-harassment laws. While the scope of these laws and regulations are subject to change in all jurisdictions, California routinely makes changes to the scope of such laws and regulations, many of which may be strictly enforced, and some of which have been in the past, and may be in the future, implemented on a retrospective basis (meaning we may not have an opportunity to change our employment practices in advance to avoid non-compliance). Complying with these laws and regulations, including ongoing changes thereto, subjects us to substantial expense and non-compliance could expose us to significant liabilities. In particular, we have been subject to employment litigation with respect to classification and wage and hour issues in the past. While we have not incurred material losses with respect to this litigation in the past, we may be subject to material claims in the future.

We rely on third-party technology and information systems to complete critical business functions. If that technology fails to adequately serve our needs, and we cannot find alternatives, it may negatively impact our business, financial condition and results of operations.

We rely on third-party technology for certain of our critical business functions, including customer identity verification for financing, transportation fleet telemetry, network infrastructure for hosting our website and inventory data, software libraries, development environments and tools, services to allow customers to digitally sign contracts and customer experience center management. Our business is dependent on the integrity, security and efficient operation of these systems and technologies. Our systems and operations or those of our third-party vendors and partners could be exposed to damage or interruption from, among other things, fire, natural disaster, power loss, telecommunications failure, unauthorized entry, computer viruses, denial-of-service attacks, acts of terrorism, human error, vandalism or sabotage, financial insolvency, bankruptcy and similar events. The failure of these systems to perform as designed, the failure to maintain or update these systems as necessary, the vulnerability of these systems to security breaches or attacks or the inability to enhance our information technology capabilities, and our inability to find suitable alternatives could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

Our platform utilizes open-source software, and any defects or security vulnerabilities in the open-source software could negatively affect our business.

Our platform employs open-source software, and we expect to use open-source software in the future. To the extent that our platform depends upon the successful operation of open-source software, any undetected errors or defects in this open-source software could prevent the deployment or impair the functionality of our platform, delay the introduction of new solutions, result in a failure of our platform and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks, and, in conjunction, make our systems more vulnerable to data breaches.

In addition, the terms of various open-source licenses are sometimes ambiguous and have not been interpreted by United States courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to market our platform. Some open-source licenses might require us to make our source code available at no cost or require us to make our source code publicly available for modifications or derivative works if our source code is based upon, incorporates, or was created using the open-source software. While we try to insulate our proprietary code from the effects of such open-source license provisions, we cannot guarantee we will be successful. In addition to risks related to open-source license requirements, usage of open-source software can lead to greater risks than use of third-party commercial software, as open-source licenses generally do not provide warranties or controls on the origin of the software. Many of the risks associated with usage of open-source software cannot be eliminated and could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims asserting that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer. Litigation may be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

In addition, while it is our policy to require our employees and contractors who may be involved in the creation or development of intellectual property on our behalf to execute agreements assigning such intellectual property to us, we may be unsuccessful in having all such employees and contractors execute such an agreement. The assignment of intellectual property may not be self-executing or the assignment agreement may be breached, and we may be forced to bring claims against third parties or defend claims that they may bring against us to determine the ownership of what we regard as our intellectual property.

A significant disruption in service on our platform could damage our reputation and result in a loss of customers, which could harm our brand or our business, financial condition and results of operations.

Our brand, reputation and ability to attract customers depend on the reliable performance of our platform and the supporting systems, technology and infrastructure. We may experience significant interruptions to our systems in the future. Interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses or physical or electronic break-ins, could affect the availability of our inventory on our platform and prevent or inhibit the ability of customers to access our platform. Problems with the reliability or security of our systems could harm our reputation, result in a loss of customers and result in additional costs.

Problems faced by our third-party web-hosting providers, such as AWS and Google Cloud, could inhibit the functionality of our platform. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Disruption of their services could cause our website to be inoperable and could have a material adverse effect on our business, financial condition and results of operations. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business, financial condition and results of operations could be harmed.

Any errors, defects, disruptions, or other performance or reliability problems with our platform could interrupt our customers’ access to our inventory and our access to data that drives our inventory purchase operations, which could harm our reputation or our business, financial condition and results of operations.

We may need to recognize impairment charges related to goodwill, identified intangible assets and fixed assets.

We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year and on an interim basis if there are indicators of a possible impairment. There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and other long-lived assets. If, as a result of a general economic slowdown or deterioration in one or more of the markets in which we operate or in our financial performance or future outlook, or if the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our business, financial condition and results of operations.

Our level of indebtedness could have a material adverse effect on our ability to generate sufficient cash to fulfill our obligations under such indebtedness, to react to changes in our business and to incur additional indebtedness to fund future needs.

As of June 30, 2020, we had outstanding $6.7 million aggregate principal amount of borrowings under its flooring line of credit (as defined in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”). Our interest expense was $2.6 million for the six months ended June 30, 2020.

If our cash flows and capital resources are insufficient to fund its debt service obligations, Shift may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its indebtedness. Our ability to restructure or refinance its current or future debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of Shift’s debt could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations. The terms of existing or future debt instruments may restrict Shift from adopting some of these alternatives. Any failure to make payments of interest and principal on Shift’s outstanding indebtedness on a timely basis or failure to comply with certain restrictions in its debt instruments, including the maintenance of certain liquidity requirements that further restrict its cash usage, would result in a default under its debt instruments. In the event of a default under any of Shift’s current or future debt instruments, the lenders could elect to declare all amounts outstanding under such debt instruments to be due and payable. Furthermore, Shift’s flooring line of credit contains customary restrictive covenants which, among other things, restrict its ability to dispose of assets and/or use the proceeds from the disposition. Shift may not be able to consummate any such dispositions or to obtain the proceeds that it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

In addition, Shift’s indebtedness under its flooring line of credit bears interest at variable rates. Because Shift has variable rate debt, fluctuations in interest rates may affect its cash flows or business, financial condition and results of operations. Shift may attempt to minimize interest rate risk and lower its overall borrowing costs through the utilization of derivative financial instruments, primarily interest rate swaps.

We may be adversely affected by changes in LIBOR reporting practices or the method by which LIBOR is determined.

As of June 30, 2020, we had approximately $19.182 million of aggregate consolidated indebtedness that was indexed to the London Interbank Offered Rate (“LIBOR”). Central banks around the world, including the Federal Reserve, have commissioned working groups of market participants and official sector representatives with the goal of finding suitable replacements for LIBOR based on observable market transactions. It is expected that a transition away from the widespread use of LIBOR to alternative rates will occur over the course of the next few years. The U.K. Financial Conduct Authority (FCA), which regulates LIBOR, has announced that it has commitments from panel banks to continue to contribute to LIBOR through the end of 2021, but that it will not use its powers to compel contributions beyond such date. Accordingly, there is considerable uncertainty regarding the publication of such rates beyond 2021. The Federal Reserve Bank of New York and various other authorities have commenced the publication of reforms and actions relating to alternatives to U.S. dollar LIBOR. Although the full impact of such reforms and actions, together with any transition away from LIBOR, including the potential or actual discontinuance of LIBOR publication, remains unclear, these changes may have a material adverse impact on the availability of financing, including LIBOR-based loans, and on our financing costs.

Risks Relating to Our Securities

Our common stock price may be volatile and the value of our common stock may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

It is possible that an active trading market for shares of our common stock will not be sustained. If an active trading market for our common stock is not sustained, the liquidity of our common stock, your ability to sell your shares of our common stock when desired and the prices that you may obtain for your shares of common stock will be adversely affected.

Many factors, some of which are outside our control, may cause the market price of our common stock to fluctuate significantly, including those described elsewhere in this “Risk Factors” section and this prospectus, as well as the following:

•        our operating and financial performance and prospects;

•        our quarterly or annual earnings or those of other companies in our industry compared to market expectations;

•        conditions that impact demand for our offerings and platform, including demand in the automotive industry generally and the performance of the third parties through whom we conduct significant parts of our business;

•        future announcements concerning our business or our competitors’ businesses;

•        the public’s reaction to our press releases, other public announcements and filings with the SEC;

•        coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;

•        market and industry perception of our success, or lack thereof, in pursuing our growth strategy;

•        strategic actions by us or our competitors, such as acquisitions or restructurings;

•        changes in laws or regulations which adversely affect our industry or us;

•        changes in accounting standards, policies, guidance, interpretations or principles;

•        changes in senior management or key personnel;

•        issuances, exchanges, sales or stock splits, or expected issuances, exchanges, sales or stock splits of our capital stock;

•        changes in our dividend policy;

•        adverse resolution of new or pending litigation or other claims against us; and

•        changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, global pandemics, acts of war and responses to such events.

As a result, volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the public offering price. As a result, you may suffer a loss on your investment. Broad market and industry fluctuations, as well as general economic, political, regulatory, and market conditions, may negatively impact the market price of our common stock. In the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial costs and divert our management’s attention.

We do not intend to pay dividends on our common stock for the foreseeable future.

We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, we do not anticipate declaring or paying any cash dividends on our common stock in the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our business prospects, results of operations, financial condition, cash requirements and availability, industry trends and other factors that our board of directors may deem relevant. Any such decision also will be subject to compliance with contractual restrictions and covenants in the agreements governing our current indebtedness. In addition, we may incur additional indebtedness, the terms of which may further restrict or prevent us from paying dividends on our common stock. As a result, you may have to sell some or all of your common stock after price appreciation in order to generate cash flow from your investment, which you may not be able to do. Our inability or decision not to pay dividends could also adversely affect the market price of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our second amended and restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our board of directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our stockholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

The issuance by us of additional shares of common stock or convertible securities may dilute your ownership of us and could adversely affect our stock price.

We may issue additional capital stock in the future that will result in dilution to all other stockholders. We also expect to continue to grant equity awards to employees, directors and consultants under our equity incentive plans. From time to time in the future, we may also issue additional shares of our common stock or securities convertible into common stock pursuant to a variety of transactions, including acquisitions. The issuance by us of additional shares of our common stock or securities convertible into our common stock would dilute your ownership of us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market could cause the market price for our common stock to decline.

The sale of substantial amounts of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

The obligations associated with being a public company require significant resources and management attention, and we have and will continue to incur increased costs as a result of becoming a public company.

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. We expect to continue to incur significant costs related to operating as a public company. We are subject to the Exchange Act, the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Wall Street Reform and Consumer Protection Act of 2020 (the “Dodd-Frank Act”), the

Public Company Accounting Oversight Board (“PCAOB”) and the rules and standards of Nasdaq, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to, among other things:

•        prepare, file and distribute annual, quarterly and current reports with respect to our business and financial condition;

•        prepare, file and distribute proxy statements and other stockholder communications;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain to a greater degree outside counsel and accountants to assist us with the activities listed above;

•        enhance our investor relations function;

•        establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with Nasdaq’s listing standards; and

•        comply with the Sarbanes-Oxley Act.

These rules and regulations and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, have and will continue to increase our legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements has and will continue to result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, financial condition and results of operations. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

Being a public company and complying with applicable rules and regulations could also make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

As a public reporting company, we are subject to rules and regulations established from time to time by the SEC and Nasdaq regarding our internal control over financial reporting. If we fail to establish and maintain effective internal control over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

We are a public reporting company subject to the rules and regulations established from time to time by the SEC and Nasdaq. These rules and regulations will require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company, we will be required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”) requires that, beginning with our second annual report following our IPO, management assess and report annually on the effectiveness of our internal control over financial reporting and identify any material weaknesses in our internal control over financial reporting. Additionally, Section 404(b) requires our independent registered public accounting firm to issue an annual report that addresses the effectiveness of our internal control over financial reporting. We expect our first Section 404(a) assessment will take place for our annual report for the year ending December 31, 2021. We also expect to comply with Section 404(b) at that time. We have not yet commenced the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404(a), and we may not be able to complete our evaluation, testing and any required remediation in a timely fashion once initiated. Our compliance with Section 404(a) will require that we incur substantial expenses and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and compile the system and process documentation necessary to perform the evaluation needed to comply with Section 404(a).

If our senior management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our common stock price and adversely affect our business, financial condition and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities, which would require additional financial and management resources.

Anti-takeover provisions in our governing documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, and depress the market price of our common stock.

Our second amended and restated certificate of incorporation, second amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by our board of directors. Among others, our second amended and restated certificate of incorporation and amended and restated bylaws include the following provisions:

•        limitations on convening special stockholder meetings, which could make it difficult for our stockholders to adopt desired governance changes;

•        advance notice procedures, which apply for stockholders to nominate candidates for election as directors or to bring matters before an annual meeting of stockholders;

•        no authorization of cumulative voting, which limits the ability of minority stockholders to elect director candidates;

•        provides for a classified board of directors; and

•        the authorization of undesignated or “blank check” preferred stock, the terms of which may be established and shares of which may be issued without further action by our stockholders.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our management. As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”), which prevents interested stockholders, such as certain stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations unless (i) prior to the time such stockholder became an interested stockholder, the board approved the transaction that resulted in such stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in such stockholder becoming an interested stockholder, the interested stockholder owned 85% of the common stock or (iii) following board approval, the business combination receives the approval of the holders of at least two-thirds of our outstanding common stock not held by such interested stockholder.

Any provision of our second amended and restated certificate of incorporation, second amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our second amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our stockholders, and federal district courts will be the sole and exclusive forum for Securities Act claims, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

Our second amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees to us or to our stockholders; (c) any action asserting a claim arising pursuant to the DGCL, our second amended and restated certificate of incorporation or our second amended and rested bylaws, or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware; or (d) any action asserting a claim governed by the internal affairs doctrine; provided that the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. Our second amended and restated certificate of incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provisions contained in our second amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition and results of operations.

If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

Our stock price and trading volume are heavily influenced by the way analysts and investors interpret our financial information and other disclosures. If securities or industry analysts do not publish research or reports about our business, delay publishing reports about our business, or publish negative reports about our business, regardless of accuracy, our common stock price and trading volume could decline.

The trading market for our common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If the number of analysts that cover us declines, demand for our common stock could decrease and our common stock price and trading volume may decline.

Even if our common stock is actively covered by analysts, we do not have any control over the analysts or the measures that analysts or investors may rely upon to forecast our future results. Over-reliance by analysts or investors on any particular metric to forecast our future results may result in forecasts that differ significantly from our own.

Regardless of accuracy, unfavorable interpretations of our financial information and other public disclosures could have a negative impact on our stock price. If our financial performance fails to meet analyst estimates, for any of the reasons discussed above or otherwise, or one or more of the analysts who cover us downgrade our common stock or change their opinion of our common stock, our stock price would likely decline.

If our operating and financial performance in any given period does not meet the guidance that we provide to the public, the market price of our common stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to the risks and uncertainties described in this prospectus and in our other public filings and public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. If, in the future, our operating or financial results for a particular period do not meet any guidance we provide or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of our common stock may decline. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus, and in any document incorporated by reference in this prospectus, that reflect our current views with respect to future events and financial performance, business strategies, expectations for our business and the business of the combined company, and the timing and ability for us to complete the Merger and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” “will,” “approximately,” “shall” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus, and in any document incorporated by reference in this prospectus, may include, for example, statements about the future financial performance of the Company.

The forward-looking statements contained in this prospectus, and in any document incorporated by reference in this prospectus, are based on our current expectations and beliefs concerning future developments and their potential effects on us. You should not place undue reliance on these forward-looking statements in deciding how to invest. We cannot assure you that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

•        the ability to recognize the anticipated benefits of the Merger, which may be affected by, among other things, competition, and the ability of the Company to grow and manage growth profitably;

•        our ability to sustain our current rate of growth;

•        our ability to establish our software as a platform to be used by automotive dealers;

•        risks relating to our inspection and reconditioning hubs;

•        impacts of COVID-19 and other pandemics;

•        our reliance on third-party carriers:

•        cyber-attacks or other privacy or data security incidents;

•        our reliance on third-party service providers to provide financing;

•        changes in the prices of new and used vehicles;

•        access to desirable vehicle inventory;

•        changes in applicable laws and regulations;

•        access to additional debt and equity capital;

•        changes in technology and consumer acceptance of such changes;

•        our reliance on internet search engines, vehicle listing sites and social networking sites to help drive traffic to its website;

•        any restrictions on the sending of emails or messages or an inability to timely deliver such communications;

•        seasonal and other fluctuations in our quarterly results of operations;

•        competition in the markets in which we operate;

•        changes in the auto industry and conditions affecting automotive manufacturers;

•        natural disasters, adverse weather events and other catastrophic events;

•        our dependence on key personnel; and

•        our reliance on third-party technology and information systems.

•        other economic, business and/or competitive factors, risks and uncertainties, including those described in the section entitled “Risk Factors” beginning on page 6.

We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma combined balance sheet as of June 30, 2020 gives pro forma effect to the Merger as if it had been consummated as of that date. The unaudited pro forma combined statements of operations for the six months ended June 30, 2020 and for the year ended December 31, 2019 give pro forma effect to the Merger as if it had occurred as of January 1, 2019. This information should be read together with Shift’s and IAC’s audited and unaudited financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The unaudited pro forma combined balance sheet as of June 30, 2020 has been prepared using the following:

•        Shift’s unaudited historical condensed consolidated balance sheet as of June 30, 2020, as included elsewhere in this prospectus; and

•        IAC’s unaudited historical condensed balance sheet as of June 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the six months ended June 30, 2020 has been prepared using the following:

•        Shift’s unaudited historical condensed consolidated statement of operations and comprehensive loss for the six months ended June 30, 2020, as included elsewhere in this prospectus; and

•        IAC’s unaudited historical statement of operations for the six months ended June 30, 2020, as included elsewhere in this prospectus.

The unaudited pro forma combined statement of operations for the year ended December 31, 2019 has been prepared using the following:

•        Shift’s audited historical consolidated statement of operations and comprehensive loss for the year ended December 31, 2019, as included elsewhere in this prospectus; and

•        IAC’s audited historical statement of operations for the year ended December 31, 2019, as included elsewhere in this prospectus.

Accounting for the Merger

The Merger is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, IAC, who was the legal acquirer in the Merger, is treated as the “acquired” company for financial reporting purposes and Shift is treated as the accounting acquirer. This determination was primarily based on Shift having a majority of the voting power of the Company, Shift’s senior management comprising substantially all of the senior management of the Company, the relative size of Shift compared to IAC, and Shift’s operations comprising the ongoing operations of the Company. Accordingly, for accounting purposes, the Merger is treated as the equivalent of a capital transaction in which Shift is issuing stock for the net assets of IAC. The net assets of IAC are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Shift.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Merger, are factually supportable, and as it relates to the unaudited pro forma combined statement of operations, are expected to have a continuing impact on the results of the Company. The adjustments presented on the unaudited pro forma combined financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the Company.

The unaudited pro forma combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma combined financial information as being indicative of the historical financial position and results that would have been achieved had the companies always been combined or the future financial position and results that the Company will experience. Shift and IAC did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

As a result of the Merger and immediately following the closing of the Merger, the former stockholders of Shift owned approximately 51.2% of the Company’s outstanding common stock and the former stockholders of IAC owned approximately 25.8% of the Company’s outstanding common stock (6.9% held by IAC’s initial stockholders), with the remaining shares of the Company’s outstanding common stock owned by the PIPE Investors.

As the release from escrow of the additional 6,000,218 shares of Company common stock is contingent on the future performance of the trading price of the common stock, they have been classified as an equity arrangement and therefore have not been recorded in the unaudited pro forma combined financial statements.

PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2020
(UNAUDITED)
(in thousands)

	(A) Shift	(B) IAC	Pro Forma Adjustments		Pro Forma Balance Sheet
Assets
Current assets:
Cash and cash equivalents	$23,087	$308	$153,689	(1)
			189,000	(2)
			(35,865)	(3)
			(350)	(7)
			(6,055)	(9)	$323,814
Accounts receivable, net	2,216	—	—		2,216
Inventory	15,610	—	—		15,610
Prepaid expenses and other current assets	3,101	63	—		3,164
Total Current Assets	44,014	371	300,419		344,804
Cash and marketable securities	—	153,689	(153,689)	(1)	—
Property and equipment, net	1,943	—	—		1,943
Capitalized website and internal use software, net	6,320	—	—		6,320
Restricted cash	1,575	—	—		1,575
Deferred borrowing costs	3,667	125	(125)	(3)	3,667
Other non-current assets	3,004	—	—		3,004
Total Assets	$60,523	$154,185	$146,605		$361,313

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$13,215	$1,349	$(1,431)	(3)	$13,133
Income tax payable	—	630	—		630
Convertible promissory note – related party	—	350	(350)	(7)	—
Floor line of credit	6,682	—	—		6,682
Total Current Liabilities	19,897	2,329	(1,781)		20,445
Related party long term note	9,171	—			9,171
Warrant liability	10,443	—	(10,443)	(8)	—
Other non-current liabilities	7,966	—	(6,055)		1,911
Deferred underwriting fees	—	6,419	(6,419)	(3)	—
Total Liabilities	47,477	8,748	(24,698)		31,527

Commitments and Contingencies

Convertible preferred stock	223,631	—	(223,631)	(5)	—
Common stock subject to redemption	—	140,437	(140,437)	(4)	—
	223,631	140,437	(364,068)		—
Stockholders’ (Deficit) Equity
Common stock	3	—	(3)	(5)	—
Class A common stock	—	—	2	(2)
			1	(4)
			4	(5)
			1	(6)	8
Class B common stock	—	1	(1)	(6)	—
Additional paid-in capital	36,033	4,825	188,998	(2)
			(6,850)	(3)
			140,436	(4)
			223,804	(5)
			10,433	(8)	597,689
Retained earnings (Accumulated deficit)	(246,621)	174	(21,290)	(3)
			(174)	(5)	(267,911)
Total Stockholders’ (Deficit) Equity	(210,585)	5,000	535,371		329,786
Total Liabilities and Stockholders’ (Deficit) Equity	$60,523	$154,185	$146,605		$361,313

Pro Forma Adjustments to the Unaudited Combined Balance Sheet

(A)    Derived from the unaudited condensed consolidated balance sheet of Shift as of June 30, 2020. See Shift’s unaudited condensed consolidated statements for the six months ended June 30, 2020 and the related notes appearing elsewhere in this prospectus.

(B)    Derived from the unaudited balance sheet of IAC as of June 30, 2020. See IAC’s unaudited condensed consolidated statements for the six months ended June 30, 2020 and the related notes appearing elsewhere in this prospectus.

(1)     Reflects the release of cash currently invested in marketable securities held in the trust account.

(2)     Reflects the proceeds received from the PIPE investment with the corresponding issuance of 18,900,000 shares of common stock of the post-combination company at $10.00 per share.

(3)     Reflects the payment of fees and expenses related to the Merger, including the deferred underwriting fee of $6,419 and legal, financial advisory, accounting and other professional fees. Expenses of $6,850 attributable to the PIPE investment, including underwriting fees payable to the placement agent in connection with the PIPE investment, are reflected as an adjustment to additional paid in capital. Transaction related expenses of $1,349 and $82 are currently classified in accounts payable for IAC and Shift, respectively. The direct, incremental costs of the Merger related to the legal, financial advisory, accounting and other professional fees of $21,290, including $2,275 with respect to the three advisory and consulting agreements entered into June 2020 with respect to a potential business combination disclosed under “Contractual Obligations”, is reflected as an adjustment to accumulated deficit and is not shown as an adjustment to the statement of operations since it is a nonrecurring charge resulting directly from the Merger. These payments were made with the cash released to or received by the Company at closing, as set forth in footnotes (1) and (2).

(4)    The common stock subject to redemption for cash amounting to $140,437 would be transferred to permanent equity.

(5)     Reflects the recapitalization of Shift through (a) the contribution of all the share capital in Shift to IAC in the amount of $259,667, (b) the issuance of 35,148,370 shares of common stock and (c) the elimination of the historical retained earnings of IAC, the legal acquirer, in the amount of $174.

(6)    Reflects the conversion of 5,163,338 shares of Class B common stock into 5,663,338 shares of Class A common stock, on a 1.09 to 1 basis, at the consummation of the Business Combination.

(7)     Reflects the cash repayment of convertible promissory notes to a related party.

(8)    Reflects the net settlement of the outstanding warrants for shares of Class A common stock.

(9)    Reflects the repayment of the promissory notes related to Paycheck Protection Program, which was a condition of the merger agreement.

PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2020
(UNADUITED)
(in thousands, except share and per-share data)

	(A) Shift	(B) INSU	Pro Forma Adjustments		Pro Forma Balance Sheet
Total revenue	$62,393	$—	$—		$62,393
Cost of revenue	55,478	—	—		55,478
Gross profit	6,915	—	—		6,915

Selling, general and administrative expenses	28,079	1,724	(1,145)	(1)	28,658
Depreciation and amortization	2,077	—	—		2,077
Loss from operations	(23,241)	(1,724)	1,145		(23,820)

Other income (expense):
Interest and other income (expense)	(5,438)	706	(706)	(2)	(5,438)
Interest expense	(2,645)	—	—		(2,645)
Loss before income taxes	(31,324)	(1,018)	439		(31,903)
Provision for income taxes	—	132	(132)	(3)	—
Net loss	$(31,324)	$(1,150)	$571		$(31,903)
Weighted average shares outstanding of common stock, basic and diluted		15,065,000	67,041,969	(4)	82,106,969
Basic and diluted net income (loss) per share		$0.03			$(0.39)

PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2019
(UNAUDITED)

(in thousands, except share and per-share data)

	(C) Shift	(D) INSU	Pro Forma Adjustments		Pro Forma Income Statement
Total revenue	$166,235	$—	$—		$166,235
Cost of revenue	167,997	—	—		167,997
Gross loss	(1,762)	—	—		(1,762)

Selling, general and administrative expenses	71,860	765	—		72,625
Depreciation and amortization	3,221	—	—		3,221
Loss from operations	(76,843)	(765)	—		(77,608)

Other income (expense):
Interest income	1,821	2,593	(2,593)	(2)	1,821
Interest expense	(5,461)	—	—		(5,461)
(Loss) income before income taxes	(80,483)	1,828	(2,593)		(81,248)
Provision for income taxes	—	502	(502)	(3)	—
Net (loss) income	$(80,483)	$1,326	$(2,091)		$(81,248)
Weighted average shares outstanding of common stock, basic and diluted		15,065,000	67,041,969	(4)	82,106,969
Basic and diluted net income (loss) per share		$0.13			$(0.99)

Pro Forma Adjustments to the Unaudited Combined Statements of Operations

(A)    Derived from the unaudited condensed consolidated statement of operations and comprehensive loss of Shift for the six months ended June 30, 2020. See Shift’s unaudited condensed consolidated statements for the six months ended June 30, 2020 and the related notes appearing elsewhere in this prospectus.

(B)    Derived from the unaudited statement of operations of IAC for the six months ended June 30, 2020. See IAC’s unaudited condensed consolidated statements for the six months ended June 30, 2020 and the related notes appearing elsewhere in this prospectus.

(C)    Derived from the audited consolidated statement of operations and comprehensive loss of Shift for the year ended December 31, 2019. See Shift’s audited consolidated statement financial statements and the related notes appearing elsewhere in this prospectus.

(D)    Derived from the audited statement of operations of IAC for the year ended December 31, 2019. See IAC’s audited consolidated statement financial statements and the related notes appearing elsewhere in this prospectus.

(1)    Represents an adjustment to eliminate direct, incremental costs of the Business Combination which are reflected in the historical financial statements of Shift and IAC in the amount of $0 and $1,145, respectively, for the six months ended June 30, 2020. There were no such amounts for the year ended December 31, 2019.

(2)     Represents an adjustment to eliminate interest income on marketable securities held in the trust account as of the beginning of the period.

(3)     Represents an adjustment to record a normalized blended statutory income tax benefit rate of 21% for pro forma financial presentation purposes resulting in the recognition of an income tax benefit, which however, has been offset by a full valuation allowance as the post-combination company expects to incur continuing losses.

(4)     The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that IAC’s IPO occurred as of January 1, 2019. In addition, as the Business Combination is being reflected as if it had occurred on this date, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed in the Merger for the entire period.

The following presents the calculation of basic and diluted weighted average common shares outstanding. The computation of diluted loss per share excludes the effect of 7,745,000 warrants to purchase 7,745,000 shares of common stock because the inclusion of these securities would be anti-dilutive.

Combined
Weighted average shares calculation, basic and diluted
IAC public shares	15,065,000
IAC Sponsor shares	6,088,338
IAC shares issued to PIPE Investors	18,900,000
IAC shares issued in the Merger	42,053,631
Weighted average shares outstanding	82,106,969
Percent of shares owned by Shift	51.2%
Percent of shares owned by PIPE Investors	23.0%
Percent of shares owned by IAC	25.8%

MARKET INFORMATION FOR OUR SECURITIES AND DIVIDEND POLICY

Market Information

Following the Merger, our Class A common stock and public warrants began trading on Nasdaq under the symbols “SFT” and “SFTTW,” respectively. The last reported sale prices of our Class A common stock and warrants on October 30, 2020 were $8.90 per share and $2.14 per warrant, respectively.

Holders

As of October 30, 2020, there were 60 holders of record of our Class A common stock and 1 holder of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

Dividend Policy

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our flooring line of credit with U.S. Bank contains certain restrictive covenants that may limit the Company’s ability to make distributions.

USE OF PROCEEDS

We will receive the proceeds from any exercise of any warrants for cash. Assuming the exercise of all the warrants for cash, we will receive proceeds of approximately $89.1 million. We will not receive any proceeds from the sale of shares of warrants or Class A common stock by the Selling Securityholders pursuant to this prospectus. We intend to use the cash proceeds from the exercise of the warrants for general corporate purposes.

There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of warrants will decrease.

DESCRIPTION OF BUSINESS

Overview

We are a leading end-to-end auto ecommerce platform (based on volume) transforming the used car industry with a technology-driven, hassle-free customer experience. Our mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. We provide comprehensive, digital solutions throughout the car ownership lifecycle: finding the right car, having a test drive brought to you before buying the car, a seamless digitally-driven purchase transaction including financing and vehicle protection products, an efficient, digital trade-in/sale transaction, and a vision to provide high-value support services during car ownership. Each of these steps is powered by our software solutions, mobile transactions platform, and scalable logistics, combined with our five centralized inspection, reconditioning & storage centers, called Hubs.

We demystify the auto purchase experience in an industry known for high-pressure sales tactics that place the customer at a disadvantage. The traditional car buying experience is ripe for our brand of disruption: a recent survey by Gallup indicated that only 9% of consumers trust car salespeople and according to the DealerSocket Independent Dealership Action Report released in 2016, 81% are generally dissatisfied with the car buying process. The peer-to-peer market for automotive sales is even less transparent and is associated with many unknown factors that leave buyers and sellers uneasy. We use technology to eliminate guesswork and hassle and provides a more efficient, more reliable, more convenient and more trusted alternative.

Our vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with our website and provide a seamless search experience. Consumers may elect to purchase a vehicle online, through an at-home test drive, or during a test drive at one of our reconditioning and storage Hubs. During the purchasing process, our customers access a full suite of online financing options, vehicle service contracts, and other value add products to support the ownership experience. Over time, we will expand our machine learning-enabled recommendation engine to help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”), an order of magnitude higher score than traditional auto retailers. These positive experiences allow us to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

Launched in 20142, we currently operate five West Coast Hubs capable of reaching over 85%3 of the California population and a large portion of the Oregon population, with proven success in San Francisco, Los Angeles and Orange County, San Diego, Sacramento, and Portland, expansion to Seattle in October 2020, and plans to expand to additional metropolitan areas. Each region is supported by one Hub location that acts as the central point for reconditioning and vehicle storage that also enables customers who prefer to browse inventory onsite. In 2019, the Company had $166.2 million of revenue including an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. By targeting urban, densely populated markets, we have used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow our market penetration to over 4% of all used car sales in its top-performing ZIP codes within the San Francisco region. With current operations out of five West Coast Hubs, which together account for only 12%2 of the U.S. population, we have significant runway for continued expansion.

Our differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that we have the right car for buyers regardless of interest, need, budget, or credit. We are the only online dealer to offer a fully omni-channel fulfillment model, led by our patented system for managing on-demand test drives brought to customers at their preferred location, such as their home. There are three ways to purchase a car from us:

•        On-demand test drive:    We conveniently bring any car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.

•        Buy online:    Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

•        Hub test drive:    Customers may come to one of our hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all buyers, we offer a full suite of options to consumers to finance and protect their vehicle through the only mobile point-of-sale solution on the market. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are, statistically speaking, able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.

____________

2          Incorporated December 9, 2013 in the state of Delaware.

3          Includes metropolitan statistical area (MSA’s) within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

We focus on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment costs, and centralized software. In the first quarter of 2020, we sourced over 85% of our inventory from consumer-sellers and partners driving industry-leading margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides us access to a deeper pool of scarce, highly desirable inventory.

Sellers are able to go to shift.com, submit information on their car, and get a quote instantly. We use a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile iPad diagnostic tools, we provide an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of the Shift concierge staff. We provide selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.

All of the cars we sell undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our five regional reconditioning Hub facilities to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. Reconditioning standards are segmented into branded quality tiers of: Shift Certified for newer, lower-mileage vehicles and Shift Value for lower-cost, older or higher mileage vehicles to optimize the level of aesthetic finish for what customers care about most.

Technology Platform

We provide a superior consumer experience that breaks with traditional auto retail and is powered by technology throughout. By using technology, we can enable a Concierge with limited exposure to the used auto market to outperform used auto professionals with decades of experience at traditional retailers while creating a better customer experience. Machine learning helps to optimize customer conversion by helping the customer find the right vehicle at the right price with the right financing and service options. With only basic information, we work to predict which cars will be most appealing and what financing options will be available for a customer. If a customer pre-qualifies for financing, conversion rates dramatically improve.

Approximately 97% of consumer auto purchases involve online research. These consumers have historically been forced to go offline to purchase a car because there are so few options for completing a car purchase online. Our technology allows a consumer to complete the car buying process that they begin by shopping online without having to set foot in a dealership. Our technology platform enables a fully mobile digital transaction experience:

•        from at-home car searching;

•        to scheduling an on-demand test drive with the push of a button;

•        to purchasing at home or at the preferred site of a test drive; and

•        with the financing and services products expected from an industry-leading experience.

This provides a convenient, no-haggle, and streamlined transaction that customers enjoy and trust.

Likewise, the Shift technology platform for selling a car provides a seamless consumer experience. Customers go online, enter in information about their car, and get an instant online quote. The machine learning-driven acquisition engine predicts the price we will pay for the vehicle, the price at which we can resell the vehicle, the level of reconditioning required to determine impact on margin and operations, and the likelihood that consumers will purchase ancillary products in connection with the sale of the vehicle. Upon completion, a member of the Shift concierge staff comes to the customer’s house, conducts a transaction in person, including an electronic transfer of the funds paid to the seller of the car, and then takes away the vehicle.

Our operations are fully powered by technology throughout all stages of the selling and buying processes. A proprietary iPad app empowers Shift concierges to conduct evaluations, accept payment, and execute transactions onsite and in real time electronically. The Shift app empowers mechanics by displaying a step-by-step guide for inspection and reconditioning, while tracking this data in a cloud database for real-time analytics and decision engine processing to provide optimized reconditioning standards.

Our technology suite is critical to our scalability as it allows us to accelerate employee development and decreases required training time, while providing a communication channel to interact with the customer and also providing a responsive and enjoyable customer experience. It is also the first mobile point of sale for the used car marketplace and it allows a customer to complete real-time applications for loan and service contracts, and as a result, receive the instant results needed to complete e-contracting and transfer payment.

Industry and Market Opportunity

The U.S. used automotive market is massive, fragmented, and ripe for disruption as consumers remain dissatisfied with the traditional purchase experience and overall consumer preferences increasingly are shifting to online transactions.

•        Massive market:    According to the Edmunds Used Vehicle Report 2019, in 2019, the U.S. used automotive market generated $841 billion in sales from over 40 million vehicle purchases.

•        Highly fragmented:    Market share in the U.S. is extremely fragmented with the largest 100 dealer groups representing only 6% of used auto unit sales according to Automotive News. According to the Manheim 2018 Used Car Market Report & Outlook, the peer-to-peer market represents 50% of used auto sales.

U.S. Used Vehicle Unit Sales

•        Ripe for disruption:    The used car buying process suffers from poor overall consumer experience — highlighted by low NPS scores4 throughout the used auto retail industry — which is attributable to opaque pricing, high pressure sales tactics, inventory of questionable and widely varying quality, and a generally arduous and lengthy sales process. Additionally, brick-and-mortar retailers are plagued by elevated overhead costs and capital expenditures that must be passed on to the customer. The peer-to-peer market has even greater challenges for consumers including lack of transparency including the possibility of fraud, logistical challenges, limited or no ability to test drive or return vehicles, lack of financing or warranty options, and perception of dishonesty and aggressive tactics in the sales process.

•        Limited ecommerce penetration:    The used automotive market remains among the least penetrated ecommerce markets in the U.S. with the three largest players (us, Carvana, and Vroom) capturing less than 1% of all sales in 2019 according to the 2019 Automotive Ecommerce Report from Digital Commerce 360. There is significant opportunity for increased penetration as that report noted 49% of consumers reported a willingness to purchase a vehicle online.

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4          Customer Guru: Auto Retailer NPS of 7 calculated as average NPS of Rush Enterprises, Lithia Motors, Avis, Budget Group, Sonic Automotive, Asbury Automotive Group, Penske Automotive Group, and AutoNation.

U.S. ecommerce Penetration % by Industry5

•        COVID-19 pandemic:    Although the ultimate impacts of COVID-19 remain uncertain and consumer demand for autos may be impacted in a recessionary environment, a recent survey published by Capgemini found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online shopping more broadly as consumers seek to avoid physical retail locations.

We are focused on the largest segment of the used car market, which comprises inventory between 3 and 10 years of age — a category that makes up approximately 84% of all used vehicle transactions based on a 2019 NIADA report. Our average sale price is approximately $16,000, which is representative of the fact that a large number of our vehicle sales occur at a price point of under $20,000, reflecting our focus on the largest portion of the used auto market. For 2019 and the six months ending June 30, 2020, 81% and 85%, respectively, of our vehicle sales were for a list price of less than $20,000. By comparison, automotive sales of less than $20,000 comprise 57% of all sales for franchise dealers and 99% of all sales for independent dealers. We believe this makes us well positioned to take market share from legacy auto retailers as its inventory is most heavily concentrated in the deepest pool of demand in the used auto market. In mid-2019, to address a perceived need in the lower price point market, we classified our inventory into two categories, Shift Value and Shift Certified. Shift Value inventory is made up of cars that are over 8 years old or have more than 80,000 miles. Shift Certified inventory consists of vehicles less than 8 years old with less than 80,000 miles. While all vehicles are subjected to the same 150+ point inspection and our high mechanical and safety standards, this segmentation allows us to focus sales and marketing strategies, as well as optimize cosmetic reconditioning costs, for cars with a lower overall purchase price. Consumers seeking Shift Value vehicles are generally less concerned with cosmetic deficiencies; therefore, we have focused our reconditioning on these vehicles to safety and longevity issues, passing on savings to customers while also increasing profitability. This strategy allows us to effectively sell select older and higher-milage inventory.

Used Car Industry Sales by Age of Car	Used Car Industry Listings by Price[6,7]

Providing test drives is critical to optimizing customer conversion for Shift Value cars which customers typically prefer to test drive as compared to newer vehicles where it is less critical. In-house reconditioning provides better control of timing and greater efficiency, especially amongst Shift Value vehicles, and provides the ability to customize standards by distinct categories. Test drive-led omni-channel sales allow customers to experience the individual used car prior to purchase, which can be particularly important to customers for older used vehicles. Customer service is led by Shift Concierges that focus on providing an enjoyable experience as well as a centralized, inside Shift Advisor team powered by data to identify customer propensity to purchase and tailor the customer experience. Combined with unique customer-sourced inventory acquired through proprietary software, this creates a compelling business model that is designed to scale efficiently and difficult to replicate.

____________

5        Based on a 2018 survey by UBS Evidence Lab.

6        Franchise dealers based on representative set of 1.5 million listings from Vast.com.

7        Independent dealers based on 9,200 confirmed dealer survey responses within InfoGroup data from NIADA.

As the U.S. used automotive market follows other industries in moving consumer transactions online and away from traditional brick-and-mortar retail, mobile ecommerce represents an even higher growth opportunity than broader ecommerce. Consumer preferences increasingly demand the convenience of on-demand and at-home personalized experiences. These tailwinds present a compelling opportunity as we provide a test drive-led omni-channel platform and an end-to-end mobile-first ecommerce experience that leverages data to predict preferences and suggest our deeper inventory of scarce consumer sourced vehicles, with such tailored service to consumers facilitated by our knowledgeable team of concierges.

We have a highly efficient capital light business model that provides service to a much broader geographic area as compared to traditional retailers. We have a repeatable playbook for expansion to new urban markets. We have demonstrated the effectiveness of our new market entry process, led by our technology suite, which replicates across markets and brings on staff rapidly through the simplicity and effectiveness of our software tools.

We continue to drive penetration in existing markets and have captured over 4% of all used car sales in top zip codes of its most mature market, the San Francisco Area.8 Expanding share in existing markets represents a massive opportunity for growth in itself and, coupled with new market expansion, poises us for significant revenue expansion.

We source the most desirable cars by acquiring unique and scarce inventory directly from consumers and from third-party partners.

•        Consumers:    We source the majority of our cars directly from consumers utilizing proprietary software, which predicts real-time market-based demand and establishes a profitable market clearing price for vehicles.

•        Third-Party:    Acquiring cars from consumer facing partners and fleet operators provides additional scarce inventory to efficiently supplement growth while maintaining high-quality inventory.

Competition

The used vehicle market in the United States is highly fragmented, with over 42,000 dealers nationwide as well as a large number of transactions occurring in the peer-to-peer market. Competitors in the used vehicle market include:

•        traditional new and used car dealerships;

•        the peer-to-peer market, utilizing sites such as Facebook, Craigslist, OfferUp, eBay Motors and Nextdoor;

•        used car ecommerce businesses or online platforms, mainly Carvana and Vroom; and

•        sales by rental car companies directly to consumers of used vehicles which were previously utilized in rental fleets, such as Hertz Car Sales and Enterprise Car Sales.

Our primary competitors, traditional brick-and-mortar used auto dealers, are operating under an outdated business model, which relies on a lack of transparency, high pressure sales tactics, limited inventory, and scarce physical locations to which the customer must travel. These drawbacks in the traditional retail model have allowed ecommerce competitors to rapidly gain share of the used car dealer market in recent years. Additionally, we are well-positioned to gain share from the peer-to-peer market given our focus on acquiring inventory from consumers rather than auctions.

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8          Represents Shift total unit sales for ZIP codes in which Shift currently operates from San Francisco, South San Francisco, Daly City and Brisbane, divided by total used vehicle sales in the same area.

Our Competitive Strengths

•        Purpose-built ecommerce platform:    The Shift platform was built to be an end-to-end online auto solution for consumers who yearn for a differentiated, simple and efficient transaction. The streamlined nature of our business allows for scalability and efficiency in costs compared to our competitors in the auto retail industry, and technology creates a better overall experience for the consumer.

•        Industry-leading technology:    Our technology enhances the auto shopping experience while making the process fun and easy compared to the poorly rated experience of dealing with a brick-and-mortar dealer. Most customers begin their car search online and spend most of their car-shopping experience online. Therefore, we believe the best way to enhance the overall process is to provide a digitally driven omni-channel approach to not only begin, but seamlessly complete, the car-buying experience online.

•        Unique customer-driven offerings:    We are the only ecommerce used car platform that gives customers the option to test drive a vehicle before completing their purchase. By offering customers this ability either on-demand through the proprietary Shift app or via contactless test drive at one of our Hubs, we are able to cover more ground with fewer locations as compared to traditional competitors and offer a service that our ecommerce peers do not provide. Our test-drive strategy decreases our cost to penetrate a new market, while offering customers the benefit of driving before they buy.

•        Broad Inventory Selection Including the Shift Value Segment and Test Drives:    Our unique ecommerce-driven test-drive strategy allows us to offer inventory that includes a wide spectrum of ages and price, rather than focusing exclusively on newer and more expensive cars. Our vehicle acquisition technology also results in broader, more desirable inventory than would result from the traditional focus on the auction and OEM sourcing. We focus on vehicle models over four years old, with an average price point of approximately $16,000. We also have a differentiated “Shift Value” segment of vehicles which are over eight years old or have more than 80,000 miles. This category of inventory is highly-desirable to a large market segment, and counter-cyclical, with demand increasing in poor economic conditions. Our inventory is thus diverse enough and better positioned to weather a down economy and shifting consumer preferences. We believe to be successful in the value segment, it is critical to own the reconditioning process and offer consumers a test drive option during the purchase process.

Our Strategy

•        Increase Market Penetration by Creating a Customer-Centered Purchase Experience:    Shift was born from a dissatisfaction with the traditional used car-buying experience, which can feel time-consuming, stressful, and dishonest. Our goal is to turn what is generally regarded as a burdensome necessity into a delightful experience. We achieve this by offering customers no-haggle pricing, and a “partner not push” buying experience. Customers may arrange for test drives managed by a Shift Concierge, not a traditional used car salesman; unlike many traditional used car dealers, we don’t employ pushy salespeople. In addition to performing a 150+ point inspection on all of our vehicles, we offer customers a seven-day, 200 mile return policy. As a result, our Net Promoter Score (a measure of customer satisfaction) of 70 is consistently higher than traditional auto retailers.

•        Geographic Expansion:    We operate five centralized inspection and reconditioning centers that service broad areas in our geographic footprint. Our technology and logistics network allow it to cover a broader area than traditional dealers, with an average radius of service from each Shift hub location of 60 miles for on-demand at home test drives, and an even wider radius for online purchases. We intend to continue to capitalize on the lower capital costs that this network makes available to expand to additional geographic areas, primarily targeting urban, densely-populated markets.

•        Deliver Ownership Support Throughout the Entire Lifecycle and Capitalize on Ancillary Product Offering:    We are building the capability to support the entire lifecycle of vehicle ownership, including service, maintenance and repair. We seek to become the single company consumers think of every time they want to do anything with a car — buy, sell, service or protect — to make car ownership simple.

•        Leverage Scalable Proprietary Marketplace and Logistics Platform:    Not only do we use our technology to buy, sell, and maintain the cars we sell through our own Hubs, but we have also built modular, scalable proprietary technology solutions for a logistics management and mobile transactions platform that can be leveraged by other car sellers including other dealers. Our vision is to evolve into a true platform marketplace that lists and fulfills third party inventory, enabling traditional dealers to modernize through its platform and those who might otherwise build a traditional dealership channel to make use of the Shift platform instead. We envision enabling other dealers to do this through Shift ‘Virtual Hubs’ so customers can get the biggest selection and best experience, all under the Shift brand with the same trust and peace of mind. By becoming the online destination for consumers who want to buy or sell a car, we also plan to become the platform for dealers who want to transact with those consumers. We anticipate implementing this solution by the third quarter of 2021.

•        Accelerate Growth Through Strategic M&A of Third-Party Inventory Sources & Development of Our Omni-Channel Platform:    The market for used cars is highly fragmented. We intend to consider acquisitions that further our strategy of developing an omni-channel distribution platform, combining digital delivery and strategic retail presence.

Marketing

We believe our customer base is representative of the overall market for used cars as our vehicles cover the full spectrum of used car price points. Our sales and marketing efforts utilize a multi-channel approach, built on a seasonality-adjusted, market-based model budget. We direct marketing to both buyers and sellers, which is part of why we are able to acquire a majority of our inventory directly from customers. We believe our strong customer focus ensures customer loyalty which will drive both repeat purchases and referrals. In addition to our paid channels, we intend to attract new customers through enhancing our earned media and public relations efforts as well as via increased brand marketing spend.

•        Buyer Marketing:    We drive buyer traffic to the Shift platform with search engine optimization and paid digital advertising such as Google, Facebook, and third-party affiliate channels.

•        Seller Marketing:    Advertising to sellers through similar channels as buyers is part of what allows us to acquire a significant portion of inventory directly from customers, which we believe is a competitive advantage.

•        Brand Marketing:    Historically, we have not invested in brand marketing for the platform as we have focused on refining the product and optimizing unit economics. We believe spending on brand marketing beginning in the second half of 2020 will allow us to accelerate growth as consumers become increasingly aware of the Shift experience.

Service Providers

We utilize several third-party service providers to finance purchases of our vehicles by customers who desire or need such financing. We also offer value-added products to our customers through third-party service providers, including vehicle service contracts, GAP waiver protection and wheel and tire coverage. None of these third party service providers are individually significant to our operations.

Employees

As of September 30, 2020 we had approximately 581 employees. All of our employees are W2 and none of our employees is represented by a labor union. We consider our relationships with our employees to be good and have not experienced any interruptions of operations due to labor disagreements.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year (2019 was an exception to these quarterly trends, as our inventory position was highest entering 2019, which resulted in higher volume for the first quarter 2019). We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyers’ down payments on used vehicle purchases. We believe that an effective brand marketing campaign will allow us to maintain sales growth through seasonality, however we recognize that in the future our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Facilities

Our corporate headquarters is located in San Francisco, California, and consists of approximately 23,083 square feet of space under a lease that expires on February 28, 2022. We use these facilities for finance, legal, human resources, information technology, engineering, product, sales and marketing and other administrative functions.

We operate five centralized inspection, reconditioning and storage Hubs located in Los Angeles, Sacramento, San Francisco and San Diego, California and Portland, Oregon, under leases that expire between December 1, 2020 and July 15, 2024. Additionally, we have product and engineering personnel in the Washington D.C. area and corporate operations in Los Angeles. Our corporate operations in Los Angeles are co-located with our hub, while our product and engineering team in Northern Virginia is based in a co-working office facility.

We believe our existing and planned inspection and reconditioning facilities are sufficient for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Intellectual Property

The protection of our technology and other intellectual property is an important aspect of our business. We seek to protect our intellectual property through patent, trademark, trade secret and copyright law, as well as confidentiality agreements, other contractual commitments and security procedures. We generally enter into confidentiality agreements and invention assignment agreements with our employees and consultants to control access to, and clarify ownership of, our technology and other proprietary information.

We own one issued U.S. patent and have one pending U.S. patent application. We also have an application pending to register Shift™ as a trademark in the United States. We regularly review our technology development efforts and branding strategy to identify and assess the protection of new intellectual property.

Intellectual property laws, contractual commitments and security procedures provide only limited protection, and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. Further, intellectual property laws vary from country to country, and we have not sought patents or trademark registrations outside of the United States. Therefore, in other jurisdictions, we may be unable to protect certain of our proprietary technology, brands, or other intellectual property.

Government Regulation

Our business is and will continue to be subject to extensive U.S. federal, state and local laws and regulations. The advertising, sale, purchase, financing and transportation of used vehicles are regulated by every state in which we operate and by the U.S. federal government. We also are subject to state laws related to titling and registration and wholesale vehicle sales, and our sale of value-added products is subject to state licensing requirements, as well as federal and state consumer protection laws. These laws can vary significantly from state to state. In addition, we are subject to regulations and laws specifically governing the internet and ecommerce and the collection, storage and use of personal information and other customer data. We are also subject to federal and state consumer protection laws, including the Equal Credit Opportunities Act and prohibitions against unfair or deceptive acts or practices. The federal governmental agencies that regulate our business and have the authority to enforce such regulations and laws against us include the FTC, the U.S. Department of Transportation, the U.S. Occupational Health and Safety Administration, the U.S. Department of Justice and the U.S. Federal Communications Commission. For example, the FTC has jurisdiction to investigate and enforce our compliance with certain consumer protection laws and has brought enforcement actions against auto dealers relating to a broad range of practices, including the sale and financing of value-added or add-on products. Additionally, we are subject to regulation by individual state dealer licensing authorities, state consumer protection agencies and state financial regulatory agencies. We also are subject to audit by such state regulatory authorities.

State dealer licensing authorities regulate the purchase and sale of used vehicles by dealers within their respective states. The applicability of these regulatory and legal compliance obligations to our ecommerce business is dependent on evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them. We are licensed as a dealer in California, Oregon and Washington and all of our vehicle transactions are conducted under our California, Oregon and Washington licenses. We believe that our activities in other states are not currently subject to their vehicle dealer licensing laws, however if we determine that obtaining a license in another state is necessary, either due to expansion or otherwise, we may not be able to obtain such a license within the timeframe we expect or at all.

Some states regulate retail installment sales, including setting a maximum interest rate, caps on certain fees or maximum amounts financed. In addition, certain states require that retail installment sellers file a notice of intent or have a sales finance license or an installment sellers license in order to solicit or originate installment sales in that state. All of our installment sale transactions are currently conducted under our California, Oregon or Washington dealer licenses. However, as we seek to expand to other states, we may be required to obtain additional licenses and our ability to do so cannot be assured.

In addition to these laws and regulations that apply specifically to the sale and financing of used vehicles, our facilities and business operations are subject to laws and regulations relating to environmental protection, occupational health and safety, and other broadly applicable business regulations. We also are subject to laws and regulations involving taxes, tariffs, privacy and data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information-reporting requirements, unencumbered internet access to our platform, the design and operation of websites and internet neutrality. After the closing of the merger, we will also be subject to laws and regulations affecting public companies, including securities laws and exchange listing rules.

For a discussion of the various risks we face from regulation and compliance matters, see “Risk Factors — Risks Related to Our Business — We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws and regulations. Failure to comply with these laws and regulations could have a material adverse effect on our business, financial condition and results of operations”; “— Failure to comply with federal, state and local laws and regulations relating to privacy, data protection and consumer protection, or the expansion of current or the enactment of new laws or regulations relating to privacy, data protection and consumer protection, as well as our actual or perceived failure to protect such information could harm our reputation and could adversely affect our business, financial condition and results of operations”; “— Government regulation of the internet and ecommerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business, financial condition and results of operations”; and “— We are subject to risks related to online payment methods.”

Insurance

We maintain insurance policies to cover directors’ and officers’ liability, fiduciary, crime, property, workers’ compensation, automobile, general liability and umbrella insurance.

All of our insurance policies are with third-party carriers and syndicates with financial ratings of A or better. We and our global insurance broker regularly review our insurance policies and believe the premiums, deductibles, coverage limits and scope of coverage under such policies are reasonable and appropriate for our business.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following management’s discussion and analysis together with our selected historical consolidated financial information, Shift’s audited consolidated financial statements and the related notes and Shift’s unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements about Shift’s business, operations and industry that involve risks and uncertainties, such as statements regarding Shift’s plans, objectives, expectations and intentions. Shift’s future results and financial condition may differ materially from those currently anticipated by Shift as a result of the factors described in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Throughout this section, unless otherwise noted “we”, “us”, “our” and the “Company” refer to Shift and its consolidated subsidiaries.

Overview

Shift is a leading end-to-end ecommerce platform transforming the used car industry with a technology-driven, hassle-free customer experience.

Shift’s mission is to make car purchase and ownership simple — to make buying or selling a used car fun, fair, and accessible to everyone. Shift provides comprehensive, technology-driven solutions throughout the car ownership lifecycle:

•        finding the right car,

•        having a test drive brought to you before buying the car,

•        a seamless digitally-driven purchase transaction including financing and vehicle protection products,

•        an efficient, fully-digital trade-in/sale transaction,

•        and a vision to provide high-value support services during car ownership.

Each of these steps is powered by Shift’s software solutions, mobile transactions platform, and scalable logistics, combined with the Company’s five centralized inspection, reconditioning & storage centers, called Hubs.

Shift’s vision is to provide a comprehensive experience for car owners, driven by technology at every step of the consumer lifecycle. Our continued investments in our research and discovery functionality create a platform that draws customers to engage with the Shift website and provide a seamless search experience.

There are three ways to purchase a car from Shift:

•        On-demand test drive:    Shift conveniently brings any car to the customer’s desired location for a no-obligation, contactless test drive, usually at their home or work. If the customer chooses to purchase the vehicle, a Shift concierge staff can process the transaction on-the-spot via a mobile app.

•        Buy online:    Customers can buy a car sight-unseen without a test drive and have it delivered to their home quickly with the same seven-day return policy as is offered on cars bought in person.

•        Hub test drive:    Customers may come to one of Shift’s hub locations to see and test drive multiple cars. When they arrive, customers can scan a QR code on each car to immediately view all relevant details, including ownership & service history, inspection reports, vehicle history reports, and most importantly, dynamic pricing and market price comparisons. This immediate access to all relevant information — without having to rely on a salesman — puts customers in control.

Launched in 2014, Shift currently operates five West Coast Hubs capable of reaching over 85%1 of the California population and a large portion of the Oregon population, with proven success in San Francisco, Los Angeles and Orange County, San Diego, Sacramento, and Portland, expansion to Seattle in October 2020, and plans to expand to additional metropolitan areas. Each region is supported by one Hub location that acts as the central point for

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1         Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

reconditioning and vehicle storage that also enables customers who prefer to browse inventory onsite. In 2019, the Company had $166.2 million of revenue including an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. By targeting urban, densely populated markets, Shift has used direct-to-consumer digital marketing and a responsive ecommerce sales approach to grow its market penetration to over 4% of all used car sales in its top-performing ZIP codes within the San Francisco region. With current operations out of five West Coast Hubs, which together account for only 12%2 of the U.S. population, Shift has significant runway for continued expansion.

Shift’s differentiated strategy offers a wide variety of vehicles across the entire spectrum of model, price, age, and mileage to ensure that Shift has the right car for buyers regardless of interest, need, budget, or credit. Shift is the only online dealer to offer a fully omni-channel fulfillment model, led by Shift’s patented system for managing on-demand test drives brought to customers at their preferred location, such as their home.

Regardless of the approach chosen by the customer, they will be supported by friendly Shift Concierge and Advisor team members. For all buyers, Shift offers a full suite of options to consumers to finance and protect their vehicle through the only mobile point-of-sale solution on the market. Through our platform, we connect customers to various lending partners for a completely digital end-to-end process for financing and service products. A customer can also complete a short online prequalification form and immediately see a filtered view of cars that meet their budget based on the financing options for which they are, statistically speaking, able to qualify. Customers can also get approved for financing before they even test drive a car, making it much more likely that the customer will purchase a car from us.

Shift focuses on unit economics driven by direct vehicle acquisition channels, optimized inventory mix and ancillary product offerings, combined with streamlined inventory onboarding, low fulfillment costs, and centralized software. In the first quarter of 2020, Shift sourced over 85% of its inventory from consumer-sellers and partners driving industry-leading margins and customer acquisition cost. Our data-driven vehicle evaluations help ensure acquisition of the right inventory at the right price to reduce days to sale. We believe that a differentiated ability to purchase vehicles directly from consumer-sellers as compared to our competitors, who purchase a higher percentage through the wholesale market, provides Shift access to a deeper pool of scarce, highly desirable inventory.

Sellers are able to go to Shift.com, submit information on their car, and get a quote instantly. Shift uses a proprietary algorithm for pricing that utilizes current market information about market conditions, demand and supply, and car option data, among other factors. Using proprietary pricing and Shift-built mobile iPad diagnostic tools, Shift provides an immediate quote for a customer’s trade-in vehicle, and will schedule an on-demand evaluation at the customer’s location by a member of Shift’s concierge staff. Shift provides selling customers with information on market rates and, when a customer is ready to sell their car, we can digitally initiate e-contracting and an ACH transfer and conveniently take the car on the seller’s behalf so the seller doesn’t even have to leave his or her home to sell their car.

Over time, we will expand our machine learning-enabled recommendation engine to help customers find the cars best suited to them. Customer response to the Shift experience is extremely positive, resulting in a 70 Net Promoter Score (“NPS”), an order of magnitude higher score than traditional auto retailers. These positive experiences allow Shift to serve customers over the entire lifecycle of vehicle ownership and retain customers for repeat sales and purchases. By continuing to invest in services that benefit the customer throughout the ownership phase of the lifecycle (for example, vehicle maintenance plans), we will continue to establish a long-term customer base that will return for future transactions.

Revenue Model

Shift’s two-sided model generates value from both the purchase and sale of vehicles along with financing and vehicle protection products. We acquire cars directly from consumers, partners, and other sources and sell vehicles through our ecommerce platform directly to consumers in a seamless end-to-end process. This model

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2         Includes MSA’s within 60 miles of Shift reconditioning facilities in San Francisco, Los Angeles, San Diego, and Sacramento.

captures value from the difference in the price at which the car is acquired and sold, as well as through fees on the sale of ancillary products such as financing, vehicle protection, and services. If a car that we purchase does not meet our standards for retail sale, we generate revenue by selling through wholesale channels. These vehicles are primarily acquired from customers who trade-in their existing vehicles in connection with a purchase from us. Our revenue for the three months ended June 30, 2020 and 2019, was $32.4 million and $42.5 million, respectively, and $62.4 million and $93.0 million for the six months ended June 30, 2020 and 2019, respectively. Revenue for the years ended 2019, 2018 and 2017 was $166.2 million, $131.8 million and $194.5 million, respectively. In 2019, our revenue was impacted by an $8.5 million contra-revenue charge related to certain milestones under our agreement with Lithia. We expect significant growth going forward as we expand geographically, increase market penetration, and increase ancillary product sales. Our adjusted gross profit is equal to the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Adjusted gross profit is a non-GAAP financial measure used by our management team to assess our business and consists of gross profit adjusted for non-cash items as set forth below under “— Non-GAAP Financial Measures.”

Inventory Sourcing

We source the majority of our vehicles directly from consumers and partners who use the Shift platform to resell trade-in and other vehicles. These channels provide scarce and desirable local inventory of used cars of greater quality than those typically found at auction. In addition to those primary channels, we supplement our vehicle acquisitions with purchases from auto auctions, as well as some vehicles sourced locally through the trade-in program of an original equipment manufacturer (“OEM”).

Proprietary machine learning-enabled software inputs vast quantities of data across both the supply and demand sides to optimize our vehicle acquisition strategy. As we grow volumes, we expect to improve the performance of our model to optimize our vehicle selection and disposal. To further increase our inventory, we intend to expand our current third party relationships and enter into new partnerships that provide significant growth opportunities in a capital efficient manner.

Vehicle Reconditioning

All of the cars Shift sells undergo a rigorous 150+ point mechanical inspection and reconditioning process at one of our five regional reconditioning Hub facilities to help ensure that they’re safe, reliable, up to cosmetic standards, and comfortable. We have created two classifications of inventory for reconditioning — Value and Certified — to optimize the level of reconditioning for each vehicle classification. This allows us to efficiently provide each customer with the greatest value through a tailored reconditioning approach. Value cars are typically sold at a lower price point and are sought after by consumers who have different expectations and tolerances for cosmetic reconditioning standards — therefore, we focus on mechanical and safety issues for these vehicles, with less emphasis on cosmetic repair, in order to optimize reconditioning costs. This key component of our reconditioning process impacts our ability to grow profitably and is a primary factor in our decision to conduct reconditioning in-house. With a 60-mile test drive service radius from our hub to a customer’s home, each reconditioning facility is able to cover a large geographic range and service the surrounding metropolitan area. We plan to grow our reconditioning center network as we expand geographically and launch new markets.

Logistics Network

The primary component of our logistics network consists of intra-city concierge personnel and inter-city third-party carriers. Shift concierges are able to transport vehicles to and from customers, while providing a customer friendly white glove experience, including delivery, disposal, and at-home test drives. This provides the benefit of a seamless experience as well as an on-site sales support agent to guide the customer through the process. Our agreements with long distance haulers allow us to combine the nodes in our network and deliver vehicles between cities. Strategically, this provides customers with a broad set of inventory and a great speed of delivery.

Financing and Vehicle Protection Products

We generate revenue by earning no obligation referral fees for selling ancillary products to customers that purchase vehicles through the Shift platform. Since we earn fees for the financing and vehicle protection products we sell, our gross profit on these items is equal to the revenue we generate for the sale of those. Our current offering consists of financing from third-party lenders, guaranteed asset protection (“GAP”) waiver, and tire and wheel protection services. We plan to offer additional third-party products to provide a greater product offering to customers and expect these products to contribute to reaching our revenue and profitability targets.

Factors Affecting our Business Performance

Various trends and other factors have affected and may continue to affect our business, financial condition and operating results, including:

Deeper Market Penetration Within Our Existing Markets

We believe that there remains a large opportunity to capture additional market share within our existing service areas. We’ve proven our ability to command a strong market share through effective marketing channels, as demonstrated by our current market share in our most established cities in the San Francisco area, where we represent over 4% of the used car sales market.3 We believe that with effective brand marketing, we will be able to reach similar market penetration in our other geographic markets.

Expansion into New Markets

We believe that a phased, capital efficient, expansion model results in the most cost-effective new market launch strategy in the industry. Our approach to market expansion is to implement controlled launches to expand our existing service territory. This approach both bolsters our existing markets (with new inventory being acquired in nearby cities), while simultaneously providing the new market with the local talent and resources required for a successful launch.

Improvements in Technology Platform

We are constantly investing in our technology platform to improve both customer experience and our business performance. We regularly implement changes to our software to help customers find the right car for them, while the machine learning component of our inventory and pricing model ensures we get the right cars at the right price. As our algorithms evolve, we are able to better monetize our inventory of vehicles through better pricing, while simultaneously customers are much more likely to purchase a car on our website, thus driving higher demand and sales volume.

Improvements in Reconditioning Processes

We learned early on from our experience in the used car sales business that to be a reliable used car resource with desirable inventory for all customer types, we needed to control our own reconditioning processes. Our reconditioning program has constantly improved over the course of our history, and we are happy with what we have achieved. Each unit of our inventory is reconditioned with a focus on safety first, while optimizing for repairs that will have the highest return on investment (“ROI”). We believe that our network of reconditioning centers and connecting logistics routes have excess capacity, which we plan to utilize as we increase retail sales volumes. Increasing capacity utilization will positively affect Adjusted GPU by reducing per unit overhead costs.

Growth in Other Revenue from Existing Revenue Streams

We have made great strides over the past two years developing our “other revenue” streams, which comprise the financing and vehicle protection products that we can offer on our digital financing platform, and other ancillary products. We have invested in the technology, as well as the sales team, to increase the likelihood that consumers

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3         Represents Shift’s 2019 total unit sales for ZIP codes in which Shift currently operates from San Francisco, South San Francisco, Daly City and Brisbane, divided by the total 2019 used vehicle sales in the same area.

will purchase ancillary products in connection with the sale of a vehicle, and we see more opportunity for additional revenue within our existing channels purely from further expansion of our attach rates for our entire financing and vehicle protection product suite.

Growth in Other Revenue from Expansion of Product Offerings

We see great opportunity to further expand our other revenue streams through additional product offerings beyond the existing offerings on our platform. These incremental revenue streams will come in the form of on-boarding new lending partners to our existing loan program, as well as introducing entirely new financing and vehicle protection products to offer our customers. For example, in the first half of 2020, we added a tire and wheel protection program to our suite of product offerings. We intend to continue to grow this business segment to service every foreseeable need of our customers during the vehicle purchase process.

Seasonality

We expect our quarterly results of operations, including our revenue, gross profit, profitability, if any, and cash flow to vary significantly in the future, based in part on, among other things, consumers’ car buying patterns. We have typically experienced higher revenue growth rates in the second and third quarters of the calendar year than in each of the first or fourth quarters of the calendar year (2019 was an exception to these quarterly trends, as our inventory position was highest entering 2019, which resulted in higher volume for the first quarter 2019). We believe these results are due to seasonal buying patterns driven in part by the timing of income tax refunds, which we believe are an important source of car buyer down payments on used vehicle purchases. We believe that continued investments in growth, including effective marketing and new market entry, will allow us to maintain sales growth through seasonality, however we recognize that in the future our revenues may be affected by these seasonal trends as well as cyclical trends affecting the overall economy, specifically the automotive retail industry.

Impact of COVID-19

In March 2020, the World Health Organization declared a global pandemic related to the rapidly growing outbreak of a novel strain of coronavirus known as COVID-19, and in the following weeks, shelter-in-place ordinances were put into effect in regions where Shift operates. We saw a slowing of vehicle sales immediately following the shelter-in-place ordinances in March; however, within five weeks, we were back near our pre-COVID-19 weekly sales volumes. Although the ultimate impacts of COVID-19 remain uncertain, a recent survey found that 46% of U.S. adults surveyed plan to use their cars more often and public transportation less often in the future. Additionally, the pandemic is accelerating trends of online adoption more broadly as consumers seek to avoid physical retail locations. We believe that this global pandemic will push people to look to alternative means of personal transportation, and our product is well suited to provide customers with a safe, clean means of transportation, through our contactless purchase and delivery processes. Therefore, while it remains possible that sustained or deepened impact on consumer demand resulting from COVID-19 or the related economic recession could negatively impact Shift’s performance, we believe that Shift is well positioned to weather the pandemic.

Ultimately, the magnitude and duration of the impact to Shift’s operations is impossible to predict due to:

•        uncertainties regarding the duration of the COVID-19 pandemic and how long related disruptions will continue;

•        the impact of governmental orders and regulations that have been, and may in the future be, imposed;

•        the impact of COVID-19 wholesale auctions, state DMV titling and registration services and other third parties on which we rely; and

•        the deterioration of economic conditions in the United States, as well as record high unemployment levels, which could have an adverse impact on discretionary consumer spending.

Non-GAAP Financial Measures

To supplement the consolidated financial statements, which are prepared and presented in accordance with GAAP, we present adjusted gross profit, described below, as a non-GAAP measure. We believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team, and it also improves investors’ understanding of our underlying operating performance and their ability to analyze our ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures — these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
	($ in thousands)			($ in thousands)		($ in thousands)
Total gross profit:
GAAP total gross profit	$(1,762)	$5,389	$4,539	$3,573	$(381)	$6,915	$(196)
Warrant impact adjustment(1)	$8,467	—	—	159	2,797	318	4,905
Adjusted total gross profit	$6,705	$5,389	$4,539	$3,732	$2,416	$7,233	$4,709

Ecommerce gross profit:
GAAP ecommerce gross profit	$4,010	$2,519	$2,124	$1,707	$1,911	$2,911	$2,805
Warrant impact adjustment(1)	—	—	—	—	—	—	—
Adjusted ecommerce gross profit	$4,010	$2,519	$2,124	$1,707	$1,911	$2,911	$2,805

Other gross profit:
GAAP other gross profit	$3,150	$2,617	$1,931	$1,215	$964	$1,897	$1,673
Warrant impact adjustment(1)	673	—	—	159	142	318	378
Adjusted other gross profit	$3,823	$2,617	$1,931	$1,374	$1,106	$2,215	$2,051

Wholesale gross profit:
GAAP wholesale gross profit	$(8,922)	$253	$484	$651	$(3,256)	$2,107	$(4,674)
Warrant impact adjustment(1)	7,794	—	—	—	2,655	—	4,527
Adjusted wholesale gross profit	$(1,128)	$253	$484	$651	$(601)	$2,107	$(147)

____________

(1)      Elimination of non-cash contra revenue impacts associated with the Lithia warrant agreement. In the referenced warrant agreement, during 2019 Lithia vested in certain warrants to purchase shares of our common stock upon the achievement of various milestones. As discussed further in Note 7 to the Consolidated Financial Statements, we have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following the revenue recognition accounting standards codification (“ASC”) topic 606.

Adjusted Gross Profit

Management evaluates our business based on an adjusted gross profit calculation that removes the financial impact associated with milestones achieved under our Lithia warrant arrangement, which resulted in reductions in gross profit in our consolidated financial statements as applicable to the periods presented. This is a non-cash adjustment, and we do not expect any material future non-cash gross profit adjustments related to the Lithia warrant agreement. We examine adjusted gross profit in aggregate as well as for each of our revenue streams: ecommerce, other, and wholesale.

Key Operating Metrics

We regularly review a number of metrics, including the following key metrics, to evaluate our business, measure our progress and make strategic decisions. Our key operating metrics measure the key drivers of our growth, including opening new hubs, increasing our brand awareness through unique site visitors and continuing to offer a full spectrum of used vehicles to service all types of customers.

	Years Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
Units:
Ecommerce units	8,263	7,232	4,987	1,822	2,176	3,243	4,666
Wholesale units	2,828	1,248	717	474	585	1,180	1,516
Total units sold	11,091	8,480	5,704	2,296	2,761	4,423	6,182

Ecommerce ASP	$16,371	$16,992	$17,820	$15,076	$16,521	$15,228	$16,230
Wholesale ASP	$9,833	$5,053	$5,212	$7,928	$9,482	$9,417	$10,305

Gross Profit per Unit
Ecommerce Gross Profit per Unit	$485	$348	$426	$937	$878	$898	$601
Other Gross Profit per Unit	$381	$362	$387	$667	$443	$585	$359
Wholesale Gross Profit per Unit	$(1,080)	$35	$97	$357	$(1,496)	$650	$(1,002)
Total Gross Profit per Unit	$(213)	$745	$910	$1,961	$(175)	$2,133	$(42)

Adjusted GPU
Ecommerce Adjusted GPU	$485	$348	$426	$937	$878	$898	$601
Other Adjusted GPU	$463	$362	$387	$754	$508	$683	$439
Wholesale Adjusted GPU	$(137)	$35	$97	$357	$(276)	$650	$(31)
Total Adjusted GPU	$811	$745	$910	$2,048	$1,110	$2,231	$1,009

Average monthly unique visitors	177,407	140,452	97,233	265,288	191,853	242,490	190,996
Average days to sale	66	71	59	69	70	69	74
Ecommerce vehicles available for sale	1,152	2,655	1,138	979	1,827	979	1,827
# of regional hubs	5	3	3	5	5	5	5

Ecommerce Units Sold

We define ecommerce units sold as the number of vehicles sold to customers in a given period, net of returns. We currently have a seven-day, 200 mile return policy. The number of ecommerce units sold is the primary driver of our revenues and, indirectly, gross profit, since ecommerce unit sales enable multiple complementary revenue streams, including all financing and protection products. We view ecommerce units sold as a key measure of our growth, as growth in this metric is an indicator of our ability to successfully scale our operations while maintaining product integrity and customer satisfaction.

Wholesale Units Sold

We define wholesale units sold as the number of vehicles sold through wholesale channels in a given period. While wholesale units are not the primary driver of revenue or gross profit, wholesale is a valuable channel as it allows us to be able to purchase vehicles regardless of condition, which is important for the purpose of accepting a trade-in from a customer making a vehicle purchase from us, and as an online destination for consumers to sell their cars even if not selling us a car that meetings our retail standards.

Ecommerce Average Sale Price

We define ecommerce average sale price (“ASP”) as the average price paid by a customer for an ecommerce vehicle, calculated as ecommerce revenue divided by ecommerce units. Ecommerce average sale price helps us gauge market demand in real-time and allows us to maintain a range of inventory that most accurately reflects the overall price spectrum of used vehicle sales in the market.

Wholesale Average Sale Price

We define wholesale average sale price as the average price paid by a customer for a wholesale vehicle, calculated as wholesale revenue divided by wholesale units. We believe this metric provides transparency and is comparable to our peers.

Gross Profit per Unit

We define gross profit per unit as the gross profit for ecommerce, other and wholesale each of which divided by the total number of ecommerce units sold in the period. We calculate gross profit as by taking the revenue from vehicle sales and services less the costs associated with acquiring and reconditioning the vehicle prior to sale. Gross profit per unit is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present gross profit per unit from our three revenues streams, as Ecommerce gross profit per unit, Wholesale gross profit per unit and Other gross profit per unit.

Adjusted Gross Profit per Unit

We define adjusted gross profit per unit (“Adjusted GPU”) as the adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. Adjusted GPU is driven by ecommerce vehicle revenue, which generates additional revenue through attachment of our financing and protection products, and gross profit generated from wholesale vehicle sales. We present Adjusted GPU from our three revenues streams, as Ecommerce Adjusted GPU, Wholesale Adjusted GPU and Other Adjusted GPU. We believe Adjusted GPU is a key measure of our growth and long-term profitability.

Average Monthly Unique Visitors

We define a monthly unique visitor as an individual who has visited our website within a calendar month, based on data collected on our website. We calculate average monthly unique visitors as the sum of monthly unique visitors in a given period, divided by the number of months in that period. To classify whether a visitor is “unique”, we dedupe (a technique for eliminating duplicate copies of repeating data) each visitor based on email address and phone number, if available, and if not, we use the anonymous ID which lives in each user’s internet cookies. This practice ensures that we do not double-count individuals who visit our website multiple times within a month. We view average monthly unique visitors as a key indicator of the strength of our brand, the effectiveness of our advertising and merchandising campaigns and consumer awareness.

Average Days to Sale

We define average days to sale as the number of days between Shift’s acquisition of a vehicle and sale of that vehicle to a customer, averaged across all ecommerce units sold in a period. We view average days to sale as a useful metric in understanding the health of our inventory.

Ecommerce Vehicles Available for Sale

We define ecommerce vehicles available for sale as the number of ecommerce vehicles in inventory on the last day of a given reporting period. Until we reach an optimal pooled inventory level, we view ecommerce vehicles available for sale as a key measure of our growth. Growth in ecommerce vehicles available for sale increases the selection of vehicles available to consumers, which we believe will allow us to increase the number of vehicles we sell. Moreover, growth in ecommerce vehicles available for sale is an indicator of our ability to scale our vehicle purchasing, inspection and reconditioning operations.

Number of Regional Hubs

We define a Hub as a physical location at which we recondition and store units bought and sold within a market. Because of our omni-channel fulfillment model with our on-demand delivery test drive offering, we are able to service super-regional areas covering approximately a 60-mile radius from a single Hub location. This is a key metric as each Hub expands our service area as our service area, reconditioning and storage capacity.

Components of Results of Operations

Revenues

Ecommerce Vehicle Revenue

Shift sells used vehicles directly to its customers through our website. Revenue from used vehicle sales is recognized upon delivery to or pick-up by the customer. We recognize revenue at the total purchase price stated in the contract, including the Shift service fee, delivery charges, and other fees charged by Shift, net of discounts. Our return policy allows customers to initiate a return until the earlier of the first seven days or 200 miles after delivery. Revenue excludes any sales taxes and DMV registration fees that are collected from customers.

Other Revenue

We provide buyers on the platform with options for financing. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on Shift’s Platform. When a buyer selects financing from these lenders, we earn a commission based on the actual price paid or financed. We also earn loan revenue through a margin on the lender interest rate. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations.

Customers purchasing used vehicles from us may also enter into contracts for vehicle service contracts, which we refer to as VSC, GAP waiver coverage, prepaid maintenance plans, and Appearance Protection Plans (“APP”). Shift sells and receives a commission on VSCs, GAP and prepaid maintenance plans, and APP’s under agreements with Ally Insurance Holdings, Automotive Warranty Services, Your Mechanic, and Dent Wizard pursuant to which we sell VSCs that the service provider(s) administer and serve as the obligor. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction of other revenues. We may add other sellers of APP’s besides those listed in the future. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the financing component of our other revenue streams.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles are primarily acquired from customers who trade-in their existing vehicles that do not meet our quality standards to list and sell through our website. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under a “one-sided marketplace,” which we refer to as OSM, program whereby we acquire cars in the Oxnard, Salem and Fresno markets directly from consumers and sell directly and solely to Lithia. In July 2019, the Salem OSM was discontinued after we launched the Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. As part of the agreement with Lithia, there is some ongoing contra-revenue associated with the OSM program.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, which are allocated to inventory via specific identification and standard costing. These costs include shipping costs of auction purchased vehicles, mechanical inspection, vehicle preparation supplies and services like initial wash and detail, and repair costs necessary for reconditioning the vehicle for resale. We have certain inventory that does not meet our specifications to sell to customers and dispose of this inventory through sales at auction, direct-to-wholesale or through other channels. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Gross Profit

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit is the vehicle sales price minus our costs of sales associated with vehicles that we list and sell on our website.

Other Gross Profit

Other sales and revenues consist of 100% gross margin products for which gross profit equals revenue. Therefore, changes in gross profit and the associated drivers are identical to changes in revenues from these products and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit is the vehicle sales price minus our cost of sales associated with vehicles we sell to wholesalers. Factors affecting wholesale gross profit include the number of wholesale units sold, the average wholesale selling price, and the mix in type of wholesale units sold (direct-to-wholesale units or ecommerce-to-wholesale units).

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include payroll and benefits other than those related to reconditioning vehicles, advertising, stock-based compensation expense, facilities costs, technology expenses and other administrative expenses.

Depreciation and Amortization

Depreciation is computed using the straight-line method over the estimated useful life of the related assets, which is between 2 – 5 years. Leasehold improvements are depreciated over the lesser of the useful life or lease term. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Non-Operating Expenses

Interest expense

Interest expense consists of the amortization of the fair value of the deferred borrowing costs, and the guarantee of the flooring line of credit facility by Lithia.

Interest income and other income (expense)

Interest income and other income (expense) primarily represents interest earned on cash deposits and the remeasurement loss on the warrant liability.

Net Loss and Comprehensive Loss

Net loss and comprehensive loss is determined by subtracting operating and non-operating expenses from revenues.

Results of Operations

The following table presents our consolidated statements of operations and comprehensive loss for the years and periods indicated:

	Year Ended December 31,			Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2017	2020	2019	2020	2019
	(audited, $ in thousands)			(unaudited, $ in thousands)		(unaudited, $ in thousands)
Revenue
Ecommerce vehicle revenue, net	$135,277	$122,889	$88,870	$27,468	$35,949	$49,384	$75,731
Other revenue	3,150	2,617	1,931	1,215	964	1,897	1,673
Wholesale vehicle revenue	27,808	6,306	3,737	3,758	5,547	11,112	15,623
Total revenue	166,235	131,812	94,538	32,441	42,460	62,393	93,027
Cost of sales	167,997	126,423	89,999	28,868	42,841	55,478	93,223
Gross profit	(1,762)	5,389	4,539	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570	14,633	15,566	28,079	38,032
Depreciation and amortization	3,221	2,530	1,567	1,096	729	2,077	1,296
Total operating expenses	75,081	47,227	30,137	15,729	16,295	30,156	39,328
Loss from operations	(76,843)	(41,838)	(25,598)	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(5,461)	(3,171)	(261)	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	1,821	143	213	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)	$(18,993)	$(17,630)	$(31,324)	$(40,982)

Presentation of Results of Operations

We present operating results down to gross profit from three distinct revenue channels:

Ecommerce Vehicles:    The ecommerce channel within our Retail segment represents sales of used vehicles directly to our customers through our website.

Other:    The other channel within our Retail segment represents fees earned on sales of value-added products associated with the sale of ecommerce vehicles.

Wholesale Vehicles:    The Wholesale channel is the only component of our Wholesale segment and represents sales of used vehicles through wholesale auctions.

Three Months Ended June 30, 2020 and 2019

The following table presents certain information from our condensed statements of operations by channel for the periods indicated:

	Three Months Ended June 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$27,468	$35,949	(23.6)%
Other revenue	1,215	964	26.0%
Wholesale vehicle revenue	3,758	5,547	(32.3)%
Total revenue	$32,441	$42,460	(23.6)%

Cost of sales:
Ecommerce vehicle cost of sales	$25,761	$34,038	(24.3)%
Wholesale vehicle cost of sales	3,107	8,803	(64.7)%
Total cost of sales	$28,868	$42,841	(32.6)%

Gross profit:
Ecommerce vehicle gross profit	$1,707	$1,911	(10.7)%
Other gross profit	1,215	964	26.0%
Wholesale vehicle gross profit	651	(3,256)	120.0%
Total gross profit	$3,573	$(381)	(1037.8)%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$1,707	$1,911	(10.7)%
Other adjusted gross profit	1,374	1,106	24.3%
Wholesale vehicle adjusted gross profit	651	(601)	(208.3)%
Total adjusted gross profit	$3,732	$2,416	54.5%

Unit sales information:
Ecommerce vehicle unit sales	1,822	2,176	(16.3)%
Wholesale vehicles unit sales	474	585	(19.0)%

Per unit selling prices:
Ecommerce vehicles	$15,076	$16,521	(8.7)%
Wholesale vehicles	$7,928	$9,482	(16.4)%

Gross profit per unit(1):
Ecommerce gross profit per unit	$937	$878	6.7%
Other gross profit per unit	$667	$443	50.5%
Wholesale gross profit per unit	$357	$(1,496)	123.9%
Total gross profit per unit	$1,961	$(175)	1219.8%

Adjusted gross profit per unit (Adjusted GPU)(2):
Ecommerce Adjusted GPU	$937	$878	6.7%
Other Adjusted GPU	$754	$508	48.4%
Wholesale Adjusted GPU	$357	$(276)	229.4%
Total Adjusted GPU	$2,048	$1,110	84.5%

____________

(1)      Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period

(2)      Adjusted GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. A reconciliation for Adjusted GPU to the nearest comparable GAAP metric (gross profit per unit) can be found in the table below:

	Three Months Ended June 30,
	2020	2019
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$1,961	$(175)
Warrant impact adjustment per unit	87	1,285
Adjusted total gross profit per unit	$2,048	$1,110

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$937	$878
Warrant impact adjustment per unit	—	—
Adjusted ecommerce gross profit per unit	$937	$878

Other gross profit per unit:
GAAP other gross profit per unit	$667	$443
Warrant impact adjustment per unit	87	65
Adjusted other gross profit per unit	$754	$508

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$357	$(1,496)
Warrant impact adjustment per unit	—	1,220
Adjusted wholesale gross profit per unit	$357	$(276)

Ecommerce Vehicle Revenue, Net

Ecommerce vehicle revenue decreased by $8.5 million, or 23.6%, to $27.5 million during the three months ended June 30, 2020, from $35.9 million in the comparable period in 2019. This decrease was primarily driven by a decrease in ecommerce unit sales as we sold 1,822 ecommerce vehicles in the three months ended June 30, 2020, compared to 2,176 ecommerce vehicles in the three months ended June 30, 2019. The decrease in ecommerce unit sales was primarily driven as a result of lower inventory position and the impact of COVID 19 and the related shelter-in-place orders. We entered the second quarter of 2020 with 1,396 ecommerce units available for sale, compared to 1,926 ecommerce units available for sale entering the second quarter 2019. The lower inventory position was a result of our 2019 business strategy to focus on improving unit economics, rather than growing unit sales volume. Additionally, the shelter-in-place ordinances as a result of the COVID-19 pandemic also initially resulted in lower buyer and seller activity, but soon rebounded as we saw weekly sales volumes return to pre-COVID levels five weeks following the ordinances.

Another driver of the decrease in ecommerce vehicle revenue was the lower ecommerce ASP, which was $15,076 for the three months ended June 30, 2020, compared to $16,521 for the three months ended June 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles, as well as a tighter pricing environment immediately following the COVID-19 shelter-in-place ordinances

Other Revenue

Other revenue increased by $251 thousand, or 26.0%, to $1.2 million during the three months ended June 30, 2020, from $1.0 million in the comparable period in 2019. This increase was primarily due to our improved other gross profit per unit and Adjusted GPU, which increased to $667 and $754 per unit, respectively, during the three months ended June 30, 2020, from $443 and $508 per unit, respectively, in the comparable period in 2019. This increase in other gross profit per unit and other Adjusted GPU was driven by improved sales of our finance and insurance product offerings by investing in our lending partnerships, sales teams and technology platform.

Wholesale Vehicle Revenue

Wholesale vehicle revenue decreased by $1.8 million, or 32.3%, to $3.8 million during the three months ended June 30, 2020, from $5.5 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 474 wholesale vehicles in the three months ended June 30, 2020, compared to 585 wholesale vehicles in the three months ended June 30, 2019. As was the case for our decrease in ecommerce vehicle unit sales during these periods, the primary driver of this decrease in our wholesale vehicle unit sales was a result of the lower inventory position, as well as slowdown in wholesale auctions immediately following the COVID-19 shelter-in-place ordinances.

Cost of Sales

Cost of sales decreased by $14.0 million, or 32.6%, to $28.9 million during the three months ended June 30, 2020, from $42.8 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 2,296 total vehicles in the three months ended June 30, 2020, compared to 2,761 total vehicles in the three months ended June 30, 2019.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit decreased by $204 thousand, or 10.7%, to $1.7 million during the three months ended June 30, 2020, from $1.9 million in the comparable period in 2019. The decrease was primarily driven by a decrease in ecommerce units sold, as described in “Ecommerce Vehicle Revenue, Net” above. The decrease in ecommerce vehicle gross profit was slightly offset by an increase in ecommerce gross profit per unit, which grew to $937 per unit for the three months ended June 30, 2020, from $878 per unit in the comparable period in 2019. This increase in ecommerce gross profit per unit was driven by improvements made to our pricing and inventory management strategy and focus on unit economics into 2020.

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $3.9 million, or 120.0%, to $0.7 million during the three months ended June 30, 2020, from a loss of $3.3 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale gross profit per unit and Adjusted GPU, which grew to $357 per unit for the three months ended June 30, 2020, from a loss of $1,496 gross profit per unit and a loss of $276 Adjusted GPU in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

Components of SG&A

	Three Months Ended June 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$6,743	$7,055	(4.4)%
Marketing expense	2,921	1,947	50.0%
Other costs(2)	4,969	6,564	(24.3)%
Total selling, general and administrative expenses	$14,633	$15,566	(6.0)%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Six Months Ended June 30, 2020 and 2019

The following table presents our condensed statements of operations by channel for the periods indicated:

	Six Months Ended June 30,
	2020	2019	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$49,384	$75,731	(34.8)%
Other revenue	1,897	1,673	13.4%
Wholesale vehicle revenue	11,112	15,623	(28.9)%
Total revenue	$62,393	$93,027	(32.9)%

Cost of sales:
Ecommerce vehicle cost of sales	$46,473	$72,926	(36.3)%
Wholesale vehicle cost of sales	9,005	20,297	(55.6)%
Total cost of sales	$55,478	$93,223	(40.5)%

Gross profit:
Ecommerce vehicle gross profit	$2,911	$2,805	3.8%
Other gross profit	1,897	1,673	13.4%
Wholesale vehicle gross profit	2,107	(4,674)	145.1%
Total gross profit	$6,915	$(196)	(3628.1)%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$2,911	$2,805	3.8%
Other adjusted gross profit	2,215	2,051	8.0%
Wholesale vehicle adjusted gross profit	2,107	(147)	(1534.9)%
Total adjusted gross profit	$7,233	$4,709	53.6%

Unit sales information:
Ecommerce vehicle unit sales	3,243	4,666	(30.5)%
Wholesale vehicles unit sales	1,180	1,516	(22.2)%

Per unit selling prices:
Ecommerce vehicles	$15,228	$16,230	(6.2)%
Wholesale vehicles	$9,417	$10,305	(8.6)%

Gross profit per unit(1):
Ecommerce gross profit per unit	$898	$601	49.3%
Other gross profit per unit	$585	$359	63.1%
Wholesale gross profit per unit	$650	$(1,002)	164.9%
Total gross profit per unit	$2,133	$(42)	5176.9%

Adjusted gross profit per unit (Adjusted GPU)(2):
Ecommerce Adjusted GPU	$898	$601	49.3%
Other Adjusted GPU	$683	$439	55.4%
Wholesale Adjusted GPU	$650	$(31)	2164.5%
Total Adjusted GPU	$2,231	$1,009	121.1%

____________

(1)      Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which divided by the total number of ecommerce units sold in the period.

(2)      Adjusted GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. A reconciliation for Adjusted GPU to the nearest comparable GAAP metric (gross profit per unit) can be found in the table below:

	Six Months Ended June 30,
	2020	2019
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$2,133	$(42)
Warrant impact adjustment per unit	98	1,051
Adjusted total gross profit per unit	$2,231	$1,009

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$898	$601
Warrant impact adjustment per unit	—	—
Adjusted ecommerce gross profit per unit	$898	$601

Other gross profit per unit:
GAAP other gross profit per unit	$585	$359
Warrant impact adjustment per unit	98	81
Adjusted other gross profit per unit	$683	$439

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$650	$(1,002)
Warrant impact adjustment per unit	—	971
Adjusted wholesale gross profit per unit	$650	$(31)

Ecommerce Vehicle Revenue

Ecommerce vehicle revenue decreased by $26.3 million, or 34.8%, to $49.4 million during the six months ended June 30, 2020, from $75.7 million in the comparable period in 2019. This decrease was primarily driven by a decrease in ecommerce unit sales as we sold 3,243 ecommerce vehicles in the six months ended June 30, 2020, compared to 4,666 ecommerce vehicles in the six months ended June 30, 2019. The decrease in ecommerce unit sales was primarily driven as a result of lower inventory position and the impact of COVID 19 and the related shelter-in-place orders. We entered the first half of 2020 with 1,152 ecommerce units available for sale, compared to 2,655 ecommerce units available for sale entering the first half 2019. The lower inventory position was a result of our 2019 business strategy to focus on improving unit economics, rather than growing unit sales volume. Additionally, the shelter-in-place ordinances as a result of the COVID-19 pandemic also initially resulted in lower buyer and seller activity, but soon rebounded as we saw weekly sales volumes return to pre-COVID levels five weeks following the ordinances.

Another driver of the decrease in ecommerce vehicle revenue was the lower ecommerce ASP, which was $15,228 for the six months ended June 30, 2020, compared to $16,230 for the six months ended June 30, 2019. This decrease in ecommerce ASP was a result of increased demand for lower cost vehicles, as well as a tighter pricing environment immediately following the COVID-19 shelter-in-place ordinances

Other Revenue

Other revenue increased by $0.2 million, or 13.4%, to $1.9 million during the six months ended June 30, 2020, from $1.7 million in the comparable period in 2019. This increase was primarily due to our improved other gross profit per unit and other Adjusted GPU, which increased to $585 and $683 per unit, respectively, during the six months ended June 30, 2020, from $359 and $439 per unit, respectively, in the comparable period in 2019. This increase in other gross profit per unit and other Adjusted GPU was driven by improved sales of our finance and insurance product offerings by investing in our lending partnerships, sales teams and technology platform.

Wholesale Vehicle Revenue

Wholesale vehicle revenue decreased by $4.5 million, or 28.9%, to $11.1 million during the six months ended June 30, 2020, from $15.6 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 1,180 wholesale vehicles in the six months ended June 30, 2020, compared to 1,516 wholesale vehicles in the six months ended June 30, 2019. As was the case for our decrease in ecommerce vehicle unit sales during these periods, the primary driver of this decrease in our wholesale vehicle unit sales was a result of the lower inventory position, as well as slowdown in wholesale auctions immediately following the COVID-19 shelter-in-place ordinances.

Cost of Sales

Cost of sales decreased by $37.7 million, or 40.5%, to $55.5 million during the six months ended June 30, 2020, from $93.2 million in the comparable period in 2019. The decrease was primarily due to a decrease in unit sales as we sold 4,423 total vehicles in the six months ended June 30, 2020, compared to 6,182 total vehicles in the six months ended June 30, 2019.

Ecommerce Vehicle Gross Profit

Ecommerce vehicle gross profit increased by $106 thousand, or 3.8%, to $2.9 million during the six months ended June 30, 2020, from $2.8 million in the comparable period in 2019. The increase was primarily driven by an increase in ecommerce gross profit per unit, which grew to $898 per unit for the six months ended June 30, 2020, from $601 per unit in the comparable period in 2019. This increase in ecommerce gross profit per unit was driven by improvements made to our pricing and inventory management strategy and focus on unit economics into 2020.

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Wholesale vehicle gross profit increased by $6.8 million, or 145.1%, to $2.1 million during the six months ended June 30, 2020, from a loss of $4.7 million in the comparable period in 2019. The increase was primarily driven by an increase in wholesale gross profit per unit and Adjusted GPU, which grew to $650 per unit for the six months ended June 30, 2020, from a loss of $1,002 and $31 per unit, respectively, in the comparable period in 2019. This increase was driven by improvements made to our inventory management which has resulted in fewer ecommerce-to-wholesale incidents where cars we purchased with the intention of selling through our retail segment, end up being sold through wholesale channels, which typically result in a loss on that unit.

Components of SG&A

	Six Months Ended June 30,
	2020	2019	Change
	($ in thousands)
Compensation and benefits(1)	$13,321	$18,306	(27.2)%
Marketing expense	4,707	3,632	29.6%
Other costs(2)	10,051	16,094	(37.5)%
Total selling, general and administrative expenses	$28,079	$38,032	(26.2)%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Selling, general and administrative expenses decreased by $10.0 million, or 26.2%, to $28.1 million during the six months ended June 30, 2020, from $38.0 million in the comparable period in 2019. The decrease was primarily due to the decrease in compensation and benefits costs of $5.0 million, as a result of our initiative to optimize the corporate teams and other costs of $6.0 million, primarily driven by the expense effects of the Lithia agreement incurred in 2019. Refer to Note 4 in the “Notes to Consolidated Financial Statements” for additional information. The decrease is partially offset by the increase in marketing expenses of $1.1 million, driven by our initiative to drive unit sales growth by investing in brand marketing

Years Ended December 31, 2019, 2018 and 2017

The following table presents our consolidated statements of operations and comprehensive loss by channel for the periods indicated:

	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands, except per unit metrics)
Revenue:
Ecommerce vehicle revenue, net	$135,277	$122,889	10.1%	$88,870	38.3%
Other revenue	3,150	2,617	20.4%	1,931	35.5%
Wholesale vehicle revenue	27,808	6,306	341.0%	3,737	68.7%
Total revenue	$166,235	$131,812	26.1%	$94,538	39.4%

Cost of sales:
Ecommerce vehicle cost of sales	$131,267	$120,370	9.1%	$86,746	38.8%
Wholesale vehicle cost of sales	36,730	6,053	506.8%	3,253	86.1%
Total cost of sales	$167,997	$126,423	32.9%	$89,999	40.5%

Gross profit:
Ecommerce vehicle gross profit	$4,010	$2,519	59.1%	$2,124	18.6%
Other gross profit	3,150	2,617	20.4%	1,931	35.5%
Wholesale vehicle gross profit	(8,922)	253	(3632.3)%	484	(47.8)%
Total gross profit	$(1,762)	$5,389	(132.7)%	$4,539	18.7%

Adjusted gross profit:
Ecommerce vehicle adjusted gross profit	$4,010	$2,519	59.1%	$2,124	18.6%
Other adjusted gross profit	3,823	2,617	46.1%	1,931	35.5%
Wholesale vehicle adjusted gross profit	(1,128)	253	(546.6)%	484	(47.8)%
Total adjusted gross profit	$6,705	$5,389	24.4%	$4,539	18.7%

Unit sales information:
Ecommerce vehicle unit sales	8,263	7,232	14.3%	4,987	45.0%
Wholesale vehicles unit sales	2,828	1,248	126.6%	717	74.1%

Per unit selling prices:
Ecommerce vehicles	$16,371	$16,992	(3.7)%	$17,820	(4.6)%
Wholesale vehicles	$9,833	$5,053	94.6%	$5,212	(3.1)%

Gross profit per unit(1):
Ecommerce gross profit per unit	$485	$348	39.3%	$426	(18.2)%
Other gross profit per unit	$382	$362	5.4%	$387	(6.5)%
Wholesale gross profit per unit	$(1,080)	$35	(3191.5)%	$97	(64.0)%
Total gross profit per unit	$(213)	$745	(128.6)%	$910	(18.1)%

Adjusted gross profit per unit (Adjusted GPU)(2):
Ecommerce Adjusted GPU	$485	$348	39.3%	$426	(18.2)%
Other Adjusted GPU	$463	$362	27.9%	$387	(6.5)%
Wholesale Adjusted GPU	$(137)	$35	(490.9)%	$97	(64.0)%
Total Adjusted GPU	$811	$745	8.9%	$910	(18.1)%

____________

(1)      Gross profit per unit is calculated as gross profit for ecommerce, other and wholesale, each of which is divided by the total number of ecommerce units sold in the period

(2)      Adjusted GPU is calculated as adjusted gross profit for ecommerce, other and wholesale, as described in “— Non-GAAP Financial Measures” above, each of which divided by the total number of ecommerce units sold in the period. A reconciliation for Adjusted GPU to the nearest comparable GAAP metric (gross profit per unit) can be found in the table below:

	Years Ended December 31,
	2019	2018	2017
	($ per ecommerce unit)
Total gross profit per unit:
GAAP total gross profit per unit	$(213)	$745	$910
Warrant impact adjustment per unit	$1,024	—	—
Adjusted total gross profit per unit	$811	$745	$910

Ecommerce gross profit per unit:
GAAP ecommerce gross profit per unit	$485	$348	$426
Warrant impact adjustment per unit	—	—	—
Adjusted ecommerce gross profit per unit	$485	$348	$426

Other gross profit per unit:
GAAP other gross profit per unit	$382	$362	$387
Warrant impact adjustment per unit	81	—	—
Adjusted other gross profit per unit	$463	$362	$387

Wholesale gross profit per unit:
GAAP wholesale gross profit per unit	$(1,080)	$35	$97
Warrant impact adjustment per unit	943	—	—
Adjusted wholesale gross profit per unit	$(137)	$35	$97

Ecommerce Vehicle Revenue

Fiscal 2019 Versus Fiscal 2018.    Ecommerce vehicle revenue increased by $12.4 million, or 10.1%, to $135.3 million during the year ended December 31, 2019, from $122.9 million in the comparable period in 2018. The increase was primarily due to an increase in ecommerce unit sales as we sold 8,263 ecommerce vehicles in the year ended December 31, 2019, compared to 7,232 ecommerce vehicles in the year ended December 31, 2018. Our ecommerce unit sale growth was primarily driven by scaling our business operations and growing our inventory levels across all markets.

Fiscal 2018 Versus Fiscal 2017.    Ecommerce vehicle revenue increased by $34.0 million, or 38.3%, to $122.9 million during the year ended December 31, 2018, from $88.9 million in the comparable period in 2017. The increase was primarily due to an increase in ecommerce unit sales as we sold 7,232 ecommerce vehicles in the year ended December 31, 2018, compared to 4,987 ecommerce vehicles in the year ended December 31, 2017. Our ecommerce unit sales growth was primarily driven by our transition from a consignment model, where we paid the seller after their unit sold on our platform, to a buy-out model, where we purchased a unit from a seller outright, in the second half of 2018, after which we started aggressively growing our sellable inventory base. The transition to a buyout model helped grow our inventory, allowing for revenue growth from a larger sellable inventory base, as we found that there were more customers who were willing to sell us their cars if we paid them upfront (buy-out model), compared to the number of customers who were willing to wait for payment while we reconditioned and sold their car to a new buyer.

Other Revenue

Fiscal 2019 Versus Fiscal 2018.    Other revenue increased by $0.5 million, or 20.4%, to $3.2 million during the year ended December 31, 2019, from $2.6 million in the comparable period in 2018. This increase was primarily driven by an increase in other gross profit per unit and Adjusted GPU, which grew to $381 and to $463 per unit, respectively, in the year ended December 31, 2019, from $362 per unit in the comparable period in 2018. This increase in other gross profit per unit and other Adjusted GPU was driven by improvements in our financing and insurance products by investing in developing partner relationships, sales teams and our technology platform.

Fiscal 2018 Versus Fiscal 2017.    Other revenue increased by $0.7 million, or 35.5%, to $2.6 million during the year ended December 31, 2018, from $1.9 million in the comparable period in 2017. The increase was primarily due to an increase in ecommerce unit sales as we sold 7,232 ecommerce vehicles in the year ended December 31, 2018, compared to 4,987 ecommerce vehicles in the year ended December 31, 2017.

Wholesale Vehicle Revenue

Fiscal 2019 Versus Fiscal 2018.    Wholesale vehicle revenue increased by $21.5 million, or 341.0%, to $27.8 million during the year ended December 31, 2019, from $6.3 million in the comparable period in 2018. The increase was primarily due to an increase in wholesale unit sales as we sold 2,828 wholesale vehicles in the year ended December 31, 2019, compared to 1,248 wholesale vehicles in the year ended December 31, 2018.

Fiscal 2018 Versus Fiscal 2017.    Wholesale vehicle revenue increased by $2.6 million, or 68.7%, to $6.3 million during the year ended December 31, 2018, from $3.7 million in the comparable period in 2017. The increase was primarily due to an increase in wholesale unit sales as we sold 1,248 wholesale vehicles in the year ended December 31, 2018, compared to 717 wholesale vehicles in the year ended December 31, 2017.

Cost of Sales

Fiscal 2019 Versus Fiscal 2018.    Cost of sales increased by $41.6 million, or 32.9%, to $168.0 million during the year ended December 31, 2019, from $126.4 million in the comparable period in 2018. The increase was primarily due to an increase in unit sales as we sold 11,091 vehicles in the year ended December 31, 2019, compared to 8,480 vehicles in the year ended December 31, 2018.

Fiscal 2018 Versus Fiscal 2017.    Cost of sales increased by $36.4 million, or 40.5%, to $126.4 million during the year ended December 31, 2018, from $90.0 million in the comparable period in 2017. The increase was primarily due to an increase in unit sales as we sold 8,480 vehicles in the year ended December 31, 2018, compared to 5,704 vehicles in the year ended December 31, 2017.

Ecommerce Vehicle Gross Profit

Fiscal 2019 Versus Fiscal 2018.    Ecommerce vehicle gross profit increased by $1.5 million, or 59.1%, to $4.0 million during the year ended December 31, 2019, from $2.5 million in the comparable period in 2018. The increase was primarily driven by an increase in ecommerce gross profit per unit, which grew to $485 for the year ended December 31, 2019, from $348 in the comparable period in 2018. This increase in ecommerce gross profit per unit was driven by improvements made to our pricing and inventory management strategy throughout 2019.

Fiscal 2018 Versus Fiscal 2017.    Ecommerce vehicle gross profit increased by $0.4 million, or 18.6%, to $2.5 million during the year ended December 31, 2018, from $2.1 million in the comparable period in 2017. As outlined above in “— Ecommerce Vehicle Revenue” this increase was primarily driven by an increase in ecommerce unit sales, and was partially offset by a decrease in our ecommerce gross profit per unit, which dropped to $348 in the year ended December 31, 2018, from $426 in the comparable period in 2017.

Other Gross Profit

Other revenue consists of 100% gross margin products for which gross profit equals revenue. Therefore, changes in other gross profit and the associated drivers are identical to changes in other revenue and the associated drivers.

Wholesale Vehicle Gross Profit

Fiscal 2019 Versus Fiscal 2018.    Wholesale vehicle gross profit decreased by $9.2 million to a loss of $8.9 million during the year ended December 31, 2019, from profit of $0.3 million in the comparable period in 2018. The primary driver of this decrease was the financial impact of the non-cash Lithia milestone, which had a negative impact of $8.5 million in the year ended December 31, 2019. Additionally, the wholesale gross profit per unit and Adjusted GPU decreased to a loss of $1,080 and $137 per unit, respectively, in the year ended December 31, 2019, compared to a profit of $35 in the comparable period in 2018.

Fiscal 2018 Versus Fiscal 2017.    Wholesale vehicle gross profit decreased by $231 thousand, or 47.8%, to $253 thousand during the year ended December 31, 2018, from $484 thousand in the comparable period in 2017. The primary driver of this decrease was a decrease in wholesale gross profit per unit, which decreased to $35 in the year ended December 31, 2018, down from $97 in the comparable period in 2017.

Components of SG&A

	Years Ended December 31,
	2019	2018	Change	2017	Change
	($ in thousands)
Compensation and benefits(1)	$33,226	$18,864	76.1%	$13,490	39.8%
Marketing expense	6,957	5,439	27.9%	2,892	88.1%
Other costs(2)	31,677	20,394	55.3%	12,188	67.3%
Total selling, general and administrative expenses	$71,860	$44,697	60.8%	$28,570	56.4%

____________

(1)      Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets

(2)      Other costs include all other selling, general and administrative expenses such as hub operating costs, vehicle shipping costs for internal purposes, corporate occupancy, professional services, registration and licensing, and IT expenses.

Fiscal 2019 Versus Fiscal 2018.    Selling, general and administrative expenses increased by $27.2 million, or 60.8%, to $71.9 million during the year ended December 31, 2019, from $44.7 million in the comparable period in 2018. The increase was primarily due to the increase in compensation and benefits costs of $14.4 million, marketing expenses of $1.5 million and other costs of $11.3 million.

Fiscal 2018 Versus Fiscal 2017.    Selling, general and administrative expenses increased by $16.1 million, or 56.4%, to $44.7 million during the year ended December 31, 2018, from $28.6 million in the comparable period in 2017. The increase was primarily due to the increase in compensation and benefits costs of $5.4 million, increase in marketing expenses of $2.5 million and other costs of $8.2 million.

Liquidity and Capital Resources

Sources of liquidity

Our main source of liquidity is cash generated from financing activities. Cash generated from financing activities through June 30, 2020 primarily includes proceeds from the sale of Convertible Preferred Stock (see Note 7 — Stockholders’ Equity in our annual consolidated financial statements), proceeds from our flooring line of credit facility with U.S. Bank in 2020, 2019 and 2018, which we refer to as the FLOC, and proceeds from the Delayed Draw Term Loan, which we refer to as the DDTL, with Lithia in 2019 and 2020. Refer to Note 6 — Borrowings in our consolidated financial statements for additional information. Upon the closing of the Merger, the Company raised $189 million through a private placement of Class A common stock to the PIPE Investors. This capital, together with the cash balances of IAC at the time of the Merger, will not only contribute to our long-term growth goals but we expect this funding to extend our expected liquidity through the end of 2022.

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $246.6 million as of June 30, 2020. Further, during the six months ended June 30, 2020, the Company had negative operating cash flows of $14.2 million. With closing of the Merger and the related proceeds available to the Company following the Merger, we believe the matters that previously gave rise to substantial doubt about the Company’s ability to continue as a going concern have been alleviated. In the future, we may attempt to raise additional capital through the sale of equity securities or through equity-linked or debt financing arrangements. If we raise additional funds by issuing equity or equity-linked securities, the ownership of our existing stockholders will be diluted. If we raise additional financing by incurring indebtedness, we will be subject to increased fixed payment obligations and could also be subject to restrictive covenants, such as limitations on our ability to incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business. Any future indebtedness we incur may result in terms that could be unfavorable to equity investors. Due to the economic uncertainty caused by the novel coronavirus pandemic, the debt and equity markets have become less predictable and obtaining financing on favorable terms and at favorable rates has become more difficult.

Debt obligations

In early September 2018, we entered into a Senior Secured Convertible Promissory Note Agreement (“Lithia Note”) with Lithia with a principal sum of $20.0 million and received the related proceeds thereon (see Note 7 — Stockholders’ Equity in our consolidated financial statements). The Lithia Note was subsequently converted into Series D Convertible Preferred Stock pursuant to its terms in September 2018.

In September 2018, we entered into the DDTL with Lithia as lender with a principal sum of $25.0 million, available to be drawn in two tranches of $12.5 million each starting December 2019. In December 2019, we received the first installment of $12.5 million and drew the second $12.5 million tranche in July 2020. The DDTL is secured by all assets of Shift. The full amount of the DDTL will be paid down following the Merger.

In October 2018, we entered into the FLOC with US Bank as a lender, with the proceeds from such arrangement available on a revolving basis to finance the purchase of vehicles, up to 80% of total value. The facility initially allows for a $30.0 million commitment of advances, whereby we may borrow, prepay, repay and reborrow the advances. We may request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement are met. Shift’s obligations under the FLOC are backed by a guarantee provided by Lithia. The FLOC is secured by all assets of Shift.

As of December 31, 2019, we had total outstanding debt of $16.2 million under the Floorplan Facility and $12.5 million under the DDTL. Over the course of 2019, our weighted average interest rate on our Floorplan Facility and our Long-Term Debt was 5%.

In April 2020, we received loans with a current total outstanding amount of approximately $6.1 million from the Small Business Administration under the Paycheck Protection Program (the “PPP Loans”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis. The full amount of the PPP Loans was repaid in connection with the closing of the Merger.

Cash Flows — Six Months Ended June 30, 2020 and 2019

The following table summarizes our cash flows for the periods indicated:

	Six Months Ended June 30,
	2020	2019
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(14,241)	$(17,822)
Net cash used in investing activities	(2,231)	(2,794)
Net cash (used in) provided by financing activities	(3,442)	6,347

Operating Activities

For the six months ended June 30, 2020, net cash used in operating activities was $14.2 million, primarily driven by net loss of $31.3 million adjusted for non-cash charges of $10.9 million and net changes in our operating assets and liabilities of $6.2 million. The non-cash adjustments primarily relate to share-based compensation, including warrant remeasurements, of $6.3 million, amortization of debt discounts associated with loan guarantees and delayed draw term loan of $2.2 million, depreciation and amortization expense of $2.1 million, and contra-revenue associated with milestones of $318 thousand. The changes in operating assets and liabilities are primarily driven by an increase in accrued expenses and other current liabilities of $4.2 million, a decrease in inventory of $2.6 million, and offset by other noncurrent assets and liabilities.

For the six months ended June 30, 2019, net cash used in operating activities was $17.8 million, primarily driven by net loss of $41.0 million adjusted for non-cash charges of $16.3 million and net changes in operating assets and liabilities of $6.9 million. The non-cash adjustments primarily relate to the contra-revenue associated with milestones of $4.9 million, compensation expense from an exchange of stock of $4.8 million, non-cash expense upon milestone achievement of $2.9 million, amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $2.0 million, depreciation and amortization expense of $1.3 million, and share-based compensation, including warrant remeasurements, of $356 thousand. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $6.9 million.

Investing Activities

For the six months ended June 30, 2020, net cash used in investing activities of $2.2 million was primarily driven by the capitalization of website and internal-use software costs.

For the six months ended June 30, 2019, net cash used in investing activities of $2.8 million was primarily driven by the capitalization of website and internal-use software costs.

Financing Activities

For the six months ended June 30, 2020, net cash used in financing activities was $3.4 million, primarily due to net repayments on the flooring line of credit of $9.5 million, offset by proceeds from the SBA PPP loans of $6.1 million.

For the six months ended June 30, 2019, net cash provided by financing activities was $6.3 million, primarily due to primarily due to proceeds from the issuance of convertible stock of $5.8 million and net borrowings on the flooring line of credit of $0.5 million.

Cash Flows — Annual Results

The following table summarizes our consolidated statements of cash flows for the periods indicated:

	Year Ended December 31,
	2019	2018	2017
	($ in thousands)
Cash Flow Data:
Net cash used in operating activities	$(28,209)	$(63,713)	$(32,145)
Net cash used in investing activities	(6,553)	(3,871)	(2,378)
Net cash provided by financing activities	7,246	124,262	36,725

Operating Activities

For the year ended December 31, 2019, net cash used in operating activities was $28.2 million, primarily driven by a net loss of $80.5 million adjusted for non-cash charges of $28.9 million and net changes in our operating assets and liabilities of $23.4 million. For the fiscal year ended December 19, 2019, the non-cash adjustments primarily relate to contra-revenue associated with milestones of $8.5 million, warrant expenses upon milestone achievement of $6.9 million, expenses from secondary sales of common stock of $4.7 million, and the amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $4.2 million. The non-cash adjustments also include depreciation and amortization of $3.2 million and stock-based compensation expense of $1.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $24.9 million and a decrease in accounts receivable of $2.2 million, partially offset by a decrease in accounts payable of $3.2 million, an increase in prepaid expenses and other current assets of $0.6 million and an increase in other noncurrent assets of $0.1 million.

For the year ended December 31, 2018, net cash used in operating activities was $63.7 million, primarily driven by a net loss of $44.9 million adjusted for non-cash charges of $8.8 million and net changes in our operating assets and liabilities of $27.7 million. The non-cash adjustments primarily relate to warrant expenses upon milestone achievement of $4.2 million, depreciation and amortization of $2.5 million, the amortization of debt discounts associated with loan guarantees, delayed draws, growth capital, and other debt of $1.9 million, and stock-based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $30.7 million and an increase in accounts receivable of $0.7 million due to our overall increase in revenue, partially offset by a $3.5 million decrease in accounts payable and a $0.3 million increase in accrued expenses and other current liabilities.

For the year ended December 31, 2017, net cash used in operating activities was $32.1 million, primarily driven by a net loss of $25.6 million adjusted for non-cash charges of $1.8 million and net changes in our operating assets and liabilities of $8.3 million. The non-cash adjustments primarily relate to depreciation and amortization of $1.6 million and stock- based compensation expense of $0.2 million. The changes in operating assets and liabilities are primarily driven by a decrease in inventory of $11.9 million, partially offset by a $3.6 million decrease in prepaid expenses and current assets.

Investing Activities

For the year ended December 31, 2019, net cash used in investing activities was $6.6 million, primarily driven by $4.9 million of capitalized website internal-software costs and $1.7 million in purchases of property and equipment.

For the year ended December 31, 2018, net cash used in investing activities was $3.9 million, primarily driven by $3.0 million of capitalized website internal-software costs and $0.9 million in purchases of property and equipment.

For the year ended December 31, 2017, net cash used in investing activities was $2.4 million, primarily driven by capitalized website internal-use software costs of $2.3 million.

Financing Activities

For the year ended December 31, 2019, net cash provided by financing activities was $7.2 million, primarily driven by $112.4 million in proceeds from the FLOC, $12.5 million in proceeds from the delayed draw term loan, and $5.8 million in proceeds from issuances of convertible preferred stock. This was partially offset by a repayment of the FLOC of $123.6 million.

For the year ended December 31, 2018, net cash provided by financing was $124.3 million, primarily driven by $84.2 million in proceeds from issuances of convertible preferred stock, $37.1 million in proceeds from the FLOC, $20.0 million in proceeds from convertible notes, $10.0 million in proceeds from borrowing under loan and security agreements, and $0.5 million in proceeds from stock option exercises. This is partially offset by the $14.0 million repayment of borrowings under loan and security agreements, the $9.8 million repayment on the FLOC, and $3.8 million of issuance costs paid related to convertible preferred stock.

For the year ended December 31, 2017, net cash provided by financing activities was $36.7 million, primarily driven by $38.0 million in proceeds from issuances of convertible preferred stock, which is partially offset by the $1.0 million repayment of borrowings under loan and security agreements, $0.2 million of issuance costs paid related to convertible and preferred stock $0.1 million in repurchases of shares related to early exercised options.

Contractual Obligations

The following table includes aggregated information about contractual obligations that affect our liquidity and capital needs. At December 31, 2019, our contractual obligations were as follows:

	Payments Due by Period
	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years
	($ in thousands)
Operating lease obligations	$13,948	$5,370	$5,753	$2,825	$—
Debt, principal and interest	24,750	16,245	8,505	—	—
Total	$38,698	$21,615	$14,258	$2,825	$—

On March 27, 2020, the U.S. federal government enacted the Coronavirus Aid, Relief, and Economic Security Act, or CARES Act. The CARES Act includes a provision for the Paycheck Protection Program, or PPP, loans administered by the U.S. Small Business Administration. In April 2020, we entered into promissory notes as part of PPP, the total outstanding amount of which was approximately $6.1 million, the future principal and interest payments of which are not included in the above table. The loans bore interest at a 1.0% annual rate. The loans were repaid in full in connection with the closing of the Merger.

On June 30, 2020, the Company reported a liability for vehicles acquired under OEM program of $3.6 million. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price plus 50% of excess estimated sales price over this original acquisition price.

On July 2, 2020, the Company drew the second $12.5 million tranche of the $12.5 million DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19.

Off-Balance Sheet Arrangements

We are not a party to any off-balance sheet arrangements, including guarantee contracts, retained or contingent interests, certain derivative instruments and variable interest entities that either have, or are reasonably likely to have, a current or future material effect on our consolidated financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect amounts reported in our consolidated financial statements and related notes, as well as the related disclosure of contingent assets and liabilities at the date of the financial statements. Management evaluates its accounting policies, estimates and judgments on an on-going basis. Management bases its estimates and judgments on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions and conditions.

Critical accounting policies are those policies that management believes are very important to the portrayal of our financial position and results of operations, and that require management to make estimates that are difficult, subjective or otherwise complex. Based on these criteria, management has identified the following critical accounting policies:

Revenue

We recognize revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. We may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales.

We have determined that a portion of the value associated with warrant consideration paid to Lithia, as a customer of Shift, should be treated as contra-revenue by Shift following ASC topic 606.

We recognize revenue at a point in time as described below.

Ecommerce Vehicle Revenue

We sell used vehicles to retail customers through the platform. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent non-cash consideration which we measure at stated contract price for each specific vehicle. We satisfy our performance obligation and recognize revenue for ecommerce vehicle revenue at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by Shift includes the transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers.

We receive payment for vehicle sales directly from the customer at the time of sale or, if the customer uses financing, from third-party financial institutions within a short period of time following the sale if the customer obtains financing. For any payments received prior to the delivery or pick-up of used vehicles, these transactions are recorded within the consolidated balance sheets until delivery or pick-up.

Our return policy allows customers to initiate a return during the first seven days or 200 miles after delivery. Ecommerce vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was immaterial at June 30, 2020, and December 31, 2019.

Other Revenue

We provide buyers on our platform with options for financing and vehicle protection products. All such services are provided by unrelated third-party vendors and we have agreements with each of these vendors giving us the right to offer such services on its platform. When a buyer selects a service from these providers, we earn a commission based on the actual price paid/financed. We concluded that we are an agent for these transactions because we do not control the products before they are transferred to the customer. Accordingly, we recognize commission revenue at the time of sale.

Wholesale Vehicle Revenue

We sell vehicles through wholesale auctions. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet our quality standards to list and sell through our website. We satisfy our performance obligation and recognize revenue for wholesale vehicle revenue at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.

In December 2018, we agreed to sell cars to Lithia Motors, Inc., under an OSM program whereby we acquire cars primarily from consumers in the Oxnard, Salem and Fresno markets and re-sell them to Lithia. In July 2019, the Salem OSM was discontinued due to coverage overlap with the Shift Portland Hub. We recognize revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs. Payment is normally made within two weeks of delivery.

Revenue Recognition Prior to the Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue when all of the following criteria were met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is probable.

Revenue from used vehicle sales is recognized upon delivery, when the sales contract is signed and the purchase price had been received or financing had been arranged. Used vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler. For other revenue, the Company evaluates whether it is appropriate to record the gross amount of sales and related costs or the net amount earned as commissions. The Company generally records the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts are determined using a fixed percentage, a fixed-payment schedule, or a combination or the two.

Contract Costs

We elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling general and administrative expenses in the consolidated statements of operations and comprehensive loss.

Valuation of Inventory

Inventory consists of used vehicles, primarily acquired through auction and individual sellers, as well as some vehicles sourced locally through the trade-in program of an OEM. Inventory is stated at the lower of cost or net realizable value. Acquisition costs, vehicle reconditioning costs include parts, applied labor, unapplied labor, inbound transportation costs and other incremental costs, which are allocated to inventory via specific identification and standard costing. Inventory cost is determined by specific identification. Net realizable value is based on the estimated selling price derived from historical data and trends, such as sales price and average days to sale of similar vehicles, as well as independent, market resources less costs to complete, dispose and transport the vehicles. To the extent that there are significant changes to estimated vehicle selling prices or decreases in demand for used vehicles, there could be significant adjustments to reflect our inventory at net realizable value.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant with input from management, considering our most recently available third-party valuations of common stock, and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could be materially different.

Once a public trading market for our common stock has been established in connection with the completion of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Income Taxes

We account for income taxes using the asset and liability method. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover our deferred income tax assets, we consider all available positive and negative evidence, including our operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of June 30, 2020, December 31, 2019, 2018 and 2017, respectively, we recorded a full valuation allowance on its deferred tax assets.

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Stock-Based Compensation Expense

We classify stock-based awards granted in exchange for services as either equity awards or as liability awards. Stock-based compensation expense related to awards to employees and non-employees are measured at the grant date based on the fair value of the award. The calculation of the stock-based compensation is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. The fair value of the award that is ultimately expected to vest is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. We elect to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.

Recently Adopted Accounting Pronouncements

See the sections titled “Summary of Significant Accounting Policies — Recently Adopted Accounting Pronouncements” in Note 2 in the “Notes to Consolidated Financial Statements” for additional information.

Recently Issued Accounting Standards

See the sections titled “Summary of Significant Accounting Policies — Recently Issued Accounting Standards” in Note 2 in the “Notes to Consolidated Financial Statements” for additional information.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of June 30, 2020, and December 31, 2019, 2018 and 2017, cash and cash equivalents consisted of bank deposits, money market placements and demand deposits with payment platforms such as Stripe.

The cash and cash equivalents are held primarily for working capital purposes. These interest-earning instruments are subject to interest rate risk. To date, fluctuations in interest income have not been significant.

We also have exposure in changing interest rates in connection with the FLOC and the DDTL agreement. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. Advances under the FLOC accrue interest at LIBOR plus 2.0% and as of December 31, 2019, LIBOR was 1.69%. Interest on the DDTL agreement accrues at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination, with additional interest based upon the three-month cash burn set forth in our financial statements and compliance certificates as of the end of each fiscal quarter. Additional interest of 1% is accrued if three-month cash burn is greater than $12 million but equal to or less than $13.5 million and 2% if greater than $13.5 million. We believe a change to our interest rate of 1% would have an immaterial financial impact. As of December 31, 2019, we had total outstanding debt of $16.2 million under the FLOC and $12.5 million under the DDTL. Over the course of 2019, our weighted average interest rate on our FLOC and our other borrowings was 5%. Both the FLOC and the DDTL will either expire or be paid down prior to December 2021, when LIBOR is set to be discontinued.

In April 2020, we entered into promissory notes as part of PPP, the total outstanding amount of which was approximately $6.1 million, the future principal and interest payments of which are not included in the above table. The loans bore interest at a fixed 1.0% annual rate and did not bear any interest rate risk. The loans were repaid in full in connection with the closing of the Merger.

Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of our cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that we are not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Credit risk with respect to accounts receivable is generally not significant due to a limited carrying balance of receivables. We routinely assess the creditworthiness of our customers. We generally have not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2019, 2018 and 2017. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable.

MANAGEMENT

Executive Officers and Board of Directors

The following persons are anticipated to be the executive officers and directors of the Company:

Name	Age	Position
George Arison	42	Co-Chief Executive Officer and Chairman
Toby Russell	42	Co-Chief Executive Officer and President
Cindy Hanford	56	Chief Financial Officer
Sean Foy	53	Chief Operating Officer
Karan Gupta	40	Senior Vice President of Engineering
Victoria McInnis	59	Class I Director
Kellyn Smith Kenny	43	Class I Director
Jason Krikorian	49	Class II Director
Emily Melton	43	Class II Director
Adam Nash	45	Class II Director
George Arison	42	Class III Director
Manish Patel	39	Class III Director
Toby Russell	42	Class III Director

Directors

George Arison, Co-Chief Executive Officer and Chairman, incorporated Shift in December 2013 and has been its Chief Executive Officer since inception. Prior to co-founding Shift, he served in various positions at Google from 2010 to 2013, most recently as a product manager. From 2007 to 2010, he co-founded Taxi Magic (now known as Curb) with Mr. Russell. From 2005 to 2007 he worked for Boston Consulting Group. Mr. Arison is an investor in numerous startups, including Pulsar AI, Zero, Shipper, TravelBank, Carrot, Eden, CUR, and Fathom. Prior to his business career, Mr. Arison was a policy analyst and ran a political campaign in Georgia, the country of his birth, about which he wrote Democracy and Autocracy in Eurasia: Georgia in Transition. Mr. Arison holds a bachelor’s degree from Middlebury College.

Toby Russell, Co-Chief Executive Officer and President, is a co-founder of Shift and has been employed by the company since November 2015. Prior to joining Shift, he was Managing Vice President at Capital One from 2011 to 2015 where he led the digital transformation of the bank, including creating a completely new mobile and desktop customer experience for customers. In 2007, he co-founded Taxi Magic (now known as Curb) with Mr. Arison, which invented the use of native mobile applications for on-demand services, in its case transportation. In addition to his work in the private sector, Mr. Russell has spent time in public service, leading a $12 billion renewable energy and efficiency investment program for the U.S. Department of Energy. After finishing his Doctorate at Oxford University, he worked as a project leader at the Boston Consulting Group. Mr. Russell holds a bachelor’s degree from Middlebury College.

Victoria McInnis served as an independent board member and audit committee chair for VectoIQ Acquisition Company, a special purpose acquisition company, from May 2018 to June 2020. VectoIQ Acquisition Company merged with Nikola Corporation in June 2020. Prior to joining VectoIQ Acquisition Company, Ms. McInnis held various positions with General Motors Corporation prior to her retirement in August 2017, including Vice President, Tax and Audit March 2015 to August 2017, Chief Tax Officer from 2009 to March 2015 and, prior to that, Executive Director, Tax Counsel, General Tax Director, Europe, Director of Federal Tax Audits, and Senior Tax Counsel, GM Canada. The board has determined that Ms. McInnis is well qualified to serve as a director based on her extensive experience in the automotive industry and her financial expertise.

Kellyn Smith Kenny has been recognized by Fortune, Adweek, Brand Innovators, and HotTopics for marketing innovation, effectiveness, and leadership, where she is featured as a Top 100 Most Innovative CMOs in the World, Top 50 CMO, Top 20 Most Tech Savvy CMOs, Top 100 Women in Brand Marketing, and Working Mother of the Year. Most recently she served as the global Chief Marketing Officer at Hilton Worldwide, where she led a 700-person team responsible for the multi-billion dollar company’s 18 brands, from January 2018 to June 2020. Prior to joining Hilton, Ms. Smith Kenny served as Vice President of Marketing at Uber Technologies from May 2016 to

January 2018. She has also held senior positions at Capital One from 2011 to 2016 and at Microsoft from 2005 to 2011. Ms. Smith Kenny holds a Bachelor of Arts in Economics from Colgate University and a Master of Business Administration from Northwestern University. The board has determined that Ms. Smith Kenny is well qualified to serve as a director based on her intimate knowledge of how to build and maintain a strong brand and her extensive experience in senior management positions at public companies.

Jason Krikorian has served on the board of directors for Shift since September 2018. He has served as a General Partner for DCM Venture Capital, an international venture capital firm, since July 2010. He also currently serves as an investor for PLAYSTUDIOS and as a board member for Caavo, Fivestars, Matterport, FloSports, Kespry, Origin, Siren, SigFig, ART 19, and UJET. Previously, Mr. Krikorian was a co-founder and Executive Vice President of Business Development at Sling Media, Inc., the creator of the Slingbox, from June 2004 to January 2009, and has held numerous other board positions. Mr. Krikorian holds a Bachelor of Arts in Psychology from the University of California, Berkeley and both a Master of Business Administration and Juris Doctorate from the University of Virginia. The board has determined that Mr. Krikorian is well qualified to serve as a director based on his intimate knowledge of the company and industry from serving as a director of Shift and his extensive experience with early stage companies, both as a director and in management, and as a general partner in a venture capital firm.

Emily Melton has served on the board of directors for Shift since 2014. She currently is the Managing Partner of Threshold Ventures, an early-stage venture capital firm that she founded, since January 2014. She also serves on the board of directors for OODA Health, BetterUp, Wellframe, Livongo, Verge Genomics, Vineti, and Imagen Technologies. Previously, Ms. Melton has served as an investor and advisor to companies, and served in various roles at Draper Fisher Jurveston, a venture capital firm focused on investments in enterprise, consumer and disruptive technologies, from 2000 to 2009. Ms. Melton holds a Bachelor of Arts in Political Science and Philosophy, and a Master of Business Administration, from Stanford University. The board believes Ms. Melton is well qualified to serve as a director based on her intimate knowledge of the company and industry from her long history as a director of Shift and her extensive experience as a director of early stage companies and as the founder of a venture capital firm.

Adam Nash has served on the board of directors of Acorns, a financial technology & services company that specializes in micro-investing, since February 2017 and is an adjunct lecturer in Computer Science at Stanford University, a position he has held since September 2017. Previously, he served as the Vice President of Product & Growth at Dropbox, a leading provider of cloud-based storage and collaboration applications, from 2018 to 2020. Prior to joining Dropbox, Mr. Nash was the President and Chief Executive Officer of Wealthfront, Inc. (“Wealthfront”) from 2014 to 2016. Before Wealthfront, he held roles as an Executive in Residence at Greylock Partners and Vice President of Product at LinkedIn. In addition, Mr. Nash has held strategic and technical roles at eBay, Atlas Venture, Preview Systems, and Apple. Mr. Nash holds both Bachelor of Science and Master of Science degrees in Computer Science from Stanford University, and a Master of Business Administration from Harvard University. The board has determined that Mr. Nash is qualified to serve as a director based upon his prior service as a director of Shift, his extensive experience with early stage companies as an angel investor and advisor, his knowledge of ecommerce and the innovation economy in California, and his knowledge of the business communities in Shift’s principal markets.

Manish Patel has served on the board of directors for Shift since 2014 and currently is the chair of its compensation committee. He currently is a General Partner for Highland Capital Partners, a global venture capital firm, serving in the position since August 2010. In addition, Mr. Patel has served as a Teaching Faculty and Strategic Advisor at Stanford University since 2015 and an Artificial Intelligence and Machine Learning Fellow at the University of Toronto since 2018. Previously, Mr. Patel has served as an Advisory Board Member for the MIT/Stanford Venture Lab from 2015 to 2017 and held positions in Product Management at Google from 2004 to 2010. Mr. Patel has also assisted a number of private companies with compensation in the capacity of a board member or investor, including Scopely, Muxgram, Bromium, Thumbsup Labs, SmartThings, and Fleksy. Mr. Patel holds a Bachelor of Art in Economics and Bachelor of Science in Engineering from Stanford University. The board believes that Mr. Patel is well qualified to serve as a director based on his intimate knowledge of the company and industry from his long history as a director of Shift and his extensive experience in the venture capital industry.

Executive Officers

George Arison’s biographical information is set forth above.

Toby Russell’s biographical information is set forth above.

Cindy Hanford’s biographical information is set forth in the section entitled “Description of Business — Executive Officers of Shift.”

Sean Foy, Chief Operating Officer, has served in his current role since November 2018. Prior to joining Shift, Mr. Foy served as Head of Logistics, Supply Chain and Fulfillment Operations for Enjoy Technology, Inc., an operator of mobile retail stores across the U.S., U.K. and Canada from February 2017 until July 2017 and then as Head of Operations through November 2018. He previously served as Director of Operations for Kindle, Fire, Echo and Amazon Devices at Amazon Lab126 from 2014 to 2017. Prior to joining Amazon Lab126, he served in positions of increasing responsibility for Kobo Europe, Amazon, Grafton Group plc, Ascott Management Solutions, Primafruit Ltd, Sears and Allied Distillers. He holds a master’s degree in Global Management from the University of Salford.

Karan Gupta, Senior Vice President of Engineering, has been serving as the Senior Vice President of Engineering since March 2020. Prior to joining Shift, Mr. Gupta served as Senior Director of Engineering at The RealReal, Inc., an online and brick-and-mortar marketplace for authenticated luxury consignment, from 2017 – 2020. Prior to The RealReal, Inc., Mr. Gupta served as Senior Director of Engineering at Prysm Inc. from 2016 – 2017 and as Chief Executive Officer of Mammoth Works Inc. from 2013-2016. Mr. Gupta has a Master of Science in Computer Science from Texas Tech University and a Bachelor’s of Computer Engineering from Maharshi Dayanand University.

Director Independence

Nasdaq listing rules require that a majority of the board of directors of a company listed on Nasdaq be composed of “independent directors,” which is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship, which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that each of Victoria McInnis, Kellyn Smith Kenny, Jason Krikorian, Emily Melton, Adam Nash, and Manish Patel are an independent director under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with the Company and all other facts and circumstances our board of directors deemed relevant in determining independence, including the beneficial ownership of our common stock by each non-employee director, and the transactions involving them described in the section entitled “Certain Relationships and Related Transactions.”

Classified Board of Directors

In accordance with our charter, our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders after the closing of the Merger) serving a three-year term.

Committees of the Board of Directors

The standing committees of our board of directors consists of an Audit Committee and the Leadership Development, Compensation and Governance Committee. The composition of each committee is set forth below.

Audit Committee

Our Audit Committee consists of Victoria McInnis, Jason Krikorian and Adam Nash, with Victoria McInnis serving as the Chairman. We believe that Victoria McInnis, Jason Krikorian and Adam Nash meet the independent director standards for audit committee members under Nasdaq’s listing rules and under Rule 10A-3(b)(1) of the Exchange Act.

The Audit Committee will at all times be composed exclusively of independent directors who are “financially literate” as defined under Nasdaq’s listing rules. The Nasdaq listing rules define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, the Company is required to certify to Nasdaq that the Audit Committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. We have determined that Victoria McInnis satisfies Nasdaq’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

The duties of the Audit Committee include, but are not be limited to:

•        Review and discuss with management and the independent auditors:

•        The Company’s annual audited financial statements and quarterly unaudited financial statements. This review must be conducted at a meeting (whether in person, telephonic or otherwise) and must include a review of the Company’s specific disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Committee shall recommend to the Board whether the annual audited financial statements should be included in the Company’s Annual Report on Form 10-K.

•        The independent auditors’ report mandated by Section 10A of the Exchange Act regarding: (a) illegal acts, (b) related party transactions, (c) critical accounting policies and practices, (d) alternative treatments of financial information within GAAP that have been discussed with management, along with the ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors, and (e) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•        Major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and major issues as to the adequacy and effectiveness of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

•        Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•        The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

•        Discuss the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be general (i.e., in terms of the types of information to be disclosed and the type of presentation to be made, paying particular attention to the use of “pro forma” or “adjusted” non-GAAP financial information), and the Committee need not discuss in advance each earnings release or each instance in which the Company may provide earnings guidance.

•        Discuss the Company’s policies governing the process by which risk assessment and risk management is undertaken. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken (including guidelines and policies) to monitor and control such exposures.

•        Review disclosures made by the Chief Executive Officer(s) and Chief Financial Officer regarding any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud that involves management or other employees that have a significant role in the Company’s internal control over financial reporting.

•        Exercise oversight of the implementation and effectiveness of the Shift Code of Business Conduct and Ethics for Employees (the “Code”), and make recommendations to the Board regarding any changes, amendments, and modifications to the Code.

•        At least annually, review with the General Counsel, or designated representative, and other ethics and compliance personnel as appropriate, the ethics and compliance function, including responsibilities, resources, Code implementation, assessment of Code effectiveness, and inquiries made to the General Counsel.

•        Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•        Discuss with the Company’s General Counsel (or such other person having responsibility for oversight of the Company’s legal matters if the Company does not have a General Counsel) legal matters that may have a material impact on the Company’s financial statements or compliance policies.

•        Approve all waivers of the Code for officers of the Company.

•        Select, determine the compensation of and oversee the Company’s independent auditors. As part of its oversight function, the Committee shall resolve any disagreements between management and the independent auditors regarding financial reporting. The Committee also shall propose and approve the discharge of the independent auditors when circumstances warrant.

•        Approve the annual audit fees to be paid to the independent auditors. Pre-approve all audit services, as well as all permitted non-audit services to be performed for the Company by the independent auditors as and to the extent required by the Exchange Act and the Sarbanes-Oxley Act of 2002. The Committee must consider whether the provision of permitted non-audit services by the independent auditors is compatible with maintaining the auditor’s independence, and shall solicit the input of management and the independent auditors on that issue. The Chair (or any Committee member if the Chair is unavailable) may pre-approve such services in between Committee meetings; provided, however, that the Chair (or such other Committee member) must disclose all such pre-approved services to the full Committee at the next scheduled meeting.

•        At least annually, obtain and review a report by the independent auditors describing (a) the audit firm’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control or peer review of the audit firm or by any inquiry, review or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the last five years, respecting one or more independent audits carried out by the audit firm and any steps taken to address any such issues, and (c) the auditor’s independence and all relationships between the audit firm and the Company.

•        After reviewing the independent auditors’ report referred to above and such auditors’ work throughout the year, annually evaluate the qualifications, performance and independence of the independent auditors, including a review and evaluation of the lead partner on the audit, taking into account the opinions of management and the Company’s internal auditors. As part of this independence review, the Committee should ensure the rotation of the lead, concurring and other audit partners as required by law and review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors’ independence. The Committee also should periodically consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the independent auditor. The Committee shall present its conclusions with respect to the independent auditors to the Board.

•        At least annually, discuss with the independent auditors, out of the presence of management if deemed appropriate:

•        The overall scope, planning and staffing of the annual audit.

•        The matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit.

•        Any audit problems or difficulties, and management’s response, including a discussion regarding: (i) any restrictions on the scope of the independent auditors’ activities or on access to requested information, (ii) any significant disagreements with management, (iii) any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise), (iv) any communications between the independent audit team and the independent auditors’ national office respecting auditing or accounting issues presented by the engagement, (v) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company and (vi) the responsibilities, budget and staffing of the Company’s internal audit function.

•        Set clear hiring policies for current and former employees of the independent auditors.

•        Review internal audit department activities, organizational structure and staff qualifications.

•        Approve internal audit department projects and annual budget and receive updates regarding significant changes thereto.

•        Review with the internal audit department the status and results (including remedial actions) of audit projects.

•        Review all significant reports to management prepared by the internal audit department, and management’s responses.

•        Work with the Leadership Development, Compensation and Governance Committee to perform an annual self-assessment of the Committee.

•        Prepare the report required by the rules of the SEC to be included with the Company’s annual proxy statement.

•        Review and reassess the adequacy of this Charter at least once every two years, and recommend any proposed changes to the Leadership Development, Compensation and Governance Committee.

•        Review the Company’s use of derivative instruments, the purpose and risks of such use and the impact on the Company’s financial statements.

•        Perform any other activities consistent with this Charter as the Committee or the Board deem necessary or appropriate.

The Committee shall review with both management and the independent auditors and approve all related party transactions or dealings between parties related to the Company.

The written charter for the Audit Committee is available at www.shift.com. The information on this website is not part of this prospectus.

Leadership Development, Compensation and Governance Committee

Our Leadership Development, Compensation and Governance Committee will consist of Manish Patel, Emily Melton and Kellyn Smith Kenny, with Manish Patel serving as the Chair.

The duties of the Leadership Development, Compensation and Governance Committee include, but are not be limited to:

•        Chief Executive Officer Performance.    The Committee shall review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer(s) and shall evaluate the performance of the Chief Executive Officer(s) in light of these goals and objectives.

•        Chief Executive Officer Compensation.    The Committee shall recommend to the Board the compensation level of the Chief Executive Officer(s) or changes to such level based on the evaluation of the performance of the Chief Executive Officer(s) and any other factors the Committee deems relevant.

•        Director Compensation.    The Committee shall review periodically, and recommend to the Board any changes to, the form and amount of compensation for directors in light of the following principles: (a) compensation should fairly pay directors for their time and effort; (b) compensation should align directors’ interests with the long-term interests of stockholders; and (c) compensation for independent directors should be consistent with that of other comparable public companies and sufficient to attract, retain and motivate directors who are capable and qualified to serve as directors for the Company. The Committee shall periodically review the principles underlying director compensation and make recommendations to the Board when appropriate.

•        Officer Compensation.    The Committee, after consultation with and upon recommendation of the Chief Executive Officer(s), shall determine for officers (a) annual base and short and long-term incentive compensation; and (b) any employment contract, severance/termination agreement, retirement arrangement, change in control arrangement, and any special or supplemental benefit arrangement that differs in a material way from the Company’s form contracts, agreements and arrangements.

•        Compensation Principles and Philosophy.    When appropriate, the Committee shall recommend to the non-management Board members changes to the Chief Executive Officer(s) and other officer compensation principles and periodically review the general employee compensation philosophy to ensure it is appropriate and does not incentivize unnecessary and excessive risk taking.

•        Compensation and Benefits Programs.    The Committee shall oversee overall compensation and benefits programs and policies. Named fiduciary responsibility and responsibility for day-to-day administration of such programs is delegated to the Company’s primary human resources officer (“CHRO”), to the extent allowed by applicable law, including without limitation, the ability to delegate their authority to other employees of the Company. Authority to adopt, amend, modify or terminate the Company’s retirement plans is delegated to the Company’s Chief Executive Officer (or Co-Chief Executive Officers, acting together), and authority to adopt, amend, modify or terminate the Company’s other compensation and benefit programs is delegated to the CHRO, including without limitation in either case, the ability to delegate their authority to other employees of the Company.

•        Incentive Compensation Plans and Equity-Based Plans.    When appropriate, and after consultation with the Chief Executive Officer(s), the Committee shall approve the creation, revision and/or termination of incentive compensation plans affecting Company officers and equity-based plans and grants thereunder. The Committee has full authority to administer the Company’s incentive compensation plans and equity-based plans (except to the extent the terms of such plan require administration by the full Board) and to make grants of cash-based and equity-based awards under such plans.

•        Report for Proxy Statement.    To the extent required by SEC rules and regulations, the Committee shall annually prepare a report on executive officer compensation to be included in the Company’s annual proxy statement or Annual Report on Form 10-K, and shall review and discuss with management, prior to the filing of the proxy statement or Annual Report on Form 10-K, the disclosure relating to executive compensation, including Compensation Discussion and Analysis and executive and director compensation tables.

•        Recommend Criteria for Selection of Directors.    The Committee is responsible for developing the criteria for the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. The Committee shall periodically review and, if desirable, recommend changes to the criteria for the selection of new directors as adopted by the Board from time to time as set forth in the Guidelines.

•        Recommend Director Candidates.    The Committee shall recommend to the Board a slate of director nominees for election or reelection at each annual meeting of stockholders. The Committee shall identify, recruit and recommend to the Board only those candidates that the Committee believes are qualified to become Board members consistent with the criteria for selection of new directors adopted from time to time by the Board and shall consider the performance of incumbent directors in determining whether to recommend them for reelection. The Committee shall consider director candidates timely submitted by the Company’s stockholders in accordance with the notice provisions and procedures set forth in the Company’s bylaws, and shall apply the same criteria to the evaluation of those candidates as the Committee applies to other director candidates.

•        Recommend Committee Members.    The Committee shall recommend to the Board candidates to serve as members and chairpersons of each of the Board’s committees. In recommending a director for committee membership, the Committee shall take into consideration the factors set forth in the charter of the applicable committee, if any, as well as any other factors it deems appropriate, including without limitation, the Guidelines, the consistency of the director’s experience and qualifications with the goals of the committee and the interplay of the director’s experience and qualifications with the qualifications and experience of the other committee members.

•        Fill Board and Committee Vacancies.    The Committee shall propose to the Board director candidates to fill vacancies on the Board or on Board committees in the event of a director’s resignation, death or retirement, a change in Board or committee composition requirements, or the expansion of the Board or committee.

•        Review Committee Structures.    The Committee shall periodically review and, if desirable, recommend to the Board changes in the number, responsibilities and membership of the Board committees, and recommend that the Board establish any special committees as necessary to properly address ethical, legal or other matters that may arise from time to time.

•        Review Changed Circumstances of Directors.    The Committee shall review the appropriateness of a director’s continued Board and committee membership in light of any change in the director’s employment, relationship with the Company or any other changed circumstance that could affect the director’s independence, qualifications or availability.

•        Review Management Succession.    The Committee shall periodically review the Company’s management succession plan and make recommendations to the Board.

•        Develop the Guidelines.    The Committee shall develop and recommend to the Board the Guidelines, periodically review and reassess the adequacy of the Guidelines and recommend to the Board any changes deemed appropriate. The Committee shall stay abreast of developments in the area of corporate governance generally to insure that the Company remains current in its governance policies.

•        Other Corporate Governance Matters.    The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation and bylaws.

•        Stockholder Matters.    The Committee will oversee the Company’s compliance with SEC rules and regulations regarding proposals submitted by stockholders pursuant to Rule 14A-8 of the Exchange Act, and shall evaluate and make recommendations to the Board regarding such proposals. The Committee shall consider the results of the most recent stockholder advisory vote on executive compensation required by Section 14A of the Exchange Act. The Committee shall oversee the Company’s compliance with Nasdaq rules regarding stockholder approval of equity compensation plans.

•        Annual Performance Evaluation.    The Committee shall administer annual performance evaluations of the Board and its committees, including a review of this Committee by its members, and present the evaluations to the Board.

•        Review Committee Charter.    The Committee shall review and reassess the adequacy of this Charter at least once every two years, and recommend any proposed changes to the Board.

The written charter for the Leadership Development, Compensation and Governance Committee is available at www.shift.com. The information on this website is not part of this prospectus.

Compensation Committee Interlocks and Insider Participation

No member of the Leadership Development, Compensation and Governance Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Leadership Development, Compensation and Governance Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our board of directors or compensation committee.

Code of Conduct and Ethics

The Board adopted a Code of Conducts and Ethics applicable to our directors, officers, employees and certain affiliates in accordance with applicable federal securities laws, a copy of which is available on the Company’s website at www.shift.com. The Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Requests for a printed copy may be directed to: Shift Technologies, Inc., 584B Castro St. San Francisco, CA 94114-2512, Attention: Secretary.

If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the Company’s website at www.shift.com. The information on this website is not part of this prospectus.

EXECUTIVE COMPENSATION

Overview

As an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Shift’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Shift’s executive compensation program during the fiscal years ended December 31, 2019 and 2018, with respect to Shift’s named executive officers as of December 31, 2019, including: George Arison and Toby Russell, Shift’s Co-Chief Executive Officers; Sean Foy, Shift’s Chief Operating Officer; and Cindy Hanford, Shift’s Chief Financial Officer (collectively, Shift’s “named executive officers” or “NEOs”).

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers that is attributable to services performed during fiscal years 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)		Option Awards ($)	All Other Compensation ($)		Total ($)
George Arison	2019	250,000	63,750	(1)	—	(2)	1,666,676	27,000	(3)	2,007,426
Co-CEO	2018	216,342	—		—		—	22,000	(3)	238,342
Toby Russell	2019	250,000	63,750	(1)	—		2,549,804	41,977	(6)	2,904,631
Co-CEO	2018	216,342	545,000	(4)	—		—	52,610	(7)	813,952
Sean Foy	2019	325,000	—		—		932,648	40,764	(8)	1,298,412
Chief Operating Officer	2018	38,288	—		—		—	—		38,288
Cindy Hanford	2019	46,174	36,000	(5)	—		186,000	—		268,174
Chief Financial Officer	2018	—	—		—		—	—		—

____________

(1)      Mr. Arison and Mr. Russell were awarded discretionary cash bonuses of $63,750 by the board of directors in respect of individual performance during fiscal year 2019.

(2)      In addition, in February, March and September 2019, certain Shift stockholders completed the purchase of 3,464,706 shares of Shift Series D Preferred Stock which they acquired in exchange for shares of common stock of Shift that they had acquired from certain Shift employees, including Mr. Arison. Shift employees who had shares they owned outright and who had been employed by Shift for a minimum of four years as of September 2018 were given the opportunity to participate in the transaction. In connection with the share exchange, Shift recognized a non-cash compensation expense of which $2,588,008 relates to shares acquired from Mr. Arison. The accounting and disclosure of such share exchange as compensation may not be indicative of the characterization of the share exchange for tax purposes with respect to the deductibility of compensation expenses incurred by Shift or the determination of income earned by Mr. Arison.

(3)      Mr. Arison received a commuter and other expense allowance of $27,000 in 2019 and $22,000 in 2018.

(4)      On July 27, 2018, Mr. Russell received a one-time cash bonus in the amount of $545,000 in appreciation for his services to Shift.

(5)      Ms. Hanford received a relocation bonus as part of her offer letter in 2019.

(6)      In 2019, Mr. Russell received the following benefits: $2,700 for the use of a parking spot at Shift’s 2500 Market Street location; $21,277 for travel expenses; and $18,000 for accommodations.

(7)      In 2018, Mr. Russell received the following benefits: $2,700 for the use of a parking spot at Shift’s 2500 Market Street location, $31,910 for travel accommodations; $18,000 for accommodations.

(8)      Mr. Foy received $40,764 for travel and accommodations expenses in 2019.

Employment Agreements

Co-Chief Executive Officer (George Arison) — Arison Employment Agreement

On October 13, 2020, the Company and Shift entered into an employment agreement (the “Arison Employment Agreement”) with Mr. Arison for the position of Co-Chief Executive Officer of the Company following the Closing Date. The term of the Arison Employment Agreement commenced on the Closing Date and will continue indefinitely, subject to termination by either party at any time.

The Arison Employment Agreement provides for a base salary of $490,000 per year for 2020 through 2021 and a base salary of $590,000 commencing in 2022, which thereafter shall be subject to review and, at the option of the Board, subject to increase. Mr. Arison is eligible to earn a bonus of $75,000 for 2020. For subsequent periods, Mr. Arison is eligible to participate in an annual bonus program established by the Company with a target annual bonus amount set at no less than 200% of his annual base salary, subject in all respects to achievement of performance goals to be established by the Board or an authorized subcommittee of the Board, in consultation with Mr. Arison. For 2021, Mr. Arison is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on the 2021 budget as approved by the Board, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on stretch goals when compared to the Company’s 2021 budget as approved by the Board. Subject to continued employment, Mr. Arison is eligible to receive a one-time bonus payment the (“carve-out payment”) totaling $1,750,000, payable within 3 business days of the Closing Date.

The Arison Employment Agreement also provides that Mr. Arison is eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executive as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Mr. Arison is entitled to the paid time off in accordance with the Company’s policies, but in any case Mr. Arison is entitled to up to 5 weeks of paid time off annually. The Company shall reimburse Mr. Arison, in accordance with the Company’s policies, for all reasonable and necessary traveling expenses and other disbursements incurred in connection with the performance of Mr. Arison’s duties as Co-Chief Executive Officer. The Company shall also indemnify Mr. Arison in his role as Co-Chief Executive Officer to the fullest extent permitted by applicable Delaware law.

If Mr. Arison’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, disability, upon Mr. Arison’s date of termination or death, no payments shall be due under the Arison Employment Agreement, except that Mr. Arison (or in the event of Mr. Arison’s death, Mr. Arison’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to any amounts earned, accrued and owing, but not yet paid under the Arison Employment Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, subject to the requirement to deliver a release, Mr. Arison (or Mr. Arison’s legal representative) shall be entitled to: (i) any unpaid carve-out payments; and (ii) the vesting of all then-outstanding awards outstanding pursuant to the Shift 2014 Stock Incentive Plan (the “legacy equity awards”).

If Mr. Arison is terminated without cause or resigns for good reason, he is entitled to severance payments equaling (i) base salary for 12 months, at the rate in effect for the year in which the date of termination occurs, (ii) a prorated annual bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled on a prorated basis, (iii) any unpaid carve-out payments and (iv) the vesting of all then-outstanding awards outstanding legacy equity awards. If Mr. Arison elects health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 and continues to pay premiums, he shall be entitled to continued health insurance coverage and other insurance benefits substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for 12 months. Receipt of these separation benefits is conditioned upon Mr. Arison’s execution of a release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the agreement, which include: assignment of intellectual property to Shift, nondisclosure of confidential information of Shift or any parent, subsidiary or affiliate of Shift (together with Shift, a “Company Entity”), non-disparagement of any Company Entity or its officers, directors, investors, employees and affiliates, and non-solicitation of employees, consultants or independent contractors of any Company Entity for one year following termination of employment.

Upon a change of control of the Company, Mr. Arison is entitled to vesting of any then-outstanding legacy equity awards; however, if any such payments or benefits received constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and will be subject to the excise tax imposed under Section 4999, Mr. Arison shall be compensated (i) in full or (ii) as to such lesser amount which would result in no portion of such parachute payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the greatest economic benefit to Mr. Arison on an after-tax basis. Subject to Mr. Arison’s continuing employment, all legacy equity awards fully vest on March 31, 2021. In addition, immediately prior to a change of control, all outstanding legacy equity awards shall vest.

Co-Chief Executive Officer (Toby Russell) — Russell Employment Agreement

On October 13, 2020, the Company and Shift entered into an employment agreement (the “Russell Employment Agreement”) with Mr. Russell for the position of Co-Chief Executive Officer of the Company following the Closing Date. The term of the Russell Employment Agreement commenced on the Closing Date and will continue indefinitely, subject to termination by either party at any time.

The Russell Employment Agreement provides for a base salary of $490,000 per year for 2020 through 2021 and a base salary of $590,000 commencing in 2022, which thereafter shall be subject to review and, at the option of the Board, subject to increase. Mr. Russell is eligible to earn a bonus of $75,000 for 2020. For subsequent periods, Mr. Russell is eligible to participate in an annual bonus program established by the Company with a target annual bonus amount set at no less than 200% of his annual base salary, subject in all respects to achievement of performance goals to be established by the Board or an authorized subcommittee of the Board, in consultation with Mr. Russell. For 2021, Mr. Russell is eligible to earn (i) a bonus equaling 200% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on the 2021 budget as approved by the Board, and (ii) an additional 100% of his 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on stretch goals when compared to the Company’s 2021 budget as approved by the Board. Subject to continued employment, Mr. Russell is eligible to receive a carve-out payment totaling $1,592,955, payable within 3 business days of the Closing Date. Mr. Russell’s carve-out payment was reduced from $1,750,000 and he instead received a bonus prior to the merger to assist him with retiring those certain partial recourse promissory notes executed by Mr. Russell in favor of the Company (See Notes to Consolidated Financial Statements — Related Party Transactions — Loan to Employees).

The Russell Employment Agreement also provides that Mr. Russell is eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executive as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Mr. Russell is entitled to the paid time off in accordance with the Company’s policies, but in any case Mr. Russell is entitled to up to 5 weeks of paid time off annually. The Company shall reimburse Mr. Russell, in accordance with the Company’s policies, for all reasonable and necessary traveling expenses and other disbursements incurred in connection with the performance of Mr. Russell’s duties as Co-Chief Executive Officer. The Company shall also indemnify Mr. Russell in his role as Co-Chief Executive Officer to the fullest extent permitted by applicable Delaware law.

If Mr. Russell’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, disability, upon Mr. Russell’s date of termination or death, no payments shall be due under the Russell Employment Agreement, except that Mr. Russell (or in the event of Mr. Russell’s death, Mr. Russell’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to any amounts earned, accrued and owing, but not yet paid under the Russell Employment Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, subject to the requirement to deliver a release, Mr. Russell (or Mr. Russell’s legal representative) shall be entitled to: (i) any unpaid carve-out payments; and (ii) the vesting of all then-outstanding awards outstanding pursuant to the Shift 2014 Stock Incentive Plan (the “legacy equity awards”). Subject to Mr. Russell’s continuing employment, all legacy equity awards fully vest on March 31, 2021. In addition, immediately prior to a change of control, all outstanding legacy equity awards shall vest.

If Mr. Russell is terminated without cause or resigns for good reason, he is entitled to severance payments equaling (i) base salary for 12 months, at the rate in effect for the year in which the date of termination occurs, (ii) a prorated annual bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled on a prorated basis, (iii) any unpaid carve-out payments and (iv) the vesting of all then-outstanding awards outstanding legacy equity awards. If Mr. Russell elects health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 and continues to pay premiums, he shall be entitled to continued health insurance coverage and other insurance benefits substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for 12 months. Receipt of these separation benefits is conditioned upon Mr. Russell’s execution of a release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the agreement, which include: assignment of intellectual property to Shift, nondisclosure of confidential information of any Company Entity, non-disparagement of any Company Entity or its officers, directors, investors, employees and affiliates, and non-solicitation of employees, consultants or independent contractors of any Company Entity for one year following termination of employment.

Upon a change of control of the Company, Mr. Russell is entitled to vesting of any then-outstanding legacy equity awards; however, if any such payments or benefits received constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and will be subject to the excise tax imposed under Section 4999, Mr. Russell shall be compensated (i) in full or (ii) as to such lesser amount which would result in no portion of such parachute payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the greatest economic benefit to Mr. Russell on an after-tax basis.

Russell Bonus Letter

On October 7, 2020, the Company and Mr. Russell entered into a Letter Agreement (the “Russell Bonus Letter”), whereby Mr. Russell is eligible to receive certain discretionary bonus awards. Subject to continued employment through date that the closing conditions for the Closing are met or waived , Mr. Russell will receive (i) a $150,000 discretionary bonus award, as discussed in the Russell Offer Letter, (ii) a $63,750 discretionary bonus award for 2019, and (iii) a $347,248 discretionary bonus award to assist Mr. Russell in satisfying those certain partial recourse promissory notes executed by Mr. Russell in favor of the Company (See Notes to Consolidated Financial Statements — Related Party Transactions — Loans to Employees). The carve-out bonus due to Mr. Russell was reduced in respect of a portion of these discretionary bonuses. If all closing conditions for the Merger are not satisfied or waived by March 15, 2021, the Russell Bonus Letter shall be cancelled and considered null and void. On October 9, 2020, these bonuses were paid to Mr. Russell, less applicable withholding and amounts owed under the promissory notes, and Mr. Russell paid the remaining amounts due under the promissory notes, which notes were then fully paid off.

Chief Financial Officer (Cindy Hanford) — Hanford Employment

On October 13, 2020, the Company and Shift entered into an employment agreement (the “Hanford Employment Agreement”) with Ms. Hanford for the position of Chief Financial Officer of the Company following the Closing Date. The term of the Hanford Employment Agreement commenced on the Closing Date and will continue indefinitely, subject to termination by either party at any time.

The Hanford Employment Agreement provides for a base salary of $325,000 per year, which shall be subject to review and, at the option of the Board, subject to increase. Ms. Hanford is eligible to earn a target bonus of 20% of her base salary for 2020, and subject to Ms. Hanford’s continued employment with Shift through the date of payment, Ms. Hanford shall be entitled to participate in an annual bonus program established by the Company with a target annual bonus amount measured as a percentage of her base salary, which shall be set at not less than 100% of her base salary in the performance year, subject in all respects to achievement of performance goals to be established by the Board or a subcommittee of the Board with responsibility for remuneration of the Company’s executives. Notwithstanding the forgoing, for 2021 Ms. Hanford is eligible to earn (i) a bonus equaling 100% of her 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on the 2021 budget as approved by the Board, and (ii) an additional 50% of her 2021 annual salary if the Company meets the performance goals to be established by the Leadership Development, Compensation and Governance Committee of the Board based on stretch goals when compared to the Company’s 2021 budget as approved by the Board. Subject to continued employment, Ms. Hanford is eligible to receive a carve-out payment totaling $250,000, a percentage of which is payable within 3 business days of the Closing Date, equaling $250,000 multiplied by the product of 2.0833% and Ms. Hanford’s completed months of service with the Company, measured from Ms. Hanford’s date of hire through the date of the Merger (but no greater than 100%).The remaining balance of the carve-out payment is payable on the first payroll date following the first anniversary of the Merger, subject to continued employment through such date.

The Hanford Employment Agreement also provides that Ms. Hanford is eligible to participate in certain retirement and welfare benefit plans and programs made available to the Company’s executive as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Ms. Hanford is entitled to the paid time off in accordance with the Company’s policies. The Company shall reimburse Ms. Hanford, in accordance with the Company’s policies, for all reasonable and necessary traveling expenses and other disbursements incurred in connection with the performance of Ms. Hanford’s duties as Chief Financial Officer. The Company shall also indemnify Ms. Hanford in her role as Chief Financial Officer to the fullest extent permitted by applicable Delaware law.

If Ms. Hanford’s employment is terminated by the Company by reason of death or, subject to the requirements of applicable law, disability, upon Ms. Hanford’s date of termination or death, no payments shall be due under the Hanford Employment Agreement, except that Ms. Hanford (or in the event of Ms. Hanford’s death, Ms. Hanford’s executor, legal representative, administrator or designated beneficiary, as applicable), shall be entitled to any amounts earned, accrued and owing, but not yet paid under the Hanford Employment Agreement and any benefits accrued and due in accordance with the terms of any applicable benefit plans and programs of the Company. In addition, subject to the requirement to deliver a release, Ms. Hanford (or Ms. Hanford’s legal representative) shall be entitled to any unpaid carve-out payments.

If Ms. Hanford is terminated without cause or resigns for good reason, she is entitled to severance payments equaling (i) base salary for 4 months, at the rate in effect for the year in which the date of termination occurs, (ii) a prorated annual bonus, determined based on actual performance of Company goals, without negative discretion, and provided that any personal goals shall be considered to be fulfilled on a prorated basis, and (iii) any unpaid carve-out payments. If Ms. Hanford elects health continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 and continues to pay premiums, she shall be entitled to continued health insurance coverage and other insurance benefits substantially similar in all material respects as the coverage provided to the Company’s then other active senior executives for 12 months. Receipt of these separation benefits is conditioned upon Ms. Hanford’s execution of a release of claims in favor of the Company and continued compliance with the restrictive covenants contained in the agreement, which include: assignment of intellectual property to Shift, nondisclosure of confidential information of any Company Entity, non-disparagement of any Company Entity or its officers, directors, investors, employees and affiliates, and non-solicitation of employees, consultants or independent contractors of any Company Entity for one year following termination of employment.

If any payments or benefits received constitute “parachute payments” within the meaning of Internal Revenue Code Section 280G and will be subject to the excise tax imposed under Section 4999, Ms. Hanford shall be compensated (i) in full or (ii) as to such lesser amount which would result in no portion of such parachute payments being subject to the excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax, results in the greatest economic benefit to Ms. Hanford on an after-tax basis.

Chief Operating Officer (Sean Foy) — Offer Letter

On October 12, 2018, Shift entered into an offer letter with Mr. Foy, as amended on October 16, 2018 by side letter (the “Foy Offer Letter”) for the position of Chief Operating Officer. The Foy Offer Letter provides for a base salary of $325,000 per year. Mr. Foy is also eligible to earn a performance-based cash bonus of up to $250,000 (and no less than $100,000) in 2021 based on Shift’s achievement of performance targets in 2019 and 2020. In addition, Mr. Foy received an advance of $100,000 of his 2020 year-end bonus in the form of an unsecured promissory note dated January 14, 2019. The note bears an interest rate of 2.72% and matures at the earlier of (i) April 30, 2021, (ii) immediately prior to the filing of a prospectus to effect an initial public offering of Shift’s capital stock, (iii) immediately prior to the note becoming prohibited under Section 13(k) of the Securities Exchange Act of 1934, as amended, (iv) upon the termination of Mr. Foy’s termination, and (v) the occurrence of an event of default (as defined in the note). Mr. Foy also received an option to purchase 1,600,000 shares of Shift stock, with vesting terms included in his individual award agreement. In connection with his travel to San Francisco during the work week, Mr. Foy is entitled to $40,000 of travel accommodations per year. Mr. Foy is also eligible to participate in any benefit plans offered by Shift as in effect from time to time on the same basis as generally made available to other employees of Shift.

The Foy Offer Letter provides that Shift may terminate Mr. Foy’s employment for “just cause” or for any reason upon 90 days written notice, and Mr. Foy may terminate his employment for any reason upon 90 days written notice. The language describing termination by Shift or Mr. Foy for any reason upon 90 days written notice may be read as entitling Mr. Foy to 90 days of severance upon such a termination to the extent such termination does not provide 90 days written notice. The Foy Offer Letter does not include any severance entitlements or accelerated vesting upon a “change in control.”

As a condition of his employment, Mr. Foy entered into a proprietary rights agreement with Shift. The agreement is governed by California law and generally provides for: assignment of intellectual property to Shift, nondisclosure of confidential information (until such time the information is made public), non-solicitation of Shift employees and consultants for one year following termination of employment, and non-competition during employment.

Foy Bonus Letter

On October 7, 2020, the Company and Mr. Foy entered into a Letter Agreement (the “Foy Bonus Letter”), whereby Mr. Foy is eligible to receive a discretionary bonus award. Subject to continued employment through the date that the closing conditions for the Closing are met or waived, Mr. Foy will receive a $154,000 discretionary bonus award to assist Mr. Foy in satisfying that certain partial recourse promissory note executed by Mr. Foy in favor of the Company (See Notes to Consolidated Financial Statements — Related Party Transactions — Loans to Employees). On October 9, 2020, this bonus was paid to Mr. Foy, less applicable withholding and less the amount owed under the promissory note, which note was then fully paid off.

Restricted Stock Units

Following our filing of a registration statement on Form S-8, Mr. Arison, Mr. Russell and Ms. Hanford (the “Grantees”) will receive one-time equity grants (“Awards”) of restricted stock units (“RSUs”) of 4%, 4%, and 0.2%, respectively, of the shares outstanding (excluding Additional Shares). These Awards will be comprised of RSUs, which represent the right to receive one (1) share of stock in the combined company for each RSU. 75% of the RSUs will vest based on the passage of time (“Time RSUs”) and 25% of the RSUs will vest upon the achievement of specified performance metrics (“PSUs”). The RSUs begin vesting on the date that is the consummation of the Merger (the “Vesting Commencement Date”).

Subject to the Grantee’s continuous employment, the Time RSUs will vest in whole numbers as follows:

•        50% of the RSUs will vest quarterly over the two (2) year period following the Vesting Commencement Date; and

•        25% of the RSUs will vest quarterly over the two (2) year period commencing on the second (2nd) anniversary of the Vesting Commencement.

Subject to the Grantee’s continuous employment, the PSUs will vest in whole numbers on a quarterly basis over the 3rd and 4th years following the Closing of the Merger, provided that the applicable performance hurdle for the applicable performance year is met. Notwithstanding the foregoing:

•        If a performance hurdle is not met by the end of a quarterly vesting period, the PSUs available to vest during such quarter will be available to vest in the next quarterly vesting period within that performance year, and will vest, if applicable, on the last day of the quarterly vesting period in which the performance hurdle is met.

•        If the performance hurdle for the third performance year is not met, the PSUs available to vest in such third performance year remain eligible to vest in any applicable quarter of the fourth performance year if the fourth performance year’s performance hurdle is met during a calendar quarter of that year, with such vesting to occur on the last day of such quarterly vesting period.

•        If a performance hurdle for a performance year is not met, the PSUs eligible to vest with respect to that performance year will immediately terminate and become null and void.

From and after the Vesting Commencement Date through the date on which the Time RSUs and PSUs become fully vested, the unvested Time RSUs and PSUs remain subject to forfeiture in the event of a termination of service, as described below:

•        If a Grantee’s employment terminates, all outstanding and unvested Time RSUs and PSUs (other than as described below) under the Award immediately terminate and become null and void.

•        If a Grantee’s employment is terminated during the third or fourth performance year without “cause” (including if due to disability), due to death or due to a resignation by the Grantee with “good reason,” each as defined in the Grantee’s employment agreement, then, subject to the Grantee’s execution of a release of claims, any outstanding and unvested PSUs with respect to which the applicable performance hurdle for the performance year in which termination occurred has not been met as of the termination will be eligible to vest if the applicable performance hurdle is met by the end of the performance year. If the performance hurdle is met for the performance year of termination, the PSUs eligible to vest in that year will vest on a prorated basis by multiplying the eligible PSUs by a ratio equal to the number of days the Grantee was during the performance year divided by 365. Furthermore, no PSUs will be eligible for rollover to the next performance year, and PSUs will only be deemed vested when, if ever, the applicable performance hurdle is met.

In the event of a “change of control” (as defined in the Omnibus Plan), all of Mr. Arison and Mr. Russell’s outstanding and unvested RSUs as of the date of the change of control immediately vest prior to such change of control. In the event Ms. Hanford is terminated by the combined company without “cause” (other than due to “disability”) or she resigns for “good reason” (each as defined in her new employment agreement) within one (1) year following a change of control, all of her outstanding and unvested RSUs as of the date of the change of control immediately vest prior to such change of control.

The Company will settle vested RSUs by delivering one (1) share of stock in settlement of each RSU that becomes vested during each calendar quarter within thirty (30) days following the end of each such calendar quarter; provided, however, that any RSUs that vest on or before December 31, 2021 will be settled within thirty (30) days following December 31, 2021, and, for Mr. Arison and Mr. Russell only, RSUs that vest upon a change of control will be settled immediately prior to such change of control.

Annual Cash Incentive Awards

From time to time, the NEOs are eligible for discretionary cash bonuses payable in respect of prior year performance and based upon metrics established by Shift’s board in its sole discretion. On June 10, 2020, Shift’s board of directors approved a $63,750 cash bonus in respect of 2019 performance for each of Mr. Arison and Mr. Russell. Mr. Arison’s bonus that will be paid on November 1, 2020 and Mr. Russell’s bonus was paid on October 9, 2020 pursuant to the terms of the Russell Bonus Letter.

Outstanding Equity Awards at End of Fiscal Year 2019

In 2019, Mr. Foy and Ms. Hanford signed offer letters which granted options to purchase 1,600,000 and 600,000 shares, respectively. Each grant of options follows a 4 year vesting schedule with 25% of the options vesting at the end of the first year and the remaining 75% vesting monthly (1/36 per month) for the next 36 months.

On July 29, 2019, Shift’s board granted stock options to Mr. Arison, Mr. Russell and Mr. Foy (the “2019 Grants”). Certain of the 2019 Grants are intended to qualify as incentive stock options pursuant to Section 422 of the Internal Revenue Code, subject to the $100,000 limitation therein. The 2019 Grants have an exercise price per share of $0.30, and a vesting commencement date of October 1, 2018, with the exception of Mr. Foy, whose vesting commencement date is December 1, 2019. The 2019 Grants have a ten year term, subject to earlier expiration upon termination of the NEO’s service with Shift. The 2019 Grants were granted with an “early exercise” feature. As such, unvested shares underlying an early-exercised option are subject to Shift’s right to repurchase the shares at the original exercise price in the event of the NEO’s termination of service for any reason. In addition, the Russell Offer Letter provides that Mr. Russell may exercise his vested options within 90 days of any termination of employment, subject to potential extension by Shift for up to four years.

The following NEOs were granted options to purchase the following number of shares pursuant to their 2019 Grants: (i) Mr. Arison was granted options to purchase 5,555,586 shares; (ii) Mr. Russell was granted options to purchase 8,499,345 shares; and (iii) Mr. Foy was granted options to purchase 1,508,825 shares. In connection with the Merger, it is anticipated that any unexercised options will be converted to economically equivalent options in Shift, subject to any continued vesting or other terms and conditions otherwise applicable to those awards.

The 2019 Grants vest as follows for the NEOs:

Mr. Arison and Mr. Russell. Pursuant to the vesting terms of their 2019 Grants, Mr. Arison and Mr. Russell’s options vest at a rate of 1/48th per month of service from the vesting commencement date (October 1, 2018) for four years, subject to (i) the initial one-fourth of the award (i.e., first twelve months) only being eligible to vest upon the completion of 12 months of service following the vesting commencement date and (ii) 25% of the options otherwise eligible to vest in 2019 – 2022 being subject to an annual performance vesting condition for each performance year as well. The applicable performance vesting is determined by the board, and the board may approve all or a portion of the performance-based shares. If the board only approves the vesting of a portion of the performance-based shares in a given year, the remaining unvested shares may roll over into the next year’s eligible performance-based vesting pool and may subsequently be approved for vesting in that year. For each month in calendar year 2018, the award vested at a rate of 1/48th per month of service with no performance condition, but was still subject to the cliff-vesting provision of clause (i) above. If a “liquidation event” (as defined in Shift’s Certificate of Incorporation, which includes an initial public offering) occurs prior to all shares having vested, then all unvested options underlying the 2019 Grants fully vest.

In addition, by board resolution on July 27, 2018, Shift subjected all of Mr. Russell’s prior and future grants to full acceleration upon a “change in control” (as defined in the 2014 Plan (as defined below)), contingent upon Mr. Russell’s continued service through the date of such change in control. Accordingly, this accelerated vesting provision applies to Mr. Russell’s 2019 Grant.

Mr. Foy. Pursuant to the vesting terms of his 2019 Grant, Mr. Foy’s options vest at a rate of 1/48th per month of service from the vesting commencement date (December 1, 2019) for four years, subject to (i) the initial one-fourth of the award (i.e., first twelve months) only being eligible to vest upon the completion of 12 months of service following the vesting commencement date and (ii) 25% of the options otherwise eligible to vest in 2020 – 2023 being subject to an annual performance vesting condition for each performance year as well. The board may approve all or a portion of the performance-based shares. If the board only approves the vesting of a portion of the performance-based shares in a given year, the remaining unvested shares may roll over into the next year’s eligible performance-based vesting pool at the board’s discretion and may subsequently be approved for vesting in that year.

If a “liquidation event” occurs prior to all shares having vested, then all shares vest annually pursuant to the vesting schedule for the full 2019 grant, irrespective of performance-based vesting criteria.

Upon an NEO’s termination of service with Shift, the NEO may, during the “post-termination exercise period” (three months, subject to potential extension by Shift for up to four years), exercise the portion of the 2019 Grant that was vested as of the termination date. If, however, an NEO is terminated for “cause,” the NEO’s right to exercise the option terminates concurrently with the termination date. Upon an NEO’s termination of service due to disability, the NEO may exercise the vested portion of the option for a period of 12 months following the termination date. If the NEO dies during the post-termination exercise period or during the 12 month period following termination of service due to disability, the NEO’s estate may exercise the vested portion of the option for 12 months following the date of death.

On June 10, 2020, the Shift board agreed to accelerate a portion of Mr. Arison and Mr. Russell’s 2019 Grants pursuant to the performance-based vesting provisions described above. In respect of each of Mr. Arison and Mr. Russell’s 2019 performance, Shift accelerated 1/16 of the total 2019 Grant (i.e., 25% of the shares attributable to the first year of vesting).

The following table sets forth outstanding equity awards to Shift’s named executive officers as of December 31, 2019.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards						Stock Awards
Name(1)	Grant Date	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(3)	Market value of shares of units of stock that have not vested ($)(4)
George Arison	7/31/2019	5,555,586	(2)	0	0	0.30	7/31/2029	—
Toby Russell	9/13/2017	205,000	(2)	0	0	0.08	9/13/2027	—
	9/13/2017							2,464,722	764,064
	7/31/2019	8,499,345	(2)	0	0	0.30	7/31/2029	—
Sean Foy	1/28/2019	1,600,000	(2)	0	0	0.30	1/28/2029	—
	7/31/2019	1,508,825	(2)	0	0	0.30	7/31/2029	—
Cindy Hanford	12/3/2019	600,000	(2)	0	0	0.31	12/3/2029	—

____________

(1)      Each of the outstanding equity awards reflected in this table were granted pursuant to the 2014 Plan.

(2)      For vesting conditions of the 2019 Grants for Messrs. Arison, Russell and Foy, see the description of the 2019 Grants above. All other options granted under the 2014 Plan vest pursuant to a 4-year vesting schedule as follows: 25% of the award vests upon the named executive officer’s completion of 12 months of continuous service following the vesting commencement date, and 75% of the shares vest monthly upon the named executive officer’s completion of each month of continuous service thereafter. All of Mr. Russell’s awards vest 100% upon a change in control as defined in the 2014 Plan.

(3)      This column represents shares of restricted stock under the 2014 Plan, issued upon the early exercise of stock options, which remained unvested as of December 31, 2019. Mr. Russell exercised options for 6,295,000 shares in July 2018 pursuant to his 2017 grant of options for 6,500,000 shares. His exercised but unvested shares remain restricted until vested according to the vesting schedules described above in note (2).

(4)      This amount reflects the fair market value of our common stock of $0.31 per share as of December 31, 2019, based on the August 31, 2019 valuation set forth in that certain 409A Valuation Report dated December 9, 2019, multiplied by the amount shown in the column for the Number of Shares or Units of Stock That Have Not Vested.

Retirement Benefit Programs

Shift maintains the Shift Technologies 401(k) Plan, a tax-qualified defined contribution plan (the “401(k) Plan”) that provides retirement benefits to employees. The NEOs are eligible to participate in the 401(k) Plan on the same terms as other participating employees.

Potential Payments upon Termination or Change in Control

Severance under Employment Arrangements

Mr. Arison, Mr. Russell, Ms. Hanford and Mr. Foy’s severance under the Arison Employment Agreement, Russell Employment Agreement, Hanford Employment Agreement and Foy Offer Letter, respectively, is described in the “Employment Arrangements” section above.

Acceleration under Shift Technologies 2014 Stock Incentive Plan

The administrator of the Shift Technologies 2014 Stock Incentive Plan (the “2014 Plan”) has the authority to provide for full or partial vesting and exercisability of outstanding unvested awards in advance of the anticipated occurrence of or at the time of the actual occurrence of a “corporate transaction” or “change in control” (both as defined in the 2014 Plan). There is no automatic acceleration trigger under the 2014 Plan terms, as any acceleration is discretionary and must be authorized by the plan administrator.

As described above in “Outstanding Equity Awards at End of Fiscal Year 2019,” Mr. Arison and Mr. Russell’s 2019 Grants, which were awarded pursuant to the 2014 Plan by board resolution, vest in full if a liquidation event occurs prior to all shares having vested.

In addition, on July 27, 2018, Shift subjected all of Mr. Russell’s prior and future grants to full acceleration upon a “change in control” (as defined in the 2014 Plan), contingent upon Mr. Russell’s continued service through the date of such change in control. Accordingly, this accelerated vesting provision applies to all of Mr. Russell’s awards under the 2014 Plan.

Compensation of Directors

The directors for fiscal year 2019 included Mr. Arison, Mr. Russell, Emily Melton, Manish Patel, Jason Krikorian and Bryan DeBoer. None of these individuals received any compensation for their service as directors in fiscal year 2019. Our non-employee directors of the Company will receive an annual retainer consisting of cash and/or equity in stock in connection with their services on the board and such other meeting or other fees as the board determines appropriate.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

IAC Related Person Transactions

Founder Shares and Placement Units

In March 2018, Insurance Acquisition Sponsor, LLC purchased 1,000 founder shares for an aggregate purchase price of $25,000. We effected a 3,697.5-for-1 forward stock split in December 2018. In January 2019, we effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, and in March 2019, we effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, and, as a result, our initial stockholders hold 5,663,338 founder shares. The number of founder shares was determined based on the expectation that the founder shares would represent 25% of the aggregate of our founder shares, the placement shares and our issued and outstanding public shares after the IPO.

The initial holders have agreed not to transfer, assign or sell any of their founder shares (except to permitted transferees) (i) with respect to 20% of such shares, until consummation of our initial business combination, (ii) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iii) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a business combination, (iv) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination and (v) with respect to 20% of such shares, until the closing price of our Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a business combination or earlier, in any case, if, following a business combination, we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, in connection with an initial business combination, the initial holders may transfer, assign or sell their founder shares with our consent to any person or entity that agrees in writing to be bound by the transfer restrictions set forth in the prior sentence.

Simultaneously with the IPO, IAC Sponsor and Cantor purchased an aggregate of 425,000 placement units (375,000 placement units by IAC Sponsor and 50,000 placement units by Cantor) at a price of $10.00 per unit (or an aggregate purchase price of $4,250,000). Each placement unit consists of one placement share and one-half of one placement warrant to purchase one share of our Class A common stock exercisable at $11.50. The proceeds from the placement units and the proceeds from the IPO (initially totaling $150,650,000) are held in the trust account. There will be no redemption rights or liquidating distributions from the trust account with respect to the placement shares or placement warrants.

The placement warrants are identical to the warrants included in the units sold in the IPO, except that if held by IAC Sponsor, Cantor or their permitted transferees, they (a) may be exercised for cash or on a cashless basis, (b) are not subject to being called for redemption and (c) they (including our common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the consummation of our initial business combination. In addition, for as long as the placement warrants are held by Cantor and/or its designees or affiliates, such placement warrants may not be exercised after March 19, 2024. There are no redemption rights or liquidating distributions with respect to the founder shares, placement shares or warrants, which will expire worthless if we do not complete an initial business combination.

Promissory Note and Advance — Related Party

Prior to the closing of the IPO, an affiliate of Insurance Acquisition Sponsor, LLC loaned us $200,000 for expenses related to our formation and the IPO. The loan was non-interest bearing, unsecured and due on the earlier of June 30, 2019 or the closing of the IPO. The loan was repaid upon the closing of the IPO on March 22, 2019. An affiliate of IAC Sponsor also advanced us an aggregate of $65,535 to be used for the payment of costs related to the IPO. The advances were non-interest bearing, unsecured and due on demand. We repaid the $65,535 of outstanding advances upon the closing of the IPO on March 22, 2019.

Related Party Loans

Pursuant to the Loan Commitment Agreement, IAC Sponsor or one of its affiliates has committed to loan us funds as may be required up to a maximum of $750,000, and may, but is not obligated to, loan us additional funds to fund our additional working capital requirements and transaction costs. The loans will be interest free. If we consummate an initial business combination, we would repay such loaned amounts. If we do not consummate an initial business combination, we may use a portion of any working capital held outside the trust account to repay such loaned amounts; however, no proceeds from the trust account may be used for such repayment. If such funds are insufficient to repay the loan amounts, the unpaid amounts would be forgiven. Up to $1,500,000 of such loans may be converted into additional warrants at $1.00 per warrant of the post-business combination entity at the option of the lender. The warrants would be identical to the placement warrants issued to IAC Sponsor.

On May 21, 2020, in connection with the Loan Commitment Agreement, we entered into the Promissory Note with Cohen & Company, LLC, an affiliate of IAC Sponsor. Pursuant to the Promissory Note, Cohen & Company, LLC agreed to loan us up to an aggregate principal amount of $750,000. The terms of the Promissory Note are in accordance with those set forth in the Loan Commitment Agreement and as described above. On May 21, 2020, we borrowed $350,000 under the Promissory Note. On October 13, 2020, the Promissory Note was fully repaid in connection with the closing of the Merger.

Administrative Services

Commencing on March 20, 2019, we pay an amount equal to $10,000 per month to IAC Sponsor or its affiliate for office space, utilities, secretarial support and administrative services provided to us.

Registration Rights

The holders of founder shares, placement units (including securities contained therein) and warrants that may be issued upon conversion of loans made by IAC Sponsor have the right to require us to register under the Securities Act a sale of any of our securities held by them pursuant to the registration rights agreement entered into concurrently with the closing of the IPO. Under the registration rights agreement, these holders are entitled to make up to three demands, excluding short form registration demands. In addition, these holders have “piggy-back” registration rights allowing them to include their securities in other registration statements filed by us. We would bear the costs and expenses of filing any such registration statements.

Upon the Closing, we entered into the Amended and Restated Registration Rights Agreement pursuant to which IAC Sponsor, Cantor, and the certain initial stockholders will be granted registration rights with respect to shares of our common stock. The existing registration rights agreement terminated upon execution of the Amended and Restated Registration Rights Agreement.

Sponsor Letter Agreement

Upon the Closing, we entered into the Sponsor Letter Agreement with IAC Sponsor, pursuant to which IAC Sponsor will receive certain board observer rights. Pursuant to the Sponsor Letter Agreement, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold shares representing at least two percent (2%) of the total voting power of shares entitled to vote in the election of directors of the Company issued and outstanding, IAC Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings.

Stockholder Letter Agreement

Upon the Closing, we entered into the Stockholder Letter Agreement with certain Shift stockholders, providing for certain restrictions on transfer applicable to the shares issued in connection with the Merger. Generally, the Stockholder Letter Agreement prohibits, until November 15, 2021, the stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the closing date Merger consideration, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any closing date Merger consideration, whether any such transaction is to be settled by delivery of closing date Merger consideration or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii); provided that after May 15, 2021, these restrictions may become subject to certain exceptions, depending on whether the closing share price of our common stock reaches certain threshold levels.

Voting Agreement

Following the execution and delivery of the Merger Agreement, on July 1, 2020, the Company, Shift and IAC Sponsor entered into a Voting Agreement (the “Voting Agreement”), pursuant to which IAC Sponsor agreed to, among other things, vote all of the shares of our common stock held by IAC Sponsor (representing as of the date hereof approximately 26.5% of the outstanding shares of our common stock) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any actions that would result in a breach by the Company of any covenant, representation or warranty or other obligation contained in the Merger Agreement; (iii) against alternative proposals or offers from any person (other than Shift or any of its affiliates) concerning an alternative transaction, and (iv) against any actions that would reasonably interfere with the timely consummation of the Merger or the fulfillment of any of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporation or bylaws other than in connection with the Merger).

The Voting Agreement generally prohibits the stockholders party thereto from transferring, or permitting to exist any liens on, their shares of our common stock prior to the consummation of the Merger. The Voting Agreement will automatically terminate upon the first to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms.

Shift Related Person Transactions

Lithia — Used Vehicle Sales Agreements

In December 2018, Shift agreed to sell cars to Lithia under an OSM program whereby Shift acquires cars from various sources in the Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations. Shift recognizes revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs.

Shift invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the years ended December 31, 2019 and 2018, Shift recognized approximately $7.1 million and $18,000, respectively, of revenue from the OSM agreement with Lithia.

Other than sales made through OSM locations, Shift also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the years ended December 31, 2019 and 2018, Shift recognized revenue of approximately $669,000 and $44,000, respectively.

As of December 31, 2019, Shift has $335,000 outstanding accounts receivables from used vehicle sales to Lithia, including $22,000 in volume incentives during 2019 based on the number of loan contracts booked with US bank. Shift operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lithia — Lease Agreements

In November 01, 2018 and July 10, 2019, Shift and Lithia Real Estate entered into license and services agreements that govern Shift’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. The Concord agreement is no longer in effect and the Portland agreement expires on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreement. During the years ended December 31, 2019 and December 31, 2018, total costs related to these agreements were approximately $13,000 and $171,000, respectively, and were expensed to selling, general and administrative expenses.

Lithia — Financing Agreements

In February 2019, Shift entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the year ended December 31, 2019, Shift recorded $360,000 to interest expense.

Concurrent with the initial closing of the Series D Convertible Preferred Stock, Shift entered into the Delayed Draw Term Loan Agreement (“DDTL”) with Lithia, whereby Lithia agreed to make up to two term loans (“Term Loan A” and “Term Loan B”) from November 29, 2019, to July 2, 2020, with a maximum principal amount of $12.5 million per term loan. Interest accrues on the outstanding principal amount of each Term Loan at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination and is payable monthly. The principal amount of each Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full three years from the first advance under Term Loan A. Shift also grants a continuing security interest in and lien upon the lender collateral, subject to permitted liens. $12.5 million remains outstanding as of December 31, 2019, and pursuant to the Merger Agreement, Shift and the Company shall reasonably and in good faith consult with each other and determine whether to repay, refinance or attempt to renegotiate the indebtedness in connection with the closing of the Merger.

Stockholder Letter Agreement

The description of the Stockholder Letter Agreement above under “— IAC Related Person Transactions — Stockholder Letter Agreement” is incorporated herein by reference.

Voting Agreement

The description of the Voting Agreement above under “— IAC Related Person Transactions — Voting Agreement” is incorporated herein by reference.

Director and Officer Loans

On January 14, 2019, Mr. Foy received an advance of $100 thousand of his 2020 year-end bonus in the form of an unsecured promissory note. The note bore interest of 2.72% per year, compounded annually. The note was fully paid off on October 9, 2020 pursuant to the Foy Bonus Letter.

On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $247 thousand and $121 thousand, respectively, as loans to Mr. Russell. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if Mr. Russell ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby Mr. Russell granted security interest to the Company for all existing and new shares earned by Mr. Russell from the Company. The proceeds from the loan of $247 thousand were used to exercise Mr. Russell’s options and no cash was paid to Mr. Russell. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $121 thousand was partially paid to Mr. Russell and partially used to pay off taxes resulting from exercise of options in 2018. The notes were fully paid off pursuant to the Russell Bonus Letter.

Lithia Warrant No. CS-1

On September 12, 2018 Shift entered into Warrant No. CS-1 with Lithia. The warrant represents the right to acquire 86,661,588 shares of Shift’s common stock. The warrant vested in increments of 14,443,598 shares and became exercisable upon achievement of each of the following 6 milestones:

•        1 — entry into an acceptable credit facilities with initial aggregate commitment of at least $30 million;

•        2 — entry into a data sharing commercial agreement;

•        3 — entry into a lease and services agreement (for one Lithia location);

•        4 — entry into a lease and services agreement (for three Lithia location);

•        5 — entry into a commercial agreement (re access to insurance/finance products);

•        6 — entry into a commercial agreement (re Lithia purchase of vehicles from Shift).

Any unvested rights under the warrant would have terminated if not vested by June 12, 2020. Each of the above milestones was achieved prior to the termination date. The exercise price of the warrant is $0.01 per share and the warrant may be exercised on a net exercise basis. The warrant was exercised in full prior to the closing of the Merger.

Policies and Procedures for Related Person Transactions

Our board of directors adopted a written related person transaction policy that will set forth the policies and procedures for the review and approval or ratification of related person transactions. Our policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to a member of the Audit Committee or another member of the board of directors any “related person transaction” (defined as any transaction that is reportable by us under Item 404(a) of Regulation S-K in which we are or will be a participant and the amount involved exceeds $120,000 and in which any related person has or will have a direct or indirect material interest) in which such related person has or will have a direct or indirect material interest and all material facts with respect thereto. A member of the Audit Committee or another member of the board of directors will promptly communicate such information to our Audit Committee, or in certain instances the board of directors. No related person transaction will be entered into without the approval or ratification of our Audit Committee or another independent body of our board of directors. It is our policy that directors interested in a related person transaction will recuse themselves from any such vote. Our policy does not specify the standards to be applied by our Audit Committee or another independent body of our board of directors in determining whether or not to approve or ratify a related person transaction and we accordingly anticipate that these determinations will be made in accordance with the DGCL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company immediately following the Closing by:

•        each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•        each of the Company’s executive officers and directors; and

•        all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 82,106,969 shares of common stock of the Company issued and outstanding as of the Closing Date of the Merger.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned.

Name and Address of Beneficial Owners	Class A Common Stock
	Number	% of class
Directors and Executive Officers:(1)
George Arison(2)	1,580,413	1.9%
Toby Russell(3)	1,296,541	1.6%
Cindy Hanford(4)	47,395	*
Sean Foy(5)	250,753	*
Victoria McInnis	—	—
Kellyn Smith Kenny	—	—
Jason Krikorian(6)	2,394,785	2.9%
Emily Melton(7)	2,206,309	2.7%
Adam Nash(8)	24,484	*
Manish Patel(9)	2,208,617	2.7%
All post-Merger directors and executive officers as a group (eleven individuals)	10,084,435	12.28%
5% or Greater Beneficial Owners:
Cohen & Company, LLC(10)	6,572,526	8.0%
Lithia Motors, Inc.(11)	13,813,238	16.8%

____________

*        Less than 1 percent.

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Shift Technologies, Inc., 2525 16th Street, Suite 316, San Francisco, CA 94103.

(2)      Includes 177,545 Additional Shares allocated to Mr. Arison and held in escrow, pursuant to the terms of the Merger Agreement. Includes 163,587 shares, including their allocation of Additional Shares, held by Mr. Arison’s family members that Mr. Arison exercises voting control over pursuant to a permanent voting proxy, which shares Mr. Arison disclaims beneficial ownership of. Includes 336,042 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 112,014 shares would be subject to a right of repurchase in our favor.

(3)      Includes 109,944 Additional Shares allocated to Mr. Russell and held in escrow, pursuant to the terms of the Merger Agreement. Includes 525,964 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 175,167 shares would be subject to a right of repurchase in our favor.

(4)      Includes 47,395 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 30,610 shares would be subject to a right of repurchase in our favor.

(5)      Includes 17,949 Additional Shares allocated to Mr. Foy and held in escrow, pursuant to the terms of the Merger Agreement. Includes 124,952 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 78,360 shares would be subject to a right of repurchase in our favor.

(6)      Shares are held directly by DCM Affiliates Fund VIII, L.P., DCM Ventures China Fund (DCM VIII), L.P., DCM VIII, L.P., and A-Fund, L.P. As a General Partner of DCM Venture Capital, Mr. Krikorian may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Krikorian disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(7)      Shares are held directly by Threshold Partners and Threshold Ventures I. As a managing partner of Threshold Ventures, Ms. Melton may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Ms. Melton disclaims beneficial ownership of such shares, except to the extent of her pecuniary interest therein.

(8)      Includes 262 Additional Shares allocated to Mr. Nash and held in escrow, pursuant to the terms of the Merger Agreement. Shares are held directly by the Adam and Carolyn Nash Family Trust. Includes 22,648 shares underlying stock options which are exercisable within 60 days of October 30, 2020. If exercised in full as of the date of this table, 22,648 shares would be subject to a right of repurchase in our favor.

(9)      Shares are held directly by Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership and Highland Entrepreneurs’ Fund 9 Limited Partnership. As a general partner of Highland Capital Partners, Mr. Patel may be deemed to share beneficial ownership of the shares of common stock owned by such entities. Mr. Patel disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(10)    Includes shares held directly by Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC, each of which is managed by Cohen & Company, LLC. Also includes the 600,000 shares that INSU Pipe Sponsor, LLC, an entity managed by Cohen & Company, LLC, has purchased in the PIPE Investment.

(11)    Includes 1,970,824 Additional Shares allocated to Lithia Motors, Inc. and held in escrow, pursuant to the terms of the Merger Agreement. The address of Lithia is 150 N. Bartlett Street, Medford, Oregon 97501.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock and warrants, which we refer to collectively in this discussion as our securities. This discussion applies only to our securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in connection with this offering. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, or to certain holders subject to special tax rules, including but not limited to:

•        financial institutions or financial services entities;

•        broker-dealers;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the U.S.;

•        persons that actually or constructively own five percent or more of our voting shares;

•        insurance companies;

•        dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•        persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons that receive shares upon the exercise of employee stock options or otherwise as compensation;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar; and

•        tax-exempt entities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof and any of which are subject to change, possibly on a retroactive basis. Any such changes may affect the tax consequences described herein. This discussion is limited to certain material federal income tax consequences and does not address all federal income tax consequences, federal estate, gift or other taxes nor any state, local or non-U.S. tax consequences.

We have not sought, and do not intend to seek, a ruling from the IRS as to any income tax consequence described herein. The IRS may disagree with the discussion herein, and the IRS’s determination may be upheld by a court. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction, to your particular situation.

This discussion does address the tax consequences of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend upon the status of the partner or member and upon the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of common stock or warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States; or

•        a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions

If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess distribution will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock or Warrants

Upon a sale or other taxable disposition of our common stock or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock or warrants, as the case may be. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock or warrants disposed exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or other taxable disposition of the shares or warrants would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders are generally eligible for reduced rates of tax. The deductibility of capital losses is subject to limitations.

A U.S. holder’s adjusted tax basis in common stock or warrants generally will equal the U.S. holder’s acquisition cost for the common stock or warrant less, in the case of a share of common stock, any prior distributions treated as a return of capital. In the case of any shares of common stock or warrants originally acquired as part of an investment unit, the acquisition cost for the share of common stock and warrant that were part of such unit would equal an allocable portion of the acquisition cost of the unit based on the relative fair market values of the components of the unit at the time of acquisition.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize taxable gain or loss on the acquisition of our common stock upon exercise of a warrant for cash. Instead, the U.S. holder’s tax basis in the share of our common stock received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s tax basis in the warrant exercised plus the exercise price paid. Generally, a U.S. holder’s holding period for common stock received upon exercise of a warrant will begin on the day following the date of exercise and will not include the period during which the U.S. holder held the warrants.

If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant. The deductibility of capital losses is subject to limitations.

The tax consequences of a cashless exercise of a warrant are uncertain under tax law. A cashless exercise may be tax-free, either on the grounds that the exercise is not a realization event or on the grounds that the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the common stock received would equal the holder’s basis in the warrants exercised therefor. If the cashless exercise is treated as not a realization event, a U.S. holder’s holding period in the common stock generally would be treated as commencing on the date following the date of exercise and would not include the period during which the U.S. holder held the warrants. If a cashless exercise is treated as a recapitalization, the holding period of the common stock received therefore would include the holding period of the warrants exercised therefor. It is also possible that a cashless exercise could be treated as a partial realization event, in which a U.S. holder would be deemed to have surrendered warrants equal to the number of shares of common stock having a value equal to the exercise price for the total number of warrants to be exercised in which case the U.S. holder would recognize capital gain or loss in an amount equal to the difference between such total exercise price and the U.S. holder’s tax basis in the warrants surrendered.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. holder’s holding period would commence with respect to the common stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this registration statement entitled “Description of Securities — Warrants.” An adjustment to the warrants which has the effect of preventing dilution generally is not taxable. The U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the warrantholders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock, or as a result of the issuance of a stock dividend to holders of shares of our common stock, in each case which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax as described under “— Taxation of Distributions” in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock and warrants, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock or warrants that is for U.S. federal income tax purposes:

•        a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions

In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, will be subject to withholding tax at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-US. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “U.S. holders — Exercise or Lapse of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described below in “Non-US. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants.”

Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock and Warrants

A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation; however, there can be no assurance that we will not become a U.S. real property holding corporation in the future.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock or warrants will be subject to tax at generally applicable U.S. federal income tax rates.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of common stock for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution is generally not a taxable event. Nevertheless, a Non-U.S. holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of common stock that would be obtained upon exercise) as a result of a distribution of cash or other property, such as other securities, to the holders of shares of our common stock which is taxable to such holders as a distribution. Any constructive distribution received by a Non-U.S. holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such Non-U.S. holder received a cash distribution from us equal to the fair market value of such increased interest without any corresponding receipt of cash. Any resulting withholding tax may be withheld from future cash distributions.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock and warrants. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Under sections 1471 through 1474 of the Code, provisions commonly referred to as “FATCA,” payments to a foreign financial institution (whether such institution is a beneficial owner or intermediary) of dividends, whenever paid, or, subject to proposed Treasury Regulations discussed below, the gross proceeds from the sale or other taxable disposition (including retirement or redemption) of a note, may be subject to withholding at a rate of 30%. Such withholding will not apply if such foreign financial institution (x)(1) enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the IRS substantial information regarding U.S. account holders of such institution (which include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (2) resides in a jurisdiction with which the United States has entered into an intergovernmental agreement to implement FATCA and (y) provides the applicable withholding agent with a certification that such foreign financial institution is eligible to receive the applicable payment free of FATCA withholding. These provisions also generally impose a U.S. federal withholding tax of 30% on dividends (including deemed dividends in the case of warrants), or, subject to proposed Treasury Regulations discussed below, gross proceeds from the sale or other taxable disposition (including retirement or redemption) of common stock to a non-financial foreign entity (whether such entity is a beneficial owner or intermediary), unless such entity provides the withholding agent (i) with a certification that such entity does not have any “substantial United States owners” or (ii) with certain information regarding the entity’s “substantial United States owners,” which may in turn be provided to the IRS. A foreign financial institution or non-financial foreign entity generally may meet the certification requirements and establish an exemption from withholding under FATCA by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section.

While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other taxable disposition (including retirement or redemption) of securities, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their ownership and disposition of our stock and warrants.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance by us of up to 7,745,000 shares of our Class A common stock consisting of (i) 212,500 shares of our Class A common stock issuable upon the exercise of the private placement warrants originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, and (ii) up to 7,532,500 shares of our Class A common stock issuable upon the exercise of public warrants originally issued by IAC. We will receive the proceeds from any exercise of any warrants for cash.

This prospectus also relates to the offer and sale from time to time by the Selling Securityholders named herein of (i) 5,663,338 shares of Class A common stock originally issued to IAC Sponsor and the Other IAC Initial Stockholders as Class B common stock in connection with the initial public offering of IAC and converted to Class A common stock upon the consummation of the Merger, (ii) 425,000 shares of Class A common stock originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, (iii) 212,500 private placement warrants originally issued to IAC Sponsor and Cantor pursuant to a private placement by IAC, and (iv) 18,900,000 shares of Class A common stock purchased by the PIPE Investors. We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Securityholders pursuant to this prospectus.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of The Nasdaq Stock Market;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        through one or more underwritten offerings on a firm commitment or best efforts basis;

•        settlement of short sales entered into after the date of this prospectus;

•        agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholder;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering this prospectus. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the Selling Securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement, if required.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock and warrants are currently listed on Nasdaq under the symbols “SFT” and “SFTTW”, respectively. The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities. In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

A holder of a private placement warrant may exercise its warrant in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Stock

Our charter authorizes the issuance of 501,000,000 shares, consisting of 500,000,000 shares of Class A common stock, $0.0001 par value per share, and 1,000,000 shares of preferred stock, $0.0001 par value per share.

As of the date of this Prospectus, there were 82,106,969 shares of our Class A common stock outstanding.

Common Stock

Holders of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our stockholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Holders of our common stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our common stock. If we liquidate, dissolve or wind up after our initial business combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

Preferred Stock

Our charter provides that shares of preferred stock may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions, applicable to the shares of each series.

Warrants

Public Warrants

As of the date of this Prospectus, there were 7,532,500 public warrants outstanding. Each warrant entitles the registered holder to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing November 12, 2020. The warrants will expire October 12, 2025, at 5:00 p.m., New York time or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the public warrants has not been declared effective by January 5, 2021, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

We have agreed that, as soon as practicable, but in no event later than November 3, 2020, we will use our reasonable best efforts to file with the SEC, and by January 5, 2021 have declared effective, a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants, and to maintain a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the warrant agreement.

If a registration statement covering the shares of common stock issuable upon exercise of the public warrants has not been declared effective by January 5, 2021, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, we may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the reported last sale price of the common stock (or the closing bid price of our common stock in the event shares of our common stock are not traded on any specific day) equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and the like) for any 20 trading days within a 30 trading-day period ending on the third business day prior to the date on which we send proper notice of such redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, IAC Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing if it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) by certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to redeem 100% of our common stock if we do not complete our initial business combination within 18 months from the closing of the IPO or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to consummate our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so issuable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such event, that the holder of the warrants would have received if such holder had exercised his, her or its warrants immediately before the event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

In addition, if we issue additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of our initial business combination at a newly issued price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by our board of directors, and in the case of any such issuance to our initial stockholders or their respective affiliates, without taking into account any founder shares held by them, as applicable, prior to such issuance), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Placement Warrants

IAC Sponsor and Cantor hold an aggregate of 212,500 placement warrants. The placement and loan warrants are identical to the public warrants, except that, if held by IAC Sponsor, Cantor or their permitted assigns, they (a) may be exercised for cash or on a cashless basis; (b) are not subject to being called for redemption and (c) they (including the common stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the holders until November 12, 2020. In addition, for as long as the placement warrants are held by Cantor or its designees or affiliates, they may not be exercised after March 19, 2024.

Dividends

We have not paid any cash dividends on our common stock to date. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. Our flooring line of credit with U.S. Bank contains certain restrictive covenants that may limit the Company’s ability to make distributions.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of the date of this prospectus, there are 82,106,969 shares of Class A common stock issued and outstanding. Of these shares, the 15,065,000 shares of Class A common stock sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, 42,053,631 shares of Class A common stock were issued and registered as consideration in the Merger, 6,000,218 shares of which are held in escrow pursuant to the terms of the Merger Agreement. All of the 5,663,338 founder shares, 425,000 placement shares and 212,500 placement warrants are restricted securities under Rule 144 because they were issued in private transactions not involving a public offering.

As of the date of this prospectus, there are 7,745,500 warrants to purchase our common stock outstanding, consisting of 7,532,500 public warrants originally sold as part of units in our IPO and 212,500 placement warrants in the private placement. We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the public warrants. See “— Registration Rights” below for additional information.

On October 13, 2020, we entered into the Sponsor Letter Agreement pursuant to which, for so long as Sponsor, Cohen & Company, LLC, or any of their respective affiliates (as such term is defined in Rule 405 of the Securities Act) continues to hold any shares of the Company’s capital stock held by Sponsor, the Sponsor will have the right to designate an individual to attend and observe the Company’s board meetings.

Registration Rights

Holders of our founder shares and placement units (including the underlying securities) and any warrants that may be issued upon conversion of working capital loans made to us by Sponsor, have been granted registration rights in connection with our IPO as described under “Certain Relationships and Related Transactions — Company Related Person Transactions.” On October 13, 2020, we entered into the Amended and Restated Registration Rights Agreement with Sponsor, Cantor, and certain initial stockholders, which will replace the existing registration rights agreement.

We have agreed to use best efforts to file a registration statement with respect to the common stock issuable upon exercise of the warrants included in our IPO units within 20 business days of the Closing, and to cause the registration statement to become effective within 60 business days of the Closing, to maintain a current prospectus relating to those shares of common stock until the earlier of the date the public warrants expire or are redeemed and, the date on which all of the public warrants have been exercised.

Our Transfer Agent and Warrant Agent

The transfer agent for our common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Quotation of Securities

Our Class A common stock and warrants are quoted on The Nasdaq Capital Market under the symbols “SFT” and “SFTTW,” respectively.

LEGAL MATTERS

The validity of the shares of common stock offered pursuant to this prospectus will be passed upon by Jenner & Block LLP, Chicago, IL.

EXPERTS

The audited financial statements of IAC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

Our consolidated financial statements as of December 31, 2019 and 2018 and for each of the three years in the period ended December 31, 2019 included elsewhere in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the prospectus (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to our ability to continue as a going concern and an explanatory paragraph related to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our common stock you should refer to the registration statement and its exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are also available to the public on, or accessible through, our website on the “Investor Relations” page at www.shift.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

INSURANCE ACQUISITION CORP. FINANCIAL STATEMENTS:

Condensed Consolidated Financial Statements as of and for the periods ended June 30, 2020 and 2019

Condensed Balance Sheets as of June 30, 2020 (unaudited) and December 31, 2019	F-2
Condensed Statements of Operations for the Three and Six Months Ended June 30, 2020 and 2019 (unaudited)	F-3
Condensed Statements of Changes in Stockholders’ Equity for the Three and Six Months Ended June 30, 2020 and 2019 (unaudited)	F-4
Condensed Statements of Cash Flows for the Six Months Ended June 30, 2020 and 2019 (unaudited)	F-5
Notes to Condensed Financial Statements (unaudited)	F-6

Audited Consolidated Financial Statements as of December 31, 2019 and 2018 and for the periods ended December 31, 2019 and 2018

Report of Independent Registered Public Accounting Firm	F-20
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-21
Consolidated Statements of Operations for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-22
Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-23
Consolidated Statements of Cash Flows for the Year Ended December 31, 2019 and Period from March 13, 2018 (inception) through December 31, 2018	F-24
Notes to Consolidated Financial Statements	F-25
SHIFT TECHNOLOGIES, INC. FINANCIAL STATEMENTS:

Condensed Consolidated Financial Statements as of and for the periods ended June 30, 2020 and 2019

Condensed Consolidated Balance Sheets	F-38
Condensed Consolidated Statements of Operations and Comprehensive Loss	F-39
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-40
Condensed Consolidated Statements of Cash Flows	F-42
Notes to Condensed Consolidated Financial Statements	F-43

Audited Consolidated Financial Statements as of and for the periods ended December 31, 2019, 2018 and 2017

Index to Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-59
Consolidated Balance Sheets	F-60
Consolidated Statements of Operations and Comprehensive Loss	F-61
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit	F-62
Consolidated Statements of Cash Flows	F-63
Notes to Consolidated Financial Statements	F-64

INSURANCE ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	June 30, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash	$308,331	$406,724
Prepaid expenses and other current assets	62,417	73,934
Total Current Assets	370,748	480,658

Deferred financing cost	125,000	—
Cash and marketable securities held in Trust Account	153,688,850	153,238,186
Total Assets	$154,184,598	$153,718,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,348,831	$214,787
Income taxes payable	629,632	497,388
Convertible promissory note – related party	350,000	—
Total Current Liabilities	2,328,463	712,175

Deferred underwriting fee payable	6,419,000	6,419,000
Total Liabilities	8,747,463	7,131,175

Commitments

Common stock subject to possible redemption, 13,708,247 and 13,856,560 shares at redemption value as of June 30, 2020 and December 31, 2019, respectively	140,437,129	141,587,667

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,781,753 and 1,633,440 shares issued and outstanding (excluding 13,708,247 and 13,856,560 shares subject to possible redemption) as of June 30, 2020 and December 31, 2019, respectively	178	163
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,163,333 shares issued and outstanding as of June 30, 2020 and December 31, 2019	516	516
Additional paid-in capital	4,825,693	3,675,170
Retained earnings	173,619	1,324,153
Total Stockholders’ Equity	5,000,006	5,000,002
Total Liabilities and Stockholders’ Equity	$154,184,598	$153,718,844

The accompanying notes are an integral part of the condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses	$1,381,372	$240,530	$1,723,804	$300,086
Loss from operations	(1,381,372)	(240,530)	(1,723,804)	(300,086)

Other income:
Interest earned on marketable securities held in Trust Account	38,310	898,481	705,514	957,721

(Loss) income before benefit (provision) for income taxes	(1,343,062)	657,951	(1,018,290)	657,635
Benefit (provision) for income taxes	1,510	(179,171)	(132,244)	(182,088)
Net (loss) income	(1,341,552)	478,780	(1,150,534)	475,547

Weighted average shares outstanding of Class A redeemable common stock	15,065,000	15,065,000	15,065,000	15,065,000
Basic and diluted net income per share, Class A	$0.00	$0.04	$0.03	$0.05

Weighted average shares outstanding of Class A and Class B non-redeemable common stock	5,588,333	5,588,333	5,588,333	5,397,083
Basic and diluted net loss per share, Class A and Class B	$(0.24)	$(0.03)	$(0.29)	$(0.04)

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

THREE AND SIX MONTHS ENDED JUNE 30, 2020

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2020	1,633,440	$163	5,163,333	$516	$3,675,170	$1,324,153	$5,000,002

Change in value of common stock subject to possible redemption	23,036	3	—	—	(191,019)	—	(191,016)

Net income	—	—	—	—	—	191,018	191,018
Balance – March 31, 2020	1,656,476	166	5,163,333	516	3,484,151	1,515,171	5,000,004

Change in value of common stock subject to possible redemption	125,277	12	—	—	1,341,542	—	1,341,554

Net loss	—	—	—	—	—	(1,341,552)	(1,341,552)
Balance – June 30, 2020	1,781,753	$178	5,163,333	$516	$4,825,693	$173,619	$5,000,006

THREE AND SIX MONTHS ENDED JUNE 30, 2019

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	(Accumulated Deficit)/ Retained Earnings	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2019	—	$—	5,163,333	$516	$24,484	$(1,669)	$23,331

Sale of 15,065,000 Units, net of underwriting discount and offering expenses	15,065,000	1,507	—	—	140,987,009	—	140,988,516

Sale of 425,000 Placement Units	425,000	42	—	—	4,249,958	—	4,250,000

Common stock subject to possible redemption	(14,015,901)	(1,402)	—	—	(140,257,210)	—	(140,258,612)

Net loss	—	—	—	—	—	(3,233)	(3,233)
Balance – March 31, 2019	1,474,099	147	5,163,333	516	5,004,241	(4,902)	5,000,002

Change in value of common stock subject to possible redemption	56,139	6	—	—	(478,784)	—	(478,778)

Net income	—	—	—	—	—	478,780	478,780
Balance – June 30, 2019	1,530,238	$153	5,163,333	$516	$4,525,457	$473,878	$5,000,004

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(1,150,534)	$475,547
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(705,514)	—
Changes in operating assets and liabilities:		(957,721)
Prepaid expenses and other current assets	11,517	(162,253)
Accounts payable and accrued expenses	1,009,044	106,429
Income taxes payable	132,244	182,088
Net cash (used in) provided by operating activities	(703,243)	(355,910)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(150,650,000)
Cash withdrawn from Trust Account to pay franchise taxes	254,850	—
Net cash provided by (used in) investing activities	254,850	(150,650,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	148,030,000
Proceeds from sale of Placement Units	—	4,250,000
Advance from related party	—	64,231
Repayment of advances from related party	—	(65,535)
Proceeds from convertible promissory note – related party	350,000	—
Proceeds from promissory note – related party	—	200,000
Repayment of promissory note – related party	—	(200,000)
Payment of offering costs	—	(622,484)
Net cash provided by financing activities	350,000	151,656,212

Net Change in Cash	(98,393)	650,302
Cash – Beginning of period	406,724	25,000
Cash – End of period	$308,331	$675,302

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$—	$140,260,560
Change in value of common stock subject to possible redemption	$(1,150,538)	$476,830
Deferred underwriting fee payable	$—	$6,419,000
Offering costs included in accrued offering costs	$—	$46,032

The accompanying notes are an integral part of the unaudited condensed financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Insurance Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on March 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through June 30, 2020 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, identifying a target company for a Business Combination and the proposed acquisition of Shift Technologies, Inc., a Delaware corporation (“Shift”), as discussed in Note 6. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 19, 2019. On March 22, 2019, the Company consummated the Initial Public Offering of 15,065,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units, at $10.00 per Unit, generating gross proceeds of $150,650,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 425,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, Insurance Acquisition Sponsor, LLC (together with Dioptra Advisors, LLC, the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $4,250,000, which is described in Note 4.

Transaction costs amounted to $9,661,484, consisting of $2,620,000 of underwriting fees, $6,419,000 of deferred underwriting fees and $622,484 of other offering costs. In addition, as of June 30, 2020, cash of $308,331 was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on March 22, 2019, an amount of $150,650,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”), which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination by November 3, 2020 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination with Shift or otherwise.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Company intends to hold a meeting of stockholders on September 10, 2020 in order to provide stockholders with the ability to vote to extend the deadline to complete a Business Combination from September 22, 2020 to November 3, 2020. There is no assurance that the Company’s stockholders will vote to approve the extension of time with which the Company has to complete a Business Combination. If the Company does not obtain stockholder approval, the Company would wind up its affairs and liquidate.

The Insiders and Cantor have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as public stockholders with respect to any Public Shares it acquires. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit ($10.00). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Cohen & Company, LLC, the manager of the Sponsor, has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated by the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on March 25, 2020, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. The interim results for the three and six months ended June 30, 2020 are not necessarily indicative of the results to be expected for the year ending December 31, 2020 or for any future interim periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2020 and December 31, 2019.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

Offering Costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $9,661,484 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2020 and December 31, 2019. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 7,745,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2020 and December 31, 2019, the Company had not experienced losses on this account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature.

Recently Issued Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,065,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Insurance Acquisition Sponsor, LLC and Cantor purchased an aggregate of 425,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,250,000. Insurance Acquisition Sponsor, LLC purchased 375,000 Placement Units and Cantor purchased 50,000 Placement Units. Each Placement Unit consists of one share of Class A common stock and one-half of one warrant (the “Placement Warrant”). Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 1,000 shares of common stock to Insurance Acquisition Sponsor, LLC (the “Founder Shares”) for an aggregate purchase price of $25,000.

On December 26, 2018, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On December 26, 2018, the Company effectuated a 3,697.5-for-1 forward stock split of its common stock. On January 30, 2019, the Company effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend and on March 19, 2019, the Company effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 5,163,333 shares of Class B common stock held by Insurance Acquisition Sponsor, LLC and the directors of the Company. All share and per-share amounts have been retroactively restated to reflect the stock dividend on the Founder Shares. The 5,163,333 Founder Shares included an aggregate of up to 655,000 shares of Class B common stock which were subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the Founder Shares would represent 25% of the Company’s aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 655,000 Founder Shares are no longer subject to forfeiture.

The Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, (vi) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $65,535 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The Company repaid the $65,535 of outstanding advances upon the consummation of the Initial Public Offering on March 22, 2019.

Promissory Note — Related Party

The Company issued a $500,000 promissory note (the “Promissory Note”) to an affiliate of the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 22, 2019.

Administrative Services Agreement

The Company entered into an agreement, commencing on March 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. For the three months ended June 30, 2020 and 2019, the Company incurred and paid $30,000 in fees for these services. For the six months ended June 30, 2020 and 2019, the Company incurred and paid $60,000 and $35,000 in fees for these services, respectively.

Consulting Arrangements

In January 2019, the Company entered into consulting arrangements with three individuals affiliated with Cohen & Company, LLC for advisory services to be provided to the Company. These arrangements provide for aggregate monthly fees of approximately $23,000. For the three and six months ended June 30, 2020, the Company incurred $68,125 and $137,500, respectively, in such fees. For the three and six months ended June 30, 2019, the Company incurred $61,875 and $123,750, respectively, in such fees. At June 30, 2020 and December 31, 2019, $-0- and $5,208 are included in accounts payable and accrued expenses in the accompanying condensed balance sheets, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or one of its affiliates has committed to loan the Company funds as may be required up to a maximum of $750,000 (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. The Sponsor or one of its affiliates may also elect, in its discretion, to make Working Capital Loans in excess of $750,000. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Placement Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On May 21, 2020, the Company issued a $750,000 unsecured promissory note (the “Note”) to Cohen & Company, LLC. The Note is non-interest bearing and payable upon the consummation of a Business Combination. Up to $750,000 of such loans may be convertible into warrants at a price of $1.00 per warrant. The warrants would be identical to the Placement Warrants. As of June 30, 2020, there was $350,000 outstanding under the Note.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on March 19, 2019, holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement related to the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $2,620,000. In addition, the underwriters’ representative will be entitled to a deferred fee of $6,419,000. The deferred fee will become payable to the underwriters’ representative from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Advisory and Consulting Agreements

On June 10, 2020, the Company entered into an agreement with a service provider, pursuant to which the service provider will serve as the placement agent for the Company in connection with a proposed private placement (the “Transaction”) of the Company’s equity or equity-linked securities (the “Securities”). The Company agreed to pay the service provider a cash fee equal to 4% of the gross proceeds of the total Securities sold in the Transaction less than or equal to $100 million and 5% of the gross proceeds of the total Securities sold in the Transaction greater than $100 million. The fee will not be payable in the event the Company does not consummate the Transaction. As of June 30, 2020, no amounts were incurred under this agreement.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

On June 10, 2020, the Company entered into an agreement with the same service provider, pursuant to which the service provider will provide the Company with capital markets advisory services for a potential Business Combination. The Company agreed to pay the service provider (i) all reasonable travel and other expense incurred in performing its services and (ii) any expenses relating to due diligence. As of June 30, 2020, no amounts were incurred under this agreement.

On June 11, 2020, the Company entered into a transactional support agreement with a service provider, pursuant to which the service provider agreed to render certain financial advisory and investment banking services in connection with the Company’s potential Business Combination. The Company agreed to pay the service provider a fee of $1,600,000 if the Company consummates a Business Combination. In the event a Business Combination is consummated, the Company, at its sole discretion, may pay a discretionary fee of up to $400,000 to the service provider. The fee will not be payable in the event the Company does not consummate a Business Combination. As of June 30, 2020, no amounts were incurred under this agreement.

On June 22, 2020, the Company entered into a consulting agreement with a service provider, pursuant to which the service provider will provide the Company with financial advisory support for a potential Business Combination. The Company agreed to pay the service provider a fee of $25,000 per month, for total fees of $75,000. In addition, the Company agreed to pay the service provider a minimum fee of $600,000 and up to a maximum fee of $1,200,000, if the Company consummates a Business Combination. The fee will not be payable in the event the Company does not consummate a Business Combination. As of June 30, 2020, no amounts were incurred under this agreement.

Merger Agreement

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub”), and Shift, providing for, among other things, and subject to the conditions therein, the combination of Shift and the Company pursuant to the proposed merger of Merger Sub with and into Shift with Shift continuing as the surviving entity (the “Merger”).

Pursuant to the Merger Agreement, the aggregate consideration (“Merger Consideration”) to be paid by the Company to the stockholders of Shift (the “Shift Stockholders”) in the Merger will consist of (i) 38,000,000 shares of the Company’s common stock, subject to adjustment in accordance with the terms of the Merger Agreement, and (ii) 6,000,000 shares of the Company’s common stock (the “Additional Shares”) that will be deposited into an escrow account at the closing of the Merger (the “Closing”). If the reported closing sale price of the Company’s common stock does not exceed $12.00 per share for 20 out of any 30 consecutive trading days during the first 12 months following the Closing (the “First Threshold”), then 3,000,000 Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the First Threshold is reached, such Additional Shares will be released from escrow to the respective Shift Stockholders that are the holders thereof. If the reported closing sale price of the Company’s common stock does not exceed $15.00 per share for 20 out of any 30 consecutive trading days during the first 30 months following the Closing (the “Second Threshold”), then fifty percent (50%) of the Additional Shares will be returned to the Company (and either placed into treasury or retired, in the discretion of the Company). If the Second Threshold is reached, such Additional Shares will be released from escrow to the respective Shift Stockholders that are the holders thereof. The Shift Stockholders are entitled to vote all of the Additional Shares while they are held in escrow.

The Merger will be consummated subject to the deliverables and provisions as further described in the Merger Agreement.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At June 30, 2020 and December 31, 2019, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At June 30, 2020 and December 31, 2019, there were 1,781,753 and 1,633,440 shares of Class A common stock issued and outstanding, excluding 13,708,247 and 13,856,560 shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At June 30, 2020 and December 31, 2019, there were 5,163,333 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock issued and outstanding upon completion of the Initial Public Offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 22, 2020. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to each warrant holder; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to its initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 8. FAIR VALUE MEASUREMENTS

At June 30, 2020 assets held in the Trust Account were comprised of $153,688,850 in money market funds which are invested in U.S. Treasury securities.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2020 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	June 30, 2020
Assets:
Marketable securities held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$153,688,850

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2019, assets held in the Trust Account were comprised of $188,884 in cash and $153,049,302 in U.S. Treasury securities.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2019 were as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
December 31, 2019	U.S. Treasury Securities (Matured on 3/26/2020)	$153,049,302	$109,674	$153,158,976

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal

INSURANCE ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2020
(Unaudited)

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 9. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Insurance Acquisition Corp

Opinion on the financial statements

We have audited the accompanying balance sheets of Insurance Acquisition Corp. (a Delaware corporation) (the “Company”) as of December 31, 2019 and 2018, the related statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2019 and the period from March 13, 2018 (inception) through December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019 and the period from March 13, 2018 (inception) through December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2018.

Philadelphia, Pennsylvania
March 25, 2020

INSURANCE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2019	December 31, 2018
ASSETS
Current assets
Cash	$406,724	$25,000
Prepaid expenses and other current assets	73,934	—
Total Current Assets	480,658	25,000
Deferred offering costs	—	100,621
Cash and marketable securities held in Trust Account	153,238,186	—
Total Assets	$153,718,844	$125,621

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$214,787	$365
Income taxes payable	497,388	—
Accrued offering costs	—	100,621
Advance from related party	—	1,304
Total Current Liabilities	712,175	102,290
Deferred underwriting fee payable	6,419,000	—
Total Liabilities	7,131,175	102,290

Commitments
Common stock subject to possible redemption, 13,856,560 shares at redemption value as of December 31, 2019	141,587,667	—

Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 50,000,000 shares authorized; 1,633,440 and no shares issued and outstanding (excluding 13,856,560 and no shares subject to possible redemption) as of December 31, 2019 and 2018, respectively	163	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 5,163,333 shares issued and outstanding as of December 31, 2019 and 2018, respectively	516	516
Additional paid-in capital	3,675,170	24,484
Retained earnings/(Accumulated deficit)	1,324,153	(1,669)
Total Stockholders’ Equity	5,000,002	23,331
Total Liabilities and Stockholders’ Equity	$153,718,844	$125,621

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2019	For the Period March 13, 2018 (inception) through December 31, 2018
Operating expenses	$764,976	$1,669
Loss from operations	(764,976)	(1,669)
Other income:
Interest earned on marketable securities held in Trust Account	2,593,286	—
Income (loss) before provision for income taxes	1,828,310	(1,669)
Provision for income taxes	(502,488)	—
Net income (loss)	1,325,822	(1,669)
Weighted average shares outstanding of Class A redeemable common stock	15,065,000	—
Basic and diluted net income per share, Class A	0.13	—
Weighted average shares outstanding of Class A and Class B non-redeemable common stock	5,462,872	4,508,333
Basic and diluted net loss per share, Class A and Class B	(0.10)	(0.01)

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Stock Subscription Receivable		Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance – March 13, 2018 (inception)	—	$—	—	$—	$—	$		$—	$—
Common stock issued to Sponsor	—	—	5,163,333	516	24,484		(25,000)	—	—
Stock subscription received from issuance of common stock to Sponsor	—	—	—	—	—		25,000	—	25,000
Net loss	—	—	—	—	—		—	(1,669)	(1,669)
Balance – December 31, 2018	—	—	5,163,333	516	24,484		—	(1,669)	23,331

Sale of 15,065,000 Units, net of underwriting discount and offering expenses	15,065,000	1,507	—	—	140,987,009		—	—	140,988,516
Sale of 425,000 Placement Units	425,000	42	—	—	4,249,958		—	—	4,250,000
Common stock subject to possible redemption	(13,856,560)	(1,386)	—	—	(141,586,281)		—	—	(141,587,667)
Net income	—	—	—	—	—		—	1,325,822	1,325,822
Balance – December 31, 2019	1,633,440	$163	5,163,333	$516	$3,675,170		$—	$1,324,153	$5,000,002

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2019	For the Period from March 13, 2018 (inception) through December 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$1,325,822	$(1,669)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Payment of expenses through advances	—	1,304
Interest earned on marketable securities held in Trust Account	(2,593,286)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(73,934)	—
Accounts payable and accrued expenses	214,422	365
Income taxes payable	497,388	—
Net cash used in operating activities	(629,588)	—

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(150,650,000)	—
Cash withdrawn from Trust Account to pay income taxes	5,100	—
Net cash used in investing activities	(150,644,900)	—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	148,030,000	—
Proceeds from sale of Placement Units	4,250,000	—
Advance from related party	64,231	—
Repayment of advances from related party	(65,535)	—
Proceeds from promissory note – related party	200,000	—
Repayment of promissory note – related party	(200,000)	—
Payment of offering costs	(622,484)
Net cash provided by financing activities	151,656,212	25,000

Net Change in Cash	381,724	25,000
Cash – Beginning of period	25,000	—
Cash – End of period	$406,724	$25,000

Supplemental cash flow information
Cash paid for income taxes	$5,100	$—

Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$140,260,560	$—
Change in value of common stock subject to possible redemption	$1,327,107	$—
Deferred underwriting fee payable	$6,419,000	$—
Offering costs included in accrued offering costs	$—	$100,621

The accompanying notes are an integral part of the financial statements.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Insurance Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on March 13, 2018. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business transaction with one or more operating businesses or assets (a “Business Combination”).

Although the Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, the Company intends to focus its search on businesses providing insurance or insurance related services, with particular emphasis on regulated insurance or reinsurance companies. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (the “Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on March 19, 2019. On March 22, 2019, the Company consummated the Initial Public Offering of 15,065,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units, at $10.00 per Unit, generating gross proceeds of $150,650,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 425,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to the Company’s sponsor, Insurance Acquisition Sponsor, LLC (together with Dioptra Advisors, LLC, the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $4,250,000, which is described in Note 4.

Transaction costs amounted to $9,661,484, consisting of $2,620,000 of underwriting fees, $6,419,000 of deferred underwriting fees and $622,484 of other offering costs. In addition, $1,048,801 of cash was held outside of the Trust Account (as defined below) and is available for working capital purposes.

Following the closing of the Initial Public Offering on March 22, 2019, an amount of $150,650,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units was placed in a trust account (“Trust Account”), which will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination; (ii) the redemption of any Public Shares in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination by November 3, 2020 (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. Nasdaq rules provide that the Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of signing a definitive

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and the Company’s officers and directors (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of Class A common stock included in the Placement Units (the “Placement Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account ($10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the representative (as discussed in Note 6). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation. Notwithstanding the foregoing, the Company may not redeem shares in an amount that would cause its net tangible assets to be less than $5,000,001. The Insiders have agreed to vote any Founder Shares, Placement Shares and any Public Shares held by them in favor of any such amendment.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders and Cantor have agreed to waive their redemption rights with respect to any Founder Shares and Placement Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete its initial Business Combination within the Combination Period. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. Cantor will have the same redemption rights as public stockholders with respect to any Public Shares it acquires. The representative has agreed to waive its rights to deferred underwriting commissions held in the Trust Account in the event the Company does not consummate a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the Initial Public Offering price per Unit ($10.00). Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Cohen & Company, LLC, the manager of the Sponsor, has agreed that it will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for service rendered, contracted for or products sold to the Company. However, it may not be able to satisfy those obligations should they arise.

Notwithstanding the foregoing redemption rights, if the Company seeks stockholder approval of its Business Combination and it does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming its shares with respect to an aggregate of 20.0% or more of the shares sold in the Initial Public Offering. However, there is no restriction on the Company’s stockholders’ ability to vote all of their shares for or against a Business Combination.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and 2018.

Common stock subject to possible redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering costs

Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $9,661,484 were charged to stockholders’ equity upon the completion of the Initial Public Offering.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2019 and 2018. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.

Net income (loss) per common share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 7,745,000 shares of Class A common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for common shares subject to possible redemption in a manner similar to the two-class method of income per share. Net income (loss) per common share, basic and diluted for Class A redeemable common stock is calculated by dividing the interest income earned on the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Class A redeemable common stock outstanding since original issuance. Net income (loss) per common share, basic and diluted for Class A and Class B non-redeemable common stock is calculated by dividing the net income (loss), less income attributable to Class A redeemable common stock, by the weighted average number of Class A and Class B non-redeemable common stock outstanding for the period. Class A and Class B non-redeemable common stock includes the Founder Shares and the Placement Units as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and 2018, the Company had not experienced losses on this account.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting standards

In July 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2017-11, Earnings per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): Part I. Accounting for Certain Financial Instruments with Down Round Features; Part II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Also, entities must adjust their basic Earnings per Share (“EPS”) calculation for the effect of the down round provision when triggered (that is, when the exercise price of the related equity-linked financial instrument is adjusted downward because of the down round feature). That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. An entity will also recognize the effect of the trigger within equity. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company adopted this guidance during the year ended December 31, 2019. The adoption of this guidance enabled the Company to record the warrants as equity instruments and is not expected to have a material impact on the Company’s financial position, results of operations, cash flows or disclosures moving forward until a trigger event occurs. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable noncontrolling interests. The amendments in Part II of this update are not expected to have an impact on the Company.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 15,065,000 Units at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of their over-allotment option in the amount of 1,965,000 Units at $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-half of one warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, Insurance Acquisition Sponsor, LLC and Cantor purchased an aggregate of 425,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,250,000. Insurance Acquisition Sponsor, LLC purchased 375,000 Placement Units and Cantor purchased 50,000 Placement Units. Each Placement Unit consists of one share of Class A common stock and one-half of one warrant (the “Placement Warrant”). Each whole Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Placement Units were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Placement Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In March 2018, the Company issued an aggregate of 1,000 shares of common stock to Insurance Acquisition Sponsor, LLC (the “Founder Shares”) for an aggregate purchase price of $25,000.

On December 26, 2018, the Company filed an amendment to its Certificate of Incorporation to, among other things, create two classes of common stock, Class A and Class B, and to convert the outstanding Founder Shares into shares of Class B common stock. The Founder Shares will automatically convert into shares of Class A common stock upon consummation of a Business Combination on a one-for-one basis, subject to certain adjustments, as described in Note 7. On December 26, 2018, the Company effectuated a 3,697.5-for-1 forward stock split of its common stock. On January 30, 2019, the Company effected a stock dividend of 1.3860717 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend and on March 19, 2019, the Company effected a stock dividend of 1.00747961 share per share of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in an aggregate of 5,163,333 shares of Class B common stock held by Insurance Acquisition Sponsor, LLC and the directors of the Company. All share and per-share amounts have been retroactively restated to reflect the stock dividend on the Founder Shares. The 5,163,333 Founder Shares included an aggregate of up to 655,000 shares of Class B common stock which were subject to forfeiture by the Sponsor to the extent that the underwriters’ overallotment option was not exercised in full or in part, so that the Founder Shares would represent 25% of the Company’s aggregate Founder Shares, Placement Shares and issued and outstanding Public Shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option, 655,000 Founder Shares are no longer subject to forfeiture.

The Insiders have agreed not to transfer, assign or sell any of their Founder Shares (except to permitted transferees) until (i) with respect to 20% of such shares, upon consummation of the Company’s initial Business Combination, (ii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iii) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $13.50 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination, (iv) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $15.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination and (v) with respect to 20% of such shares, when the closing price of the Class A common stock exceeds $17.00 for any 20 trading days within a 30-trading day period following the consummation of a Business Combination or earlier, in any case, if, following a Business Combination, (vi) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the public stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Advance from Related Party

An affiliate of the Sponsor advanced the Company an aggregate of $65,535 to be used for the payment of costs related to the Initial Public Offering. The advances were non-interest bearing, unsecured and due on demand. The Company repaid the $65,535 of outstanding advances upon the consummation of the Initial Public Offering on March 22, 2019.

Promissory Note – Related Party

The Company issued a $500,000 promissory note (the “Promissory Note”) to an affiliate of the Sponsor, pursuant to which the Company borrowed an aggregate principal amount of $200,000. The Promissory Note was non-interest bearing and payable on the earlier of June 30, 2019 or the completion of the Initial Public Offering. The Promissory Note was repaid upon the consummation of the Initial Public Offering on March 22, 2019.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Services Agreement

The Company entered into an agreement, commencing on March 19, 2019 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor $10,000 per month for office space, utilities, secretarial support and administrative services. For the year ended December 31, 2019, the Company incurred $95,000 in fees for these services.

Consulting Arrangements

In January 2019, the Company entered into consulting arrangements with three individuals affiliated with Cohen & Company, LLC for advisory services to be provided to the Company. These arrangements provide for aggregate monthly fees of $23,125. For the year ended December 31, 2019, the Company incurred $268,750 in such fees, of which $5,208 is included in accounts payable and accrued expenses in the accompanying balance sheets at December 31, 2019.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or one of its affiliates has committed to loan the Company funds as may be required up to a maximum of $750,000 (“Working Capital Loans”), which will be repaid only upon the consummation of a Business Combination. The Sponsor or one of its affiliates may also elect, in its discretion, to make Working Capital Loans in excess of $750,000. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Working Capital Loans; however, no proceeds from the Trust Account may be used for such repayment. If such funds are insufficient to repay the Working Capital Loans, the unpaid amounts would be forgiven. Up to $1,500,000 of the Working Capital Loans may be converted into warrants at a price of $1.00 per warrant at the option of the holder. The warrants would be identical to the Placement Warrants. As of December 31, 2019 and 2018, there are no working capital loans outstanding.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

Pursuant to a registration rights agreement entered into on March 19, 2019, holders of the Founder Shares, Placement Units (including securities contained therein) and the warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Placement Warrants or the warrants issued upon conversion of the Working Capital Loans) are entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act of 1933, as amended (the “Securities Act”). In addition, the holders will have “piggy-back” registration rights to include such securities in other registration statements filed by the Company and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period. Notwithstanding the foregoing, Cantor may not exercise its demand and “piggyback” registration rights after five (5) and seven (7) years after the effective date of the registration statement related to the Initial Public Offering and may not exercise its demand rights on more than one occasion. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were paid a cash underwriting discount of 2.0% of the gross proceeds of the Initial Public Offering, or $2,620,000. In addition, the underwriters’ representative will be entitled to a deferred fee of $6,419,000. The deferred fee will become payable to the underwriters’ representative from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s Board of Directors. At December 31, 2019 and 2018, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 50,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2019 and 2018, there were 1,633,440 and -0- shares of Class A common stock issued and outstanding, excluding 13,856,560 and -0- shares of Class A common stock subject to possible redemption, respectively.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of the Company’s Class B common stock are entitled to one vote for each common share. At December 31, 2019 and 2018, there were 5,163,333 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 25% of the sum of the total number of all shares of common stock issued and outstanding upon completion of the Initial Public Offering, including Placement Shares, plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination). Holders of Founder Shares may also elect to convert their shares of Class B common stock into an equal number of shares of Class A common stock, subject to adjustment as provided above, at any time.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) March 22, 2020. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise for cash of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants has not been declared effective by the end of 60 business days following the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. STOCKHOLDERS’ EQUITY (cont.)

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement. The Company will use its reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will be required to use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to each warrant holder; and

•        If, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

If the Company calls the Public Warrants for redemption for cash, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the warrants.

If the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to its initial stockholders or their respective affiliates, without taking into account any Founder Shares held by them, as applicable, prior to such issuance), the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the newly issued price.

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such warrants. Accordingly, the warrants may expire worthless.

The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Placement Warrants and the Class A common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Placement Warrants are held by someone other than the Sponsor, Cantor or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. INCOME TAX

The Company’s net deferred tax assets at December 31, 2019 was as follows:

Deferred tax asset
Startup/organizational expenses	$118,543
Total deferred tax assets	118,543
Valuation allowance	(118,543)
Deferred tax asset, net of allowance	$—

The Company did not have any significant deferred tax assets or liabilities at December 31, 2018.

The income tax provision consists of the following:

December 31, 2019
Federal
Current	$502,488
Deferred	(118,543)

State
Current	$—
Deferred	—
Change in valuation allowance	118,543
Income tax provision	$502,488

As of December 31, 2019, the Company did not have any U.S. federal and state net operating loss carryovers (“NOLs”) available to offset future taxable income.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2019, the change in the valuation allowance was $118,543.

A reconciliation of the federal income tax rate to the Company’s effective tax rate is as follows:

December 31, 2019
Statutory federal income tax rate	21.0%
State taxes, net of federal tax benefit	0.0%
Change in valuation allowance	6.5%
Income tax provision	27.5%

The Company files income tax returns in the U.S. federal jurisdiction and in various state and local jurisdictions and is subject to examination by the various taxing authorities since inception.

INSURANCE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS

The Company classifies its U. S. Treasury and equivalent securities as held-to-maturity in accordance with ASC 320 “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.

At December 31, 2019, assets held in the Trust Account were comprised of $188,884 in cash and $153,049,302 in U.S. Treasury Bills.

The gross holding losses and fair value of held-to-maturity securities at December 31, 2019 are as follows:

	Held-To-Maturity	Amortized Cost	Gross Holding Gains	Fair Value
December 31, 2019	U.S. Treasury Securities (Mature on 3/26/2020)	$153,049,302	$109,674	$153,158,976

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued.

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)
(unaudited)

	As of June 30, 2020	As of December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$23,087	$42,976
Accounts receivable, net	2,216	1,839
Inventory	15,610	18,198
Prepaid expenses and other current assets	3,101	1,899
Total current assets	44,014	64,912
Property and equipment, net	1,943	2,120
Capitalized website and internal use software costs, net	6,320	5,679
Restricted cash, noncurrent	1,575	1,600
Deferred borrowing costs	3,667	5,184
Other noncurrent assets	3,004	3,274
Total assets	$60,523	$82,769
Liabilities, CONVERTIBLE PREFERRED STOCK AND stockholders’ DEFICIT
Current liabilities:
Accounts payable	$3,017	$1,967
Accrued expenses and other current liabilities	10,198	5,954
Flooring line of credit	6,682	16,245
Total current liabilities	19,897	24,166
Related party long term note, net, noncurrent	9,171	8,505
Warrants liability	10,443	4,810
Other noncurrent liabilities	7,966	1,954
Total liabilities	47,477	39,435
Commitment and contingencies (Note 8)
Convertible preferred stock – par value $0.0001 per share; 259,455,633 shares authorized at June 30, 2020, and December 31, 2019; 255,237,101 shares issued and outstanding at June 30, 2020, and December 31, 2019; (liquidation preference of $175,265 at June 30, 2020, and December 31, 2019)	223,631	223,631
Stockholders’ deficit:
Common stock – par value $0.0001 per share; 435,000,000 shares authorized at June 30, 2020, and December 31, 2019, respectively; 38,022,034 and 37,432,555 shares issued and outstanding at June 30, 2020, and December 31, 2019, respectively;	3	3
Additional paid-in capital	36,033	34,997
Accumulated deficit	(246,621)	(215,297)
Total stockholders’ deficit	(210,585)	(180,297)
Total liabilities, convertible preferred stock and stockholders’ deficit	$60,523	$82,769

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue
Ecommerce revenue, net	$27,468	$35,949	$49,384	$75,731
Other revenue	1,215	964	1,897	1,673
Wholesale vehicle revenue	3,758	5,547	11,112	15,623
Total revenue	32,441	42,460	62,393	93,027
Cost of sales	28,868	42,841	55,478	93,223
Gross profit	3,573	(381)	6,915	(196)
Operating expenses:
Selling, general and administrative expenses	14,633	15,566	28,079	38,032
Depreciation and amortization	1,096	729	2,077	1,296
Total operating expenses	15,729	16,295	30,156	39,328
Loss from operations	(12,156)	(16,676)	(23,241)	(39,524)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	(5,574)	507	(5,438)	1,215
Net loss and comprehensive loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Net loss and comprehensive loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share amounts)
(unaudited)

Three Months Ended June 30, 2019	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at March 31, 2019	255,155,000	$223,484	36,917,225	$3	$23,270	$(158,166)	$(134,893)
Additional Series C-1 issuance costs	—	54	—	—	—	—	—
Issuance of common stock upon exercise of vested options	—	—	253,181	—	20	—	20
Issuance of common stock upon early exercise of options	—	—	50,035	—	—	—	—
Vesting of early exercised options	—	—	—	—	64	—	64
Stock-based compensation	—	—	—	—	205	—	205
Exchange of common shares for Series D preferred shares	69,023	88	(69,023)	—	(22)	—	(22)
Net loss and comprehensive loss	—	—	—	—	—	(17,630)	(17,630)
Balance at June 30, 2019	255,224,023	$223,626	37,151,418	$3	$23,537	$(175,796)	$(152,256)
Six Months Ended June 30, 2019	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	247,216,590	$213,461	39,878,225	$3	$12,542	$(134,814)	$(122,269)
Adoption of ASU 2018-07 (See Note 2)	—	—	—	—	3,915	—	3,915
Additional Series C-1 issuance costs	—	(34)	—	—	—	—	—
Issuance of Series D convertible preferred, net of issuance costs of $7	4,555,805	5,793	—	—	—	—	—
Issuance of warrants upon achievement of milestones	—	—	—	—	4,767	—	4,767
Shareholder contribution upon signing of contract related to Milestone 5	—	—	—	—	2,832	—	2,832
Issuance of common stock upon exercise of vested options	—	—	709,802	—	58	—	58
Issuance of common stock upon early exercise of options	—	—	50,035	—	—	—	—
Vesting of early exercised options	—	—	—	—	126	—	126
Repurchase of shares related to early exercised options	—	—	(35,016)	—	—	—	—
Stock-based compensation	—	—	—	—	469	—	469
Exchange of common shares for Series D preferred shares	3,451,628	4,406	(3,451,628)	—	(1,172)	—	(1,172)
Net loss and comprehensive loss	—	—	—	—	—	(40,982)	(40,982)
Balance at June 30, 2019	255,224,023	$223,626	37,151,418	$3	$23,537	$(175,796)	$(152,256)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit – (Continued)
(in thousands, except share and per share amounts)
(unaudited)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Three Months Ended June 30, 2020	Shares	Amount	Shares	Amount
Balance at March 31, 2020	255,237,101	$233,631	37,796,601	$3	$35,424	$(227,628)	$(192,201)
Issuance of common stock upon exercise of vested options	—	—	225,433	—	28	—	28
Vesting of early exercised options	—	—	—	—	89	—	89
Stock-based compensation	—	—	—	—	492	—	492
Net loss and comprehensive loss	—	—	—	—	—	(18,993)	(18,993)
Balance at June 30, 2020	255,237,101	$223,631	38,022,034	$3	$36,033	$(246,621)	$(210,585)
	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
Six Months Ended June 30, 2020	Shares	Amount	Shares	Amount
Balance at December 31, 2019	255,237,101	$233,631	37,432,555	$3	$34,997	$(215,297)	$(180,297)
Issuance of common stock upon exercise of vested options	—	—	613,504	—	82	—	82
Issuance of restricted stock awards	—	—	18,725	—	6	—	6
Repurchase of shares related to early exercised options	—	—	(42,750)	—	—	—	—
Vesting of early exercised options	—	—	—	—	134	—	134
Stock-based compensation	—	—	—	—	814	—	814
Net loss and comprehensive loss	—	—	—	—	—	(31,324)	(31,324)
Balance at June 30, 2020	255,237,101	$223,631	38,022,034	$3	$36,033	$(246,621)	$(210,585)

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended June 30,
	2020	2019
Cash flows from Operating activities
Net loss	$(31,324)	$(40,982)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,077	1,296
Stock-based compensation expense, including warrant remeasurement	6,332	356
Non-cash expense upon milestone achievement	—	2,894
Contra-revenue associated with milestones	318	4,905
Amortization of debt discount	2,184	2,016
Compensation expense from exchange of common stock	—	4,805
Changes in operating assets and liabilities:
Accounts receivable	(377)	260
Inventory	2,588	6,960
Prepaid expenses and other current assets	(1,202)	(298)
Other noncurrent assets	(48)	(813)
Accounts payable	1,050	(1,043)
Accrued expenses and other current liabilities	4,204	1,566
Other noncurrent liabilities	(45)	256
Net cash used in operating activities	(14,241)	(17,822)
Cash flows from Investing activities
Purchases of property and equipment	(298)	(571)
Capitalized website internal-use software costs	(1,933)	(2,223)
Net cash used in investing activities	(2,231)	(2,794)
Cash flows from Financing activities
Proceeds from flooring line of credit facility	29,127	63,185
Repayment of flooring line of credit facility	(38,690)	(62,680)
Proceeds from SBA PPP loans	6,055	—
Proceeds from issuance of convertible preferred stock	—	5,800
Issuance costs related to convertible preferred stock	—	(7)
Proceeds from stock option exercises, including from early exercised options	69	52
Repurchase of shares related to early exercised options	(3)	(3)
Net cash (used in) provided by financing activities	(3,442)	6,347
Net decrease in cash, cash equivalents and restricted cash	(19,914)	(14,269)
Cash, cash equivalents and restricted cash, beginning of period	44,576	72,092
Cash, cash equivalents and restricted cash, end of period	$24,662	$57,823
Supplemental disclosure of cash flow information
Cash paid for interest	$459	$651
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Vesting of exercised options	$129	$126
Stock based compensation capitalized to internal-use software	$119	$112

The accompanying notes are an integral part of these condensed consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES

Shift Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on December 9, 2013. The Company conducts its business through its wholly owned subsidiaries Shift Operations, LLC, and Shift Finance, LLC.

The Company is based in and operates out of San Francisco, California and operates hubs to purchase, recondition and sell vehicles in the following markets in California: San Francisco, Los Angeles, Sacramento and San Diego; as well as operating in Portland, Oregon and Seattle, Washington. Shift operates an innovative platform to make car purchases, car sales and ownership simple. Shift’s innovative platform, which includes proprietary pricing technology, provides consumers with a digital purchase and selling experience, and includes offerings throughout the sales cycle, including vehicle pickup and delivery at a customer’s location.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. The Company saw a slowing of vehicle sales immediately following the shelter in place ordinances in March; however, within five weeks, weekly sales volume rebounded nearly to pre-COVID-19 volumes. The Company has adjusted certain aspects of its operations to protect its employees and customers while still meeting customers’ needs for vital technology, including implementing contactless purchase and delivery processes and applying long-term antimicrobial surface and air protection systems for our entire inventory.

In April 2020, we received loans from the Small Business Administration under the Paycheck Protection Program (the “PPP Loans”) to help us keep our workforce employed and avoid further headcount reduction during the COVID-19 crisis, the outstanding principal amount of which totaled $6.1 million. The full amount of the PPP Loans was repaid in connection with the closing of the Merger. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

Insurance Acquisition Corp. Merger

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company and Insurance Acquisition Corp., (“IAC”), an entity listed on the Nasdaq Capital Market under the trade symbol “INSU”, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IAC (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and IAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, will convert into newly issued shares of INSU’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement. The approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of INSU’s common stock.

The Merger Agreement is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, INSU, who is the legal acquirer, is treated as the “acquired” company for financial reporting purposes and Shift is treated as the accounting acquirer.

Basis of Presentation

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

Liquidity

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $246.6 million as of June 30, 2020. Further, during the six months ended June 30, 2020, the Company had negative operating cash flows of $14.3 million. In order to fund planned operations, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to the valuation of vehicle inventory, capitalized website and internal-use software development costs, fair value of common stock, warrants, stock-based compensation and income taxes.

The COVID-19 pandemic has adversely impacted the global economy, as well as the Company’s operations, and the extent and duration of the impacts remain unclear. The Company’s future estimates, including, but not limited to, the inventory valuations, and fair value measurements, may be impacted and continue to evolve as conditions change as a result of the COVID-19 pandemic.

Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. As of June 30, 2020, all liability-classified warrants that are remeasured in a recurring basis have been valued using Level 3 inputs. The calculation of the warrant value is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. As of June 30, 2020, and December 31, 2019, there were no accumulated gains or losses related to these financial instruments in accumulated other comprehensive loss.

The Company recorded a remeasurement loss of $5.6 million within interest income and other income (expense) during the three months ended June 30, 2020. There was no remeasurement recording during the three months ended March 31, 2020.

Unaudited Interim Condensed Consolidated Financial Statements

The accompanying interim condensed consolidated balance sheet as of June 30, 2020, the interim condensed consolidated statements of operations and comprehensive loss, condensed consolidated statements of convertible preferred stock and stockholders’ deficit for the three and six months ended June 30, 2020 and 2019, and condensed consolidated statements of cash flows for the six months ended June 30, 2020 and 2019, and amounts relating to the interim periods included in the accompanying notes to the interim condensed consolidated financial statements are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited consolidated financial statements, and in management’s opinion, includes all adjustments, consisting of only normal recurring adjustments, necessary for the fair presentation of the Company’s condensed consolidated balance sheet as of June 30, 2020, and its results of operations for the three and six months ended June 30, 2020 and 2019, and cash flows for the six months ended June 30, 2019 and 2020. The results for the three and six months ended June 30, 2020, are not necessarily indicative of the results expected for the fiscal year or any other periods. These interim financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes for the fiscal year ended December 31, 2019.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 under the private company transition guidance beginning January 1, 2022, and is currently evaluating the impact on the Company’s consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

1.     DESCRIPTION OF THE BUSINESS AND ACCOUNTING POLICIES (cont.)

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company expects to adopt ASU 2016-13 under the private company transition guidance beginning January 1, 2023, and is currently evaluating the impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company expects to adopt ASU 2018-15 under the private company transition guidance beginning January 1, 2021, and is currently evaluating the impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company expects to adopt ASU 2019-12 under the private company transition guidance beginning January 1, 2022, and is currently assessing the impact the guidance will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848)–Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“ASU 2020-04”). The amendments in ASU 2020-04 provide optional expedients and exceptions to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued due to reference rate reform if certain criteria are met. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022. The amendments in this update are elective and are effective upon issuance for all entities. This guidance is optional and may be elected over time as reference rate reform activities occur. The Company is currently evaluating the impact of this guidance. However, the impact of this ASU is not expected to be material as the Company is not party to any contracts referencing LIBOR that extend past its expected discontinuation.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

2.     CAPITALIZED WEBSITE AND INTERNAL-USE SOFTWARE COSTS, NET

Capitalized website and internal-use software development costs consist of the following (in thousands):

	As of June 30, 2020	As of December 31, 2019
Capitalized website domain costs – nonamortizable	$385	$385
Capitalized website and internal-use software development costs – amortizable	15,134	12,891
Less: accumulated amortization	(9,199)	(7,597)
Capitalized website and internal-use software development costs, net	$6,320	$5,679

Amortization of capitalized software development costs is included in depreciation and amortization in the condensed consolidated statement of operations and comprehensive loss and amounted to $0.8 and $0.6 million for the three months ended June 30, 2020 and 2019, respectively, and $1.6 million and $1.1 million for the six months ended June 30, 2020 and 2019, respectively.

3.     ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	As of June 30, 2020	As of December 31, 2019
Liability for vehicles acquired under OEM program	$3,626	$—
Accrued payroll related costs	2,293	1,083
Provision for DMV refunds	1,041	1,036
Accrued sales taxes	771	1,691
Common stock subject to repurchase liability	118	269
Other accrued expenses	2,349	1,875
Total accrued expenses and other current liabilities	$10,198	$5,954

In November 2019, the Company entered into an arrangement with an original equipment manufacturer (“OEM”) to sell vehicles sourced locally through the trade-in program of the OEM on the Company’s platform. Under the terms of the arrangement, the Company has the option to provisionally accept any trade-ins based on information provided by the OEM. The Company transports any accepted vehicles to its inspection and reconditioning center where Shift inspects the vehicle and makes a final purchasing decision regarding the vehicle. Any rejected vehicles are sent to wholesale auction facilities Shift’s expense, at which point Shift has no further obligations to the automaker for the rejected vehicle. The Company records inventory received under the arrangement with the OEM equal to the amount of the liability due to the OEM to acquire such vehicles. The liability due to the OEM provider for such acquired vehicles is equal to the OEM’s original acquisition price plus 50% of excess estimated sales price over this original acquisition price.

4.     BORROWINGS

SBA PPP Loan

On April 22, 2020, the Company, through Shift Technologies, Inc., and its wholly owned subsidiary, Shift Operations LLC, obtained loans under the Paycheck Protection Program (the “PPP Loans”) the outstanding principal amount of which totals $6.1 million. The PPP Loans were made through Newtek Small Business Finance (SBA or the “Lender”), and the Company entered into two U.S. Small Business Administration Paycheck Protection Program Notes (the “Agreements”) with the Lender evidencing the PPP Loans.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

4.     BORROWINGS (cont.)

The term of each the PPP Loan is two years. Interest will accrue on the outstanding principal balances of the PPP Loans at a fixed rate of 1.0%, which shall be deferred for the first six months of the term of the PPP Loans. Monthly payments will be due and payable beginning in October 2020 and continue each month thereafter until maturity of the PPP Loans. The Company may prepay principal of the PPP Loans at any time in any amount without penalty. The Agreements contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Loans. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company accounts for the PPP loan as debt and the balance of $6.1 million at June 30, 2020 is recorded within other noncurrent liabilities. The Company may apply for forgiveness of the PPP Loans, or a portion thereof which is allocable to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company within the specified period following the disbursement of the loans, as calculated in accordance with the terms of the PPP Loan. The Company may not seek or obtain forgiveness of the PPP Loans in whole or in part. The Company has used the proceeds in accordance with the purposes permitted under the PPP Loan program.

5.     STOCKHOLDERS’ EQUITY

Series D Convertible Preferred Stock

In February 2019, the Company completed an additional closing of the Series D convertible preferred stock and issued 4,555,805 shares at $1.2731 per share for gross $5.8 million.

Exchange of Common Stock for Series D Convertible Preferred Stock

In February 2019, the Company approved the sale of up to an aggregate of 5,000,000 shares of common stock (the “Secondary Shares”) by certain holders of common stock to certain existing or new investors in the Company at a price per share of $1.2731, equal to the original issuance price of the Series D preferred stock. Concurrent with this approval, the Company also approved the exchange of such Secondary Shares for shares of Series D convertible preferred stock pursuant to the terms and conditions of the stock exchange agreement to be entered into by the Company and the holders of the Secondary Shares. Up to 5,000,000 shares of the Series D convertible preferred stock are reserved for issuance pursuant to the terms of an exchange agreement.

In February and March 2019, certain employee stockholders completed secondary sales of 3,382,605 shares of common stock of the Company to new and existing investors. At the same time, the Company issued 3,382,605 shares of Series D convertible preferred stock in exchange for common stock. The Company recognized $4.7 million in non-cash compensation expense, $1.6 million in payroll tax liabilities and an increase to additional paid-in-capital, which was computed as the difference between the fair value of Series D convertible preferred stock and common stock at the time of exchange of shares.

Warrant and Commercial Agreements

In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares shall vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability is dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

Two tranches of 14,443,598 Warrant Shares shall each vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares each shall vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 have been achieved prior to such date. If such Milestone has not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares shall vest and become immediately exercisable upon the achievement of such Milestone. Any unvested Warrant Shares that have not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant shall automatically terminate with respect to any Warrant Shares which have not become exercisable as of the Vesting Termination Date. All Warrant Shares vested in January 2020.

•        Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.

•        Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.

•        Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.

•        Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.

2018 Milestones

The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million. Further the Company measured the fair value of the warrants to be transferred to Lithia in exchange for Milestone 1 at $4.2 million. The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the condensed consolidated balance sheet. The deferred loan commitment cost of $5.7 million is being amortized over the four-year loan commitment period, which resulted in interest expense of $333 thousand and $333 thousand during the three months ended June 30, 2020 and 2019, respectively, and $0.7 million and $499 thousand during the six months ended June 30, 2020 and 2019, respectively.

The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and are recorded within other non-current liabilities on the condensed consolidated balance sheet as of June 30, 2020, and December 31, 2019. The Company recorded remeasurement gains of $0.5 million and $0.7 million to interest income and other income (expense) during the three and six months ended June 30, 2019, respectively. The Company recorded a remeasurement loss of $5.6 million to interest income and other income (expense) during the three and six months ended June 30, 2020.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

Milestone 3 was achieved in December 2018 and the Company recorded the release of the corresponding warrant shares at the then fair value of $4.2 million. The warrants issued with Milestone 3 were determined to be liability classified and are subject to remeasurement, and at December 31, 2018, were recorded within other non-current liabilities on the condensed consolidated balance sheet. On January 1, 2019, the Company adopted ASU 2018-07, and reclassified the fair value of Milestone 3 warrants of $3.9 million from liability to equity and in turn, the balance is no longer subject to remeasurement after the date of adoption.

2019 Milestones

Prior to 2019, the Company had generated an immaterial amount of sales from Lithia. Beginning in 2019, the Company began to generate more substantial sales with Lithia. As Lithia is a customer, the Company assessed the warrants as consideration payable to a customer under ASC 606.

During the first quarter of 2019, the Company entered into commercial related to Milestone 2 that contractually obligated both the Company and Lithia to perform and, upon signing the relevant agreement, Lithia earned the related warrants. The Company determined that the grant date fair value for the cumulative equity-classified warrants earned related to Milestone 2 was $4.8 million. Upon achievement, the Company considered whether it received distinct goods or services for which it could reasonably estimate the fair value. The Company determine that historical data received from Lithia provided an immediate benefit to the Company. The Company concluded that the data represented a distinct good or service. The estimated fair value of such benefit of $2.2 million which was recorded immediately to selling, general, and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. Of the remaining value associated with the warrants, $1.9 million was recorded as a reduction to revenue in the first quarter of 2019, which represented the cumulative revenue from Lithia, with an offsetting entry to a contract liability. The Company considered the appropriate treatment for the remaining $0.7 million of value associated with the warrants. The Company determined that it was appropriate to recharacterize such amount that exceeded the cumulative revenue recognized as an expense as the arrangements with Lithia do not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $0.7 million to selling, general and administrative expenses during the three months ended March 31, 2019.

In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. During the first quarter of 2019, the estimated fair value of the in substance upfront payment to AWS of $2.8 million was recorded, with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.

Milestone 5 was met in October 2019 and the Company recorded these warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the condensed consolidated balance sheet. The combined asset recorded of $3.2 million is subject to amortization over a five-year expected period of benefit. During the three and six months ended June 30, 2020, the Company amortized $159 thousand and $318 thousand, respectively, of the asset as a reduction to finance and insurance sales, which is recorded within other revenues on the condensed consolidated statement of operations and comprehensive loss. During the three and six months ended June 30, 2019, the Company amortized $142 thousand and $378 thousand, respectively, of the asset as a reduction to finance and insurance sales. As of June 30, 2020 and December 31, 2019, the remaining asset, net of accumulated amortization, was $2.2 million and $2.5 million, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

5.     STOCKHOLDERS’ EQUITY (cont.)

For the milestones that remained subject to achievement in 2019, the Company determined that such potential consideration to Lithia represented variable consideration, as Lithia had a valid expectation that the warrants would be issued to them during 2019. Further the Company determined that as of June 30, 2019 the estimated fair value of warrants that Lithia had a valid expectation to be paid under the remaining milestones subject to achievement exceeded the $2.6 million in sales to Lithia during the second quarter of 2019. Accordingly, during the three months ended June 30, 2019, the Company constrained revenue of $2.6 million, which is reflected as a contract liability at June 30, 2019.

At June 30, 2019 the Company had total contract liabilities associated with milestone accounting described above of $4.5 million. There were no contract liabilities at June 30, 2020.

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows (in thousands, except share numbers):

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of June 30, 2020:
Series D	83,548,425	82,013,123	$100,624	$104,411
Series C-1	20,898,641	20,898,641	9,902	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	259,455,633	255,237,101	$223,631	$175,265

Common Stock

The Company’s reserved shares of common stock for future issuance as of June 30, 2020, are as follows:

Series D convertible preferred stock	82,013,123
Series C-1 convertible preferred stock	20,898,641
Series C convertible preferred stock	94,409,932
Series B convertible preferred stock	27,305,081
Series A convertible preferred stock	29,475,670
Series FF convertible preferred stock	1,134,654
Options to purchase common stock	40,431,688
Shares available for future option grants	8,475,232
Warrants to purchase Series C stock	2,111,801
Warrants to purchase common stock	86,815,048
Total	393,070,870

6.     STOCK-BASED COMPENSATION PLANS

The Company has the 2014 Stock Incentive Plan (the “Plan”) that provides for the grant of stock options, restricted stock, and other awards based on common stock of the Company. The maximum number of shares of the Company’s Common Stock that may be subject to awards under the Plan was 66,726,457 as of June 30, 2020, subject to adjustment in accordance with the terms of the Plan. The Company had an aggregate of 8,475,232 shares of Common Stock available for future grants under the Plan as of June 30, 2020.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     STOCK-BASED COMPENSATION PLANS (cont.)

Generally, options under the Plans vest and become exercisable ratably over periods ranging from three to four years, with one-year cliff vesting, based on their individual grant dates, subject to continued employment on the applicable vesting dates, and expire within ten years from the date of grant. Options are granted at prices not less than the fair market value of the Company’s Common Stock on the date of grant.

Activity related to employee and nonemployee stock options issued under the Plan during the six months ended June 30, 2020, is set forth below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
As of December 31, 2019	40,551,940	$0.27	8.97
Granted	4,809,170	0.31	9.98
Exercised	(577,512)	0.21	3.18
Forfeited	(3,757,240)	0.27
Cancelled (expired)	(594,670)	0.29
As of June 30, 2020	40,431,688	0.28	8.52
Vested and expected to vest as of June 30, 2020	40,431,688	0.28	8.52
Exercisable as of June 30, 2020	40,164,279	$0.28	8.52

The weighted-average fair values of options granted during the three months ended June 30, 2019, was $0.1210. The Company did not grant any stock options during the three months ended June 30, 2020. The weighted-average fair values of options granted during the six months ended June 30, 2020 and 2019, was $0.1481 and $0.1218, respectively.

Stock-Based Compensation Expense

For the three months ended June 30, 2020 and 2019, the Company has recorded aggregate stock-based compensation expense of $432 thousand and $159 thousand, respectively. For the six months ended June 30, 2020 and 2019, the Company has recorded aggregate stock-based compensation expense of $0.7 million and $356 thousand, respectively. For the three months ended June 30, 2020 and 2019, the Company had capitalized $59 thousand and $45 thousand, respectively, of stock-based compensation expense to capitalized website and internal-use software. For the six months ended June 30, 2020 and 2019, the Company had capitalized $119 thousand and $112 thousand, respectively, of stock-based compensation expense to capitalized website and internal-use software.

As of June 30, 2020, there was $2.9 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.14 years.

The range of assumptions used in the Black-Scholes model for stock options for the three and six months ended June 30, 2020 and 2019, are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Expected volatility	—	38.22 – 38.50%	52.22 – 54.37%	38.22 – 38.50%
Risk-free interest rate	—	2.06 – 2.36%	0.51 – 0.62%	2.06 – 2.60%
Expected term (years)	—	5.83 – 6.08	5.00 – 6.03	5.27 – 6.08
Dividend yield	—	0%	0%	0%

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

6.     STOCK-BASED COMPENSATION PLANS (cont.)

Common Stock Subject to Repurchase Related to Early Exercised Options

The Company typically allows employees to exercise options prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase at the original purchase price any non-vested but issued common shares. Accordingly, such early exercises are not substantive for accounting purposes. The consideration received for an exercise of an option is considered to be a deposit of the exercise price, and the related dollar amount is recorded as a liability. The liability is reclassified into additional paid-in capital on a ratable basis as the award vests. During the three and six months ended June 30, 2020, $89 thousand and $134 thousand, respectively, was recorded to additional paid in capital related to the vesting of awards that were previously early exercised. During the three and six months ended June 30, 2019, $64 thousand and $126 thousand, respectively, was recorded to additional paid in capital related to the vesting of awards that were previously early exercised.

As of June 30, 2020, the Company has recorded a liability of $118 thousand relating to 1,957,985 options that were exercised and are non-vested.

A summary of the status of the Company’s non-vested shares and changes during the six months ended June 30, 2020, is presented below:

As of June 30, 2020
Non-vested as of December 31, 2019	3,189,364
Exercises	577,512
Repurchased	(42,750)
Vested	(1,766,141)
Non-vested as of June 30, 2020	1,957,985

7.     RELATED PARTY TRANSACTIONS

Sales with Related Party

In December 2018, the Company agreed to sell cars to Lithia under a one-sided marketplace (“OSM”) program whereby the Company acquires cars from various sources in Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations.

The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the three and six months ended June 30, 2020, the Company recognized approximately $0.5 million and $1.6 million, respectively, of sales from the OSM agreement with Lithia. During the three and six months ended June 30, 2019, the Company recognized sales of $2.6 million and $3.9 million, respectively. Such 2019 revenues were subject to contra-revenue adjustment and were fully eliminated following the guidance related to consideration payable to a customer.

Other than sales made through OSM locations, the Company also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the three and six months ended June 30, 2019, the Company had sales of approximately $0.6 million. The revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer. There was no such revenues during the six months ended June 30, 2020.

Accounts Receivable from Related Party

As of June 30, 2020, and December 31, 2019, the Company has $162 thousand and $335 thousand, respectively, in outstanding accounts receivables from Lithia, which is comprised of $119 thousand and

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

7.     RELATED PARTY TRANSACTIONS (cont.)

$313 thousand, respectively, in vehicle sales and $43 thousand and $22 thousand, respectively, in commissions based on the number of loan contracts booked with US bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lease Agreements

In December 2018 and July 2019, pursuant to Milestones 3 and 4, the Company and Lithia entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Riverside, Concord, and Portland facilities of Lithia, respectively. The Concord agreement is no longer in use and the Portland agreement expires on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreement. During the three and six months ended June 30, 2020, total costs related to these agreements were approximately $38 thousand and $60 thousand, respectively, and were expensed to selling, general and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. The comparable costs during the three and six months ended June 30, 2019, were approximately $54 thousand and $109 thousand, respectively.

Flooring Line of Credit Guarantee

In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the three and six months ended June 30, 2020, the Company recorded $25 thousand and $77 thousand, respectively, to interest expense on the condensed consolidated statement of operations and comprehensive loss. The comparable costs during the three and six months ended June 30, 2019, were approximately $97 thousand and $204 thousand, respectively.

Delayed Draw Term Loan Agreement

The Company drew down $12.5 million on December 27, 2019, in accordance with the Delayed Draw Term Loan (“DDTL”) agreement. $12.5 million remains outstanding as of June 30, 2020 and classified within related party long term note, net, noncurrent on the condensed consolidated balance sheet, net of unamortized deferred borrowing costs associated with the fair value of the loan guarantee of $3.3 million. For the three and six months ended June 30, 2020, the Company recorded $333 thousand and $0.7 million, respectively, of interest expense associated with the amortization of the deferred borrowing costs to the condensed consolidated statement of operations and comprehensive loss. The comparable amortization costs during the three and six months ended June 30, 2019, were approximately $333 thousand and $499 thousand, respectively.

Accounts Payable Due to Related Party

As of June 30, 2020 and December 31, 2019, payables and accruals to Lithia consisted of other miscellaneous expenses of $358 thousand and $222 thousand, respectively.

8.     COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company is a tenant under various operating leases with third parties, including leases of office facilities and parking/vehicle storage locations. These lease agreements are under noncancelable leases and expire at various dates, ranging from 2020 and extending through 2024.

The Company records rent expense on a straight-line basis over the term of the lease. Rent expense was $1.3 million and $2.0 million for the three months ended June 30, 2020 and 2019, respectively, and $2.7 million and $3.6 million for the six months ended June 30, 2020 and 2019, respectively, and is recorded

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

8.     COMMITMENTS AND CONTINGENCIES (cont.)

within selling, general, and administrative expenses on the condensed consolidated statement of operations and comprehensive loss. Future minimum lease payments under non-cancellable operating leases in effect as of June 30, 2020, were as follows (in thousands):

Six months ended December 31, 2020	$2,648
Year ended December 31, 2021	3,567
Year ended December 31, 2022	2,546
Year ended December 31, 2023	2,082
Year ended December 31, 2024	773
Total minimum lease payments	$11,616

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

9.     SEGMENT INFORMATION

The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).

No operating segments have been aggregated to form the reportable segments. The Company determined its operating segments based on how the chief operating decision maker (“CODM”) or decision-making group, reviews the Company’s operating results in assessing performance and allocating resources. The CODM is the Co-Chief Executive Officers. The CODM reviews revenue and gross profit for each of the reportable segments. Gross profit is defined as revenue less cost of sales incurred by the segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise wide group basis. Accordingly, the Company does not report segment asset information. During the three and six months ended June 30, 2020 and 2019, the Company did not have sales to customers outside the United States. As of June 30, 2020 and 2019, the Company did not have any assets located outside of the United States.

The Retail reportable segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicle sales. The Wholesale reportable segment represents sales of used vehicles through wholesale auctions or DTW.

Information about the Company’s reportable segments are as follows (in thousands):

	Three Months Ended June 30, 2020
	Retail	Wholesale	Consolidated
Revenue from external customers	$28,683	$3,758	$32,441
Segment gross profit	2,922	651	3,573
	Three Months Ended June 30, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$36,913	$5,547	$42,460
Segment gross profit (loss)	2,875	(3,256)	(381)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

9.     SEGMENT INFORMATION (cont.)

	Six Months Ended June 30, 2020
	Retail	Wholesale	Consolidated
Revenue from external customers	$51,281	$11,112	$62,393
Segment gross profit	4,808	2,107	6,915
	Six Months Ended June 30, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$77,404	$15,623	$93,027
Segment gross profit (loss)	4,478	(4,674)	(196)

The reconciliation between reportable segment gross profit (loss) to consolidated loss before provision for income taxes is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Segment gross profit (loss)	$3,573	$(381)	$6,915	$(196)
Selling, general and administrative expenses	(14,633)	(15,566)	(28,079)	(38,032)
Depreciation and amortization	(1,096)	(729)	(2,077)	(1,296)
Interest expense	(1,264)	(1,461)	(2,645)	(2,673)
Interest income and other income (expense)	(5,574)	507	(5,438)	1,215
Loss before provision for income taxes	$(18,993)	$(17,630)	$(31,324)	$(40,982)

10.     NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share amounts)	2020	2019	2020	2019
Net loss attributable to common stockholders	$(18,993)	$(17,630)	$(31,324)	$(40,982)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	35,649,734	34,086,048	35,177,371	35,434,113
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(0.52)	$(0.89)	$(1.16)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	As of June 30,
	2020	2019
Redeemable convertible preferred stock	255,237,101	255,224,023
Warrants	88,926,849	88,926,849
Stock options	40,431,688	20,685,602
Restricted stock awards	758,850	758,850
Total	385,354,488	365,595,324

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements
(unaudited)

11.     INCOME TAXES

The Company did not record a provision or benefit for income taxes during the three and six months ended June 30, 2020 and 2019. The Company continues to maintain a full valuation allowance for its net U.S. federal and state deferred tax assets.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2020, 2019, and 2018 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act and does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit since the company has had taxable losses since inception. Other relevant income tax benefits include a favorable increase in the interest expense limitation under IRC section 163(j). The effect of the favorable 163(j) CARES Act changes are not expected to have a significant impact on the Company.

12.     SUBSEQUENT EVENTS

The Company has evaluated subsequent events for financial statement purposes occurring through August 19, 2020, and October 30, 2020 for the closing Insurance Acquisition Corp. Merger discussed in Note 1, which is the date these condensed consolidated financial statements are available to be issued.

Delayed Draw Term Loan

On July 2, 2020, the Company drew down $12.5 million on the DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Shift Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shift Technologies, Inc. and subsidiaries (the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, accumulated deficit, and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 2 to the financial statements, the Company has changed its method of accounting for share-based payment transactions for acquiring goods and services from non-employees in 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California

July 16, 2020

We have served as the Company’s auditor since 2018.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$42,976	$71,395
Restricted cash	—	367
Accounts receivable, net	1,839	4,077
Inventory	18,198	43,072
Prepaid expenses and other current assets	1,899	1,273
Total current assets	64,912	120,184
Property and equipment, net	2,120	939
Capitalized website and internal use software costs, net	5,679	3,222
Restricted cash, noncurrent	1,600	330
Deferred borrowing costs	5,184	13,378
Other noncurrent assets	3,274	666
Total assets	$82,769	$138,719

Liabilities, convertible preferred stock AND stockholders’ deficit
Current liabilities:
Accounts payable	$1,967	$5,152
Accrued expenses and other current liabilities	5,954	6,108
Flooring line of credit	16,245	27,385
Total current liabilities	24,166	38,645
Related party long term note, net, noncurrent	8,505	—
Warrants liability	4,810	8,869
Other noncurrent liabilities	1,954	13
Total liabilities	39,435	47,527

Commitment and contingencies (Note 10)

Convertible preferred stock – par value $0.0001 per share; 259,455,633 and 254,455,633 shares authorized at December 31, 2019 and 2018, respectively; 255,237,101, and 247,216,590 shares issued and outstanding at December 31, 2019 and 2018, respectively; (liquidation preference of $175,265 and $165,054 at December 31, 2019 and 2018 respectively)	223,631	213,461
Stockholders’ deficit:
Common stock – par value $0.0001 per share; 435,000,000 and 403,177,000 shares authorized at December 31, 2019 and 2018, respectively; 37,432,555 and 39,878,225 shares issued and outstanding at December 31, 2019 and 2018, respectively	3	3
Additional paid-in capital	34,997	12,542
Accumulated deficit	(215,297)	(134,814)
Total stockholders’ deficit	(180,297)	(122,269)
Total liabilities, convertible preferred stock and stockholders’ deficit	$82,769	$138,719

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Loss
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2019	2018	2017
Revenue
Ecommerce revenue – net	$135,277	$122,889	$88,870
Other revenue	3,150	2,617	1,931
Wholesale vehicle revenue	27,808	6,306	3,737
Total revenue	166,235	131,812	94,538
Cost of sales	167,997	126,423	89,999
Gross profit	(1,762)	5,389	4,539
Operating expenses:
Selling, general and administrative expenses	71,860	44,697	28,570
Depreciation and amortization	3,221	2,530	1,567
Total operating expenses	75,081	47,227	30,137
Loss from operations	(76,843)	(41,838)	(25,598)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Net loss and comprehensive loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except share and per share amounts)

	Convertible Preferred Stock		Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2017	57,915,405	$75,271	30,934,965	$3	$806	$(64,302)	$(63,493)
Issuance of Series C convertible preferred stock, net of issuance costs of $172	94,409,932	37,828	—	—	—	—	—
Issuance of common stock upon exercise of vested options	—	—	27,597	—	10	—	10
Issuance of common stock upon early exercise of options	—	—	205,328	—	—	—	—
Vesting of early exercised options	—	—	—	—	151	—	151
Repurchase of shares related to early exercised options	—	—	(1,017,487)	—	—	—	—
Surrender of shares subject to restricted stock agreement	—	—	(585,833)	—	—	—	—
Stock-based compensation	—	—	—	—	255	—	255
Net loss and comprehensive loss	—	—	—	—	—	(25,646)	(25,646)
Balance at December 31, 2017	152,325,337	113,099	29,564,570	3	1,222	(89,948)	(88,723)
Refund of Series C issuance costs	—	6	—	—	—	—	—
Issuance of Series C-1 convertible preferred stock, net of issuance costs of $64	20,898,641	9,936	—	—	—	—	—
Issuance of Series D convertible preferred stock, net of issuance costs of $3,780	73,992,612	90,420	—	—	—	—	—
Deemed capital contribution upon signing of Milestone 1 commercial agreement (see Note 7)	—	—	—	—	10,616	—	10,616
Issuance of common stock upon exercise of vested options	—	—	20,662	—	2	—	2
Issuance of common stock upon early exercise of options	—	—	10,358,160	—	—	—	—
Vesting of early exercised options	—	—	—	—	424	—	424
Repurchase of shares related to early exercised options	—	—	(140,167)	—	—	—	—
Issuance of shares in exchange for IP license	—	—	75,000	—	6	—	6
Stock-based compensation	—	—	—	—	272	—	272
Net loss and comprehensive loss	—	—	—	—	—	(44,866)	(44,866)
Balance at December 31, 2018	247,216,590	213,461	39,878,225	3	12,542	(134,814)	(122,269)
Adoption of ASU 2018-07 (See Note 2)	—	—	—	—	3,915	—	3,915
Additional Series C-1 issuance costs	—	(34)	—	—	—	—	—
Issuance of Series D convertible preferred, net of issuance costs of $7	4,555,805	5,793	—	—	—	—	—
Issuance of warrants upon achievement of milestones	—	—	—	—	17,910	—	17,910
Issuance of common stock upon exercise of vested options	—	—	1,226,282	—	157	—	157
Issuance of common stock upon early exercise of options	—	—	113,793	—	—	—	—
Vesting of early exercised options	—	—	—	—	98	—	98
Adjustment of vested shares from recourse promissory note	—	—	—	—	(107)	—	(107)
Repurchase of shares related to early exercised options	—	—	(321,039)	—	(30)	—	(30)
Stock-based compensation	—	—	—	—	1,688	—	1,688
Exchange of common shares for Series D preferred shares	3,464,706	4,411	(3,464,706)	—	(1,176)	—	(1,176)
Net loss and comprehensive loss	—	—	—	—	—	(80,483)	(80,483)
Balance at December 31, 2019	255,237,101	$223,631	37,432,555	$3	$34,997	$(215,297)	$(180,297)

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2019	2018	2017
cash flows from Operating activities
Net loss	$(80,483)	$(44,866)	$(25,646)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,221	2,530	1,567
Stock-based compensation expense, including warrant remeasurement	1,238	192	205
Non-cash expense upon milestone achievement (see Note 7)	6,932	4,203	—
Contra-revenue associated with milestones (see Note 7)	8,467	—	—
Amortization of debt discount	4,200	1,916	—
Compensation expense from exchange of common stock	4,825	—	—
Changes in operating assets and liabilities:
Accounts receivable	2,238	(677)	(1,380)
Inventory	24,874	(30,689)	(11,942)
Prepaid expenses and other current assets	(626)	(129)	3,627
Other noncurrent assets	(98)	126	93
Accounts payable	(3,185)	3,464	(208)
Accrued expenses and other current liabilities	(162)	254	1,489
Other noncurrent liabilities	350	(37)	50
Net cash used in operating activities	(28,209)	(63,713)	(32,145)

cash flows from Investing activities
Purchases of property and equipment	(1,688)	(852)	(112)
Capitalized website and internal-use software costs	(4,865)	(3,019)	(2,266)
Net cash used in investing activities	(6,553)	(3,871)	(2,378)

cash flows from Financing activities
Proceeds from borrowings under loan and security agreements	—	10,000	—
Repayment of borrowings under loan and security agreements	—	(14,000)	(1,000)
Proceeds from delayed draw term loans	12,500	—	—
Proceeds from convertible promissory notes	—	20,000	—
Proceeds from flooring line of credit facility (See Note 6)	112,424	37,135	—
Repayment of flooring line of credit facility	(123,564)	(9,750)	—
Proceeds from issuance of convertible preferred stock	5,800	84,200	38,000
Issuance costs related to convertible preferred stock	(41)	(3,838)	(172)
Proceeds from stock option exercises, including from early exercised options	157	527	17
Repurchase of shares related to early exercised options	(30)	(12)	(120)
Net cash provided by financing activities	7,246	124,262	36,725
Net increase (decrease) in cash, cash equivalents and restricted cash	(27,516)	56,678	2,202
Cash, cash equivalents and restricted cash, beginning of year	72,092	15,414	13,212
Cash, cash equivalents and restricted cash, end of year	$44,576	$72,092	$15,414

Supplemental disclosure of cash flow information
Cash paid for interest	$1,262	$1,255	$255

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Vesting of early exercised options	$98	$424	$151
Stock based compensation capitalized to website and internal-use software	$306	$80	$50
Issuance of common shares in exchange for intangible assets	$—	$6	$—
Conversion of convertible promissory notes	$—	$20,000	$—
Capital contribution upon signing of Milestone 1 commercial agreement	$—	$10,616	$—

The accompanying notes are an integral part of these consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

1.      DESCRIPTION OF THE BUSINESS

Shift Technologies, Inc. (the “Company”) was incorporated in the State of Delaware on December 9, 2013. The Company conducts its business through its wholly owned subsidiaries Shift Operations, LLC, and Shift Finance, LLC.

The Company is based in and operates out of San Francisco, California and operates hubs to purchase, recondition and sell vehicles in San Francisco, Los Angeles, Sacramento, San Diego, and Portland. Shift operates an innovative platform to make car purchases, car sales and ownership simple. Shift’s innovative platform, which includes proprietary pricing technology, provides consumers with a digital purchase and selling experience, and includes offerings throughout the sales cycle, including vehicle pickup and delivery at a customer’s location.

The Company currently is organized into two reportable segments: Retail and Wholesale. The Retail segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicles sales such as vehicle service contracts, guaranteed asset protection waiver coverage, prepaid maintenance plans, and appearance protection plans. The Wholesale segment represents sales of used vehicles through wholesale auctions or directly to a wholesaler (“DTW”).

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Liquidity

Since inception, the Company has generated recurring losses which has resulted in an accumulated deficit of $215.3 million as of December 31, 2019. Further, during the year ended December 31, 2019, the Company had negative operating cash flows of $28.2 million. In order to fund planned operations, the Company will need to secure additional debt or equity financing. These plans for additional financings are intended to mitigate the relevant conditions or events that raise substantial doubt about the Company’s ability to continue as a going concern, however as the plans are outside of Management’s control, the Company cannot ensure they will be effectively implemented. As a result, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Failure to secure additional funding may require the Company to modify, delay, or abandon some of its planned future expansion or development, or to otherwise enact operating cost reductions available to management, which could have a material adverse effect on the Company’s business, operating results, financial condition, and ability to achieve its intended business objectives.

The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, assuming the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions, including those related to the valuation of vehicle inventory, capitalized website and internal-use software development costs, fair value of common stock, warrants, stock-based compensation and income taxes.

Management bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of December 31, 2019 and 2018, cash and cash equivalents consisted of bank deposits, money market placements and demand deposits with payment platforms such as Stripe.

Restricted Cash

The restricted cash includes collateral related to money market instruments with Silicon Valley Bank, a letter of credit with government agencies and a lease security deposit. As of December 31, 2019 and 2018, the restricted cash balance was $1.6 million and $0.7 million respectively.

Accounts Receivable, Net

The Company maintains accounts receivable which is recorded net of any allowance for doubtful accounts. The allowance for doubtful accounts is estimated based upon historical experience, current economic conditions and other factors and is evaluated periodically. As of December 31, 2019 and 2018, the allowance for doubtful accounts was $107 thousand and $115 thousand, respectively. Write-offs were immaterial during the years ended December 31, 2019, 2018 and 2017.

Concentrations of Credit Risk and Other Uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and accounts receivable. Substantially all of the Company’s cash and cash equivalents were deposited in accounts at one financial institution, and account balances may at times exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of the depository institution in which the cash is held.

Credit risk with respect to accounts receivable is generally not significant due to diversity of the Company’s customers. The Company routinely assesses the creditworthiness of its customers. The Company generally has not experienced any material losses related to receivables from individual customers, or groups of customers during the years ended December 31, 2019, 2018 and 2017. The Company does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in the Company’s accounts receivable.

As of December 31, 2019 and 2018, receivables from three entities accounted for 63% and 17%, respectively, of the Company’s accounts receivable balance. For the years ended December 31, 2019 and 2018, no customers accounted for more than 10% of the Company’s revenue.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Inventory

Inventory consists of used vehicles, primarily acquired through individual sellers, trade-ins to original equipment manufacturers, and auction. Inventory cost is determined by specific identification and includes acquisition costs, direct and indirect vehicle reconditioning costs including parts and labor, inbound transportation costs and other incremental costs that are capitalized as a component of inventory.

At December 31, 2019, 2018, and 2017, inventory was stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price less costs to complete, dispose and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent, market resources. Each reporting period the Company recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales in the accompanying consolidated statements of operations. For the years ended December 31, 2019, 2018, and 2017, $0.6 million, $2.5 million, and $0.9 million of inventory was written down to net realizable value and charged to cost of sales, respectively.

Property and Equipment, Net

Property and equipment are recorded at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful life of the related assets, over an estimated useful life of two to five years for most assets. Leasehold improvements are depreciated over the lesser of the useful life or lease term. Major replacements and improvements are capitalized, while general repairs and maintenance are expensed as incurred.

Capitalized Website and Internal-Use Software Development Costs, Net

The Company capitalizes costs associated with customized internal-use software systems that have reached the application development stage. Such capitalized costs include external direct costs utilized in developing or obtaining the applications and payroll and payroll-related expenses for employees who are directly associated with the applications. Capitalization of such costs begins when the preliminary project stage is complete and ceases at the point in which the project is substantially complete and ready for its intended purpose. Amortization is computed using the straight-line method over 3 years.

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying value exceeds the fair value of such assets. The Company has not recognized any impairment losses during the years ended December 31, 2019, 2018 and 2017.

Deferred Borrowing Costs

Deferred borrowings costs are associated with the fair value of the loan guarantee and the fair value of the delayed draw term loan facility. Costs related to the fair value of the loan guarantee which are associated with the flooring line of credit are reported as long term assets at each reporting date that such costs were outstanding. Costs related to the fair value of delayed draw term loan are reflected in long term assets prior to any draws on the delayed draw term loan facility. Upon drawing such costs have been presented net against the related term loan on the consolidated balance sheet. Deferred borrowing costs are amortized into interest expense over the expected term of the related facility. Refer to Note 6 and 7 for further discussion regarding the deferred borrowing costs.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company adopted ASC 606, Revenue from Contracts with Customers on January 1, 2019, using the modified retrospective method. ASC 606 prescribes a five-step model that includes: (1) identify the contract; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue when (or as) performance obligations are satisfied. Based on the manner in which the Company historically recognized revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

In accordance with ASC 606, the Company recognizes revenue upon transfer of control of goods or services to customers, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. Control passes to the customer at the time of delivery or pick-up. The Company may collect sales taxes and other taxes from customers on behalf of governmental authorities at the time of sale as required. These taxes are accounted for on a net basis and are not included in revenues or cost of sales. On occasion, the Company may provide cash or non-cash payments to a customer, including in the form of equity, in such cases the Company accounts for such payments under the guidance for consideration payable to a customer and considers whether such amount should be reflected as contra-revenue.

The Company recognizes revenue at a point in time as described below.

Ecommerce Revenue

The Company sells used vehicles to its retail customers through its platform. The transaction price for used vehicles is a fixed amount as set forth in the customer contract. Customers frequently trade-in their existing vehicle to apply toward the transaction price of a used vehicle. Trade-in vehicles represent non-cash consideration which the Company measures at stated contract price for each specific vehicle. The Company satisfies its performance obligation and recognizes revenue for used vehicle sales at a point in time when the vehicles are delivered to or picked up by the customer. The revenue recognized by the Company includes the agreed upon transaction price, including any service fees. Revenue excludes any sales taxes, title and registration fees, and other government fees that are collected from customers. The Company accounts for consideration payable to a customer as a reduction of the transaction price such as discounts, rebates and price concession and, therefore, reduction in revenue.

The Company receives payment for used vehicle sales directly from the customer at the time of sale or from third-party financial institutions within a short period of time following the sale if the customer obtains financing. For any payments received prior to delivery or pick-up of used vehicle, such amounts are deferred and are recorded as a contract liability within current liabilities on the consolidated balance sheets until delivered or picked-up.

Through December 31, 2019, the Company’s return policy allowed customers to initiate a return during the first five days or 200 miles after delivery. In the first quarter of fiscal year 2020, the Company extended the return policy to seven days after delivery. Ecommerce revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. The returns reserve was immaterial as of December 31, 2019 and 2018.

Other Revenue

The Company provides buyers on its platform with options for financing, insurance, and extended warranties. All such services are provided by unrelated third-party vendors and the Company has agreements with each of these vendors giving the Company the right to offer such services on its platform.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

When a buyer selects a service from these providers, the Company earns a commission based on the actual price paid/financed. The Company concluded that it is an agent for these transactions because it does not control the products before they are transferred to the customer. Accordingly, the Company recognizes commission revenue at the time of sale.

Wholesale Vehicle Revenue

The Company sells vehicles to wholesalers. These vehicles sold to wholesalers are primarily acquired from customers who trade-in their existing vehicles and such vehicles do not meet the Company’s quality standards to list and sell through its website. The Company satisfies its performance obligation and recognizes revenue for wholesale vehicle sales at a point in time when the vehicle is sold at auction or directly to a wholesaler. The transaction price is typically due and collected within one week of the date of the sale.

Contract Costs

The Company elected, as a practical expedient, to expense sales commissions when incurred because the amortization period would have been less than one year. These costs are recorded within selling, general and administrative expenses on the consolidated statements of operations and comprehensive loss.

Revenue Recognition Prior to the Adoption of ASC 606

Prior to the adoption of ASC 606, the Company recognized revenue when all of the following criteria were met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred, (iii) the fee is fixed or determinable, and (iv) collectability is probable.

Revenue from used vehicle sales is recognized upon delivery, when the sales contract is signed and the purchase price had been received or financing had been arranged. Used vehicle revenue is recognized net of a reserve for returns, which is estimated using historical experience and trends. Revenue from wholesale vehicle sales is recognized when the vehicle is sold at auction or directly to a wholesaler. For other revenue, the Company evaluates whether it is appropriate to record the gross amount of sales and related costs or the net amount earned as commissions. The Company generally records the net amounts as commissions earned if we are not primarily obligated and do not have latitude in establishing prices. Such amounts are determined using a fixed percentage, a fixed-payment schedule, or a combination or the two.

Cost of Sales

Cost of sales includes the cost to acquire used vehicles and direct and indirect vehicle reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, labor, inbound transportation costs and other incremental costs. These costs include shipping costs of auction purchased vehicles, mechanical inspection, vehicle preparation supplies and repair costs necessary for reconditioning the vehicle for resale. The Company has certain inventory that does not meet its specifications to sell to retail customers and sells this inventory through sales at auction, DTW or through other channels. Cost of sales also includes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value.

Selling, General and Administrative Expenses

Selling, general and administrative expenses primarily include payroll and facilities, other than those related to reconditioning vehicles; advertising; stock-based compensation expense; technology expenses and other administrative expenses. For the years ended December 31, 2019, 2018 and 2017, advertising expense was $5.6 million, $4.5 million, and $2.7 million, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Stock-Based Compensation Expense

Stock-based compensation expense related to awards to employees are measured at the grant date based on the fair value of the award. The fair value of the award is expensed on a straight-line basis over the requisite service period, which is generally the vesting period. The Company elects to account for forfeitures as they occur by reversing compensation cost if the award is forfeited.

Prior to the adoption of ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, on January 1, 2019, for nonemployee awards where a measurement date had not been achieved, the Company remeasured and recognized the change in fair value of awards issued to non-employees that occurred in a given reporting period within the statement of operations. Following adoption of ASU 2018-07, accounting requirements for equity-based awards to nonemployees are aligned with those to employees, including measuring the equity instruments at the grant-date fair value The impact of adoption of this standard did not have a material effect on non-employee awards, other than warrants, as discussed in the common stock warrant policy footnote.

See Note 8 — Stock-Based Compensation Plan for additional information on stock-based compensation.

Convertible Preferred Stock Warrant Liability

Warrants for shares that are contingently redeemable are classified as liabilities in the consolidated balance sheets. At initial recognition, the Company classifies these warrants as liabilities on the balance sheets at their estimated fair value. The preferred warrants are subject to remeasurement at each balance sheet date, with changes in fair value recognized as a component of interest and other income, net. The Company will continue to adjust the liability for changes in fair value until the earlier of the conversion, expiration or exercise of the warrants.

Common Stock Warrant

Prior to the adoption of ASU 2018-07 on January 1, 2019, certain warrants with nonemployees were determined to be liability classified and were remeasured at each balance sheet date. Upon adoption of ASU 2018-07, certain warrants on common shares related to non-employee compensation in the amount of $3.9 million were reclassified into additional paid-in capital within equity and are no longer subject to remeasurement.

Interest and Other Income

Interest and other income is comprised of bank interest, remeasurement of liability classified warrants and other miscellaneous items.

Interest Expense

Interest expense includes interest incurred from the flooring line of credit facility, which is used to finance the purchase of vehicles, as well as the amortization of deferred borrowing costs and other miscellaneous items.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1	—	Quoted prices in active markets for identical assets or liabilities.
Level 2	—

Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. As of December 31, 2019, all liability-classified warrants that are remeasured in a recurring basis have been valued using Level 3 inputs. The calculation of the warrant value is based on the Black-Scholes valuation model, which requires significant estimates including the expected volatility of our common stock, expected dividend yield, option term and risk-free rate. As of December 31, 2019 and 2018, there were no accumulated gains or losses related to these financial instruments in accumulated other comprehensive income.

The below table illustrates the changes in the fair value of the Company’s Level 3 financial instruments:

(in thousands)	2019	2018
Balance as of January 1	$8,869	$—
Issuance of Milestone 1 warrants	—	4,203
Issuance of Milestone 3 warrants	—	4,203
Issuance of Series C warrants	—	463
Remeasurement of warrants	(144)	—
Reclassification of Milestone 3 warrants upon adoption of ASU 2018-07	(3,915)	—
Balance as of December 31	$4,810	$8,869

Income Taxes

The Company accounts for income taxes using the asset and liability method. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance that would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period when such determination is made. As of December 31, 2019 and 2018, respectively, the Company recorded a full valuation allowance on its deferred tax assets.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Tax benefits related to uncertain tax positions are recognized when it is more likely than not that a tax position will be sustained during an audit. Interest and penalties related to unrecognized tax benefits are included within the provision for income tax.

Net Loss Per Share Attributable to Common Stockholders

Basic and diluted net loss per share attributable to common stockholders is presented in conformity with the two-class method required for participating securities. Under the two-class method, net loss is attributed to common stockholders and participating securities based on their participation rights. The Company considers all series of its redeemable convertible preferred stock to be participating securities. Under the two-class method, the net loss attributable to common stockholders is not allocated to the convertible preferred stock as the holders of the Company’s convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. For periods in which the Company reports net losses, diluted net loss per common share attributable to common stockholders is the same as basic net loss per common share attributable to common stockholders because potentially dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Comprehensive Loss

Comprehensive loss includes all changes in equity (net assets) from non-owner sources during a period. There have been no items qualifying as comprehensive loss and, therefore the Company’s comprehensive loss was the same as its reported net loss.

Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies and adopted as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s financial position or results of operations upon adoption.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASC 606”). The guidance provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a company should recognize revenue when the customer obtains control of the promised goods or services in an amount that reflects the consideration which the Company expects to receive in exchange for those goods or services. The Company adopted ASC 606 on January 1, 2019, using the modified retrospective method. Furthermore, based on the manner in which the Company recognizes revenue, the adoption of ASC 606 did not have a material impact on the amount or timing of its revenue recognition and the Company recognized no cumulative effect adjustment upon adoption.

In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The standard expands the scope of ASC 718 to include share-based payment transactions for acquiring goods and services from non-employees. The standard is effective beginning January 1, 2020, with early adoption permitted so long as it is not earlier than the entity’s adoption of ASC 606. The Company adopted ASU 2018-07 on January 1, 2019. Refer to Common Stock Warrant accounting policy note regarding the impact of adoption.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements of ASC 820. The new guidance is effective for all entities for annual periods,

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and interim periods within those annual periods, beginning after December 15, 2019, with early adoption permitted. The Company early adopted this standard effective as of January 1, 2017, and the adoption of the standard did not have an impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-08, Codification Improvements — Share-Based Consideration Payable to a Customer (“ASU 2019-08”). This ASU clarifies the accounting for share-based payments issued as consideration payable to a customer in accordance with ASC 606. Under ASU 2019-08, entities apply the guidance in ASC 718 to measure and classify share-based payments issued to a customer that are not in exchange for a distinct good or service (i.e., share-based sales incentives). Accordingly, entities use a fair-value-based measure to calculate such incentives on the grant date, which is the date on which the grantor (the entity) and the grantee (the customer) reach a mutual understanding of the key terms and conditions of the share-based consideration. The result is reflected as a reduction of revenue in accordance with the guidance in ASC 606 on consideration payable to a customer. After initial recognition, the measurement and classification of the share-based sales incentives continue to be subject to ASC 718 unless (1) the award is subsequently modified when vested and (2) the grantee is no longer a customer. The guidance is effective for public and private companies’ fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company early adopted this standard in the fiscal year ended December 31, 2019, there were no material impacts upon adoption.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. This ASU is effective for public and private companies’ fiscal years beginning after December 15, 2018, and December 15, 2021, respectively, with early adoption permitted. The Company expects to adopt ASU 2016-02 under the private company transition guidance beginning January 1, 2021, and is currently evaluating the impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, and subsequent related ASUs, which amends the guidance on the impairment of financial instruments by requiring measurement and recognition of expected credit losses for financial assets held. This ASU is effective for public and private companies’ fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2019, and December 15, 2022, respectively. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract (“ASU 2018-15”). The intent of this pronouncement is to align the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as defined in ASC 350-40. Under ASU 2018-15, the capitalized implementation costs related to a cloud computing arrangement will be amortized over the term of the arrangement and all capitalized implementation amounts will be required to be presented in the same line items of the financial statements as the related hosting fees. ASU 2018-15 is effective for public and private companies’ fiscal years beginning after December 15, 2019, and December 15, 2020, respectively, and interim periods within those fiscal years, with early adoption permitted. The Company will adopt ASU 2018-15 for the fiscal year beginning January 1, 2020, and does not expect the adoption to have a material impact on the Company’s consolidated financial statements.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”). ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. ASU 2019-12 will be effective for public entities for interim and annual periods beginning after December 15, 2020, with early adoption permitted. ASU 2019-12 will be effective for private entities for annual periods beginning after December 15, 2021, and interim periods beginning after December 15, 2020, with early adoption permitted. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance is effective for all entities during the period March 12, 2020, through December 31, 2022. The Company is currently assessing the impact, if any, the guidance will have on the Company’s consolidated financial statements.

3.      PROPERTY AND EQUIPMENT, NET

Property and equipment, net consists of the following (in thousands):

	December 31,
	2019	2018
Equipment	$1,301	$354
Furniture and fixtures	153	20
Leasehold improvements	1,268	—
Construction in progress – leasehold	—	663
Total property and equipment	2,722	1,037
Less: accumulated depreciation	(602)	(98)
Property and equipment, net	$2,120	$939

Depreciation expense related to property and equipment was $0.5 million, $63 thousand, and $26 thousand for the years ended December 31, 2019, 2018 and 2017, respectively, is included in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

4.      CAPITALIZED WEBSITE AND INTERNAL-USE SOFTWARE COSTS, NET

Capitalized website and internal-use software development costs consist of the following (in thousands):

	December 31,
	2019	2018
Capitalized website domain costs – nonamortizable	$385	$385
Capitalized website and internal-use software development costs – amortizable	12,891	7,720
Less: accumulated amortization	(7,597)	(4,883)
Capitalized website and internal-use software development costs, net	$5,679	$3,222

Amortization of capitalized software development costs is included in depreciation and amortization in the consolidated statement of operations and comprehensive loss and amounted to $2.7 million, $2.5 million, and $1.5 million for the years ended December 31, 2019, 2018 and 2017, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

5.      ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2019	2018
Accrued sales taxes	$1,691	$2,278
Accrued payroll related costs	1,083	894
Common stock subject to repurchase liability	269	261
Other accrued expenses	2,911	2,675
Total accrued expenses and other current liabilities	$5,954	$6,108

6.      BORROWINGS

Silicon Valley Bank Loan and Security Agreement

In March 2016, the Company entered into a loan and security agreement with Silicon Valley Bank, whereby the Company borrowed $5.0 million in advances under a growth capital commitment which allowed for maximum advances of $5.0 million. Outstanding advances under the agreement bear interest at the prime rate plus 1.25%. Under the arrangement the Company was required to pay interest only through June 30, 2017, on all outstanding borrowings. Following such date and for all advances outstanding on June 30, 2017, the Company was required to make 30 consecutive equal monthly principal payments plus outstanding accrued interest thereon. Amounts advanced by the bank under the loan and security agreement were secured by the Silicon Valley Bank’s claim to substantially all the Company’s assets in an event of default.

Concurrently with entering into the loan and security agreement, the Company entered into a warrant agreement with Silicon Valley Bank. The Company granted 76,701 of common stock warrants at an exercise price of $0.38 cents per share. Upon funding of the initial advances under the loan and security agreement, the Company granted an additional 76,759 of common stock warrants at the same exercise price. The warrants expire on March 8, 2026.

In 2018, the Company repaid the outstanding balance of $3.2 million and terminated the term loan agreement with Silicon Valley Bank, using the funds received from Triple Point Capital, LLC, (“Triple Point”) as discussed below.

Growth Capital Loan and Security Agreement

In May 2018, the Company entered into a growth capital loan and security agreement with Triple Point, wherein borrowings under the arrangement are secured with a lien upon and a security interest in all present and future rights, and/or title that the Company may acquire in all patents, copyrights and trademarks.

Through August 2018, the Company drew $10.0 million on the Triple Point facility and repaid the outstanding balance of the term loan with Silicon Valley Bank using the funds received.

In August 2018, Triple Point also received warrants to purchase preferred stock, the preferred stock being either preferred stock of the Company’s next round of financing or Series C Preferred Stock, whichever had a lower original issuance price. Upon issuance of the Series D Preferred Stock (see Note 7 — Stockholders’ Equity), the Company ultimately issued to Triple Point a warrant to purchase 2,111,801 shares of Series C Preferred Stock. The warrants are exercisable for the greater of seven years after date of issuance or five years after the Company’s initial public offering. The fair value of the warrants was $463 thousand and was recorded as a discount on the related debt to be amortized over the life of the related debt facility.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

6.      BORROWINGS (cont.)

In September 2018, the Company terminated its growth capital loan and security agreement with Triple Point, using a portion of the funds received from the Senior Secured Convertible Promissory Note Agreement (as discussed below) with Lithia Motors, Inc. (“Lithia”) to repay the $10.0 million outstanding principal balance and made a $650 thousand end of term payment, which was recorded to interest expense in the consolidated statement of operations and comprehensive loss. Upon termination of the growth capital loan and security agreement, the discount associated with the warrants was fully amortized to interest expense.

Senior Secured Convertible Promissory Note

In early September 2018, the Company entered into a Senior Secured Convertible Promissory Note Agreement (the “Lithia Note”) with Lithia with principal sum of $20.0 million and received the related proceeds thereon (see Note 7). A portion of proceeds from the Note was used to repay the $10.7 million outstanding loan with Triple Point, including a $650,000 end of term payment. In September 2018, the Company subsequently converted the Note to Series D Convertible Preferred Stock, as discussed in Note 7.

Flooring Line of Credit

On October 11, 2018, the Company entered into a flooring line of credit facility with U.S. Bank National Association (“US Bank”), with the proceeds from such arrangement available to finance the purchase of vehicles. The FLOC initially allowed for a $30.0 million commitment of advances, whereby the Company may borrow, prepay, repay and reborrow the advances. Advances may be prepaid in part or in full at any time without charge, penalty or premium. The Company may request a one-time increase in the commitment by an amount equal to $20.0 million, provided that certain conditions in the facility agreement are met. The expiration date of the facility was initially September 30, 2019. Advances under the facility accrue interest at LIBOR plus 2.00% and as of December 31, 2019, LIBOR was 1.69%. The obligations under the facility are secured by substantially all of the Company’s inventory, both currently owned or acquired thereafter. Repayment of obligations under the facility are guaranteed by Lithia. Upon expiration of the facility, Lithia has guaranteed the provision of the flooring line of credit through 2021 if the Company is unable to secure an extension of the flooring line of credit facility with US Bank. With the signing of the flooring line of credit with US Bank, the Company entered into the commercial agreement for Milestone 1 and the related warrants were issued. Refer to Note 7 for further details regarding the guarantee of the flooring line of credit, the commercial agreement and the warrants.

The loan and security agreement contained a financial covenant that required the Company to maintain a total balance of unrestricted cash and the amount of principal available to be drawn (together, the “Borrower’s Liquidity”) equal to or exceeding four times the decrease, if any, of the cash and cash equivalents balance on the determination date compared with the balance three months prior (together calculated with the Borrower’s Liquidity, the “Liquidity Covenant”). The loan and security agreement also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes, distributions and other matters.

On February 14, 2019, the Company entered into the first amendment to the FLOC to increase the loanable amount to 100% of cost for used vehicles purchased at auction or 100% of the wholesale value of used cars determined by US bank. The original loanable amount ranges from 50% to 100%, depending on the purchased channel and model years of each vehicle. The Company also agreed to open a commercial sweep account that reduces the principal balance outstanding. Interest income is earned from the commercial sweep account.

On September 24, 2019, the loan and security agreement expiration date was amended from September 30, 2019, to December 31, 2019. Commencing July 31, 2019, the Liquidity Covenant was also amended to a minimum requirement of three times the Company’s three-month cash burn.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

6.      BORROWINGS (cont.)

On November 29, 2019, the loan and security agreement expiration date was amended from December 31, 2019 to September 30, 2020. The advance for loan amount was reduced from 100% to 80% of the wholesale value of used vehicles acquired. The Company is required to pay the remaining related principal portion for any used vehicle not sold at least six months after the advance/funding date. The Liquidity Covenant was further reduced to two times the Company’s three-month cash burn amount of January, February and March 2020, one-half times the three-month cash burn amount of April, May and June 2020, and one times the three-month cash burn amount of succeeding months.

The FLOC is subject to customary subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the borrowing. As of December 31, 2019, the Company was not in breach of any debt covenants or subjective acceleration clauses.

Delayed Draw Term Loan Agreement

Concurrent with the initial closing of the Series D Convertible Preferred Stock, the Company also entered into the Delayed Draw Term Loan Agreement (“DDTL”) with Lithia, whereby Lithia agreed to make up to two term loans (“Term Loan A” and “Term Loan B”) from November 29, 2019, to July 2, 2020, with a maximum principal amount of $12.5 million per term loan. Interest accrues on the outstanding principal amount of each Term Loan at a rate equal to LIBOR plus 0.50% and the applicable margin at the date of determination and is payable monthly. The principal amount of each Term Loan, together with all accrued and unpaid interest thereon, shall be due and payable in full three years from the first advance under Term Loan A. In connection with the DDTL, the Company and Lithia also entered into a Security Agreement under which the Company and its subsidiaries grant the Lithia a blanket lien on its assets. Refer to Note 7 for further discussion regarding the delayed draw and regarding Series D convertible preferred stock. The DDTL also contains customer events of default that, if triggered, could result in acceleration of the maturity of the Term Loans. The DDTL also sets forth negative covenants that restrict indebtedness, liens, investments, sales of assets, fundamental changes, distributions and other matters.

On October 18, 2019, the agreement was amended for additional interest based upon the three-month cash burn set forth in the Company’s financial statements and compliance certificates as of the end of each fiscal quarter. Additional interest of 1.00% is accrued if three-month cash burn is greater than $12.0 million but equal to or less than $13.5 million and 2.00% if greater than $13.5 million. On December 27, 2019, the Company drew down on Term Loan A in the amount of $12.5 million. The Company also agreed beginning March 31, 2020, and succeeding calendar quarters to ensure that three-month cash burn amount does not exceed $14.5 million. The amended financial covenant on liquidity mentioned in last paragraph of flooring line of credit also applies to DDTL agreement. Since entering into the facility, the Company and Lithia have agreed to various amendments which primarily had the effect of clarifying the definitions and requirements of certain financial covenants related to liquidity and cash burn.

In December 2019, the Company drew on the DDTL and borrowed $12.5 million under Term Loan A. In July 2020, the Company drew down on the DDTL to fund Term Loan B (see Note 14 — Subsequent Events).

The DDTL is subject to customary subjective acceleration clauses, effective upon a material adverse change in the Company’s business or financial condition, or a material impairment in the Company’s ability to repay the borrowing. As of December 31, 2019, the Company was not in breach of any debt covenants or subjective acceleration clauses.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY

Series C Convertible Preferred Stock

During 2017 the Company issued 94,409,932 shares of Series C convertible preferred stock at a purchase price of $0.4025 per share and raised approximately $38.0 million in gross proceeds.

Series C-1 Convertible Preferred Stock

In May 2018, the Company issued 20,898,641 shares of its Series C-1 convertible preferred stock at $0.4785 per share for gross proceeds of $10.0 million. The Series C-1 convertible preferred stock has the same rights and preferences as the Series C convertible preferred stock.

Series D Convertible Preferred Stock

In September 2018, the Company authorized the sale of 78,548,425 shares of its Series D convertible preferred stock and issued 55,769,378 shares at $1.2731 per share in exchange for cash gross proceeds of $51.0 million and the conversion of the $20.0 million Lithia Note. Of the total shares of Series D convertible preferred stock issued, 42,416,149 were purchased by Lithia.

In December 2018, the Company completed a closing of the Series D convertible preferred stock and issued 18,223,234 shares at $1.2731 per share for gross proceeds of $23.2 million.

In February 2019, the Company completed an additional closing of the Series D convertible preferred stock and issued 4,555,805 shares at $1.2731 per share for gross $5.8 million.

Exchange of Common Stock for Series D Convertible Preferred Stock

In February 2019, the Company approved the sale of up to an aggregate of 5,000,000 shares of common stock (the “Secondary Shares”) at a price per share of $1.2731 by certain holders of common stock to certain existing or new investors in the Company. Concurrent with this approval, the Company also approved the exchange of such Secondary Shares for shares of Series D convertible preferred stock pursuant to the terms and conditions of the stock exchange agreement to be entered into by the Company and the holders of the Secondary Shares. Up to 5,000,000 shares of the Series D convertible preferred stock are reserved for issuance pursuant to the terms of an exchange agreement.

In February, March and September 2019, certain employee stockholders completed secondary sales of 3,464,706 shares of common stock of the Company to new and existing investors. At the same time, the Company issued 3,464,706 shares of Series D convertible preferred stock to the same new and existing investors in exchange for the common stock they had purchased from the employee stockholders. The Company recognized $4.8 million in non-cash compensation expense, $1.6 million in payroll tax liabilities and an increase to additional paid-in-capital, which was computed as the difference between the fair value of Series D convertible preferred stock and common stock at the time of exchange of shares.

Warrant and Commercial Agreements

In September 2018, the Company entered into a warrant agreement (the “Warrant Agreement”) and a commercial agreement for Milestone 1 with Lithia and granted Lithia a warrant to purchase 86,661,588 shares of common stock at an exercise price of $0.01 per share (the “Warrant Shares”). The Warrant Shares shall vest and become exercisable in six separate tranches of 14,443,598 shares each. Vesting and exercisability is dependent upon the achievement of the Milestones, as defined below. While the Warrant Agreement establishes general vesting terms for each of the six Milestones, each of the six Milestones contains substantive service or performance requirements, and were non-binding as neither the Company nor Lithia were obligated to perform until the commercial agreement associated with each Milestone was executed.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

Two tranches of 14,443,598 Warrant Shares shall each vest and become immediately exercisable upon the achievement of each of Milestone 1 and Milestone 2. The remaining four tranches of 14,443,598 Warrant Shares each shall vest and become exercisable on January 12, 2020 (the “Vesting Cliff Date”), provided that Milestone 3, Milestone 4, Milestone 5 and Milestone 6 have been achieved prior to such date. If such Milestone has not been achieved by the Vesting Cliff Date, such 14,443,598 Warrant Shares shall vest and become immediately exercisable upon the achievement of such Milestone. Any unvested Warrant Shares that have not vested by June 12, 2020 (the “Vesting Termination Date”), the Warrant shall automatically terminate with respect to any Warrant Shares which have not become exercisable as of the Vesting Termination Date.

•        Milestone 1 — the Company, with Lithia’s assistance, enters into acceptable credit facilities with access to asset-based used vehicle floorplan financing.

•        Milestone 2 — the Company and Lithia enter into a data sharing commercial agreement whereby Lithia agrees to transfer certain historical transaction and inventory data to the Company.

•        Milestone 3 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least one of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 4 — the Company and Lithia enter into a lease and services agreement whereby Lithia will make available at least three of its locations for the Company’s use as a storage/reconditioning/retail delivery center.

•        Milestone 5 — the Company and Lithia enter a commercial agreement whereby Lithia agrees to use commercially reasonable best efforts to help the Company secure and maintain access to finance and insurance products on par with a typical Lithia store.

•        Milestone 6 — the Company and Lithia entering into a commercial agreement where Lithia will purchase mutually-agreed upon vehicles from the Company in a minimum of three existing Lithia markets.

2018 Milestones

The commercial agreement agreed to with Lithia in September 2018 was entered into concurrently with arrangements that provide for Lithia’s guarantee of the flooring line of credit for a three-year period and the provision by Lithia for the delayed draw facility, as discussed in Note 6. The Company determined that there was significant value in the terms received related to both the guarantee and delayed draw facility, for which the Company transferred the warrants identified in Milestone 1 as compensation. Accordingly, upon entering into the arrangements, the Company measured the fair value of the guarantee received at $9.1 million and the fair value of the delayed draw facility at $5.7 million. Further the Company measured the fair value of the warrants to be transferred to Lithia in exchange for Milestone 1 at $4.2 million. The fair value of the guarantee is treated as a deferred borrowing cost associated with the flooring line of credit and is included within deferred borrowing costs on the consolidated balance sheet and is being amortized over the three-year guarantee period, which resulted in $3.0 million and $0.9 million of interest expense during 2019 and 2018, respectively. On December 31, 2018, the fair value of the delayed draw facility was reflected as a deferred loan commitment cost and was included within deferred borrowing costs on the consolidated balance sheet. During December 2019, with the Term Loan A draw under the DDTL, the Company reclassified the unamortized balance of the deferred loan commitment cost of $4.0 million and presented such amount net against the outstanding Term Loan A balance on the Company’s December 31, 2019, consolidated balance sheet. The deferred loan commitment cost is being amortized over the four-year loan commitment period, which resulted in interest expense of $1.1 million and $0.6 million during 2019 and 2018, respectively.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

The difference between the combined fair value of the guarantee and the delayed draw facility of $14.8 million and the fair value of the warrants transferred represented a capital transaction with a related party, resulting in a $10.6 million equity contribution which is reflected in additional paid-in capital. The warrants issued with Milestone 1 were determined to be liability classified, subject to remeasurement, and are recorded within other non-current liabilities on the consolidated balance sheet as of December 31, 2019 and 2018. The Company recorded remeasurement gain of $0.8 million to interest and other income during the year ended December 31, 2019. The amount of remeasurement expense for the warrants during 2018 was immaterial.

Milestone 3 was achieved in December 2018 and the Company recorded the release of the corresponding warrant shares at the then fair value of $4.2 million. The warrants issued with Milestone 3 were determined to be liability classified and are subject to remeasurement, and at December 31, 2018, were recorded within other non-current liabilities on the consolidated balance sheet. At initial recognition of the liability, the fair value of the warrants was determined to be compensation in the form of a lease commission fee which was expensed during 2018 in its entirety to selling, general, and administrative expenses on the consolidated statement of operations and comprehensive loss. The amount of remeasurement expense for the warrants during 2018 was immaterial. On January 1, 2019, the Company adopted ASU 2018-07, and reclassified the fair value of Milestone 3 warrants of $3.9 million from liability to equity and in turn, the balance is no longer subject to remeasurement after the date of adoption.

2019 Milestones

Prior to 2019, the Company had generated an immaterial amount of sales from Lithia. Beginning in 2019, the Company began to generate more substantial sales with Lithia. As Lithia is a customer, the Company assessed the warrants as consideration payable to a customer under ASC 606.

During 2019, the Company entered into commercial or equivalent agreements related to Milestones 2, 4 and 6 that contractually obligated both the Company and Lithia to perform and, upon signing the relevant agreement, Lithia earned the related warrants. The Company determined that the grant date fair value for the cumulative equity-classified warrants earned related to Milestone 2, 4 and 6 was $13.6 million. For each of the Milestones, the Company considered whether it received distinct goods or services for which it could reasonably estimate the fair value. For Milestone 2, the Company received historical data from Lithia that provided an immediate benefit to the Company. The Company concluded that the data represented a distinct good or service. The estimated fair value of such benefit of $2.2 million which was recorded immediately to selling, general, and administrative expenses on the consolidated statement of operations and comprehensive loss. For Milestones 4 and 6, the Company received an immaterial amount of distinct goods or services associated with securing the leased space and provisioning of infrastructure so the Company could sell to Lithia in certain markets. Of the remaining value associated with the warrants, $7.8 million was recorded as a reduction to revenue in 2019, which represented the cumulative revenue from Lithia. The Company considered the appropriate treatment for the remaining $3.6 million of value associated with the warrants. The Company determined that it was appropriate to recharacterize such amount that exceeded the cumulative revenue recognized as an expense as the arrangements with Lithia do not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $3.6 million to selling, general and administrative expenses.

The Company then considered whether any amount that was not related to a distinct good or service should be reflected as an asset by determining whether the warrants could be viewed as an up-front payment to a customer and reflected as an asset at December 31, 2019. However, the Company concluded that as of December 31, 2019, there was no probable future economic benefit obtained or controlled by the Company based on the contractual relationships with Lithia.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

In connection with the negotiations related to Milestone 5, Lithia facilitated an agreement with Automotive Warranty Services (“AWS”) to sell and market AWS’s service plans, whereby the Company receives commission rates from AWS of comparable terms to those received by Lithia. In substance the Company paid Lithia, in the form of Warrant Shares, to make an upfront payment to Company’s customers on behalf of the Company as the Company achieved favorable pricing from AWS. The benefits of this agreement were guaranteed by Lithia for an initial term of five years commencing on the signing date of the agreement. Such arrangement was the first of a number of agreements to be entered into under the terms of Milestone 5, see further discussion below. The estimated fair value of the in substance upfront payment to AWS was $2.8 million with an offsetting entry recorded to additional paid-in capital, representing a capital transaction with a related party.

Milestone 5 was met in October 2019 and the Company recorded the warrants to additional paid-in capital based on a fair value of $4.3 million. Milestone 5 was achieved after a mutual signed agreement was entered into evidencing that Lithia provided commercially best efforts to help the Company secure and maintain access to four finance and insurance products on par with a typical Lithia store. The fair value of the in substance upfront payment, other than the $2.8 million for AWS discussed above, was $0.4 million and was recorded to other non-current assets on the consolidated balance sheet. At December 31, 2019, the combined asset recorded of $3.2 million is subject to amortization over a five-year period expected period of benefit. In 2019, the Company amortized $0.6 million of the asset as a reduction to finance and insurance sales, which is recorded within other revenues on the consolidated statement of operations and comprehensive loss. With the achievement of Milestones 5 the Company determined that it was appropriate to recharacterize excess consideration received related to the Milestone 5 warrants in the amount of $1.1 million as an expense as the arrangements with Lithia does not provide the Company with an exclusive right to sell cars to Lithia and Lithia has no minimum purchase commitment. Accordingly, the Company recorded $1.1 million to selling, general and administrative expenses

In addition to the amounts noted above which were recorded for distinct goods or services, the aggregate effects of the 2019 Milestones described above on the 2019 statement of operations and comprehensive loss was a reduction to revenues of $7.8 million in Lithia sales and $0.6 million in revenues related to the Milestone 5 contracts and the recharacterization of excess consideration of $4.7 to selling, general and administrative expenses on the consolidated statement of operations and comprehensive loss.

Convertible Preferred Stock

The authorized, issued and outstanding shares of the convertible preferred stock and liquidation preferences were as follows (in thousands, except share numbers):

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of December 31, 2019:
Series D	83,548,425	82,013,123	$100,624	$104,411
Series C-1	20,898,641	20,898,641	9,902	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	259,455,633	255,237,101	$233,631	$175,265

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

	Authorized Shares	Outstanding Shares	Net Carrying Value	Liquidation Preference
Series
As of December 31, 2018:
Series D	78,548,425	73,992,612	$90,420	$94,200
Series C-1	20,898,641	20,898,641	9,936	10,000
Series C	97,093,162	94,409,932	37,834	38,000
Series B	27,305,081	27,305,081	49,862	10,990
Series A	29,475,670	29,475,670	25,343	11,864
Series FF	1,134,654	1,134,654	66	—
Total	254,455,633	247,216,590	$213,461	$165,054

The rights, preferences and privileges of the convertible preferred stock were as follows:

Dividends

The holders of the Company’s convertible preferred stock are entitled to receive dividends, on a pari passu basis with the holders of common stock, out of any assets legally available therefor, payable when, as, and if declared by the Board of Directors. Such dividend shall not be cumulative. Any payment shall be ratably among the holders of Preferred Stock in proportion to the payment each such holder would receive if the full amount of such dividends were paid if such shares were converted to shares of common stock at then-effective applicable conversion rate immediately prior to the dividend record date. No dividends have been declared to date.

Liquidation

In the event of any sale of substantially all of the assets, a merger, or liquidation, dissolution or winding up of the Company, as defined in the articles of incorporation, the holders of Series D will be entitled $1.2731 per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any. Holders of Series C-1 will be entitled to receive in preference to the holders of common stock, $0.4785, per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any. Holders of Series C, B, and A convertible preferred stock will be entitled to receive in preference to the holders of common stock, $0.4025 respectively, per share (as adjusted for stock splits, combinations, and reorganizations) plus declared and unpaid dividends, if any.

Series D holders will receive their liquidation preference prior to any distribution being made to the Series A, B, C, C-1, and FF holders. Series C-1 and C holders will receive their liquidation preference prior to any distribution being made to the Series A, B and FF holders. Series B holders will receive their liquidation preference prior to any distribution being made to the Series A and FF holders. Series A holders will receive their liquidation preference prior to any distribution being made to Series FF holders. After distributions have been made to Series A, B and C preferred stockholders, the holder of Series FF Convertible Preferred Stock and common stock shall be entitled to share equally, on a per share basis calculated as if all shares of Series FF Convertible Preferred Stock were converted at the then-effective Series FF Conversion Rate (as defined in the certificate of incorporation), in all assets of the Corporation of whatever kind available for distribution to the holders of common stock.

Voting Rights

The holders of convertible preferred stock are entitled to that number of votes on all matters presented to stockholders equal to the number of shares of common stock then issuable upon conversion of such preferred stock.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

7.      STOCKHOLDERS’ EQUITY (cont.)

Conversion

Each share of Senior Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of common stock as is determined by issue price by the applicable Conversion Price in effect at the time of conversion. The initial conversion rate for the Senior Convertible Preferred Stock and for the Series FF Preferred stock into common shares shall be one for one. The Conversion Price for the Senior Convertible Preferred Stock and the Series FF Preferred stock, and the rate at which shares of Senior Convertible Preferred Stock may be converted into shares of common stock shall be subject to adjustments.

Covenants

Under the terms of the Company’s investor rights agreement the Company is required to deliver audited financial statements within ninety days of the Company’s fiscal year end, subject to waiver of the requirement by the Company’s board of directors. The board of directors has waived this requirement for all years since inception, including the requirement for the year ended December 31, 2019.

Common Stock

The Company’s reserved shares of common stock for future issuance are as follows:

	2019	2018
Series D convertible preferred stock	82,013,123	73,992,612
Series C-1 convertible preferred stock	20,898,641	20,898,641
Series C convertible preferred stock	94,409,932	94,409,932
Series B convertible preferred stock	27,305,081	27,305,081
Series A convertible preferred stock	29,475,670	29,475,670
Series FF convertible preferred stock	1,134,654	1,134,654
Options to purchase common stock	41,025,433	8,943,192
Shares available for future option grants	8,458,923	11,323,409
Warrants to purchase Series C stock	2,111,801	2,111,801
Warrants to purchase common stock	86,815,048	86,815,048
Total	393,648,306	356,410,040

8.      STOCK-BASED COMPENSATION PLAN

In 2014, the Company adopted the 2014 Stock Incentive Plan (“the Plan”), as amended, to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants and to promote the success of the Company. The Plan allows for the granting of incentive stock options and non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units or similar rights with a fixed or variable price related to the Fair Market Value of Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions to the employees, members of the board of directors, and consultants of the Company.

Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the shares on the date of grant as determined by the board of directors. Options granted to employees and non-employees generally vest ratably over four to five years.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

As of December 31, 2018, a total of 36,477,623 shares of common stock are reserved for issuance and 11,323,409 shares are available for future grant under the Plan. On May 30, 2019, the Company increased the number of shares of common stock reserved for issuance to 66,726,457 pursuant to the Company’s 2014 Stock Incentive Plan. As of December 31, 2019, a total of 66,726,457 shares of common stock are reserved for issuance and 8,458,923 shares are available for future grant under the Plan.

Activity related to employee and nonemployee stock options issued under the Plan is set forth below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
As of January 1, 2017	5,210,516	$0.17	8.98
Granted	15,559,067	0.08	9.59
Exercised	(232,925)	0.06	0.29
Forfeited	(1,832,162)	0.29
Cancelled (expired)	(528,494)	0.26
As of December 31, 2017	18,176,002	$0.08	9.41
Granted	2,563,046	0.08	8.62
Exercised	(10,378,822)	0.08	8.36
Forfeited	(1,274,191)	0.08
Cancelled (expired)	(142,843)	0.08
As of December 31, 2018	8,943,192	$0.08	8.41
Granted	40,316,973	0.30	8.21
Exercised	(1,340,075)	0.12	1.29
Forfeited	(7,058,764)	0.23
Cancelled (expired)	(309,386)	0.12
As of December 31, 2019	40,551,940	0.27	8.97
Vested and expected to vest as of December 31, 2019	40,551,940	$0.27	9.04
Exercisable as of December 31, 2019	40,046,112	$0.27	9.04

The weighted-average fair values of options granted during fiscal years 2019, 2018 and 2017, was $0.1235 cents, $0.0390 cents, and $0.0382, respectively.

Stock-Based Compensation Expense

For the years ended December 31, 2019, 2018 and 2017, the Company recorded aggregate stock-based compensation expense related to employee and nonemployee stock options of $1.6 million, $192 thousand, and $205 thousand, respectively. In the years ended December 31, 2019, 2018 and 2017, the Company capitalized $306 thousand, $80 thousand, and $50 thousand, respectively, of stock-based compensation cost to capitalized website and internal-use software.

As of December 31, 2019, there was $3.4 million of unrecognized stock-based compensation expense that is expected to be recognized over a weighted-average period of 1.46 years.

Significant Assumptions in Estimating Option Fair Value

The Black-Scholes model for employee and nonemployee stock options incorporates the following assumptions:

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

Fair Value of Common Stock — The fair value of the common stock underlying the stock option awards was determined by the board of directors (“the Board”). Given the absence of a public trading market, the Board considered numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting at which awards were approved. These factors included, but were not limited to (i) contemporaneous third party valuations of common stock; (ii) the rights, preferences, and privileges of convertible preferred stock relative to common stock; (iii) the lack of marketability of common stock; (iv) stage and development of the Company’s business; (v) general economic conditions; and (vi) the likelihood of achieving a liquidity event, such as an IPO or sale of the Company, given prevailing market conditions. To evaluate the fair value of the underlying shares for grants between two independent valuations and after the last independent valuation, a linear interpolation framework was used to evaluate the fair value of the underlying shares.

Volatility — The expected stock price volatilities are estimated based on the historical and implied volatilities of comparable publicly traded companies as the Company does not have sufficient history of trading its common stock.

Risk-free Interest Rate — The risk-free interest rates are based on US Treasury yields in effect at the grant date for notes with comparable terms as the awards.

Expected Term — The expected term of options granted to employees is based on the expected life of the stock options, giving consideration to the contractual terms and vesting schedules. The expected term of options granted to nonemployees is based on remaining contractual terms.

Dividend Yield — The expected dividend yield assumption is based on the Company’s current expectations about its anticipated dividend policy.

The range of assumptions used in the Black-Scholes model for stock options for the years ended December 31, 2019, 2018 and 2017, are as follows:

	Year Ended December 31,
	2019	2018	2017
Expected volatility	38.22 – 41.67%	44.29 – 46.84%	46.99 – 49.25%
Risk-free interest rate	1.52 – 2.60%	2.62 – 2.98%	1.84 – 2.25%
Expected term (years)	5.27 – 6.25	5.65 – 6.89	5.00 – 7.90
Dividend yield	0%	0%	0%

Stock Awards Issued to Nonemployees

During the years ended December 31, 2019, 2018 and 2017, the Company granted 330,385, 92,050, and 271,310, respectively, options to non-employees. The Company recognizes the expense for such services based on the estimated fair value of the share-based awards using the Black-Scholes option-valuation model, subject to periodic adjustment as the underlying equity instruments vest. The assumptions utilizing the Black-Scholes option-pricing model are consistent with the options issued to employees of the Company, other than the contractual term which is used for the expected term assumption. As of December 31, 2019, 2018 and 2017, 651,285, 352,160, and 370,180 shares were outstanding with a weighted-average exercise price of $0.19, $0.08, and $0.07 per share, respectively. The share-based compensation expense for non-employee awards and the related portion capitalized to capitalized website and internal-use software were immaterial for the years ended December 31, 2019 and 2018.

Common Stock Subject to Repurchase Related to Early Exercised Options

The Company typically allows employees to exercise options prior to vesting. Upon termination of service of an employee, the Company has the right to repurchase at the original purchase price any non-vested but issued common shares. Such an exercise is not substantive for accounting purposes. The consideration received

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

8.      STOCK-BASED COMPENSATION PLAN (cont.)

for an exercise of an option is considered to be a deposit of the exercise price, and the related dollar amount is recorded as a liability. The liability is reclassified into additional paid-in capital on a ratable basis as the award vests. During the years ended December 31, 2019, 2018 and 2017, $98 thousand, $424 thousand and $151 thousand, respectively, were recorded to additional paid in capital related to the vesting of early exercised awards.

As of December 31, 2019 and 2018, the Company has recorded a liability of $269 thousand and $261 thousand relating to 3,189,364, 6,069,206, and 853,032 options that were exercised and are non-vested, respectively.

A summary of the status of the Company’s non-vested shares and changes during the years then ended is presented below:

	2019	2018
Non-vested as of January 1,	6,069,206	853,032
Exercises	1,340,075	10,358,160
Repurchased	(321,039)	(140,167)
Vested	(3,898,878)	(5,001,818)
Non-vested as of December 31,	3,189,364	6,069,206

Restricted Stock Awards

Prior to 2016, the Company granted various restricted stock awards to select employees. Such options generally vest over 4 years. As of December 31, 2019, 2018 and 2017, the Company had 758,850, 758,850 and 811,350 restricted stock awards that are included in the outstanding common share total, but for which a portion of such shares are not vested for the respective employee, respectively. The compensation effects of such shares were immaterial to the years ended December 31, 2019, 2018 and 2017.

9.      RELATED PARTY TRANSACTIONS

Sales with Related Party

In December 2018, the Company agreed to sell cars to Lithia under a one-sided marketplace (“OSM”) program whereby the Company acquires cars from various sources in Oxnard, Salem and Fresno markets and sells directly and solely to Lithia. In July 2019, the Salem OSM ceased operations. The Company recognizes revenue at the agreed upon purchase price stated in the contract, plus charges such as repairs.

The Company invoices Lithia based on the purchase price of the car plus an agreed upon margin by location. During the years ended December 31, 2019 and 2018, the Company recognized approximately $7.1 million and $18 thousand, respectively, of sales from the OSM agreement with Lithia. As described in Note 7 the 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer.

Other than sales made through OSM locations, the Company also sells used cars to Lithia using a pricing algorithm as a basis for sales price. During the years ended December 31, 2019 and 2018, the Company had sales of approximately $669 thousand and $44 thousand, respectively. As described in Note 7 the 2019 revenues were subject to contra-revenue adjustment and fully eliminated following the guidance related to consideration payable to a customer.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9.      RELATED PARTY TRANSACTIONS (cont.)

Accounts Receivable from Related Party

As of December 31, 2019, the Company has $335 thousand outstanding accounts receivable from used vehicle sales to Lithia, including $22 thousand in commissions based on the number of loan contracts booked with US Bank. The Company operates under Lithia’s master agreement with US Bank where the collections pass through Lithia.

Lease Agreements

In November 1, 2018 and July 10, 2019, pursuant to Milestone 1 and 4 discussed in Note 7, the Company and Lithia, entered into license and services agreements that govern the Company’s access to and utilization of reconditioning, offices and parking spaces at the Concord and Portland facilities of Lithia, respectively. Both agreements expire on October 12, 2021, with automatic 12 months renewal subject to terms and conditions of the agreements. During the years ended December 31, 2019, and December 31, 2018, total costs related to these agreements were approximately $13 thousand and $171 thousand, respectively, and were expensed to selling, general and administrative expenses on the statement of operations and other comprehensive loss.

Flooring Line of Credit Guarantee

In February 2019, the Company entered into a guarantee agreement with Lithia. The interest rate is 1.50% per annum based on a daily outstanding flooring line of credit and is payable monthly to Lithia. For the year ended December 31, 2019, the Company recorded $360 thousand to interest expense.

Delayed Draw Term Loan Agreement

As discussed in Note 6, the Company drew down $12.5 million on December 27, 2019, in accordance with the DDTL agreement. $12.5 million remains outstanding as of December 31, 2019 and classified within related party long term note, net, noncurrent on the consolidated balance sheet, net of the deferred borrowing costs associated with the fair value of the loan guarantee of $4.0 million. Refer to Notes 2 and 7 for further discussion regarding the deferred borrowing costs.

Accounts Payable Due to Related Party

As of December 31, 2019, payables and accruals to Lithia consisted of other miscellaneous expenses of $222 thousand.

Loan to Employees

On July 30, 2018 and April 4, 2019, the Company received partial recourse promissory notes for $247 thousand and $121 thousand, respectively, as loans to an employee. The notes bear interest of 2.87% and 2.59%, respectively, per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable in full upon the earliest of the day before the ninth anniversary of the promissory note or earlier if the employee ceases to provide services to the Company subject to the terms of the promissory note. Concurrently, the Company entered into a stock pledge agreement whereby the employee granted security interest to the Company for all existing and new shares earned by the employee from the Company. The proceeds from loan the of $247 thousand were used to exercise the employee’s options and no cash was paid to the employee. The Company treated the loan as an off-balance sheet transaction. The proceeds from the loan of $121 thousand was partially paid to the employee and partially used to pay off taxes resulting from exercise of options in 2018.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

9.      RELATED PARTY TRANSACTIONS (cont.)

On January 14, 2019, the Company received a promissory note in exchange for a $100 thousand loan to another employee. The note bears an interest of 2.72% per year, compounded annually. The principal balance together with all accrued but unpaid interest shall be due and payable on April 30, 2021, or earlier, subject to the terms of the promissory note.

There were no related party transactions during the year ended December 31, 2017.

10.    COMMITMENTS AND CONTINGENCIES

Lease Agreements

The Company is a tenant under various operating leases with third parties, including leases of office facilities and parking/vehicle storage locations. These lease agreements are under noncancelable leases and expire at various dates, ranging from 2020 through 2024.

As of December 31, 2019, future minimum commitments under facility operating leases were as follows (in thousands):

Total Lease Commitments
Year Ended December 31,
2020	$5,370
2021	3,387
2022	2,366
2023	2,052
2024	773
Total minimum lease payments	$13,948

The Company records rent expense on a straight-line basis over the term of the lease. Rent expense was $7.2 million, $3.8 million, and $2.5 million for the years ended December 31, 2019, 2018 and 2017, respectively, and is recorded within selling, general, and administrative expenses.

Litigation

The Company may be subject to legal proceedings and claims that arise in the ordinary course of business. Other than the matter discussed below, Management is not currently aware of any matters that will have a material effect on the financial position, results of operations, or cash flows of the Company.

The Company was named as a defendant in a class action lawsuit that alleged that, prior to December 1, 2015, the Company misclassified certain individuals as independent contractors and, following December 1, 2015 through 2017, the Company misclassified certain individuals as exempt employees. Following mediation, in 2018 the parties reached a settlement in the amount of $1.5 million, plus $20 thousand in federal and state payroll taxes. The Company’s cost of such amount was $1.2 million ($1.2 million of the settlement, plus payroll taxes), with the remaining $0.3 million covered by the Company’s insurance. The Company accrued for such amounts as of December 31, 2017, and subsequently paid out all balances owed during 2018. As a condition of the settlement, all class members were released and discharged by the Company (and its subsidiaries, employees, agents, predecessors, successors, and assigns) from any further claims on such matter.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

11.    SEGMENT INFORMATION

The Company has two reportable segments: Retail and Wholesale. No operating segments have been aggregated to form the reportable segments. The Company determined its operating segments based on how the chief operating decision maker (“CODM”) or decision-making group, reviews the Company’s operating results in assessing performance and allocating resources. Our CODM is our Co-Chief Executive Officers. The CODM reviews revenue and gross profit for each of the reportable segments. Gross profit is defined as revenue less cost of sales incurred by the segment. The CODM does not evaluate operating segments using asset information as these are managed on an enterprise wide group basis. Accordingly, the Company does not report segment asset information. During the years ended December 31, 2019, 2018 and 2017 the Company did not have sales to customers outside the United States. As of December 31, 2019, 2018 and 2017, the Company did not have any assets located outside of the United States.

The Retail reportable segment represents retail sales of used vehicles through the Company’s ecommerce platform and fees earned on sales of value-added products associated with those vehicle sales. The Wholesale reportable segment represents sales of used vehicles through wholesale auctions or DTW.

Information about the Company’s reportable segments are as follows (in thousands):

	Year Ended December 31, 2019
	Retail	Wholesale	Consolidated
Revenue from external customers	$138,427	$27,808	$166,235
Segment gross profit	7,160	(8,922)	(1,762)
	Year Ended December 31, 2018
	Retail	Wholesale	Consolidated
Revenue from external customers	$125,504	$6,308	$13,812
Segment gross profit	5,136	253	5,389
	Year Ended December 31, 2017
	Retail	Wholesale	Consolidated
Revenue from external customers	$90,801	$3,737	$94,538
Segment gross profit	4,055	484	4,539

The reconciliation between reportable segment gross profit to consolidated loss before provision for income taxes is as follows (in thousands):

	Years Ended December 31,
	2019	2018	2017
Segment gross profit	$(1,762)	$5,389	$4,539
Selling, general and administrative expenses	(71,860)	(44,697)	(28,570)
Depreciation and amortization	(3,221)	(2,530)	(1,567)
Interest expense	(5,461)	(3,171)	(261)
Interest and other income	1,821	143	213
Profit before tax	$(80,483)	$(44,866)	$(25,646)

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

12.    NET LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

(in thousands, except share and per share amounts)

	December 31,
	2019	2018	2017
Net loss attributable to common stockholders	$(80,483)	$(44,866)	$(25,646)
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	34,579,059	26,172,848	28,718,469
Net loss per share attributable to common stockholders, basic and diluted	$(2.33)	$(1.71)	$(0.89)

The following potentially dilutive shares were not included in the calculation of diluted shares outstanding for the periods presented as the effect would have been anti-dilutive:

	December 31,
	2019	2018	2017
Redeemable convertible preferred stock	255,237,101	247,216,590	152,325,337
Warrants	88,926,849	88,926,849	153,460
Stock options	40,551,940	8,943,192	18,176,002
Restricted stock awards	758,850	758,850	758,850
Total	385,474,740	345,845,481	171,413,649

13.    INCOME TAXES

Net loss before income taxes was $80.5 million, $44.9 million, and $25.6 million for the years ended December 31, 2019, 2018, and 2017, respectively. The Company had no income tax expense for the years ended December 31, 2019, 2018, and 2017.

The following table presents a reconciliation of the statutory federal rate and our effective tax rate:

	Year Ended December 31,
	2019	2018	2017
Provision for income taxes at federal statutory rates	$(16,901)	$(9,422)	$(8,720)
State taxes, net of federal benefit	(5,297)	(2,695)	9,051
Permanent differences	(99)	925	(155)
Stock based compensation on share exchange	1,057	—	—
Change in valuation allowance	22,828	11,083	(181)
Other	(1,588)	109	5
Total	$—	$—	$—

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13.    INCOME TAXES (cont.)

Significant components of the Company’s deferred tax assets and liabilities for federal, state and foreign income taxes are as follows at December 31, 2019 and 2018, in thousands:

	Year Ended December 31,
	2019	2018
Deferred tax assets:
Accruals, reserves, and other	$9,667	$2,528
Depreciation	2,054	871
Federal net operating loss carryover	35,146	24,541
State net operating loss carryover	11,786	8,087
Total gross deferred tax assets	58,653	36,027
Less: valuation allowance	(58,619)	(35,791)
Net deferred tax assets	34	236

Deferred tax liabilities:
Accrued legal fees	—	(200)
Depreciation	(32)	(34)
Stock compensation	(2)	(2)
Total gross deferred tax liabiliies	(34)	(236)
Net deferred taxes	$—	$—

As of December 31, 2019, the Company had U.S. federal net operating loss carryforwards of approximately $167.3 million, which may be available to offset future federal income and expire at various years beginning with 2033. As of December 31, 2019, the Company also had state net operating loss carryforwards of approximately $169.8 million, which may be available to offset future state income tax and expire at various years beginning with 2033.

The Company has evaluated the positive and negative evidence bearing upon the deferred tax assets and whether they will be realized. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2019 and 2018 of $58.6 million and $35.8 million, respectively.

The Company has not performed a Section 382 study to determine whether it had experienced a change in ownership and, if so, whether the tax attributes (net operating losses or credits) were impaired. Under Section 382 of the Internal Revenue Code of 1986, as amended, the Company’s ability to utilize net operating loss or other tax attributes, such as research tax credits, in any taxable year may be limited if the Company has experienced an “ownership change.” Generally, a Section 382 ownership change occurs if there is a cumulative increase of more than 50 percentage points in the stock ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock within a specified testing period. Similar rules may apply under state tax laws.

As of December 31, 2019 and 2018, the Company does not have any unrecognized tax benefits. Accordingly, no amount of the unrecognized tax benefits, if recognized, would reduce the Company’s annual effective tax rate because the Company does not anticipate a significant change to its unrecognized tax benefits over the next twelve months.

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

13.    INCOME TAXES (cont.)

The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2019 and 2018, the Company had no accrued interest or penalties related to uncertain tax positions and for the years ended December 31, 2019, 2018, and 2017 no amounts have been recognized in the Company’s statements of operations and comprehensive loss.

The Company is subject to taxation in the United States and other state jurisdictions. The material jurisdictions in which the Company is subject to potential examination include the United States and California. The tax years from fiscal year 2015 and onward remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which the Company is subject. The Company is not currently under examination by any taxing authority.

On December 22, 2017, the Tax Cut and Jobs Act (“Tax Act”) was signed into legislation. The Tax Act introduced a broad range of tax reform measures that significantly changed federal income tax laws. The provisions of the Tax Act included changes to the U.S. federal tax rates, additional deductibility of interest, and allows for the expensing of certain capital expenditures. There was no material impact to the Company’s effective tax rate due to the Company’s full valuation allowance position. At the date of enactment in December 2017, the Company’s net deferred tax assets and liabilities were revalued from 35% to 21% and the impact of the reduction to the gross deferred taxes was an offset to the valuation allowance.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) was enacted in response to the COVID-19 pandemic. The CARES Act, among other things, permits NOL carryovers and carrybacks to offset 100% of taxable income for taxable years beginning before 2021. In addition, the CARES Act allows NOLs incurred in 2018, 2019, and 2020 to be carried back to each of the five preceding taxable years to generate a refund of previously paid income taxes. The Company has evaluated the impact of the CARES Act, and does not expect that the NOL carryback provision of the CARES Act would result in a material cash benefit since the company has had taxable losses since inception. Other income tax benefits relevant include a favorable increase in the interest expense limitation under IRC section 163(j). The effect of the favorable 163j CARES Act changes will not have a significant impact to the Company.

14.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events for financial statement purposes occurring through July 16, 2020, the date when these consolidated financial statements are available to be issued.

COVID-19

In March 2020, the World Health Organization declared the outbreak of the novel coronavirus disease (“COVID-19”) as a pandemic, and we expect our operations in all locations to be affected as the virus continues to proliferate. We have adjusted certain aspects of our operations to protect our employees and customers while still meeting customers’ needs for vital technology. We will continue to monitor the situation closely and it is possible that we will implement further measures. In light of the uncertainty as to the severity and duration of the pandemic, the impact on our revenues, profitability and financial position is uncertain at this time.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), was signed into law in response to the COVID-19 pandemic. The CARES Act includes several significant income tax relief provisions as well as the deferral of the employer portion of the social security payroll tax. The income tax benefits include a favorable increase in the interest expense limitation under section 163(j), allowing a five-year net operating loss (“NOL”) carryback provision for certain NOLs, and increasing the amount of NOLs corporations may use to offset income. The Company is in the process of evaluating the income tax impacts of the CARES Act. However, the Company believes that due to several factors, included the valuation allowance, the impact to the financial statements will not be significant. In addition, the Company has adopted the deferral of the employer portion of the social security payroll tax. The deferral is effective from

SHIFT TECHNOLOGIES INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

14.    SUBSEQUENT EVENTS (cont.)

the enactment date through December 31, 2020. The deferred amount will be paid in two installments and the amount will be considered timely paid if 50% of the deferred amount is paid by December 31, 2021 and the remainder by December 31, 2022.

SBA PPP Loan

On April 22, 2020, the Company, through its subsidiaries Shift Technologies and Shift Operations, borrowed unsecured loans (the “PPP Loans”) under the Paycheck Protection Program established under the CARES Act, the outstanding principal amount of which totals $6.1 million. The PPP Loans were made through Newtek Small Business Finance (the “Lender”), and the Company entered into two U.S. Small Business Administration Paycheck Protection Program Notes (the “Agreements”) with the Lender evidencing the PPP Loans.

The term of each PPP Loan is two years. Interest will accrue on the outstanding principal balances of the PPP Loans at a fixed rate of 1.0%, which shall be deferred for the first six months of the term of the PPP Loans. Monthly payments will be due and payable beginning in October 2020 and continue each month thereafter until maturity of the PPP Loans. The Company may prepay principal of the PPP Loans at any time in any amount without penalty. The Agreements contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties or provisions of the PPP Loans. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Company, and/or filing suit and obtaining judgment against the Company.

The Company may apply for forgiveness of the PPP Loans, or a portion thereof which is allocable to the sum of the payroll and benefit costs and covered rent and utility payments incurred by the Company within the specified period following the disbursement of the loans, as calculated in accordance with the terms of the CARES Act. The Company may not seek or obtain forgiveness of the PPP Loans in whole or in part. The Company has used the proceeds in accordance with the purposes permitted under the PPP Loan program.

Insurance Acquisition Corp. Merger

On June 29, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Insurance Acquisition Corp., (“IAC”), an entity listed on the Nasdaq Capital Market (“NASDAQ”) under the trade symbol INSU, IAC Merger Sub, Inc., a Delaware corporation and direct wholly owned subsidiary of IAC (“Merger Sub”), providing for, among other things, and subject to the conditions therein, the combination of the Company and IAC pursuant to the proposed merger of Merger Sub with and into the Company with the Company continuing as the surviving entity (the “Merger”). As a result of the Merger, each outstanding share of the Company’s common stock, will be converted into the right to receive newly issued shares of INSU’s Class A common stock, as calculated pursuant to the terms of the Merger Agreement.

Delayed Draw Term Loan

On June 4, 2020, the Company entered into the Amended and Restated Delayed Draw Term Loan Agreement, whereby the termination date was amended to July 31, 2020.

On July 2, 2020, the Company drew down the second $12.5 million tranche of the DDTL to increase its cash position and maximize flexibility in light of the uncertainty surrounding the impact of COVID-19. See Note 6 for additional information.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution

The following table sets forth all the costs and expenses payable in connection with the sale of the shares of common stock being registered hereby. Except as otherwise noted, the registrant will pay all of the costs and expenses set forth in the following table. All amounts shown below are estimates, except the SEC registration fee:

SEC registration fee		$32,677
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous expenses		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14.     Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

Our second amended and restated certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. Our second amended and restated bylaws provide for indemnification of our directors and officers to the maximum extent permitted by applicable law.

The right to indemnification conferred by our second amended and restated bylaws also includes the right to be paid the expenses (including attorneys’ fees) incurred by a present or former director or officer in defending any civil, criminal, administrative, or investigative action, suit, or proceeding in advance of its final disposition, provided, however, that if the Delaware law requires, an advancement of expenses incurred by a director or officer in his or her capacity as a director or officer shall be made only upon the Company’s receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified for such expenses under our second amended and restated bylaws, or otherwise.

In addition, the Company entered into indemnification agreements with each of its directors and certain of its officers. These agreements require us to indemnify such persons to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to the registrant, and to advance expenses incurred as a result of any action, suit, or proceeding against them as to which they could be indemnified.

The Company has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors.

Item 15.     Recent Sales of Unregistered Securities.

In connection with the Merger, pursuant to subscription agreements dated June 29, 2020 (the “PIPE Subscription Agreements”) by and between IAC and the investors party thereto (the “PIPE Investors”), with respect to a private placement of Class A common stock, the Company issued and sold to the PIPE Investors 18,900,000 shares of Class A common stock at a price per share of $10.00 (the “PIPE Investment”). The PIPE Investment was conditioned on the substantially concurrent closing of the Merger and other customary closing conditions. The proceeds from the PIPE Investment will be used, among other things, for general corporate purposes, which may include, but not be limited to, working capital for operations, repayment of indebtedness, capital expenditures and future acquisitions.

Item 16.     Exhibits and Financial Statement Schedules

See the Exhibit Index on the page immediately preceding the signature page for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17.     Undertakings.

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)     if the registrant is relying on Rule 430B,

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)    if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
2.1

Agreement and Plan of Merger, dated June 29, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 29, 2020, File No. 001-38839).+

2.2

First Amendment to Agreement and Plan of Merger, dated August 19, 2020, by and among Insurance Acquisition Corp., IAC Merger Sub, Inc., and Shift Technologies, Inc. (incorporated by reference to Exhibit 2.2 to the Amendment No. 5 to Form S-4 filed on September 23, 2020, File No. 333-239896, which is included as Annex A).+

3.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on October 14, 2020).
3.2	Second Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on October 14, 2020).
4.1	Specimen Warrant Certificate (included in Exhibit 4.2).
4.2

Warrant Agreement, dated March 19, 2019, between Continental Stock Transfer & Trust Company and the IAC (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 25, 2019).

4.3

Stockholders Letter Agreement, dated October 13, 2020, by and among the Company and certain former stockholders of Shift identified on the signature pages thereto (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on October 14, 2020).

4.4

Sponsor Letter Agreement, dated October 13, 2020, by and among the Company, Insurance Acquisition Sponsor, LLC and Dioptra Advisors, LLC (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on October 14, 2020).

5.1	Opinion of Jenner & Block LLP.
10.1

Letter Agreement, dated March 19, 2019, by and between the Company and certain security holders, officers, and directors of the Company (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on March 25, 2019).

10.2

Administrative Services Agreement, dated March 19, 2019, by and between the Company and Cohen & Company, LLC (incorporated by reference to Exhibit 10.6 to the Current Report on Form 8- K filed on March 25, 2019).

10.3

Placement Unit Subscription Agreement, dated March 19, 2019, by and between the Company and Insurance Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed on March 25, 2019).

10.4

Placement Unit Subscription Agreement dated March 19, 2019, by and between the Company and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed on March 25, 2019).

10.5

Investment Management Trust Agreement dated March 19, 2019, by and between the Company and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on March 25, 2019).

10.6	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed on February 25, 2019).
10.7

Loan Commitment Agreement, dated March 19, 2019, by and between the Company and Insurance Acquisition Sponsor, LLC (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019).

10.8

Form of Promissory Note between the Company and Insurance Acquisition Sponsor, LLC (included in Exhibit 10.7) (incorporated by reference to Exhibit 10.7 to the Current Report on Form 8-K filed on March 25, 2019).

10.9	Amendment No. 1 to Letter Agreement dated as of May 13, 2019 (incorporated by reference to Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on May 14, 2019).

Exhibit No.	Description
10.10	Promissory Note issued by the Company to Cohen & Company, LLC, dated May 21, 2020 (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 21, 2020).
10.11

Voting Agreement dated as of July 1, 2020, by and among the Company, certain stockholders of the Company, Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Shift Technologies, Inc. and the Shift Technologies, Inc. stockholders identified on the signature pages thereto (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4 filed on July 17, 2020).

10.12	Shift Technologies, Inc. 2020 Omnibus Equity Compensation Plan (incorporated by reference to Exhibit 10.12 to the Current Report on Form 8-K filed on October 14, 2020).
10.13

Offer Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018, as amended by that certain Side Letter by and between Sean Foy and Shift Technologies, Inc., dated October 16, 2018 (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4 filed on July 17, 2020).

10.14

Offer Letter by and between Cindy Hanford and Shift Technologies, Inc., dated October 4, 2019 (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4 filed on July 17, 2020).

10.15

Offer Letter by and between Toby Russell and Shift Technologies, Inc., dated October 22, 2015 (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4 filed on July 17, 2020).

10.16	Amended and Restated Shift Technologies 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4 filed on July 17, 2020).
10.17	Employment Agreement, dated October 13, 2020, by and between the Company and George Arison ((incorporated by reference to Exhibit 10.17 to the Current Report on Form 8-K filed on October 14, 2020).
10.18	Employment Agreement, dated October 13, 2020, by and between the Company and Tobias Russell (incorporated by reference to Exhibit 10.18 to the Current Report on Form 8-K filed on October 14, 2020).
10.19	Form of RSU Agreement (Tobias Russell) (incorporated by reference to Exhibit 10.19 to the Current Report on Form 8-K filed on October 14, 2020).
10.20

One-Sided Marketplace Agreement (Fresno), dated July 1, 2019, by and among Lithia Motors, Inc., Shift Operations LLC, and Shift Technologies, Inc. (incorporated by reference to Exhibit 10.20 to Amendment No. 1 to the Registration Statement on Form S-4 filed on August 19, 2020).(1)

10.21	Form of RSU Agreement (George Arison) (incorporated by reference to Exhibit 10.21 to the Current Report on Form 8-K filed on October 14, 2020).
10.22

Amended and Restated Delayed Draw Term Loan Agreement, dated October 18, 2019, by and among Shift Technologies, Inc., Shift Operations LLC, Shift Finance, LLC, and Lithia Motors, Inc. (incorporated by reference to Exhibit 10.22 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

10.23

Loan and Security Agreement, dated October 11, 2018, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.23 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

10.24

Amendment Number 1 to Loan and Security Agreement, dated February 14, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.24 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

10.25

Amendment Number 2 to Loan and Security Agreement, dated September 24, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.25 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

Exhibit No.	Description
10.26

Amendment Number 3 to Loan and Security Agreement, dated November 29, 2019, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.26 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

10.27

Amendment Number 4 to Loan and Security Agreement, dated April 17, 2020, by and among U.S. Bank National Association, Shift Technologies, Inc., and Shift Operations LLC (incorporated by reference to Exhibit 10.27 to Amendment No. 2 to the Registration Statement on Form S-4 filed on September 3, 2020).

10.28	Form of RSU Agreement (Cindy Hanford) (incorporated by reference to Exhibit 10.28 to the Current Report on Form 8-K filed on October 14, 2020).
10.29	Letter Agreement, dated October 7, 2020, by and between the Company and Sean Foy (incorporated by reference to Exhibit 10.29 to the Current Report on Form 8-K filed on October 14, 2020).
10.30	Letter Agreement, dated October 7, 2020, by and between the Company and Tobias Russell (incorporated by reference to Exhibit 10.30 to the Current Report on Form 8-K filed on October 14, 2020).
10.31	Employment Agreement, dated October 13, 2020, by and between the Company and Cindy Hanford (incorporated by reference to Exhibit 10.31 to the Current Report on Form 8-K filed on October 14, 2020).
10.32	Form of PIPE Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 29, 2020).
10.33

Amended and Restated Registration Rights Agreement, dated October 13, 2020, by and among Insurance Acquisition Sponsor, LLC, Dioptra Advisors, LLC, Cantor Fitzgerald & Co. and certain initial stockholders of IAC identified on the signature pages thereto (incorporated by reference to Exhibit 10.33 to the Current Report on Form 8-K filed on October 14, 2020).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Current Report on Form 8-K filed on October 14, 2020).
23.1	Consent of Grant Thornton LLP, independent registered public accounting firm of IAC.
23.2	Consent of Deloitte & Touche LLP, independent public accounting firm of Shift.
23.3	Consent of Jenner & Block LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page hereof).

____________

(1)      Portions of the exhibit have been omitted pursuant to Rule 406.

+        The exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 30, 2020.

SHIFT TECHNOLOGIES, INC.
/s/ George Arison
George Arison
Co-Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints George Arison and Cindy Hanford, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in persons, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ George Arison	Co-Chief Executive Officer and	October 30, 2020
George Arison	Chairman of the board of directors (co-principal executive officer)
/s/ Toby Russell	Co-Chief Executive Officer and President	October 30, 2020
Toby Russell	(co-principal executive officer)
/s/ Cindy Hanford	Chief Financial Officer	October 30, 2020
Cindy Hanford	(principal financial officer)
/s/ Blima Tuller	Controller	October 30, 2020
Blima Tuller	(principal accounting officer)
/s/ Victoria McInnis	Director	October 30, 2020
Victoria McInnis
/s/ Kellyn Smith Kenny	Director	October 30, 2020
Kellyn Smith Kenny
/s/ Jason Krikorian	Director	October 30, 2020
Jason Krikorian
/s/ Emily Melton	Director	October 30, 2020
Emily Melton
/s/ Adam Nash	Director	October 30, 2020
Adam Nash
/s/ Manish Patel	Director	October 30, 2020
Manish Patel